Exhibit 4.1

EXECUTION VERSION

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
Depositor

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Master Servicer

CWCAPITAL ASSET MANAGEMENT LLC,
Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

and

PENTALPHA SURVEILLANCE LLC,
Senior Trust Advisor

POOLING AND SERVICING AGREEMENT

Dated as of

May 1, 2013

J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11
Commercial Mortgage Pass-Through Certificates

Series 2013-LC11

TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms	4
Section 1.02	Certain Calculations	98

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans	99
Section 2.02	Acceptance by Trustee	105
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	109
Section 2.04	Execution of Certificates; Issuance of Uncertificated Lower-Tier Interests	116
Section 2.05	Creation of the Grantor Trust	117

ARTICLE III

ADMINISTRATION AND
SERVICING OF THE TRUST FUND

Section 3.01	Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans, the Companion Loans and REO Properties	117
Section 3.02	Collection of Mortgage Loan Payments	124
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	127
Section 3.04	The Certificate Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account	132
Section 3.05	Permitted Withdrawals from the Certificate Account, the Distribution Accounts and the Companion Distribution Account	137
Section 3.06	Investment of Funds in the Certificate Account and the REO Account	146
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	148

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EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-5 Certificate
Exhibit A-6	Form of Class A-SB Certificate
Exhibit A-7	Form of Class X-A Certificate
Exhibit A-8	Form of Class X-B Certificate
Exhibit A-9	Form of Class X-C Certificate
Exhibit A-10	Form of Class A-S Certificate
Exhibit A-11	Form of Class B Certificate
Exhibit A-12	Form of Class C Certificate
Exhibit A-13	Form of Class D Certificate
Exhibit A-14	Form of Class E Certificate
Exhibit A-15	Form of Class F Certificate

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Exhibit A-16	Form of Class NR Certificate
Exhibit A-17	Form of Class AN Certificate
Exhibit A-18	Form of Class PF Certificate
Exhibit A-19	Form of Class R Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Investment Representation Letter
Exhibit D-1	Form of Transferee Affidavit
Exhibit D-2	Form of Transferor Letter
Exhibit E	Form of Request for Release
Exhibit F-1	Form of ERISA Representation Letter regarding ERISA Restricted Certificates
Exhibit F-2	Form of ERISA Representation Letter regarding Class R Certificates
Exhibit G	Form of Statement to Certificateholders
Exhibit H	Form of Omnibus Assignment
Exhibit I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate during Restricted Period
Exhibit J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
Exhibit K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate during Restricted Period
Exhibit L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
Exhibit M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
Exhibit N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
Exhibit O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate
Exhibit P-1	Form of Investor Certification
Exhibit P-2	Form of Certification for NRSROs
Exhibit P-3	Online Market Data Provider Certification
Exhibit Q	Trustee Certification/Exception Report
Exhibit R	Form of Power of Attorney
Exhibit S	Initial Companion Holders
Exhibit T	Form of Notice Relating to the Non-Serviced Mortgage Loan
Exhibit U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
Exhibit V	Form of Senior Trust Advisor Annual Report
Exhibit W	Form of Notice from Senior Trust Advisor Recommending Replacement of Special Servicer
Exhibit X	Form of Confidentiality Agreement
Exhibit Y	Form Certification to be Provided with Form 10-K
Exhibit Z-1	Form of Certification to be Provided to Depositor by Certificate Administrator
Exhibit Z-2	Form of Certification to be Provided to Depositor by Master Servicer
Exhibit Z-3	Form of Certification to be Provided to Depositor by Special Servicer
Exhibit Z-4	Form of Certification to be Provided to Depositor by Trustee

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Exhibit Z-5	Form of Certification to be Provided to Depositor by Senior Trust Advisor
Exhibit Z-6	Form of Certification to be Provided to Depositor by Custodian
Exhibit AA	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit BB	Additional Form 10-D Disclosure
Exhibit CC	Additional Form 10-K Disclosure
Exhibit DD	Form 8-K Disclosure Information
Exhibit EE	Additional Disclosure Notification
Exhibit FF	Initial Sub-Servicers
Exhibit GG	Servicing Function Participants
Exhibit HH	Form of Annual Compliance Statement
Exhibit II	Form of Report on Assessment of Compliance with Servicing Criteria
Exhibit JJ	Form of Qualified Holder Certificate
Exhibit KK	Form of Additional Indebtedness Notification

SCHEDULES

Schedule 1	Mortgage Loans With Additional Debt
Schedule 2	Class A-SB Planned Principal Balance Schedule

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This Pooling and Servicing Agreement is dated and effective as of May 1, 2013, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wells Fargo Bank, National Association, as Trustee, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

PRELIMINARY STATEMENT:

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes (each, a “Class”), which in the aggregate will evidence the entire beneficial ownership interest in the trust fund (the “Trust Fund”) to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans.  As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust Fund (exclusive of the Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC” as described herein).

In addition, the parties intend that the portion of the Trust Fund consisting of the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof shall be treated as a grantor trust under subpart E, part I of subchapter J of the Code for federal income tax purposes (the “Grantor Trust”).  The Class NR Certificates shall represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Excess Interest and proceeds thereof in the Excess Interest Distribution Account.  As provided herein, the Certificate Administrator shall take all actions expressly required hereunder to ensure that the portion of the Trust Fund consisting of the Grantor Trust maintains its status as a grantor trust under federal income tax law and not be treated as part of the Lower-Tier REMIC or Upper-Tier REMIC.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest) and will issue the Class LA1, Class LA2, Class LA3, Class LA4, Class LA5, Class LASB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LAN, Class LPF and Class LNR Uncertificated Interests (the “Uncertificated Lower-Tier Interests”), which will evidence the “regular interests” in the Lower-Tier REMIC created hereunder.  The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interest” in the Lower-Tier REMIC and is represented by the Class R Certificates.

The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Uncertificated Lower-Tier Interests and the Class LR Interest:
Class Designation	Interest Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$61,803,000
Class LA2	(1)	$79,253,000
Class LA3	(1)	$23,000,000
Class LA4	(1)	$250,000,000
Class LA5	(1)	$389,304,000
Class LASB	(1)	$117,844,000
Class LAS	(1)	$106,926,000
Class LB	(1)	$92,120,000
Class LC	(1)	$47,705,000
Class LD	(1)	$52,640,000
Class LE	(1)	$24,676,000
Class LF	(1)	$24,675,000
Class LNR	(1)	$46,059,830
Class LAN	(2)	$16,984,009
Class LPF	(2)	$1,998,198
Class LR	None(3)	None

(1)	The interest rate for such Class of Uncertificated Lower-Tier Interests on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(2)	The interest rate for such Class of Uncertificated Lower-Tier Interests on any Distribution Date will be the Pass-Through Rate of the Class of Related Certificates.

(3)
The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges.  Any Available Distribution Amount remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Uncertificated Lower-Tier Interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class E, Class F, Class NR,  Class AN and Class PF Certificates (exclusive of the portion of the Class NR Certificates representing an interest in the Grantor Trust) which will evidence the “regular interests” in the Upper-Tier REMIC created hereunder.  The Upper-Tier REMIC also will issue the uncertificated Class UR Interest, which is the sole Class of “residual interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

THE CERTIFICATES

The following table (and related paragraphs) sets forth the designation, the pass-through rate (the “Pass-Through Rate”) and the aggregate initial principal amount (the

“Original Certificate Balance”) or Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Certificates:

Class Designation	Initial Pass-Through Rate	Original Certificate Balance or Notional Amount
Class A-1 Certificates	0.7664%	$61,803,000
Class A-2 Certificates	1.8549%	$79,253,000
Class A-3 Certificates	2.5917%	$23,000,000
Class A-4 Certificates	2.6942%	$250,000,000
Class A-5 Certificates	2.9599%	$389,304,000
Class A-SB Certificates	2.5539%	$117,844,000
Class X-A Certificates	1.7342840%(1)	$1,028,130,000(2)
Class X-B Certificates	0.7290%(1)	$139,825,000(2)
Class X-C Certificates	1.1344040%(1)	$95,410,830(2)
Class A-S Certificates	3.2160%	$106,926,000
Class B Certificates	3.4986%	$92,120,000
Class C Certificates	3.9582%	$47,705,000
Class D Certificates	4.384404%	$52,640,000
Class E Certificates	3.2500%	$24,676,000
Class F Certificates	3.2500%	$24,675,000
Class NR Certificates	3.2500%	$46,059,830
Class AN Certificates	7.625%	$16,984,009
Class PF Certificates	11.990%	$1,998,198
Class R Certificates	None(3)	N/A

(1)
The Pass-Through Rate for the Class X-A Certificates will be calculated in accordance with the definition of “Class X-A Pass-Through Rate”, the Pass-Through Rate for the Class X-B Certificates will be calculated in accordance with the definition of “Class X-B Pass-Through Rate” and the Pass-Through Rate for the Class X-C Certificates will be calculated in accordance with the definition of “Class X-C Pass-Through Rate”.

(2)
Neither the Class X-A Certificates, the Class X-B Certificates, nor the Class X-C Certificates will have a Certificate Balance; rather, such Classes of Certificates will accrue interest as provided herein on the Class X-A Notional Amount, Class X-B Notional Amount or Class X-C Notional Amount, as applicable.

(3)
The Class R Certificates will not have a Certificate Balance or a Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Charges.  Any Available Distribution Amount remaining in the Upper-Tier REMIC Distribution Account, after all required distributions under this Agreement have been made to each Class of Regular Certificates, will be deemed distributed to the Class UR Interest and shall be payable to the Holders of the Class R Certificates.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $1,334,988,039.

The Legacy Place Pari Passu Companion Loan and any Subordinate Companion Loan (collectively, the “Companion Loans”) are not part of the Trust Fund, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Trust Fund.  As and to the extent provided herein, any Companion Loan (other than any Non-Serviced Companion Loan) will be serviced and administered in accordance with this Agreement.

Amounts attributable to any Companion Loan will not be assets of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

The Legacy Place Whole Loan consists of the Legacy Place Mortgage Loan and the Legacy Place Pari Passu Companion Loan.  The Legacy Place Mortgage Loan and the Legacy Place Pari Passu Companion Loan are pari passu with each other.  The Legacy Place Mortgage Loan is part of the Trust Fund.  The Legacy Place Pari Passu Companion Loan is not part of the Trust Fund.  The Legacy Place Mortgage Loan and the Legacy Place Pari Passu Companion Loan will initially be serviced and administered in accordance with this Agreement and the Legacy Place Intercreditor Agreement.  From and after the Legacy Place Companion Loan Securitization Date, the Legacy Place Whole Loan will be serviced pursuant to the Non-Serviced Pooling Agreement and the Legacy Place Intercreditor Agreement.

The ownership interest in the segregated pool of assets consisting of the Mortgage Loan identified as Loan No. 11 on the Mortgage Loan Schedule (the “Andaz Wall Street Mortgage Loan”) will be split into one senior undivided ownership interest (the “AN Pooled Component”) and one subordinate undivided ownership interest (the “AN Non-Pooled Component” and together with the AN Pooled Component, the “AN Components”).

The ownership interest in the segregated pool of assets consisting of the Mortgage Loan identified as Loan No. 19 on the Mortgage Loan Schedule (the “Portofino Hotel and Yacht Club Mortgage Loan”) will be split into one senior undivided ownership interest (the “PF Pooled Component”) and one subordinate undivided ownership interest (the “PF Non-Pooled Component” and together with the PF Pooled Component, the “PF Components”).

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Defined Terms.  Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”:  As defined in Section 11.05(a).

“15Ga-1 Notice”:  As defined in Section 2.02(g).

“17g-5 Information Provider”:  The Certificate Administrator.

“17g-5 Information Provider’s Website”:  The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (www.ctslink.com), under the “NRSRO” tab on the page relating to this transaction.

“30/360 Mortgage Loans”:  The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“AB Control Appraisal Period”:  An “AB Control Appraisal Period” will exist with respect to an Subordinate Companion Loan, if and for so long as (a)(1) the initial principal balance of such Subordinate Companion Loan minus (2) the sum of (x) any payments of principal allocated to, and received on, such Subordinate Companion Loan, (y) any Appraisal Reductions for the AB Whole Loan that are allocated to such Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or the AB Whole Loan that are allocated to the Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of such Subordinate Companion Loan less (ii) any payments of principal allocated to, and received by, the holder of such Subordinate Companion Loan.

“AB Intercreditor Agreement”:  Any Intercreditor Agreement by and among the holder of an Subordinate Companion Loan and the holder of the related Mortgage Loan, relating to the relative rights of such holders of the AB Whole Loan, as the same may be further amended in accordance with the terms thereof.

“AB Mortgage Loan”:  A senior “A note” that is part of an AB Whole Loan and which is a Mortgage Loan that is part of the Trust.  For the avoidance of doubt, there are no AB Mortgage Loans in the Trust Fund.

“AB Mortgaged Property”:  The Mortgaged Property which secures the related AB Whole Loan.

“AB Notes”:  The promissory note A that secures an AB Mortgage Loan and the promissory note B that secures the related Subordinate Companion Loan.

“AB Whole Loan”:  A Mortgage Loan that is part of a Serviced Whole Loan, which consists of such Mortgage Loan and the related Subordinate Companion Loan.  For the avoidance of doubt, there are no AB Whole Loans related to the Trust.

“AB Whole Loan Controlling Holder”:  The “Controlling Noteholder” or similarly defined party identified in the related AB Intercreditor Agreement.

“Acceptable Insurance Default”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the Master Servicer and the Special Servicer may forbear taking any enforcement action, provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with the Servicing Standard and (unless a Control Event has occurred and is continuing) with the consent of the Directing Certificateholder (or, with respect to an AB Whole Loan, with the consent of the

AB Whole Loan Controlling Holder), that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Certificateholder (or, with respect to an AB Whole Loan, with the consent of the AB Whole Loan Controlling Holder) will not have more than thirty (30) days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Certificateholder or any applicable AB Whole Loan Controlling Holder, as applicable, the Special Servicer is not required to do so.  Each of the Master Servicer (at its own expense) and the Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Accrued Certificate Interest”:  With respect to each Distribution Date and each Class of Regular Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate of such Class of Certificates for such Distribution Date, accrued on the related Certificate Balance (or with respect to the Class X-A Certificates, Class X-B Certificates and Class X-C Certificates, the related Notional Amount of such Class) outstanding immediately prior to such Distribution Date (provided that for interest accrual purposes any distributions in reduction of Certificate Balance or Notional Amount or reductions in Certificate Balance or Notional Amount as a result of allocations of Collateral Support Deficit on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period).  Accrued Certificate Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Accrued Interest From Recoveries”:  With respect to each Distribution Date and any Class of Principal Balance Certificates that had an increase to its Certificate Balance as a result of a recovery of Nonrecoverable Advances that were previously reimbursed to the Master Servicer or Trustee, as applicable, from the general principal collections, an amount equal to interest at the Pass-Through Rate applicable to that Class for the applicable Interest Accrual Periods on the amount of such increase to its Certificate Balance accrued from the Distribution Date on which the related Collateral Support Deficit was allocated to such Class as a result of the reimbursement of Nonrecoverable Advances from the Trust to, but not including, the Distribution Date on which the Certificate Balance was so increased.

“Act”:  The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”:  Accrual of interest on the basis of the actual number of days in a month, assuming a 360-day year.

“Actual/360 Mortgage Loans”:  The Mortgage Loans, to the extent indicated as such in the Mortgage Loan Schedule.

“Additional Debt”:  With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”:  The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit EE.

“Additional Exclusions”:  Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”:  As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”:  As defined in Section 11.05.

“Additional Servicer”:  Each Affiliate of the Master Servicer, the Special Servicer or either Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of the Master Servicer, other than the Special Servicer, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI.

“Administrative Cost Rate”:  As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate and the Senior Trust Advisor Fee Rate, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan and in the same manner as interest is calculated on such Mortgage Loan.

“Advance”:  Any P&I Advance or Servicing Advance.

“Adverse REMIC Event”:  As defined in Section 10.01(f).

“Affected Party”:  As defined in Section 7.01(b).

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”:  This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“AN Components”:  As defined in the Preliminary Statement.

“Andaz Wall Street Mortgage Loan”:  As defined in the Preliminary Statement.

“AN Non-Pooled Component”:  As defined in the Preliminary Statement.

“AN Non-Pooled Component Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 7.63500%.

“AN Pooled Component”:  As defined in the Preliminary Statement.

“AN Pooled Component Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 5.78878%.

“Anticipated Repayment Date”:  With respect to each Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

“Applicable State and Local Tax Law”:  For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”:  An appraisal prepared by an Independent MAI appraiser with at least five (5) years’ experience in properties of like kind and in the same area, prepared in accordance with 12 C.F.R. 225.64, or, in connection with an Appraisal Reduction, a valuation meeting the requirements of clause (b)(i)(A)(2) in the definition of Appraisal Reduction.

“Appraisal Reduced Interest”:  With respect to any Mortgage Loan (or, with respect to the Componentized Mortgage Loans, the related Pooled Component) accrued and unpaid interest at the related Mortgage Rate or Pooled Component Rate, as applicable, that is not advanced by the Master Servicer or Trustee solely due to the reduction of the interest portion of the related P&I Advance pursuant to Section 4.03(e) hereof.

“Appraisal Reduction”:  For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the Master Servicer, based upon the value determined by the Special Servicer (prior to the occurrence of a Consultation Termination Event in consultation with the Directing Certificateholder, and, after the occurrence of a Control Event, in consultation with the Senior Trust Advisor), as of the first Determination Date that is at least ten (10) Business Days following the date on which the Special Servicer receives an Appraisal or conducts a valuation described below and provides such information to the Master Servicer, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the Master Servicer as an Advance) or (2) by an internal valuation performed by the Special Servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, with an outstanding principal balance less than $2,000,000, minus, with respect to any Appraisals, such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan at a per annum rate equal to its Mortgage Rate, (B) all Advances on the related Mortgage Loan not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, Special Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above and provided such Appraisal or valuation to the Master Servicer within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within one hundred-twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred-twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the amount of the Appraisal Reduction shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, until such time as such appraisal or valuation referred to above is received by the Special Servicer and provided to the Master Servicer and the Appraisal Reduction is calculated.  Within sixty (60) days after the Appraisal Reduction Event, the Special Servicer shall order and use reasonable best efforts to receive an Appraisal (the cost of which shall be paid by the Master Servicer as a Servicing Advance); provided, further, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the Special Servicer shall order and use reasonable best efforts to receive such Appraisal within the one hundred-twenty (120)-day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the Special Servicer shall order and use reasonable best efforts to receive such Appraisal within the ninety (90)-day period or one hundred-twenty (120)-day period, as applicable, set forth in such clause (vi), provided, however, that in no event shall the Special Servicer be required to order any such Appraisal prior to the conclusion of such sixty (60), ninety (90), or one hundred-twenty (120)-day period, as applicable, and in each case, the related Appraisal shall be promptly delivered in electronic format by the Special Servicer to the Master Servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the Certificate Administrator and the Trustee.

With respect to any Appraisal Reduction calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a) hereof, the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as-is” basis.

Any Appraisal Reduction or deemed Appraisal Reduction in respect of a Componentized Mortgage Loan shall be allocated, first, to the related Non-Pooled Component (until the principal balance thereof is notionally reduced to zero by such Appraisal Reductions) and second, to the related Pooled Component.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which such Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Pooling Agreement.

“Appraisal Reduction Event”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Companion Loan, the earliest of (i) one hundred-twenty (120) days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan or Companion Loan, as applicable, (ii) the date on which a reduction in the amount of Monthly Payments on such Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of such Mortgage Loan or Companion Loan, as applicable, (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or Companion Loan, as applicable, by the Special Servicer, (iii) the date on which a receiver has been appointed for the Mortgaged Property, (iv) the date on which a Mortgagor declares bankruptcy, (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan or Companion Loan, as applicable, except where a refinancing is anticipated within one hundred-twenty (120) days after the Maturity Date of the Mortgage Loan or Companion Loan, as applicable, in which case one hundred-twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan or Companion Loan, as applicable, becomes an REO Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Pooled Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates) have been reduced to zero.  The Special Servicer shall notify the Master Servicer and the Senior Trust Advisor, or the Master Servicer shall notify the Special Servicer and the Senior Trust Advisor, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events.  The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.04(b) hereof.

“Appraisal Review Period”:  As defined in Section 4.05(b)(ii).

“Appraised Value”:  With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property), the appraised value thereof as determined by an Appraisal of the Mortgaged Property securing the related Mortgage Loan or Serviced Whole Loan, as applicable, and with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the Non-Serviced Pooling Agreement.

“Appraised-Out Class”:  As defined in Section 4.05(b)(i).

“ARD Loan”:  Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date and Revised Rate.

“Asset Status Report”:  As defined in Section 3.21(d).

“Assignment” and “Assignments”:  Each as defined in Section 2.01(c).

“Assignment of Leases”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”:  An Assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”:  For any Due Period and with respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of P&I Advances, the portion allocable to any related Companion Loan, if applicable), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan (excluding, in the case of a Componentized Mortgage Loan, the related Non-Pooled Component) or REO Loan (excluding, in the case of a Componentized Mortgage Loan, the portion allocable to the related Non-Pooled Component) on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan (excluding, in the case of a Componentized Mortgage Loan, the portion allocable to the related Non-Pooled Component) or REO Loan (excluding, in the case of a Componentized Mortgage Loan, the portion allocable to the related Non-Pooled Component) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate).  With respect to the related Non-Pooled Component for each Componentized Mortgage Loan, solely for purposes of calculating the Loan-Specific Scheduled Principal Distribution Amount, for any Due Period that such Componentized Mortgage Loan is delinquent in respect of its Balloon Payment or is an REO Loan, an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage

Loan (to the extent allocable to such Non-Pooled Component) or REO Loan (to the extent allocable to such Non-Pooled Component) on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan, if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Non-Pooled Component or REO Loan (excluding the related Pooled Component) at the applicable Non-Pooled Component Rate (net of interest at the Servicing Fee Rate).

“Authenticating Agent”:  The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a).

“Available Distribution Amount”:  With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans (or, in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the Non-Serviced Pooling Agreement and/or the Non-Serviced Intercreditor Agreement and, with respect to the Componentized Mortgage Loans, only considering amounts allocable to the related Pooled Component pursuant to Section 3.35(d) of this Agreement) and any REO Property (excluding, in the case of a Componentized Mortgage Loan, the related Non-Pooled Component) (including Compensating Interest Payments required to be deposited by the Master Servicer pursuant to Section 3.19(a)) on deposit in the Certificate Account (exclusive of any amount on deposit in or credited to any portion of the Certificate Account that is held for the benefit of the Companion Holders or, in the case of a Componentized Mortgage Loan, allocable to the related Non-Pooled Component), the Lower-Tier REMIC Distribution Account and the REO Account, as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

 (i)          all Monthly Payments (in the case of the Componentized Mortgage Loan, to the extent allocable to the related Pooled Component) paid by the Mortgagors that are due on a Due Date following the end of the related Due Period, excluding interest relating to payments prior to, but due after, the Cut-off Date;

 (ii)         all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, to the extent allocable to the related Pooled Component pursuant to Section 3.35(d) hereof);

 (iii)        (A) all amounts payable or reimbursable to any Person from the Certificate Account (in the case of the Componentized Mortgage Loans, from amounts allocable to the related Pooled Component only) pursuant to clauses (ii) through (xviii), inclusive, and clause (xx) of Section 3.05(a), in the case of any Componentized Mortgage Loan, to the extent not previously reimbursed pursuant to Section 3.35(d); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account (in the case of the Componentized Mortgage Loans, from amounts allocable to the related Pooled Component only) pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

 (iv)        with respect to the Interest Reserve Loans and any Distribution Date relating to each Interest Accrual Period occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan (or, with respect to the Componentized Mortgage Loans, that portion allocable to the related Pooled Component pursuant to Section 3.35(d) hereof) as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

 (v)         all Excess Interest allocable to the Mortgage Loans;

 (vi)        all Yield Maintenance Charges allocable to the Mortgage Loans;

 (vii)       all amounts deposited in the Certificate Account, the Lower-Tier REMIC Distribution Account and, without duplication, the REO Account in error; and

 (viii)      any Penalty Charges allocable to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof);

(b)           if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Certificate Account for such Distribution Date pursuant to Section 3.16(c) (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof);

(c)           the aggregate amount of any P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Distribution Date (net of the related Certificate Administrator Fee with respect to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, with respect to the related Pooled Component) for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05; and

(d)           for the Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.25(b).

Notwithstanding the investment of funds held in the Certificate Account pursuant to Section 3.06, for purposes of calculating the Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

“Balloon Mortgage Loan”:  Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan extending beyond its Maturity Date.

“Balloon Payment”:  With respect to any Balloon Mortgage Loan, as of any date of determination, the Monthly Payment payable on the Maturity Date of such Mortgage Loan.

“Bankruptcy Code”:  The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”:  With respect to any Principal Prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificate, a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class of Certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on such Mortgage Loan, and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the Yield Maintenance Charge with respect to such Principal Prepayment.  However, (1) under no circumstances shall the Base Interest Fraction be greater than one or less than zero, (2) if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Whole Loan, as applicable, and is greater than or equal to the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will equal zero and (3) if the discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, and is less than the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will be one (1).  The Master Servicer shall provide to the Certificate Administrator the discount rate referenced above for purposes of calculating the Base Interest Fraction.

“Book-Entry Certificate”:  Any Certificate registered in the name of the Depository or its nominee.

“Breach”:  As defined in Section 2.03(b).

“Business Day”:  Any day other than a Saturday, a Sunday or a day on which banking institutions in Charlotte, North Carolina, Cleveland, Ohio, Overland Park, Kansas, New York, New York, Pittsburgh, Pennsylvania, San Francisco, California, Columbia, Maryland, or the city and state in which the Corporate Trust Office of the Trustee or the Certificate Administrator, or the principal place of business or principal commercial mortgage loan servicing office of the Master Servicer or the Special Servicer is located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

“CERCLA”:  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”:  Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent.

“Certificate Account”:  A segregated custodial account or accounts created and maintained by the Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Certificate Account”.  Any such account or accounts shall be an Eligible Account.  Subject to the related Intercreditor Agreement and taking into account that each Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the Certificate Account shall be for the benefit of the related Companion Holder, to the extent funds on deposit in such subaccount are attributed to such Companion Loan and shall not be an asset of the Trust Fund or the Upper-Tier REMIC or Lower-Tier REMIC formed hereunder.

“Certificate Administrator”:  Wells Fargo Bank, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder.

“Certificate Administrator Fee”:  The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement; provided that the Certificate Administrator Fee includes the Trustee Fee, and the Certificate Administrator shall pay the Trustee Fee to the Trustee.

“Certificate Administrator Fee Rate”:  The Certificate Administrator Fee shall be equal to the product of the rate equal to 0.00380% per annum and the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest on the related Mortgage Loan) as of the preceding Distribution Date.  The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator’s Website”:  The Certificate Administrator’s Internet website, which shall initially be located at www.ctslink.com.

“Certificate Balance”:  With respect to any Class of Principal Balance Certificates and any Class of Loan-Specific Certificates (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates or Class of Loan-Specific Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)).

“Certificate Deferred Interest”:  For any Distribution Date, with respect to any Class of Principal Balance Certificates, an amount equal to the Mortgage Deferred Interest (or with respect to the Componentized Mortgage Loans, the Mortgage Deferred Interest allocated to the related Pooled Component pursuant to Section 4.06(a)(ii)) allocated to such Class of Principal Balance Certificates pursuant to Section 4.06(a).

“Certificate Factor”:  With respect to any Class of Certificates, as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance.

“Certificate Owner”:  With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”:  The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”:  The Person in whose name a Certificate is registered in the Certificate Register; provided, however, that solely for the purposes of giving any consent, approval or waiver pursuant to this Agreement, any Certificate registered in the name of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Depositor, or any Mortgage Loan Seller or any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver has been obtained, if such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations as Master Servicer, Special Servicer, Certificate Administrator, Depositor or Trustee, as applicable, hereunder; provided, however, that so long as there is no Servicer Termination Event with respect to the Master Servicer or the Special Servicer, the Master Servicer and the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, however, that such restrictions shall not apply to the exercise of the Special Servicer’s rights (or the Master Servicer’s or any Mortgage Loan Seller’s rights, if any) or any of their Affiliates as a member of the Controlling Class.  The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of the Master Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person.  All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificateholder Quorum”:  In connection with any solicitation of votes in connection with the replacement of the Special Servicer pursuant to Section 7.01(d) hereof, the

Holders of Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Collateral Support Deficits and the application of any Appraisal Reductions to notionally reduce the Certificate Balance of the Certificates) of all Principal Balance Certificates on an aggregate basis.

“Certification Parties”:  As defined in Section 11.06.

“Certifying Person”:  As defined in Section 11.06.

“Certifying Servicer”:  As defined in Section 11.09.

“Class”:  With respect to any Certificates or Uncertificated Lower-Tier Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Uncertificated Lower-Tier Interest.

“Class A Certificate”:  Any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S Certificate.

“Class A-1 Certificate”:  A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-1 Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 0.7664%.

“Class A-2 Certificate”:  A Certificate designated as “Class A-2” on the face thereof, in the form of Exhibit A-2 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-2 Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 1.8549%.

“Class A-3 Certificate”:  A Certificate designated as “Class A-3” on the face thereof, in the form of Exhibit A-3 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-3 Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 2.5917%.

“Class A-4 Certificate”:  A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-4 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-4 Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 2.6942%.

“Class A-5 Certificate”:  A Certificate designated as “Class A-5” on the face thereof, in the form of Exhibit A-5 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-5 Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 2.9599%.

“Class AN Certificates”:  A Certificate designated as “Class AN” on the face thereof, in the form of Exhibit A-17 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class AN Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 7.625%.

“Class A-S Certificate”:  A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-10 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-S Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 3.2160%.

“Class A-SB Certificate”:  A Certificate designated as “Class A-SB” on the face thereof, in the form of Exhibit A-6 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class A-SB Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 2.5539%.

“Class A-SB Planned Principal Balance”:  With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-SB Certificates.

“Class B Certificate”:  A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-11 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class B Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 3.4986%.

“Class C Certificate”:  A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-12 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class C Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 3.9582% and (ii) the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class D Certificate”:  A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-13 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class D Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class E Certificate”:  A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-14 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class E Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 3.2500% and (ii) the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class F Certificate”:  A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-15 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class F Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 3.2500% and (ii) the Weighted Average Net Mortgage Rate for such Distribution Date.

 “Class LA1 Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA2 Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA3 Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA4 Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA5 Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAN Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAS Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LB Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LASB Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LC Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LD Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LE Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LF Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LNR Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LPF Uncertificated Interest”:  An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original

Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”:  The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class NR Certificate”:  A Certificate designated as “Class NR” on the face thereof, in the form of Exhibit A-16 hereto, and evidencing (i) a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and (ii) an undivided beneficial ownership interest in the Grantor Trust.

“Class NR Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 3.2500% and (ii) the Weighted Average Net Mortgage Rate for such Distribution Date.

“Class PF Certificates”:  A Certificate designated as “Class PF” on the face thereof, in the form of Exhibit A-18 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class PF Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 11.990%.

“Class R Certificate”:  A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-19 hereto, and evidencing the sole class of “residual interest” in the Lower-Tier REMIC and Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class Unpaid Interest Shortfall”:  As to any Distribution Date and any Class of Regular Certificates, the excess, if any, of (a) the sum of (i) the Distributable Certificate Interest in respect of such Class of Certificates, for the immediately preceding Distribution Date and (ii) any outstanding Class Unpaid Interest Shortfall payable to such Class of Certificates, on such preceding Distribution Date over (b) the aggregate amount in respect of interest actually distributed to such Class of Certificates, on such immediately preceding Distribution Date.  The Class Unpaid Interest Shortfall with respect to any Class of Certificates as of the initial Distribution Date is zero.  No interest shall accrue on Class Unpaid Interest Shortfalls.

“Class UR Interest”:  The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class X Certificates”:  The Class X-A Certificates, Class X-B Certificates and Class X-C Certificates, or either the Class X-A Certificates, Class X-B Certificates or Class X-C Certificates, as the context may require.

“Class X-A Certificates”:  A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-7 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC provisions.

“Class X-A Notional Amount”:  As of any date of determination, the aggregate of the Certificate Balances of the Class A Certificates.

“Class X-A Pass-Through Rate”:  The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.  The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificates”:  A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-8 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC provisions.

“Class X-B Notional Amount”:  As of any date of determination, the aggregate of the Certificate Balances of the Class B and Class C Certificates.

“Class X-B Pass-Through Rate”:  The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.  The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-C Certificates”:  A Certificate designated as “Class X-C” on the face thereof, in the form of Exhibit A-9 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC provisions.

“Class X-C Notional Amount”:  As of any date of determination, the aggregate of the Certificate Balances of the Class E, Class F and Class NR Certificates.

“Class X-C Pass-Through Rate”:  The Pass-Through Rate for the Class X-C Certificates for any Distribution Date will equal the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class E, Class F and Class NR certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.  The Pass-Through Rate applicable to the Class X-C Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Clearing Agency”:  An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.  The initial Clearing Agency shall be DTC.

“Clearstream”:  Clearstream Banking, société anonyme or any successor thereto.

“Closing Date”:  May 14, 2013.

“CMBS”:  Commercial mortgage-backed securities.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Support Deficit”:  As defined in Section 4.04(a).

“Commission”:  The Securities and Exchange Commission.

“Companion Holders”:  Each of the holders of record of any Companion Loan.

“Companion Loan”:  As defined in the Preliminary Statement.

“Companion Paying Agent”:  With respect to the Serviced Companion Loans, if any, the Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.32.

“Companion Register”:  The register maintained by the Companion Paying Agent pursuant to Section 3.33.

“Companion Distribution Account”:  With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Companion Holders, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Companion Paying Agent for the benefit of the Companion Holders of the Companion Loans, relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11.”  The Companion Distribution Account shall not be an asset of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, but instead shall be held by the Companion Paying Agent on behalf of the Companion Holders.  Any such account shall be an Eligible Account.  Notwithstanding the foregoing, if the Master Servicer and the Companion Paying Agent are the same entity, the Companion Distribution Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Compensating Interest Payments”:  With respect to each Mortgage Loan other than the Non-Serviced Mortgage Loan, an amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls (excluding, with respect to the Componentized Mortgage Loans, Prepayment Interest Shortfalls allocated to the related Non-Pooled Component) incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Specially Serviced Mortgage Loan or a Mortgage Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for such Distribution Date that is, in the case of each Mortgage Loan and REO Loan for which such Servicing Fees are being paid for such Due Period, calculated at 0.0025% per annum, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Due Period with respect to the Mortgage Loans and, so long as the Serviced Whole Loan is serviced hereunder, the Serviced Pari Passu Companion Loan, subject to such prepayment.  However, if a Prepayment Interest Shortfall occurs as a result of the Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than

(W) subsequent to a default under the related Mortgage Loan documents, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y) at the request or with the consent of the Special Servicer or, so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder or (Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls otherwise described in clause (i) above in connection with such Prohibited Prepayments.

“Componentized Mortgage Loan”:  Each of the Andaz Wall Street Mortgage Loan and the Portofino Hotel and Yacht Club Mortgage Loan, identified as Loan Nos. 11 and 19 on the Mortgage Loan Schedule, respectively.

“Consultation Termination Event”:  At any date at which (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Appraisal Reductions or (ii) a Holder of the Class F Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder, and such rights have not been reinstated to a successor controlling class certificateholder pursuant to Section 4.05(b)(ii).

“Control Eligible Certificates”:  Any of the Class E, Class F and Class NR Certificates.

“Control Event”:  The occurrence of (i) the Certificate Balance of the Class E Certificates (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being reduced to less than 25% of the Original Certificate Balance of such Class or (ii) a Holder of the Class E Certificates becoming the majority Controlling Class Certificateholder and has irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to Section 4.05(b)(ii).

“Controlling Class”:  As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a then aggregate Certificate Balance as notionally reduced by any Appraisal Reductions allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class.  The Controlling Class as of the Closing Date will be the Class NR Certificates.

“Controlling Class Certificateholders”:  Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto.  The Trustee, the Master Servicer, Special Servicer or the Senior Trust Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Master Servicer, Senior Trust Advisor or Special Servicer, as applicable.  The Trustee, the Master Servicer, the Special Servicer and the Senior Trust Advisor shall be entitled to rely on any such list so provided.

“Corporate Trust Office”:  The principal corporate trust office of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Certificate transfers and surrenders, at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113 and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:  Corporate Trust Services (CMBS), J.P. Morgan Chase Commercial Mortgage Securities Trust  2013-LC11, telecopy number (410) 715-2380.

“Corrected Mortgage Loan”:  Any Specially Serviced Mortgage Loan that has become current and remained current for three (3) consecutive Monthly Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no additional default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Mortgage Loan) the servicing of which the Special Servicer has returned to the Master Servicer pursuant to Section 3.21(a).

“CREFC”:  The CRE Finance Council, or any successor organization reasonably acceptable to the Certificate Administrator, the Master Servicer, the Special Servicer and, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder.

“CREFC Appraisal Reduction Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC Website.

“CREFC Advance Recovery Report”:  The report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Bond Level File”:  The data file in the “CREFC Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Collateral Summary File”:  The data file in the “CREFC Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Comparative Financial Status Report”:  The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Delinquent Loan Status Report”:  The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Financial File”:  The data file in the “CREFC Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Historical Bond/Collateral Realized Loss Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Liquidation Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Loan Modification and Corrected Mortgage Loan Report”:  The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Interest Shortfall Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Investor Reporting Package”:  The collection of reports specified by the CREFC from time to time as the “CREFC Investor Reporting Package.”  As of the Closing Date, the CREFC Investor Reporting Package contains ten electronic files ((1) CREFC Loan Setup File, (2) CREFC Loan Periodic Update File, (3) CREFC Property File, (4) CREFC Bond Level File, (5) CREFC Collateral Summary File, (6) CREFC Financial File and (7) CREFC Special Servicer Loan File) and nine surveillance reports ((1) CREFC Servicer Watch List, (2) CREFC Delinquent Loan Status Report, (3) CREFC REO Status Report, (4) CREFC Comparative Financial Status Report, (5) CREFC Historical Loan Modification and Corrected Mortgage Loan Report, (6) CREFC Operating Statement Analysis Report, (7) CREFC NOI Adjustment Worksheet, (8) CREFC Loan Level Reserve/LOC Report and (9) with respect to Mortgage Loans that have a Companion Loan, the CREFC Total Loan Report).  In addition, the CREFC Investor Reporting Package shall include the CREFC Advance Recovery Report.  In addition, the CREFC Investor Reporting Package shall include the following six templates:  (1) CREFC Appraisal Reduction Template, (2) CREFC Servicer Realized Loss Template, (3) CREFC Reconciliation of Funds Template, (4) CREFC Historical Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC Historical Liquidation Loss Template and (6) CREFC Interest Shortfall Reconciliation Template. The CREFC Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC IRP” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC for commercial mortgage backed securities transactions generally.  For the purposes of the production of the CREFC Comparative Financial Status Report by the Master Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the Master Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by the Master Servicer, by the Special Servicer (if other than the Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by the Master Servicer (if other than the Special Servicer or an Affiliate thereof).

“CREFC Loan Level Reserve/LOC Report”:  The monthly report in the “CREFC Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Loan Periodic Update File”:  The data file in the “CREFC Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Loan Setup File”:  The data file in the “CREFC Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC NOI Adjustment Worksheet”:  The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Operating Statement Analysis Report”:  The monthly report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Property File”:  The data file in the “CREFC Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Reconciliation of Funds Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage securities transactions generally.

“CREFC REO Status Report”:  The report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Servicer Realized Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Servicer Watch List”:  As of each Determination Date a report, including and identifying each Non-Specially Serviced Mortgage Loan satisfying the “CREFC Portfolio Review Guidelines” approved from time to time by the CREFC in the “CREFC Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Special Servicer Loan File”:  The data file in the “CREFC Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Total Loan Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC for commercial mortgage-backed securities transactions and is reasonably acceptable to the Master Servicer.

“CREFC Website”:  The CREFC Website located at “www.crefc.org” or such other primary website as the CREFC may establish for dissemination of its report forms.

“Cross-Over Date”:  The Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero as a result of the allocation of Collateral Support Deficits to those Certificates.

“Crossed Mortgage Loan Group”:  With respect to (i) any Mortgage Loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two or more individual Mortgage Loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted Mortgage Loans.

“Crossed Underlying Loan”:  With respect to any Crossed Mortgage Loan Group, (i) a mortgage loan that is cross-collateralized and cross-defaulted with one or more other mortgage loans within such Crossed Mortgage Loan Group or (ii) a Mortgage Loan that is cross-collateralized and cross-defaulted with one or more other Mortgage Loans within such Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria”:  With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Defect or a Breach (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Defect or Breach, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the weighted average Debt Service Coverage Ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the greater of (a) the weighted average Debt Service Coverage Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), for the four most recently reported calendar quarters preceding the repurchase or substitution, and (b) 1.25x, (ii) the weighted average LTV Ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the least of (a) the weighted average LTV Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), determined at the time of repurchase or substitution based upon an Appraisal obtained by the Special Servicer at the expense of the related Mortgage Loan Seller, (b) the weighted average LTV Ratio for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s), as of the Cut-off Date and (c) 75%, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust Fund (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust Fund) and (v) unless a Control Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

“Custodial Exception Report”:  As defined in Section 2.02(b).

“Custodian”:  A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, either of the Mortgage Loan Sellers or an Affiliate of any of them.  The Certificate Administrator shall be the initial Custodian.

“Cut-off Date”:  With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in May 2013, or with respect to any Mortgage Loan that was originated in April 2013 and has its first due date in June 2013, May 1, 2013.

“Cut-off Date Principal Balance”:  With respect to any Mortgage Loan (including, with respect to a Componentized Mortgage Loan, the related Pooled Component and/or Non-Pooled Component), the outstanding principal balance of such Mortgage Loan (or, if applicable, such Pooled Component or Non-Pooled Component), as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS”:  DBRS, Inc., and its successors in interest.  If neither DBRS nor any successor remains in existence, “DBRS” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer and specific ratings of DBRS herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Debt Service Coverage Ratio”:  With respect to any Mortgage Loan, for any twelve-month period covered by an annual operating statement for the related Mortgaged Property, the ratio of (i) Net Operating Income produced by the related Mortgaged Property during such period to (ii) the aggregate amount of Monthly Payments (other than any Balloon Payment) due under such Mortgage Loan during such period; provided that with respect to the Mortgage Loans identified on Annex A-1 to the Prospectus Supplement as paying interest only for a specified period of time set forth in the related Mortgage Loan documents and then paying principal and interest, the related Monthly Payment will be calculated (for purposes of this definition only) to include interest and principal (based on the remaining amortization term indicated in the Mortgage Loan Schedule).

“Default Interest”:  With respect to any Mortgage Loan or Companion Loan, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Due Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Mortgage Loan”:  A Mortgage Loan (i) that is delinquent at least sixty (60) days in respect of its Monthly Payments or more than thirty (30) days (or sixty (60) days with respect to the circumstances described in clause (ii) of the definition of Servicing Transfer Event) delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.  For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Mortgage Loan”.

“Defeasance Accounts”:  As defined in Section 3.20(k).

“Defect”:  As defined in Section 2.02(f).

“Deficient Valuation”:  With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding principal balance of such Mortgage Loan or Serviced Whole Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”:  Any Certificate in definitive, fully registered form without interest coupons.  Initially, the Class R Certificates and any Certificate issued pursuant to Sections 5.02(c) and (d) shall be Definitive Certificates.

“Denomination”:  With respect to any Certificate or any beneficial interest in a Certificate the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”:  J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, or its successor in interest.

“Depository”:  DTC, or any successor Depository hereafter named.  The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co.  The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”:  A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”:  With respect to any Distribution Date, the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a Business Day, then the Business Day immediately succeeding such eleventh (11th) calendar day).

“Directing Certificateholder”:  The initial Directing Certificateholder shall be CPUSI CMBS-B Co-Investment I LLC.  Thereafter, the Directing Certificateholder shall be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, or (ii) until a

Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Directing Certificateholder.  After the occurrence and during the continuance of a Control Event, (i) the Directing Certificateholder shall only retain its consultation rights to the extent specifically provided for herein and (ii) the Holders of more than 50%, by Certificate Balance, of the most senior Class of Control Eligible Certificates then outstanding shall have the right to select the Directing Certificateholder. After the occurrence of a Consultation Termination Event, there will be no Directing Certificateholder. The Depositor shall promptly provide the name and contact information for the initial Directing Certificateholder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. In the event the Controlling Class Certificateholder has elected to irrevocably waive its right to exercise any of the rights of the Controlling Class Certificateholder, there will be no Directing Certificateholder and no party will be entitled to exercise any of the rights of the Directing Certificateholder until such time as a Controlling Class Certificateholder is reinstated pursuant to Section 4.05(b)(ii) hereof and a new Directing Certificateholder is appointed in accordance with the terms hereof.  The Certificate Administrator and the other parties hereto will be entitled to assume that the identity of the Directing Certificateholder has not changed, absent notice of a replacement of the Directing Certificateholder by a majority of the Controlling Class, or the resignation of the then-current Directing Certificateholder.

“Directly Operate”:  With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof, that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust Fund or on behalf of a Companion Holder or the performance of any construction work on the REO Property (other than the completion of a building or improvement, where more than 10% of the construction of such building or improvement was completed before default became imminent), other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”:  With respect to any Mortgage Loan or REO Property (other than any Non-Serviced Mortgage Loan or related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such

Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.11 of this Agreement.

“Disclosure Parties”:  As defined in Section 3.15(e).

“Disqualified Organization”:  Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Code Section 521) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Code Section 1381(a)(2)(C) and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person.  The terms “United States,” “State” and “international organization” shall have the meanings set forth in Code Section 7701 or successor provisions.

“Distributable Certificate Interest”:  With respect to any Distribution Date, as to any Class of Regular Certificates, the Accrued Certificate Interest in respect of such Class of Regular Certificates for such Distribution Date, reduced (to not less than zero) by (i) any allocations to such Class of Regular Certificates (other than the Class X Certificates) of the product of (a) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (b) a fraction, expressed as a decimal, the numerator of which is the Interest Distribution Amount (without regard to the allocation of Prepayment Interest Shortfalls for such Distribution Date) in respect of such Class of Certificates for such Distribution Date, and the denominator of which is the aggregate Interest Distribution Amount (without regard to the allocation of Prepayment Interest Shortfalls for such Distribution Date) in respect of all the Classes of Regular Certificates (other than the Class X Certificates) for such Distribution Date and (ii) any Certificate Deferred Interest for such Distribution Date allocated to such Class of Regular Certificates pursuant to Section 4.06(a).

“Distribution Accounts”:  Collectively, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, the Excess Interest Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”:  The 4th Business Day following each Determination Date, beginning in June 2013.  The initial Distribution Date shall be June 17, 2013.

“DTC”:  The Depository Trust Company, a New York corporation.

“Due Date”:  With respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan or Companion Loan had been scheduled to be first due.

“Due Period”:  With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which such Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which such Distribution Date occurs.  Notwithstanding the foregoing, in the event that the last day of a Due Period (or applicable grace period) is not a Business Day, any Monthly Payments received with respect to the Mortgage Loans or Companion Loan relating to such Due Period on the Business Day immediately following such day shall be deemed to have been received during such Due Period and not during any other Due Period.

“EDGAR”:  As defined in Section 11.03.

“EDGAR-Compatible Format”:  Any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”:  Any of the following:  (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), (A) the long -term unsecured debt obligations of which are rated at least “Aa3” by Moody’s, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations of which have a short-term rating of not less than “P-1” from Moody’s, if the deposits are to be held in such account for less than thirty (30) days, and (B) the long-term unsecured debt obligations of which are rated at least “A+” by S&P, if the deposits are to be held in such account for 30 days or more, and the short-term debt obligations of which have a short-term rating of not less than “A-1” from S&P, if the deposits are to be held in such account for less than 30 days, (ii) an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt rating shall be at least  “A-2” from Moody’s and “A-” from S&P (if the deposits are to be held in the account for more than thirty (30) days) or PNC Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least  “P-1” from Moody’s and “A-1” from S&P (if the deposits are to be held in the account for thirty (30) days or less); (iii) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (ii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account; (iv) any other account or accounts not listed in clauses (i) – (ii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), or (v) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b).  Eligible Accounts may bear interest.  No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Environmental Assessment”:  An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”:  With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Restricted Certificate”:  Any Certificate (other than a Class R Certificate) that does not meet the requirements of Prohibited Transaction Exemption 2002-19 (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan.  As of the Closing Date, each of the Class X-C, Class E, Class F, Class AN, Class PF and Class NR Certificates is an ERISA Restricted Certificate.

“Escrow Payment”:  Any payment received by the Master Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”:  The Euroclear System or any successor thereto.

“Excess Interest”:  With respect to each ARD Loan, interest accrued on such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon.  The Excess Interest shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Distribution Account”:  The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution

Account) by the Certificate Administrator pursuant to Section 3.04(c), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class NR, Excess Interest Distribution Account”, and which must be an Eligible Account (or a subaccount of an Eligible Account).  The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class NR Certificates.  The Excess Interest Distribution Account shall not be an asset of the Lower-Tier REMIC or the Upper-Tier REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Modification Fee Amount”:  With respect to either the Master Servicer or the Special Servicer, any Corrected Mortgage Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Mortgage Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and received and retained by the Master Servicer or the Special Servicer, as applicable, as compensation within the prior twelve (12) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”:  With respect to any Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.  With respect to each of the Master Servicer and the Special Servicer, the Excess Modification Fees collected and earned by such Person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related borrower within the prior twelve (12) months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

“Excess Rate”:  With respect to each ARD Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Extended Cure Period”:  As defined in Section 2.03(b).

“Fannie Mae”:  Federal National Mortgage Association or any successor thereto.

“FDIC”:  Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”:  With respect to any Specially Serviced Mortgage Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Certificateholder, in each case, which does not include any communication (other than the related Asset Status Report) between the Special Servicer and Directing Certificateholder with respect to such Specially Serviced Mortgage Loan; provided that, prior to a Control Event, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to Section 3.21 in respect of such workout or liquidation, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”:  A reasonable determination by the Special Servicer, in consultation with the Directing Certificateholder if made prior to the occurrence of a Consultation Termination Event, with respect to any Defaulted Mortgage Loan (and, if applicable, any defaulted Companion Loan) or Corrected Mortgage Loan or REO Property (other than a Mortgage Loan, REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement or (ii) the Special Servicer pursuant to Section 3.18(b), any Companion Holder or any mezzanine lender pursuant to Section 3.18 or (iii) the Master Servicer, Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the Special Servicer’s judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable.  Prior to the occurrence and continuance of any Control Event, the Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“Fitch”:  Fitch, Inc., and its successors in interest.  If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”:  As defined in Section 11.07.

“Freddie Mac”:  Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Proceeds”:  With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Intercreditor Agreement or, with respect to a Componentized Mortgage Loan, the amount allocated in respect of the related Pooled Component) over (ii) the Purchase Price for such Mortgage Loan on the date on which such Liquidation Proceeds were received.

“Gain-on-Sale Reserve Account”:  A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Gain-on-Sale Reserve Account.”  Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“Grantor Trust”:  A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the Excess Interest and amounts held from time to time in the Excess Interest Distribution Account, beneficial ownership of which is represented by the Class NR Certificates, as further described in Section 4.07.

“Ground Lease”:  The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“Hazardous Materials”:  Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Independent”:  When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X.  When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Companion Holders, the Senior Trust Advisor and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Companion Holders, the Senior Trust Advisor or any Affiliate thereof and (iii) is not connected with the Trustee, the

Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Companion Holders, the Senior Trust Advisor or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder, the Companion Holders, the Senior Trust Advisor or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Directing Certificateholder, the Companion Holders or any Affiliate thereof, as the case may be, provided such ownership constitutes less than 1% of the total assets of such Person.

“Independent Contractor”:  Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicer, any Companion Holder or the Trust, delivered to the Trustee,  any Companion Holder, the Certificate Administrator and the Master Servicer), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that the Master Servicer or the Special Servicer shall not be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Senior Trust Advisor and the Master Servicer of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicer, the Senior Trust Advisor or the Trust Fund, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Cure Period”:  As defined in Section 2.03(b).

“Initial Purchasers”:  J.P. Morgan Securities LLC and Ladder Capital Securities LLC.

“Initial Sub-Servicer”:  With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with the Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement.  As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”:  Any Sub-Servicing Agreement in effect as of the Closing Date.

“Inquiry” and “Inquiries”:  As each is defined in Section 4.08(a).

“Institutional Accredited Investor”:  An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”:  All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement) and the REMIC Provisions.

“Insurance Policy”:  With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Intercreditor Agreement”:  The Legacy Place Intercreditor Agreement, any AB Intercreditor Agreement and any intercreditor agreement entered into in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents.

“Interest Accrual Period”:  With respect to any Class of Regular Certificates, each Class of Loan-Specific Certificates, the Pooled Components, the Non-Pooled Components or the Uncertificated Lower-Tier Interests and any Distribution Date, the period beginning on the first day of the calendar month preceding the calendar month in which the related Distribution Date occurs and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, and calculated, other than with respect to the Loan-Specific Certificates and the corresponding Classes of Related Uncertificated Lower-Tier Interests, the Pooled Components and the Non-Pooled Components, assuming that each month has thirty (30) days and each year has three hundred-sixty (360) days.  Interest on the Loan-Specific Certificates and the corresponding Classes of Related Uncertificated Lower-Tier Interests, the Pooled Components and the Non-Pooled Components will be calculated on an Actual/360 Basis.

“Interest Distribution Amount”:  With respect to any Class of Regular Certificates for any Distribution Date, an amount equal to the sum of (a) the Distributable Certificate Interest and the Class Unpaid Interest Shortfall with respect to such Class of Certificates for such Distribution Date, and (b) any Accrued Interest From Recoveries allocated to such Class of Certificates to the extent not previously paid for all prior Distribution Dates.

“Interest Reserve Account”:  The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Wells Fargo Bank, National Association, as Certificate Administrator,

for the benefit of Wells Fargo Bank, National Association, as Trustee, in trust for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Interest Reserve Account”, into which the amounts set forth in Section 3.25 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Reserve Loan”:  Each Actual/360 Mortgage Loan (excluding, with respect to each Componentized Mortgage Loan, the related Non-Pooled Component).

“Interested Person”:  As of the date of any determination, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Senior Trust Advisor, any Independent Contractor engaged by the Special Servicer, each Companion Holder (but only with respect to the related Serviced Whole Loan), any Mortgagor under the related Mortgage Loan documents, any related property manager or any Affiliate of any such Person.

“Investment Account”:  As defined in Section 3.06(a).

“Investment Representation Letter”:  As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor Certification”:  A certificate, substantially in the form included hereto as Exhibit P-1, representing (i) that such Person executing the certificate is a Certificateholder, a beneficial owner of a Certificate, or a prospective purchaser of a Certificate, (ii) that such Person is not a borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor and (iii) that such Person has received a copy of the final Prospectus Supplement and Prospectus.

“Investor Q&A Forum”:  As defined in Section 4.08(a).

“Investor Registry”:  As defined in Section 4.08(b).

“KBRA”:  Kroll Bond Rating Agency Inc., and its successors in interest.  If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”:  With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered.  With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or

otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered.  The term “Late Collections” shall specifically exclude Penalty Charges.  With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Legacy Place Companion Loan Securitization Date”:  The date on which the Legacy Place Pari Passu Companion Loan is included in a securitization trust.

“Legacy Place Directing Holder”  Prior to the Legacy Place Companion Loan Securitization Date, the Serviced Whole Loan Controlling Holder, and after the Legacy Place Companion Loan Securitization Date, the Non-Serviced Whole Loan Controlling Holder.

“Legacy Place Intercreditor Agreement”:  That certain Co-Lender Agreement, dated as of April 16, 2013, by and between the holder of the Legacy Place Pari Passu Companion Loan and the holder of the Legacy Place Mortgage Loan, relating to the relative rights of such holders of the Legacy Place Whole Loan, as the same may be further amended in accordance with the terms thereof.

“Legacy Place Mortgage Loan”:  With respect to the Legacy Place Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 6 on the Mortgage Loan Schedule), which is designated as promissory note A-2, and is pari passu in right of payment with the Legacy Place Pari Passu Companion Loan to the extent set forth in the Legacy Place Intercreditor Agreement.

“Legacy Place Mortgaged Property”:  The Mortgaged Property which secures the Legacy Place Whole Loan.

“Legacy Place Pari Passu Companion Loan”:  With respect to the Legacy Place Whole Loan, the Companion Loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the Legacy Place Mortgaged Property, which is not included in the Trust and which is pari passu in right of payment to the Legacy Place Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the Legacy Place Intercreditor Agreement.

“Legacy Place Whole Loan”:  The Legacy Place Mortgage Loan, together with the Legacy Place Pari Passu Companion Loan, each of which is secured by the same Mortgage on the Legacy Place Mortgaged Property.  References herein to the Legacy Place Whole Loan shall be construed to refer to the aggregate indebtedness under the Legacy Place Mortgage Loan and the Legacy Place Pari Passu Companion Loan.

“Liquidation Event”:  With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events:  (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan;

(iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by the Special Servicer, or by any Companion Holder or any mezzanine lender (as applicable) pursuant to Section 3.18 (and the related Intercreditor Agreement, as applicable); (v) such Mortgage Loan is purchased by the Special Servicer, the Master Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by the Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Special Servicer in connection with a liquidation of any Specially Serviced Mortgage Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.18 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”:  A fee payable to the Special Servicer with respect to each Specially Serviced Mortgage Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) as to which the Special Servicer receives (i) a full or discounted payoff with respect thereto from the related Mortgagor or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds with respect to the related Mortgage Loan (including the related Companion Loan, if applicable), or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated Specially Serviced Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of any Specially Serviced Mortgage Loan by the Special Servicer or any Affiliate thereof (except if such Affiliate is the Directing Certificateholder or any Affiliate thereof; provided, however, that prior to a Control Event, if the Directing Certificateholder or an Affiliate thereof, purchases any Specially Serviced Mortgage Loan within ninety (90) days after the Special Servicer delivers to the Directing Certificateholder for its approval the initial Asset Status Report with respect to such Specially Serviced Mortgage Loan, the Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Certificateholder or its affiliates), (b) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period, (c) any event described in clause (v) and clause (vi) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, the purchase occurs within ninety (90) days after such purchase option first becoming exercisable during that period in which such Mortgage Loan is being serviced by the Special Servicer, (d) with respect to a Serviced Companion Loan, (x) a repurchase of the Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof) provided for such repurchase of such repurchase occurs prior to the termination of the extended resolution period provided therein or (y) a purchase of the Serviced Companion Loan by any applicable party to the Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization; or (e) if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Mortgage Loan solely because of a Servicing Transfer Event described in clause (i) or (ii) of the definition of “Servicing Transfer Event”, Liquidation Proceeds received within ninety (90) days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full; provided that the Liquidation Fee with respect to any Specially Serviced Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan and any related Companion Loan or REO Property and received by the Special Servicer as compensation within the prior twelve (12) months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, however, that no Liquidation Fee will be less than $25,000.

“Liquidation Fee Rate”:  A rate equal to 1.00%.

“Liquidation Proceeds”:  Cash amounts received by or paid to the Master Servicer or the Special Servicer in connection with:  (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan or defaulted Companion Loan, if applicable, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Mortgage Loan pursuant to Section 3.18(a) or (B) any REO Property pursuant to Section 3.18(b); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; or (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Companion Holder, (b) the applicable holder of Loan-Specific Certificates pursuant to Section 3.35(b), or (c) the related mezzanine lender pursuant to Section 3.18 and the related Intercreditor Agreement.  With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Loan-Specific Accrued Certificate Interest”:  With respect to each Distribution Date and each Class of Loan-Specific Certificates, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate of such Class of Loan-Specific Certificates for such Distribution Date, accrued on the related Certificate Balance outstanding immediately prior to such Distribution Date (provided that for interest accrual purposes any distributions in reduction of Certificate Balance or reductions in Certificate Balance as a result of allocations of Loan-Specific Collateral Support Deficit on the Distribution Date occurring in an Interest Accrual Period shall be deemed to have been made on the first day of such Interest Accrual Period).  Loan-Specific Accrued Certificate Interest shall be calculated on an Actual/360 Basis.

“Loan-Specific Certificate Available Distribution Amount”:  With respect to any Distribution Date and any Class of Loan-Specific Certificates, an amount equal to the sum of (without duplication):

(a)           the aggregate amount of all cash received on the related Componentized Mortgage Loan or any related REO Property (including Compensating Interest Payments required to be deposited by the Master Servicer in respect of such Non-Pooled Component pursuant to Section 3.19(a)) on deposit in the Certificate Account, the Lower-Tier REMIC Distribution Account and the REO Account, as of the close of business on the related P&I Advance Date, to the extent allocable to the related Non-Pooled Component pursuant to Section 3.35(d), exclusive of any portion thereof that represents (without duplication):

(i)        any Monthly Payment paid by the Mortgagors that are due on a Due Date following the end of the related Due Period, excluding interest relating to payments prior to, but due after, the Cut-off Date (to the extent allocable to the related Non-Pooled Component);

(ii)        all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date allocable to the related Non-Pooled Component;

(iii)       (A) all amounts payable or reimbursable to any Person from the Certificate Account pursuant to clauses (ii) through (xviii), inclusive, and clause (xx) of Section 3.05(a), solely with respect to the related Componentized Mortgage Loan or any related REO Property, but only to the extent not previously reimbursed pursuant to, or otherwise already deducted in calculating amounts allocable to the related Non-Pooled Component pursuant to, Section 3.35(d); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b), solely with respect to the related Componentized Mortgage Loan or any related REO Property, but only to the extent not previously reimbursed pursuant to, or otherwise already deducted in calculating amounts allocable to the related Non-Pooled Component pursuant to, Section 3.35(d); and (C) any Net Investment Earnings allocable to the related Non-Pooled Component contained therein;

(iv)       all amounts in respect of the related Componentized Mortgage Loan or any related REO Property deposited in the Certificate Account, the Lower-Tier REMIC Distribution Account and, without duplication, the REO Account in error; and

(v)       any Penalty Charges allocable to the related Non-Pooled Component; and

(b)           if and to the extent not already included in clause (a) hereof, the aggregate amount transferred from the REO Account allocable to the related Non-Pooled Component pursuant to Section 3.35(d) to the Certificate Account for such Distribution Date pursuant to Section 3.16(c).

Notwithstanding the investment of funds held in the Certificate Account pursuant to Section 3.06, for purposes of calculating the Loan-Specific Certificate Available Distribution Amount, the amounts so invested shall be deemed to remain on deposit in such account.

“Loan-Specific Certificate Deferred Interest”:  With respect to each Distribution Date and each Class of Loan-Specific Certificates, the amount of Mortgage Deferred Interest for the related Componentized Mortgage Loan that is allocated, first, to the related Non-Pooled Component, and then, to the related Pooled Component, in each case up to the amount of interest distributable to such component for such Distribution Date.

“Loan-Specific Certificate Representative”:  A representative appointed by the Holders of the majority of the Certificate Balance of a Class of Loan-Specific Certificates.  The initial Loan-Specific Certificate Representative with respect to the Class AN Certificates shall be One William Street Capital Master Fund, Ltd.  The initial Loan-Specific Certificate Representative with respect to the Class PF Certificates shall be B and S 1 LLC.

“Loan-Specific Certificates”:  The Class AN Certificates and the Class PF Certificates, individually or collectively, as the context requires.

“Loan-Specific Class Unpaid Interest Shortfall”:  As to any Distribution Date and any Class of Loan-Specific Certificates, the excess, if any, of (a) the sum of (i) the Loan-Specific Distributable Certificate Interest in respect of such Class of Loan-Specific Certificates for the immediately preceding Distribution Date and (ii) any outstanding Loan-Specific Class Unpaid Interest Shortfall payable to such Class of Loan-Specific Certificates on such preceding Distribution Date over (b) the aggregate amount in respect of interest actually distributed to such Class of Loan-Specific Certificates on such immediately preceding Distribution Date.  The Loan-Specific Class Unpaid Interest Shortfall with respect to each Class of Loan-Specific Certificates as of the initial Distribution Date is zero.  No interest shall accrue on Loan-Specific Class Unpaid Interest Shortfalls.

“Loan-Specific Collateral Support Deficits”:  With respect to any Distribution Date and any Componentized Mortgage Loan, the amount, if any, by which the aggregate Stated Principal Balance of the related Pooled Component and the related Non-Pooled Component, after giving effect to distributions made on such Distribution Date, exceeds the Stated Principal Balance of such Componentized Mortgage Loan immediately following the Determination Date preceding such Distribution Date.  All Loan-Specific Collateral Support Deficits on a Componentized Mortgage Loan and all other shortfalls in principal collections on such Componentized Mortgage Loan shall be allocated, first, to the related Non-Pooled Component, up to its Stated Principal Balance, and then, to the related Pooled Component.

“Loan-Specific Control Appraisal Period”:  With respect to each Componentized Mortgage Loan, any period during which (i) the initial aggregate Certificate Balance of the related Class of Loan-Specific Certificates, as reduced (without duplication) by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) paid and received on such Class of Loan-Specific Certificates and any Appraisal Reduction then allocated, and any Loan-Specific Collateral Support Deficits previously allocated, to such Class of Loan-Specific Certificates, is less than (ii) 25% of the initial aggregate Certificate Balance of such Class of Loan-Specific Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) paid and received on such Class of Loan-Specific Certificates; provided that no Loan-Specific Control Appraisal Period will be deemed to exist if the Loan-Specific Certificate Representative exercises its right to cure such an event pursuant to Section 3.35(f) of this Agreement (subject to the limitations contained therein).

“Loan-Specific Cure Event”:  As defined in Section 3.35(a).

“Loan-Specific Cure Intent Notice”:  As defined in Section 3.35(a).

“Loan-Specific Cure Option Notice”:  As defined in Section 3.35(a).

“Loan-Specific Cure Payment”:  As defined in Section 3.35(a).

“Loan-Specific Distributable Certificate Interest”:  With respect to any Distribution Date and each Class of Loan-Specific Certificates, the Loan-Specific Accrued Certificate Interest in respect of such Class of Loan-Specific Certificates for such Distribution Date, reduced (to not less than zero) by any allocations to such Class of Loan-Specific Certificates of Loan-Specific Prepayment Interest Shortfall and Loan-Specific Certificate Deferred Interest for such Distribution Date.

“Loan-Specific Interest Distribution Amount”:  With respect to any Class of Loan-Specific Certificates for any Distribution Date, an amount equal to the sum of (a) the Loan-Specific Distributable Certificate Interest and (b) the Loan-Specific Class Unpaid Interest Shortfall, in each case, with respect to such Class of Loan-Specific Certificates for such Distribution Date.

“Loan-Specific Major Decisions”:  means any of the following with respect to a Componentized Mortgage Loan:

(i)           any modification of, or waiver with respect to, the Componentized Mortgage Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Componentized Mortgage Loan or a modification or waiver of any other monetary term of the Componentized Mortgage Loan relating to the amount or timing of any payment of principal or interest or any other sums due and payable under the Mortgage Loan documents or a modification or waiver of any material non-monetary provision of the Componentized Mortgage Loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Property or the borrower;

(ii)           any modification of, or waiver with respect to, the Componentized Mortgage Loan that would result in a discounted pay-off of the related Mortgage Note;

(iii)          any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(iv)         any direct or indirect sale of all or any portion of the related Mortgaged Property or REO Property (other than as required pursuant to the specific terms of the related Mortgage Loan documents);

(v)          any substitution of collateral for the Componentized Mortgage Loan (to the extent lender’s approval is required by the Mortgage Loan documents);

(vi)         any release of the borrower or guarantor from liability with respect to the Componentized Mortgage Loan including, without limitation, by acceptance of an assumption of the Componentized Mortgage Loan by a successor borrower or replacement guarantor except as expressly permitted by the Mortgage Loan documents;

(vii)        any determination not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower);

(viii)       any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, except in each case as expressly permitted by the Mortgage Loan documents;

(ix)          any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent lender’s approval is required by the Mortgage Loan documents);

(x)           the waiver or modification of any documentation relating to the guarantor’s obligations under the guaranty;

(xi)          the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower unless any option to purchase the

Mortgage Note pursuant to this Agreement has expired or been waived under this Agreement;

(xii)         any execution, modification or renewal of any lease (to the extent lender’s approval is required by the Mortgage Loan documents); and

(xiii)        approval of the termination or replacement of a property manager or hotel manager/operator by the borrower, or of the execution, termination, renewal or material modification of any management agreement or hotel management agreement (to the extent lender’s approval is required by the Mortgage Loan documents).

“Loan-Specific Par Purchase Price” shall mean with respect to the related Componentized Mortgage Loan, the sum of:

(i)            the outstanding principal balance of the related the Pooled Component;

(ii)           all accrued and unpaid interest on an amount equal to the amount specified in clause (i) above up to (but excluding) the last day of the underlying interest accrual period with respect to the related Componentized Mortgage Loan in which such purchase occurs (or, if such purchase occurs on a date between the related Due Date and the Distribution Date, all accrued and unpaid interest on an amount equal to the amount specified in clause (i) above up to (but excluding) the last day of the next succeeding interest accrual period);

(iii)          all related accrued and unpaid Servicing Fees, Certificate Administrator Fees (including Trustee Fees), Senior Trust Advisor Fees (with respect to each of the foregoing fees, other than the portion thereof paid from interest collected on the amount specified in clause (i) above), Special Servicing Fees and Workout Fees and unreimbursed Advances with interest thereon with respect to the related Componentized Mortgage Loan;

(iv)          all additional Trust Fund expenses allocable to the related Componentized Mortgage Loan; and

(v)           if the Loan-Specific Par Purchase Price is being paid in connection with the exercise of a Loan-Specific Par Purchase Right more than ninety (90) days following the date on which such right first became exercisable, an amount equal to the applicable Liquidation Fee;

provided that the Loan-Specific Par Purchase Price shall not include any Default Interest, late payment charges or exit fees under any circumstance.

“Loan-Specific Par Purchase Right”:  As defined in Section 3.35(a).

“Loan-Specific Prepayment Interest Shortfall”:  With respect to any Class of Loan-Specific Certificates and any Distribution Date, the amount of Prepayment Interest

Shortfall allocated to the related Non-Pooled Component in accordance with the definition of Prepayment Interest Shortfall herein.

“Loan-Specific Principal Distribution Amount”:  With respect to any Distribution Date and each Class of Loan-Specific Certificates, an amount equal to the sum of (a) the Loan-Specific Principal Shortfall for such Distribution Date, (b) the Loan-Specific Scheduled Principal Distribution Amount for such Distribution Date and (c) the Loan-Specific Unscheduled Principal Distribution Amount for such Distribution Date.

“Loan-Specific Principal Shortfall”:  For any Distribution Date after the initial Distribution Date with respect to any Class of Loan-Specific Certificates, the amount, if any, by which (a) the related Loan-Specific Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount distributed in respect of principal on such Class of Loan-Specific Certificates for such preceding Distribution Date pursuant to Section 4.01A on such preceding Distribution Date.  The Loan-Specific Principal Shortfall for the initial Distribution Date will be zero.

“Loan-Specific Purchase Date”:  As defined in Section 3.35(b).

“Loan-Specific Purchase Notice”: As defined in Section 3.35(b).

“Loan-Specific Purchase Option Notice”: As defined in Section 3.35(b).

“Loan-Specific Purchase Right Cut-off Date”: As defined in Section 3.35(b).

“Loan-Specific Scheduled Principal Distribution Amount”:  With respect to any Distribution Date and each Componentized Mortgage Loan, the aggregate of the principal portions of (a) all Monthly Payments (excluding Balloon Payments) due in respect of such Componentized Mortgage Loan and allocable to the related Non-Pooled Component pursuant to Section 3.35(d) hereof during or, if and to the extent not previously received in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Due Period, and all Assumed Scheduled Payments with respect to the Non-Pooled Component of such Componentized Mortgage Loan for the related Due Period, in each case to the extent paid by the Mortgagor as of the Determination Date and (b) all Balloon Payments with respect to such Componentized Mortgage Loan to the extent allocable to the related Non-Pooled Component pursuant to Section 3.35(d) hereof and received on or prior to the related Determination Date and to the extent not included in clause (a) above.

“Loan-Specific Threshold Event Cure”:  As defined in Section 3.35(f).

“Loan-Specific Threshold Event Collateral”:  As defined in Section 3.35(f).

“Loan-Specific Unscheduled Principal Distribution Amount”:  With respect to any Distribution Date and each Componentized Mortgage Loan, the aggregate of (a) all Principal Prepayments received on such Componentized Mortgage Loan on or prior to the Determination Date and allocable to the related Non-Pooled Component pursuant to Section 3.35(d), and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional

Trust Fund expenses incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, in each case, to the extent allocable to the related Non-Pooled Component pursuant to Section 3.35(d).

“Lower-Tier Distribution Amount”:  As defined in Section 4.01(d).

“Lower-Tier Principal Amount”:  With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)), and as set forth in Section 4.01(d)).

“Lower-Tier REMIC”:  One of two separate REMICs comprising a portion of the Trust Fund, the assets of which consist of the Mortgage Loans (exclusive of Excess Interest) and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust Fund’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the Certificate Account (other than with respect to any Companion Loan), the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account and all other property included in the Trust Fund that is not in the Upper-Tier REMIC or the Grantor Trust.

“Lower-Tier REMIC Distribution Account”:  The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Lower-Tier REMIC Distribution Account”.  Any such account, accounts or sub-accounts shall be an Eligible Account.

“LTV Ratio”:  With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”:  Member of the Appraisal Institute.

“Major Decision”:  As defined in Section 6.07(a).

“Master Servicer”:  With respect to each of the Mortgage Loans, Midland Loan Services, a Division of PNC Bank, National Association, and its successors in interest and assigns, or any successor appointed as allowed herein.

“Master Servicer Remittance Date”:  The Business Day immediately preceding each Distribution Date.

“Maturity Date”:  With respect to any Mortgage Loan, Whole Loan or Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Mortgage Note.

“Merger Notice”:  As defined in Section 6.02(b).

“Midland”:  Midland Loan Services, a Division of PNC Bank, National Association.

“Modification Fees”:  With respect to any Mortgage Loan or Serviced Whole Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Companion Loan documents(as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Monthly Payment”:  With respect to any Mortgage Loan or the related Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Moody’s”:  Moody’s Investors Service, Inc.  If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer and the Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”:  With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage Deferred Interest”:  With respect to any Mortgage Loan as of any Due Date that has been modified to (i) reduce the rate at which interest is paid currently below the Mortgage Rate and (ii) capitalize the amount of such interest reduction, the excess, if any, of (a) interest accrued on the Stated Principal Balance of the related Mortgage Loan during the one-month interest accrual period set forth in the related Mortgage Note at the related Mortgage Rate over (b) the interest portion of the related Monthly Payment, as so modified or reduced, or, if applicable, the interest portion of the Assumed Scheduled Payment due on such Due Date.  For the avoidance of doubt, with respect to any AB Whole Loan, any Mortgage Deferred Interest will be determined after giving effect to the application of the terms of the related Intercreditor Agreement and any applicable waterfall provisions allocating distributions between the Mortgage Loan and the related Companion Loan.  With respect to each Componentized Mortgage Loan, the amount of Mortgage Deferred Interest for the related Componentized Mortgage Loan for the Due Dates occurring in the related Due Period will be allocated, first, to the related Non-Pooled Component, and then, to the related Pooled Component, in each case up to the amount of interest distributable to such component for such Distribution Date.

“Mortgage File”:  With respect to each Mortgage Loan or Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

(i)       the original executed Mortgage Note bearing, or accompanied by, all prior and intervening endorsements, assignments or allonges showing a complete chain of endorsement or assignment from the originator of the related Mortgage Loan to the most recent endorsee, and further endorsed (at the direction of the Depositor given pursuant to the applicable Mortgage Loan Purchase Agreement), on its face or by allonge attached thereto, without recourse, representation or warranty, express or implied to the order of the Trustee in the following form:  “Pay to the order of Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11” or in blank; provided that the requirements of this clause (i) will be satisfied by delivery of a signed lost note affidavit and indemnity properly assigned or endorsed to the Trustee as described above, with a copy of the Mortgage Note attached to it;

(ii)      the original Mortgage (or a copy thereof certified from the applicable recording office) and originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan to the most recent mortgagee of record, in each case with evidence of recording indicated thereon (except for recording information not yet available if the Mortgage or an assignment thereof has not been returned from the applicable recording office);

(iii)     an original Assignment of Mortgage, in complete and recordable form (except for the name of the assignee, if delivered in blank, and except for recording information not yet available, if the Mortgage or an assignment thereof has not been returned from the applicable recording office), executed by the most recent assignee of record thereof prior to the Trustee, or if none, by the originator to “Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11” or in blank and, in the case of any Serviced Whole Loan, in its capacity as “lead lender” under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders, provided that with respect to the Legacy Place Mortgage Loan, such assignment shall be executed in blank until the earlier of the Legacy Place Companion Loan Securitization Date and 180 days after the Closing Date;

(iv)     an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan to the most recent assignee of record, in each case with evidence of recording thereon (except for recording information not yet available, if the Assignment of Leases or an assignment thereof has not been returned from the applicable recording office);

(v)      an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage and to the extent not already assigned as part of the Assignment of Mortgage referred to in clause (iii) of this definition), in recordable form (except for the name of the assignee, if delivered in blank, and except for recording information not yet available, if the instrument being assigned has not been returned from the applicable recording office), executed by the applicable assignee of record to “Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11” or in blank and, in the case of any Serviced Whole Loan, in its capacity as “lead lender” under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders, provided that with respect to the Legacy Place Mortgage Loan, such assignment shall be executed in blank until the earlier of the Legacy Place Companion Loan Securitization Date and 180 days after the Closing Date;

(vi)     an original or copy of any related Security Agreement (if such item is a document separate from the Mortgage) and the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan to the applicable Mortgage Loan Seller;

(vii)    an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage), in complete form (except for the name of the assignee, if delivered in blank, and except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), executed by the applicable Mortgage Loan Seller to “Wells Fargo Bank, National Association, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11” or in blank and, in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or “Senior Noteholder” under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders, provided that with respect to the Legacy Place Mortgage Loan, such assignment shall be executed in blank until the earlier of the Legacy Place Companion Loan Securitization Date and 180 days after the Closing Date;

(viii)   originals or copies of all consolidation, assumption, modification, written assurance and substitution agreements, with evidence of recording thereon, where appropriate, in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been consolidated or modified or the Mortgage Loan has been assumed;

(ix)      the original lender’s title insurance policy issued on the date of the origination of the Mortgage Loan or a copy thereof, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgagor’s fee or leasehold interest in the Mortgaged Property, subject to the exceptions set forth therein, or if the policy has not yet been issued, an original or copy of a “marked-up” written commitment (marked as binding and in all cases countersigned by the title insurer or its authorized agent) or the pro forma or specimen title insurance policy (accepted or approved in writing by the title insurer or its authorized agent) or an agreement to provide the same pursuant to lender’s escrow trust instructions executed by an authorized representative of the title insurance company, provided the policy is issued within eighteen (18) months from the Closing Date, in connection with the related Mortgage Loan;

(x)       the original or copy of any guaranty of the obligations of the Mortgagor under the related Mortgage Loan and any intervening assignments;

(xi)      all UCC Financing Statements, assignments and continuation statements or copies thereof, as filed or recorded, or in form that is complete and suitable for filing or recording, as appropriate, or other evidence of filing or recording sufficient to perfect (and maintain the perfection of) the security interest held by the originator of the related Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Mortgagor at the Mortgaged Property (in each case with evidence of filing or recording thereon, with the exception of filing or recording information not yet available because the UCC Financing Statement, assignment or continuation statement, as the case may be, has not yet been returned from the applicable filing or recording office), and to transfer such security interest to the Trustee;

(xii)     the original power of attorney or a copy thereof (with evidence of recording thereon) granted by the Mortgagor if the Mortgage, Mortgage Note or other document or instrument referred to above was not signed by the Mortgagor;

(xiii)    with respect to any Mortgage Loan with Additional Debt secured by a lien on the related Mortgaged Property, a co-lender agreement, a subordination agreement or other intercreditor agreement, pursuant to which such Additional Debt will be subordinated to, or pari passu with, such Mortgage Loan as set forth in such agreement;

(xiv)     any additional documents required to be added to the Mortgage File pursuant to this Agreement;

(xv)      with respect to any Mortgage Loan secured by a Ground Lease, the related Ground Lease or a copy thereof and any related ground lessor estoppels;

(xvi)     an original of any letter of credit securing such Mortgage Loan and, within sixty (60) days of the Closing Date or such earlier date as required by the issuer of the letter of credit, a copy of the appropriate transfer or assignment documents (which may be in the form of an amendment) for such letter of credit;

(xvii)    a copy of any Environmental Indemnity Agreement, together with a copy of any environmental insurance policy;

(xviii)   a copy of any loan agreement(s);

(xix)     a copy of any escrow agreement(s);

(xx)      a copy of any property management agreement(s);

(xxi)     a copy of any franchise agreements and comfort letters or similar agreements related thereto and, with respect to any franchise agreement or comfort letter or similar agreement related thereto, any assignments thereof or any notice to the franchisor of the transfer of such Mortgage Loan and a request for the issuance of a new comfort letter in favor of the Trust;

(xxii)    a copy of any lock-box or cash management agreement(s);

(xxiii)  a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date (the “Mortgage Loan Checklist”);

(xxiv)   a copy of all environmental reports that were received by the applicable Mortgage Loan Seller relating to the relevant Mortgaged Property;

(xxv)    an original assignment of all unrecorded documents relating to the Mortgage Loan if not already otherwise assigned;

(xxvi)   any Intercreditor Agreement entered in connection with any existing mezzanine indebtedness;

(xxvii)  with respect to each Mortgage Loan that has a Companion Loan, a copy of the Mortgage Note related to such Companion Loan, rather than the original; and

  (xxviii) with respect to a Non-Serviced Mortgage Loan, a copy of the related Non-Serviced Pooling Agreement;

provided, however, that (A) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (B) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the mortgage loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the mortgage loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (C) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (D) with respect to any Mortgage Loan that has a Companion Loan, the execution and/or recordation of any assignment of Mortgage, any separate assignment of Assignment of Leases and any assignment of any UCC Financing Statement in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (i) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (ii) any efforts undertaken by the Trustee, the Master Servicer, or the Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by Trustee, the Master Servicer or the Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, and (E) in connection with the Legacy Place Mortgage Loan, notwithstanding any contrary provision set forth above, (1) instruments of assignment may be in blank and need not be recorded pursuant to this Agreement until the earlier of the Legacy Place Companion Loan Securitization Date, in which case they shall be assigned and recorded in accordance with the Non-Serviced Pooling Agreement, and the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the Legacy Place Companion Loan Securitization Date, and (2) following the Legacy Place Companion Loan Securitization Date, the Person selling such Companion Loan to the Non-Serviced Depositor, at its own expense, will be (a) entitled to direct the Trustee or Custodian to deliver the originals of all mortgage loan documents in its possession (other than the promissory note evidencing the Legacy Place Mortgage Loan) to the Non-Serviced Trustee or custodian therefor, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Trustee or Custodian of photocopies of the mortgage loan documents so delivered to such Non-Serviced Trustee or other custodian, (c) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or other custodian, and (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded.

“Mortgage Loan”:  Each of the mortgage loans (other than the Crossed Underlying Loans of a Crossed Mortgage Loan Group, it being understood that for the purposes of this Agreement each Crossed Mortgage Loan Group shall be treated as one Mortgage Loan) transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund.  As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements.  As used in this Agreement, the term “Mortgage Loan” does include the Mortgage Loan associated with any Whole Loan, but does not include any Companion Loan.

“Mortgage Loan Checklist”:  As defined in the definition of “Mortgage File.”

“Mortgage Loan Purchase Agreement”:  Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”:  The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, which list sets forth the following information with respect to each Mortgage Loan so transferred:

(i)        the loan identification number (as specified in Annex A-1 to the Prospectus Supplement);

(ii)       the Mortgagor’s name;

(iii)     the street address (including city, state, county and zip code) and name of the related Mortgaged Property;

(iv)      the Mortgage Rate in effect at origination;

(v)       the Net Mortgage Rate in effect at the Cut-off Date;

(vi)      the original principal balance;

(vii)     the Cut-off Date Principal Balance;

(viii)    the (a) original term to stated maturity, (b) remaining term to stated maturity and (c) Maturity Date;

(ix)      the original and remaining amortization terms;

(x)       the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

(xi)      the applicable Servicing Fee Rate;

(xii)     whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

(xiii)    [Reserved];

(xiv)    whether such Mortgage Loan is secured by the related Mortgagor’s interest in a ground lease;

(xv)     identifying any Mortgage Loans with which such Mortgage Loan is cross-defaulted or cross-collateralized;

(xvi)    the originator of the related Mortgage Loan and the Mortgage Loan Seller;

(xvii)   whether the related Mortgage Loan has a guarantor;

(xviii)  whether the related Mortgage Loan is secured by a letter of credit;

(xix)     amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;

(xx)      number of grace days;

(xxi)     whether a cash management agreement or lock-box agreement is in place;

(xxii)    the general property type of the related Mortgaged Property;

(xxiii)   whether the related Mortgage Loan permits defeasance;

(xxiv)   the interest accrual period;

(xxv)    Anticipated Repayment Date, if applicable;

(xxvi)   the Revised Rate of such Mortgage Loan, if any; and

(xxvii)  the number of units, pads or square feet with respect to each Mortgaged Property.

Such Mortgage Loan Schedule shall also set forth the aggregate of the amounts described under clause (vii) above for all of the Mortgage Loans.  Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Mortgage Loan Seller”:  Each of (i) JPMorgan Chase Bank, National Association, a national banking association, or its successor in interest and (ii) Ladder Capital Finance LLC, a Delaware limited liability company, or its successor in interest.  For the avoidance of doubt, any reference herein to the “Mortgage Loan Seller” as it relates to Ladder Capital Finance LLC in connection with any obligations thereof shall also be a reference to Ladder Capital Finance Holdings LLLP to the extent that Ladder Capital Finance Holdings LLLP has, in accordance with the related Mortgage Loan Purchase Agreement, agreed to cause Ladder Capital Finance LLC to take any actions thereunder or, to the extent assigned to the Trustee, Ladder Capital Finance Holdings LLLP otherwise has obligations under the related Mortgage Loan Purchase Agreement.

“Mortgage Note”:  The original executed note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, together with any rider, addendum or amendment thereto.

“Mortgage Rate”:  With respect to:  (i) any Mortgage Loan (or, with respect to the Componentized Mortgage Loans, the related Pooled Component), Whole Loan or Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan (or, in the case of any Componentized Mortgage Loan, at the Pooled Component Rate on the related Pooled Component only), Whole Loan or Companion Loan from time to time in accordance with the related Mortgage Note and applicable law; or (ii) any Mortgage Loan or Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date.  For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.

“Mortgaged Property”:  The real property subject to the lien of a Mortgage.

“Mortgagor”:  The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“Net Aggregate Prepayment Interest Shortfall”:  With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls (excluding, with respect to the Componentized Mortgage Loans, Prepayment Interest Shortfalls allocated to the related Non-Pooled Components) incurred in connection with the receipt of Principal Prepayments on the Mortgage Loans during the related Due Period, exceeds (b) the aggregate amount deposited by the Master Servicer in the Certificate Account for such Distribution Date pursuant to Section 3.19 in connection with such Prepayment Interest Shortfalls.

“Net Investment Earnings”:  With respect to the Certificate Account, the Servicing Accounts or the REO Account or Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust Fund held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”:  With respect to the Certificate Account, the Servicing Accounts or the REO Account or Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust Fund held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”:  With respect to any Mortgage Loan (or, in the case of any Componentized Mortgage Loan, the related Pooled Component only) or any REO Loan (other than the portion of an REO Loan related to the Legacy Place Pari Passu Companion Loan or, in the case of any Componentized Mortgage Loan, the related Pooled Component) as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date or, in the case of a Pooled Component, the related Pooled Component Rate)), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan (or, in the case of any Componentized Mortgage Loan, the related Pooled Component) will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the Master Servicer or the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Mortgagor; provided, further, that for any Mortgage Loan (or, in the case of any Componentized Mortgage Loan, the related Pooled Component) that does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates on the Regular Certificates, and the interest rate on the Uncertificated Lower-Tier Interests, the Net Mortgage Rate of such Mortgage Loan (or, in the case of any Componentized Mortgage Loan, the related Pooled Component) for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan (or, in the case of any Componentized Mortgage Loan, the related Pooled Component) on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan (or, in the case of any Componentized Mortgage Loan, the related Pooled Component) during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Interest Reserve Loan, the Net Mortgage Rate for the one-month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable.  With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

“Net Non-Pooled Component Rate”:  With respect to a Non-Pooled Component, the related Non-Pooled Component Rate minus the sum of the Servicing Fee Rate and the Certificate Administrator Fee Rate for the related Componentized Mortgage Loan.

“Net Operating Income”:  With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC.

“Net Pooled Component Rate”:  With respect to a Pooled Component, the related Pooled Component Rate minus the Administrative Cost Rate for the related Componentized Mortgage Loan.

“New Lease”:  Any lease of REO Property entered into at the direction of the Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”:  As defined in Section 5.02(c).

“Non-Pooled Component”  Each of the AN Non-Pooled Component and the PF Non-Pooled Component, individually or collectively, as the context requires.

“Non-Pooled Component Rate”  The AN Non-Pooled Component Rate or the PF Non-Pooled Component Rate, as applicable.

“Nonrecoverable Advance”:  Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.

“Nonrecoverable P&I Advance”:  Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Master Servicer or the Trustee, as applicable, will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the Special Servicer may, at its option and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer) and with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer, the Certificate Administrator, the Trustee, the Senior Trust Advisor and the 17g-5 Information Provider notice of such determination.  Any such determination may be conclusively relied upon by, but shall not be binding upon, the Master Servicer and the Trustee, provided, however, that the Special Servicer shall have no such option to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the Master Servicer or Trustee, as applicable.  If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance.  In making such recoverability determination, the Master Servicer, Special Servicer or Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan as it may have been modified and (ii) the related Mortgaged Properties in their “as is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance.  In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed.  In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer’s possession for making a recoverability determination.  Absent bad faith, the Master Servicer’s, Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.  The determination by the Master Servicer, the Special Servicer or the Trustee, as applicable, that the Master Servicer or the Trustee, as applicable, has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the Special Servicer or the Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event) (and, in the case of a Serviced Mortgage Loan, any Other Servicer), the Senior Trust Advisor (but only in the case of the Special Servicer), the Depositor, or by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor (but only in the case of the Special Servicer) (and, in the case of a Serviced Mortgage Loan, any Other Servicer) and the Certificate Administrator.  The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or Mortgaged Property).  The Trustee shall be entitled to conclusively rely on the Master Servicer’s or Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a P&I Advance is or would be nonrecoverable.  In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.

“Nonrecoverable Servicing Advance”:  Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), Whole Loan or REO Property which, in the reasonable judgment of the Master Servicer, the Special Servicer or the Trustee, as the case may be, will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Whole Loan or REO Property.  In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Whole Loan as it may have been modified and (ii) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses and (c) to estimate and consider (among other things) the timing of recoveries.  In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans that, at the time of such consideration, the reimbursement of which is being deferred or delayed by the Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed.  In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the Master Servicer, may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer’s possession for making a recoverability determination.  The determination by the Master Servicer, the Special Servicer or the Trustee, as the case may be, that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either of the Special Servicer or Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Senior Trust Advisor (but only in the case of the Special Servicer) and the Depositor, or by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer); provided, however, that the Special Servicer may, at its option and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the Master Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider notice of such determination. Any such determination may be conclusively relied upon by, but shall not be binding upon, the Master Servicer, the Special Servicer and the Trustee, provided, however, that the Special Servicer shall have no such option to make an affirmative determination that any Servicing Advance is or would be recoverable and in the absence of a determination by the Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the Master Servicer or the Trustee, as applicable.  If the Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance.  The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls, occupancy status and property inspections, and shall include any existing Appraisal with respect to the related Mortgage Loan or related Mortgaged Property).  The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations.  The Trustee shall be entitled to conclusively rely on the Master Servicer’s or Special Servicer’s, as the case may be, determination that a Servicing Advance is or would be nonrecoverable, and the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable.  Notwithstanding anything herein to the contrary, if the Special Servicer requests that the Master Servicer make a Servicing Advance, the Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, however, the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than emergency advances (although such request may relate to more than one Servicing Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan.  The determination as to the recoverability of any servicing advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the Non-Serviced Pooling Agreement.

“Non-Registered Certificate”:  Unless and until registered under the Securities Act, any Class X-C, Class E, Class F, Class NR, Class AN, Class PF or Class R Certificate.

“Non-Serviced Companion Loan”:  The Legacy Place Pari Passu Companion Loan, but only from and after the Legacy Place Companion Loan Securitization Date.

“Non-Serviced Depositor”:  The “Depositor” under the Non-Serviced Pooling Agreement.

“Non-Serviced Gain-on-Sale Proceeds”:  Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to Section 3.04(e) of the Non-Serviced Pooling Agreement.

“Non-Serviced Intercreditor Agreement”:  The Legacy Place Intercreditor Agreement.

“Non-Serviced Master Servicer”:  The “Master Servicer” under the Non-Serviced Pooling Agreement.

“Non-Serviced Mortgage Loan”:  The Legacy Place Mortgage Loan, but only from and after the Legacy Place Companion Loan Securitization Date.

“Non-Serviced Mortgaged Property”:  The Legacy Place Mortgaged Property, but only from and after the Legacy Place Companion Loan Securitization Date.

“Non-Serviced Paying Agent”:  The “Paying Agent” or “Certificate Administrator” under the Non-Serviced Pooling Agreement.

“Non-Serviced Pooling Agreement”:  Any pooling and servicing agreement that creates a trust fund whose assets include the Legacy Place Pari Passu Companion Loan.

“Non-Serviced Special Servicer”:  The “Special Servicer” under the Non-Serviced Pooling Agreement.

“Non-Serviced Trustee”:  The “Trustee” under the Non-Serviced Pooling Agreement.

“Non-Serviced Whole Loan”:  The Legacy Place Whole Loan, but only from and after the Legacy Place Companion Loan Securitization Date.

“Non-Serviced Whole Loan Controlling Holder”:  After the Legacy Place Companion Loan Securitization Date, the controlling class representative or such other party specified in the Non-Serviced Pooling Agreement.

“Non-Specially Serviced Mortgage Loan”:  Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is not a Specially Serviced Mortgage Loan.

“Non-U.S. Beneficial Ownership Certification”:  As defined in Section 5.03(f).

“Non-U.S. Tax Person”:  Any person other than a U.S. Tax Person, unless, with respect to the Transfer of a Class R Certificate, (i) such person holds such Class R Certificate in connection with the conduct of a trade or business within the United States and furnishes the Transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI (or successor form) or (ii) the Transferee delivers to both the Transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that such Transfer is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such Transfer of the Class R Certificate will not be disregarded for federal income tax purposes.  A Person shall be treated as a Non-U.S. Tax Person, (A) notwithstanding clause (i) of the preceding sentence, if it is a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) any interest in which is owned (or may be owned pursuant to the applicable partnership agreement), directly or indirectly (other than through a U.S. corporation), by a Non-U.S. Tax Person or (B) if such Person is a U.S. Tax Person with respect to whom income from a Class R Certificate is attributable to a foreign permanent establishment of fixed base, within the meaning of an applicable income treaty, of such Person or any other U.S. Tax Person.

“Notional Amount”:  In the case of the Class X-A Certificates, the Class X-A Notional Amount, in the case of the Class X-B Certificates, the Class X-B Notional Amount, and in the case of the Class X-C Certificates, the Class X-C Notional Amount.

“NRSRO”:  Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”:  A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public.

“OCC”:  Office of the Comptroller of the Currency.

“Offered Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class X-A Certificates and Class X-B Certificates.

“Officer’s Certificate”:  A certificate signed by a Servicing Officer of the Master Servicer or the Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”:  Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“Opinion of Counsel”:  A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) the qualification of the Upper-Tier REMIC or Lower-Tier REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of the Master Servicer, the Special Servicer or the Depositor pursuant to Section 6.04, must be an opinion of counsel who is in fact Independent of the Depositor, the Master Servicer, the Special Servicer and the Senior Trust Advisor.

“Original Certificate Balance”:  With respect to any Class of Principal Balance Certificates or Loan-Specific Certificates, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

 “Original Lower-Tier Principal Amount”:  With respect to any Class of Uncertificated Lower-Tier Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”:  With respect to the Class X-A Notional Amount, the Class X-B Notional Amount and Class X-C Notional Amount, the applicable initial Notional Amount thereof as of the Closing Date, as specified in the Preliminary Statement.

“Other Pooling and Servicing Agreement”:  Any pooling and servicing agreement that creates a trust fund whose assets include any Serviced Companion Loan.  For the avoidance of doubt, there are no Other Pooling and Servicing Agreements related to the Trust.

“Other Securitization”:  As defined in Section 11.06.  For the avoidance of doubt, there are no Other Securitizations related to the Trust.

“Other Servicer”:  Any master servicer or special servicer, as applicable, under an Other Pooling and Servicing Agreement.  For the avoidance of doubt, there are no Other Servicers related to the Trust.

“Other Trustee”:  Any trustee under an Other Pooling and Servicing Agreement.  For the avoidance of doubt, there are no Other Trustees related to the Trust.

“Ownership Interest”:  As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”:  As to any Mortgage Loan or REO Loan (but not any related Companion Loan), any advance made by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Date”:  The Business Day immediately prior to each Distribution Date.

“P&I Advance Determination Date”:  With respect to any Distribution Date, the close of business on the related Determination Date.

“Pass-Through Rate”:  Any of the Class A-1 Pass-Through Rate, the Class A-2 Pass-Through Rate, the Class A-3 Pass-Through Rate, the Class A-4 Pass-Through Rate, the Class A-5 Pass-Through Rate, the Class A-SB Pass-Through Rate, the Class A-S Pass-Through Rate, the Class B Pass-Through Rate, the Class C Pass-Through Rate, the Class D Pass-Through Rate, the Class E Pass-Through Rate, the Class F Pass-Through Rate, the Class NR Pass-Through Rate, the Class AN Pass-Through Rate, the Class PF Pass-Through Rate, the Class X-A Pass-Through Rate, the Class X-B Pass-Through Rate or the Class X-C Pass-Through Rate.

“Paying Agent”:  Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, or any successor appointed thereto.

“PCAOB”:  The Public Company Accounting Oversight Board.

“Penalty Charges”:  With respect to any Mortgage Loan or Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan and allocated and paid on such Serviced Companion Loan (or successor REO Loan) in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Yield Maintenance Charge, prepayment premium or any Excess Interest.

“Percentage Interest”:  As to any Certificate (other than the Class R Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class.  With respect to any Regular Certificate or any Loan-Specific Certificate, the percentage interest is equal to the Denomination of such Certificate divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date.  With respect to a Class R Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”:  As defined in Section 11.06.

“Performing Party”:  As defined in Section 11.12.

“Permitted Investments”:  Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)       direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate  (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;

(ii)      time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities (A) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s or the long term obligations of which are rated at least “A2” by Moody’s, (B) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s, (C) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s, (D) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates), and (E) the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest rating categories of each Rating Agency (other than S&P) and at least A-1+ by S&P (or A-1 by S&P, if the obligations mature within 60 days) or such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Class of Certificates (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;

(iii)     repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)     debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition, which debt obligations are rated in the highest rating categories of each Rating Agency (other than S&P) and, at least A-1+ by S&P (or A-1 by S&P, if the obligations mature within 60 days); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)      commercial paper (including both non-interest bearing discount obligations and interest bearing obligations) of any corporation or other entity organized under the laws of the United States or any state thereof payable on demand or on a specified date maturing in one (1) year or less from the date of acquisition thereof and which is rated in the highest rating category of each Rating Agency (other than S&P) and, at least A-1+ by S&P (or A-1 by S&P, if the obligations mature within 60 days) (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities);

(vi)     money market funds, rated in the highest rating categories of each Rating Agency (or if not rated by Moody’s, an equivalent rating (or higher) by S&P and another NRSRO (which may include Fitch, KBRA and/or DBRS)), which may include the Wells Fargo Advantage Heritage Money Market Fund if so qualified;

(vii)    any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30); and

(viii)   any other demand, money market or time depositor, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by the Upper-Tier REMIC or the Lower-Tier REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC.  Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Permitted Special Servicer/Affiliate Fees”:  Any commercially reasonable treasury management fees, banking fees, insurance commissions or fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan or Serviced Whole Loan or REO Property in accordance with this Agreement.

“Permitted Transferee”:  Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an Ownership Interest in any Class R Certificate to such Person will not cause the Trust Fund to fail to qualify as one or more REMICs at any time that the Certificates are outstanding, (c) a Person that is a Non-U.S. Tax Person (other than (i) a Non-U.S. Tax Person in whose hands the income from such Class R Certificate is effectively connected with the conduct of a trade or business within the United States and that has furnished the transferor and the Certificate Registrar with an effective Internal Revenue Service Form W-8ECI or other prescribed form or (ii) a Non-U.S. Tax Person, if in connection with the proposed transfer of such Class R Certificate, the transferor provides an Opinion of Counsel to the Certificate Registrar to the effect that such transfer will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3), (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PF Components”:  As defined in the Preliminary Statement.

“PF Non-Pooled Component”:  As defined in the Preliminary Statement.

“PF Non-Pooled Component Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 12.00000%.

“PF Pooled Component”:  As defined in the Preliminary Statement.

“PF Pooled Component Rate”:  With respect to any Distribution Date, a per annum rate equal to a fixed rate of 6.02073%.

“Plan”:  As defined in Section 5.03(m).

“Pooled Certificates”:  The Certificates, other than the Class AN Certificates and the Class PF Certificates.

“Pooled Component”:  Each of the AN Pooled Component and the PF Pooled Component, individually or collectively, as the context requires.

“Pooled Component Rate”:  The AN Pooled Component Rate and the PF Pooled Component Rate, as applicable.

“Portofino Hotel and Yacht Club Mortgage Loan”:  As defined in the Preliminary Statement.

“Prepayment Assumption”:  A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”:  For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Due Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate (calculated, with respect to each Componentized Mortgage Loan, for these purposes including the related Non-Pooled Component Rate) for such Mortgage Loan and (y) the Certificate Administrator Fee Rate and Senior Trust Advisor Fee Rate, on the amount of such Principal Prepayment from and after such Due Date and ending on the date of such prepayment.

“Prepayment Interest Shortfall”:  For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Due Period, which Principal Prepayment was applied to such Mortgage Loan after the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any prepayment premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate (calculated, with respect to each Componentized Mortgage Loan, for these purposes including the related Non-Pooled Component Rate) for such Mortgage Loan and (y) the Certificate Administrator Fee Rate and the Senior Trust Advisor Fee Rate, on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on such following Due Date.  With respect to each Componentized Mortgage Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated between the related Pooled Component and Non-Pooled Component, pro rata, based on the ratio of the respective Stated Principal Balances of the related Pooled Component and Non-Pooled Component.

“Primary Collateral”:  With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”:  The monthly fee payable by the Master Servicer solely from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Prime Rate”:  The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”:  Each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR Certificates.

“Principal Distribution Amount”:  With respect to any Distribution Date and the Principal Balance Certificates, an amount equal to the sum of: (a) the Principal Shortfall for such Distribution Date, (b) the Scheduled Principal Distribution Amount for such Distribution Date and (c) the Unscheduled Principal Distribution Amount for such Distribution Date; provided that the Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances, with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, the related Pooled Component) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, the related Pooled Component) in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, the related Pooled Component) are subsequently recovered on the related Mortgage Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Principal Prepayment”:  Any payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Principal Shortfall”:  For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount distributed in respect of principal on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR Certificates for such preceding Distribution Date pursuant to Section 4.01(a) on such preceding Distribution Date.  The Principal Shortfall for the initial Distribution Date will be zero.

 “Privileged Communications”:  Any correspondence between the Directing Certificateholder and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”:  Any (i) correspondence between the Directing Certificateholder and the Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Mortgagor or other interested party and (iii) information subject to attorney-client privilege (and clearly and prominently identified as such).  Both the Master Servicer and the Special Servicer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Person”:  The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, any Additional Servicer designated by the Master Servicer or the Special Servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the Senior Trust Advisor, any affiliate of the Senior Trust Advisor designated by the Senior Trust Advisor, any Companion Holder identified to the Certificate Administrator by the Master Servicer, any Person who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website.  In determining whether any person is an Additional Servicer or an affiliate of the Senior Trust Advisor, the Certificate Administrator may rely on direction by the Master Servicer, the Special Servicer, each Mortgage Loan Seller or the Senior Trust Advisor, as the case may be.

“Prohibited Prepayment”:  As defined in the definition of Compensating Interest Payments.

“Prospectus”:  The Prospectus, dated April 26, 2013, as supplemented by the Prospectus Supplement.

“Prospectus Supplement”:  The Prospectus Supplement, dated May 6, 2013, relating to the offering of the Offered Certificates.

“Purchase Option Trigger”: As defined in Section 3.35(b).

“Purchase Price”:  With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 6 of the related Mortgage Loan Purchase

Agreement by the related Mortgage Loan Seller, (B) Section 3.18, or (C) Section 9.01, a price, without duplication, equal to:

(i)       the outstanding principal balance of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) as of the date of purchase; plus

(ii)      all accrued and unpaid interest on such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), at the related Mortgage Rate in effect from time to time (exclusive of Default Interest and Excess Interest) to, but not including, the Due Date immediately preceding the Determination Date for the related Distribution Date in which such Purchase Price is included in the Available Distribution Amount; plus

(iii)     all related Servicing Advances that have not been reimbursed out of collections from such Mortgage Loan (or related REO Loan) and accrued and unpaid interest on related Advances at the Reimbursement Rate, and any Special Servicing Fees (whether paid or unpaid), and all additional Trust Fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)); plus

(iv)     if such Mortgage Loan (or related REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without limitation, legal fees and expenses and any expenses of the Trust Fund relating to such Mortgage Loan (or related REO Loan); plus

(v)      Liquidation Fees, if any, payable with respect to such Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such repurchase occurs prior to the expiration of the Extended Cure Period).

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.18(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan. With respect to any REO Property to be sold pursuant to Section 3.18(b), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related REO Loan (including any related Companion Loan).  With respect to any sale pursuant to Section 3.18(a)(ii) or Section 3.18(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement.  Notwithstanding the foregoing, with respect to any repurchase pursuant to subclause (A) and subclause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.

“Qualified Institutional Buyer”:  A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”:  (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least:  (a) “A3” by Moody’s (or, if not rated by Moody’s, at least, “A-” by one other nationally recognized insurance rating organization (which may include S&P or A.M. Best Company)), and (b) “A-” by S&P and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as set forth in Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated by at least one of the following Rating Agencies of at least (a)  “A3” by Moody’s, (b) “A-” by S&P, (c) “A-” by Fitch, (d) “A:X” by A.M. Best Company, Inc. or, (e) “A(low)” by DBRS, or, in the case of clauses (i) or (ii), such other rating as to which a Rating Agency Confirmation has been obtained.

“Qualified Holder”: A Holder or prospective Holder of the Class PF Certificates that (x) is an Institutional Accredited Investor, and (y) itself, or a Person that owns or controls such Holder or prospective Holder (1) has total assets of at least $150,000,000, (2) has a net worth of at least $75,000,000, and (3) is regularly engaged in the business of owning or operating commercial real estate properties or making investments in commercial real estate.

“Qualified Replacement Special Servicer”:  A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, (ii) is not an Affiliate of the Senior Trust Advisor, (iii) is not obligated to pay the Senior Trust Advisor (x) any fees or otherwise compensate the Senior Trust Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Senior Trust Advisor for the replacement Special Servicer to become the Special Servicer, (iv) is not entitled to receive any compensation from the Senior Trust Advisor other than compensation that is not material and is unrelated to the Senior Trust Advisor’s recommendation that such party be appointed as the replacement special servicer, and (v) is not entitled to receive any fee from the Senior Trust Advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders.

“Qualified Substitute Mortgage Loan”:  A mortgage loan that must, on the date of substitution:  (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (iii) have the same Due Date as and grace period no longer than that of the deleted Mortgage Loan; (iv) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360 day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than two (2) years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (vi) have a then-current loan to value ratio equal to or less than the lesser of the deleted Mortgage Loan as of the Closing Date and 75%, in each case using the “value” for the Mortgaged Property as determined using an MAI appraisal; (vii) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal to the greater of the original debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and 1.25x; (x) constitute a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization schedule that extends to a date that is after the date two (2) years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the deleted Mortgage Loan; (xiii) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved, so long as a Control Event has not occurred and is not continuing, by the Directing Certificateholder; (xv) prohibit defeasance within two (2) years of the Closing Date; (xvi) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either of the REMICs established under this Agreement or the imposition of tax on either of such REMICs other than a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel; (xvii) have an engineering report with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due.  In the event that more than one mortgage loan is substituted for a deleted Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate or Pooled Component Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate and the Senior Trust Advisor Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the Weighted Average Net Mortgage Rate) of any class of Principal Balance Certificates having a Certificate Balance then outstanding.  When a Qualified Substitute Mortgage Loan is substituted for a deleted Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

“RAC No-Response Scenario”:  As defined in Section 3.30(a).

“Rated Final Distribution Date”:  As to each Class of Certificates, the Distribution Date in April 2046.

“Rating Agency”:  Each of S&P and Moody’s or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator and the Master Servicer, and specific ratings of S&P and Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”:  With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.

“Rating Agency Inquiry”:  As defined in Section 4.08(c).

“Rating Agency Q&A Forum and Servicer Document Request Tool”:  As defined in Section 4.08(c).

“Record Date”:  With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Regular Certificates”:  Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class NR, Class X-A, Class X-B and Class X-C Certificates.

“Regulation AB”:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Subordinate Companion Loan Securitization”:  As defined in Section 11.15.

“Regulation AB Servicing Officer”:  Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and/or the Certificate Administrator by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”:  Regulation D under the Act.

“Regulation S”:  Regulation S under the Act.

“Regulation S Book-Entry Certificates”:  The Non-Registered Certificates sold to non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Non-Registered Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Regulation S Transfer Certificate”:  A certificate substantially in the form of Exhibit K or Exhibit L hereto, as applicable.

“Reimbursement Rate”:  The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.

“Related Certificates,” and “Related Uncertificated Lower-Tier Interests”:  For each of the following Classes of Certificates, the related Class of Uncertificated Lower-Tier Interests; and for the following Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates set forth below:
Related Certificates	Related Uncertificated Lower-Tier Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-2 Certificates	Class LA2 Uncertificated Interest
Class A-3 Certificates	Class LA3 Uncertificated Interest
Class A-4 Certificates	Class LA4 Uncertificated Interest
Class A-5 Certificates	Class LA5 Uncertificated Interest
Class A-SB Certificates	Class LASB Uncertificated Interest
Class A-S Certificates	Class LAS Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class NR Certificates	Class LNR Uncertificated Interest
Class AN Certificates	Class LAN Uncertificated Interest
Class PF Certificates	Class LPF Uncertificated Interest

“Relevant Servicing Criteria” means the Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto.  For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria.  With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, the Master Servicer

or the Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”:  A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”:  The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Provisions”:  Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”:  With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”:  A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16(b) on behalf of the Trustee in trust for the Certificateholders and with respect to any Serviced Whole Loan, in trust for the related Serviced Companion Noteholder, which shall initially be entitled “CWCapital Asset Management LLC, or the applicable successor special servicer, as Special Servicer, for the benefit of Wells Fargo Bank, National Association as Trustee, in trust for registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, REO Account”.  Any such account or accounts shall be an Eligible Account.

“REO Acquisition”:  The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”:  The sale or other disposition of the REO Property pursuant to Section 3.18.

“REO Extension”:  As defined in Section 3.16(a).

“REO Loan”:  Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, the related Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property.  Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable).  Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition.  All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of a REO Loan.  All amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Certificate Administrator or the Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional Trust Fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan.  In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount” shall be deemed outstanding until recovered.

“REO Property”:  A Mortgaged Property acquired by the Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein and the Trustee (as holder of the Uncertificated Lower-Tier Interests) (and also including, if applicable, the Trust Fund’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the Non-Serviced Special Servicer on behalf of, and in the name of, the Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.  References herein to the Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting or to Appraisal Reductions and Final Recovery Determinations with respect to an “REO Property”, shall not include the Trust Fund’s beneficial interest in a Non-Serviced Mortgaged Property.  For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC.

“REO Revenues”:  All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”:  As defined in Section 11.07.

“Reporting Servicer”:  The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Request”:  As defined in Section 2.02(g).

“Repurchase Request Recipient”:  As defined in Section 2.02(g).

“Request for Release”:  A release signed by a Servicing Officer of the Master Servicer or the Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Holders”:  As defined in Section 4.05(b).

“Requesting Party”:  As defined in Section 3.30(a).

“Residual Ownership Interest”:  Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”:  Any officer in the corporate trust department of the Trustee or the Certificate Administrator, as applicable, having direct responsibility for the administration of this Agreement.

“Restricted Period”:  The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Fee Rate”:  An amount equal to 0.005% per annum with respect to each Mortgage Loan.

“Revised Rate”:  With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Rule 144A”:  Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”:  With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“S&P”:  Standard & Poor’s Ratings Services, and its successors in interest.  If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”  means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”:  As defined in Section 11.05(a).

“Scheduled Principal Distribution Amount”:  With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following (excluding, with respect to the Componentized Mortgage Loans, any amounts allocated to the related Non-Pooled Component):  (a) all Monthly Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Due Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Due Period, in each case to the extent either (i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date) or (ii) advanced by the Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a grace period ending after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

“Securities Act”:  The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”:  With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Certificate”:  Any Class A (other than the Class A-S Certificates) and Class X Certificate.

“Senior Trust Advisor”:  Pentalpha Surveillance LLC, and its successors in interest and assigns, or any successor senior trust advisor appointed as herein provided.

“Senior Trust Advisor Annual Report”:  As defined in Section 3.31(c).

“Senior Trust Advisor Consulting Fee”:  A fee for each Major Decision on which the Senior Trust Advisor has consulting rights equal to $10,000 with respect to any Mortgage Loan or such lesser amount as the related Mortgagor agrees to pay, payable pursuant to Section 3.05 of this Agreement; provided, however, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Senior Trust Advisor may in its sole discretion reduce the Senior Trust Advisor Consulting Fee with respect to any Major Decision; provided, further, that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Senior Trust Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special

Servicer, as applicable, shall consult with the Senior Trust Advisor prior to any such waiver or reduction).

“Senior Trust Advisor Expenses”:  With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional Trust Fund expenses payable to the Senior Trust Advisor pursuant to this Agreement (other than the Senior Trust Advisor Fee and the Senior Trust Advisor Consulting Fee).

“Senior Trust Advisor Fee”:  With respect to each Mortgage Loan (excluding the Legacy Place Mortgage Loan and, with respect to the Componentized Mortgage Loans, excluding the related Non-Pooled Components) and REO Loan (with respect to the Componentized Mortgage Loans, excluding the related Non-Pooled Components), the fee payable to the Senior Trust Advisor pursuant to Section 3.31(h).

“Senior Trust Advisor Fee Rate”:  With respect to each Interest Accrual Period related to any applicable Distribution Date, a per annum rate of 0.00175%.

“Serviced Companion Loan”:  Prior to the Legacy Place Companion Loan Securitization Date, the Legacy Place Pari Passu Companion Loan.

“Serviced Companion Loan Securities”:  Any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan.  For the avoidance of doubt, there are no Serviced Companion Loan Securities related to the Trust.

“Serviced Companion Noteholder”:  Prior to the Legacy Place Companion Loan Securitization Date, the holder of the Legacy Place Pari Passu Companion Loan.

“Serviced Mortgage Loan”:  Prior to the Legacy Place Companion Loan Securitization Date, the Legacy Place Mortgage Loan.

“Serviced Pari Passu Companion Loan”:  Prior to the Legacy Place Companion Loan Securitization Date, the Legacy Place Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan”:  Prior to the Legacy Place Companion Loan Securitization Date, the Legacy Place Mortgage Loan.

“Serviced Pari Passu Whole Loan”:  Prior to the Legacy Place Companion Loan Securitization Date, the Legacy Place Whole Loan.

“Serviced Securitized Companion Loan”:  Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Subordinate Companion Loan Securitization.  For the avoidance of doubt, there are no Serviced Securitized Companion Loans related to the Trust.

“Serviced Whole Loan”:  Prior to the Legacy Place Companion Loan Securitization Date, the Legacy Place Whole Loan.

“Serviced Whole Loan Controlling Holder”:  The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.  For the avoidance of doubt, for so long as the Legacy Place Whole Loan remains a Serviced Whole Loan, the Directing Certificateholder shall be the Serviced Whole Loan Controlling Holder.

“Serviced Whole Loan Remittance Date”:  Such date as required by the related Intercreditor Agreement; provided, however, such Serviced Whole Loan Remittance Date shall not be earlier than two (2) Business Days following the date the Master Servicer receives the related Monthly Payment with respect to the Serviced Whole Loan.

“Servicer Termination Event”:  One or more of the events described in Section 7.01(a).

“Servicing Account”:  The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Advances”:  All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the Master Servicer, the Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and in the case of a Serviced Mortgage Loan, the related Serviced Companion Loan), other than a Non-Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) an REO Property, including (in the case of each of such clause (a) and clause (b)), but not limited to, (x) the cost of (i) compliance with the Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”.  Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the Master Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Servicing Criteria”:  The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.

“Servicing Fee”:  With respect to each Mortgage Loan, Serviced Companion Loan and REO Loan, the fee payable to the Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”:  With respect to each Mortgage Loan, Serviced Companion Loan (other than the Legacy Place Pari Passu Companion Loan) and REO Loan, a per annum rate equal to the rate set forth on the Mortgage Loan Schedule under the heading “Servicing Fee Rate”, in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan in the same manner in which interest is calculated in respect of the Mortgage Loans.  With respect to the Legacy Place Whole Loan, the “Servicing Fee Rate” (A) with respect to the Legacy Place Mortgage Loan (x) prior to the Legacy Place Companion Loan Securitization Date, shall be a per annum rate equal to 0.0125%, and (y) following the Legacy Place Companion Loan Securitization Date, shall be a per annum rate equal to 0.0025%, and (B) with respect to the Legacy Place Pari Passu Companion Loan, (x) prior to the Legacy Place Companion Loan Securitization Date, shall be a per annum rate equal to 0.01%, and (y) following the Legacy Place Companion Loan Securitization Date, shall be reduced to zero.

“Servicing File”:  A photocopy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the Master Servicer:  (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller, relating to the relevant Mortgaged Property.

“Servicing Function Participant”:  Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor and the Certificate Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI or (ii) the Depositor reasonably determines that a Master Servicer or the Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person.  The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto.  Exhibit GG shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”:  Any officer and/or employee of the Master Servicer, the Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans (and in the case of a Serviced Mortgage Loan, any related Serviced Companion Loan), whose name and specimen signature appear on a list of servicing officers furnished by the Master Servicer, the Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Senior Trust Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Standard”:  As defined in Section 3.01(a).

“Servicing Transfer Event”:  With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Companion Loan, subject to Section 3.35(a), the occurrence of any of the following events:

(i)       with respect to a Mortgage Loan or Companion Loan that is not a Balloon Mortgage Loan, (a) a payment default shall have occurred at its original Maturity Date, or (b) if the original Maturity Date of such Mortgage Loan or Companion Loan has been extended as provided herein, a payment default shall have occurred at such extended Maturity Date; or

(ii)      with respect to each Mortgage Loan or Companion Loan that is a Balloon Mortgage Loan, the Balloon Payment is delinquent and the related Mortgagor has not provided the Master Servicer, within sixty (60) days after the related Maturity Date, with a bona fide written commitment for refinancing, reasonably satisfactory in form and substance to the Master Servicer, which provides that such refinancing will occur within one hundred-twenty (120) days of such related Maturity Date, provided that the Mortgage Loan and any related Companion Loan will become a Specially Serviced Mortgage Loan immediately if the related Mortgagor fails to diligently pursue such financing or to pay any Assumed Scheduled Payment on the related Due Date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, the related Mortgage Loan and any related Companion Loan will become a Specially Serviced Mortgage Loan at the end of such 120-day period (or for such shorter period beyond the date on which that Balloon Payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates); or

(iii)     any Monthly Payment (other than a Balloon Payment) is more than sixty (60) days delinquent (unless, in the case of a Serviced Whole Loan, Componentized Mortgage Loan or Mortgage Loan with mezzanine debt, prior to such Monthly Payment becoming more than sixty (60) days delinquent the holders of the related Companion Loan, Loan-Specific Certificate or mezzanine debt, as applicable, cures such delinquency, subject to the terms and provisions of the related Intercreditor Agreement); or

(iv)     the Master Servicer makes a judgment, or receives from the Special Servicer a written determination of the Special Servicer (with the consent, prior to the occurrence and continuance of any Control Event, of the Directing Certificateholder, in the case of the Special Servicer), that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the related Mortgagor within sixty (60) days; or

(v)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor; provided that if such decree or order is discharged or stayed within sixty (60) days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within sixty (60) days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Mortgage Loan (and any related Companion Loan), shall no longer be a Specially Serviced Mortgage Loan (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed to the Trust Fund by the Special Servicer); or

(vi)     the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)    the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(viii)   a default of which the Master Servicer or the Special Servicer, as applicable, has notice (other than a failure by such Mortgagor to pay principal or interest) and which the Master Servicer or Special Servicer (in the case of the Special Servicer, prior to the occurrence and continuance of any Control Event, with the consent of the Directing Certificateholder) determines in its good faith reasonable judgment may materially and adversely affect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole, if applicable, has occurred and remained unremedied for the applicable grace period specified in the related Mortgage Loan or Companion Loan documents, other than the failure to maintain terrorism insurance if such failure constitutes an Acceptable Insurance Default (or if no grace period is specified for those defaults which are capable of cure, sixty (60) days); or

(ix)      the Master Servicer or Special Servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the related Mortgaged Property; or

(x)       the Master Servicer or Special Servicer (in the case of the Special Servicer, prior to the occurrence and continuance of any Control Event, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (iv) above) under a Mortgage Loan or Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan and Companion Loan (if any) or otherwise materially adversely affect the interests of Certificateholders (and, with respect to any Serviced Whole Loan, the interests of the related Serviced Companion Noteholder), as a collective whole, and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or Companion Loan or, if no cure period is specified and the default is capable of being cured, for thirty (30) days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or Companion Loan; provided that any determination that a Servicing Transfer Event has occurred under this clause (x) with respect to any Mortgage Loan or Companion Loan solely by reason of the failure (or imminent failure) of the related Mortgagor to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer (prior to the occurrence and continuance of any Control Event, with the consent of the Directing Certificateholder);

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Mortgage Loan shall be a Specially Serviced Mortgage Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Mortgage Loan.  If any Serviced Companion Loan becomes a Specially Serviced Mortgage Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Mortgage Loan.  If any Serviced Mortgage Loan becomes a Specially Serviced Mortgage Loan, the related Serviced Companion Loan shall also become a Specially Serviced Mortgage Loan.  With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced Pooling Agreement.

“Significant Obligor”:  As defined in Section 11.16.

“Similar Law”:  As defined in Section 5.03(m).

“Sole Certificateholder”:  Any Certificate Owner of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of the then-outstanding Class X-B, Class E, Class F, Class NR, Class AN, Class PF Certificates or, with respect to such Classes of Certificates, an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been retired.

“Special Notice”:  As defined in Section 5.06.

“Special Servicer”:  With respect to each of the Mortgage Loans and the Serviced Companion Loans (if any), CWCapital Asset Management LLC, and its successors in interest and assigns, or any successor special servicer appointed as herein provided.

“Special Servicing Fee”:  With respect to each Specially Serviced Mortgage Loan and REO Loan (other than a Non-Serviced Mortgage Loan), the fee payable to the Special Servicer pursuant to Section 3.11(b).

“Special Servicing Fee Rate”:  With respect to each Specially Serviced Mortgage Loan and each REO Loan (other than a Non-Serviced Mortgage Loan), 0.25% per annum computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) or Companion Loan, if applicable, in the same manner as interest is calculated on the Specially Serviced Mortgage Loans.

“Specially Serviced Mortgage Loan”:  As defined in Section 3.01(a).

“Startup Day”:  The day designated as such in Section 10.01(b).

“Stated Principal Balance”:  With respect to any Mortgage Loan, Pooled Component or Non-Pooled Component, as of any date of determination, an amount equal to (x) the Cut-off Date Principal Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received), plus (y) any Mortgage Deferred Interest added to the principal balance of such Mortgage Loan (or, with respect to a Componentized Mortgage Loan, the related Pooled Component’s or Non-Pooled Component’s allocable share of Mortgage Deferred Interest, allocated to such component first, to the related Non-Pooled Component, and then, to the related Pooled Component, in each case up to the amount of the reduction in interest distributable to such component for such Distribution Date as the result of the application of such Mortgage Deferred Interest pursuant to Section 4.06) on or before the end of the immediately preceding Due Period minus (z) the sum of:

(i)       the principal portion of each Monthly Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the Master Servicer;

(ii)      all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Due Period for the most recent Distribution Date;

provided, however, that with respect to the related Pooled Component and/or Non-Pooled Component, as applicable, of any Componentized Mortgage Loan, the foregoing clauses (i) – (iv) shall be the applicable portion of the stated amount in respect of the related Componentized Mortgage Loan that is allocable to such Pooled Component or Non-Pooled Component, as applicable, pursuant to Section 3.35(d) hereof.

With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date.  On any date of determination, the Stated Principal Balance of each Whole Loan shall be the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

“Statement to Certificateholders”:  As defined in Section 4.02(a).

“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Senior Trust Advisor, an Additional Servicer or a Sub-Servicer.

“Subordinate Certificate”:  Any Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR Certificate.

“Subordinate Companion Loan”:  With respect to any AB Whole Loan, the related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement.  For the avoidance of doubt, there are no Subordinate Companion Loans in the Trust Fund.

“Sub-Servicer”:  Any Person that services Mortgage Loans on behalf of the Master Servicer, the Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Master Servicer, the Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”:  The written contract between the Master Servicer or the Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

“Substitution Shortfall Amount”:  With respect to a substitution pursuant to Section 2.03(b) hereof, an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution.  In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more deleted Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s) being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).

“Surviving Entity”:  As defined in Section 6.02(b).

“Tax Returns”:  The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”:  As defined in Section 5.02(a).

“Transfer”:  Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“TIA”:  As defined in Section 12.11.

“TIA Applicability Determination”:  As defined in Section 12.11.

“Transferable Servicing Interest”:  The amount by which the Servicing Fee otherwise payable to the Master Servicer hereunder exceeds the sum of (i) the Primary Servicing Fee and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate, which is subject to reduction by the Trustee pursuant to Section 3.11(a) of this Agreement.

“Transferee”:  Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”:  As defined in Section 5.03(n).

“Transferor”:  Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”:  As defined in Section 5.03(n).

“Trust”:  The trust created hereby and to be administered hereunder.  The Trust shall be named:  “J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11”.

“Trust Fund”:  The corpus of the trust created hereby and to be administered hereunder, consisting of:  (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto (subject to, in the case of a Serviced Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust Fund’s interest therein) or the Trust Fund’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced Pooling Agreement; (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein); (v) the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust Fund’s interest therein); (vi) any Assignment of Leases and any security agreements (to the extent of the Trust Fund’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust Fund’s interest therein); (viii) all assets deposited in the Servicing Accounts (to the extent of the Trust Fund’s interest therein), amounts on deposit in the Certificate Account (to the extent of the Trust Fund’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust Fund’s interest in such Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Trust Fund’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust Fund’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Uncertificated Lower-Tier

Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor).

“Trustee”:  Wells Fargo Bank, National Association, or its successor in interest, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”:  The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator Fee.  No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan.

“UCC”:  The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”:  A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Uncertificated Lower-Tier Interests”:  Any of the Class LA1, Class LA2, Class LA3, Class LA4, Class LA5, Class LASB, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LAN, Class LPF and Class LNR Uncertificated Interests.

“Underwriters”:  J.P. Morgan Securities LLC, Ladder Capital Securities LLC, Drexel Hamilton, LLC and Morgan Stanley & Co. LLC.

“Uninsured Cause”:  Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”:  Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”:  Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”:  With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following (excluding, with respect to the Componentized Mortgage Loans, any amounts allocated to the related Non-Pooled Component):  (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional Trust Fund expenses incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

“Upper-Tier REMIC”:  One of the two separate REMICs comprising the Trust Fund, the assets of which consist of the Uncertificated Lower-Tier Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”:  The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association, as Trustee, in trust for the registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Upper-Tier REMIC Distribution Account”.  Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”:  Lawful money of the United States of America.

“U.S. Tax Person”:  A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”:  The portion of the voting rights of all of the Certificates which is allocated to any Certificate.  At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows:  (i) 2% in the case of the Class X Certificates (allocated, pro rata, between the Class X-A, Class X-B Certificates and Class X-C Certificates, based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of any other Class of Regular Certificates (other than the Class X Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(d) or the Senior Trust Advisor pursuant to Section 3.31(i), taking into account any notional reduction in the Certificate Balance for Appraisal Reductions allocated to the Certificates pursuant to Section 4.05(a) hereof) of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(d) or the Senior Trust Advisor pursuant to Section 3.31(i), taking into account any notional reduction in the Certificate Balance for Appraisal Reductions allocated to the Certificates pursuant to Section 4.05(a) hereof) of the

Regular Certificates (other than the Class X Certificates), each determined as of the Distribution Date immediately preceding such time.  The Class AN, Class PF and Class R Certificates will not be entitled to any Voting Rights.  Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests evidenced by their respective Certificates.  Appraisal Reductions shall not result in a change in the Class Voting Rights of any Class of Regular Certificates.

“Weighted Average Net Mortgage Rate”:  With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (or, in the case of a Componentized Mortgage Loan, the related Net Pooled Component Rate) as of the first day of the related Due Period, weighted on the basis of their respective Stated Principal Balances (excluding, in the case of a Componentized Mortgage Loan, the related Non-Pooled Component) as of the first day of such Due Period (after giving effect to any payments received during any applicable grace period).

“WHFIT”:  shall mean a “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”:  shall mean Treasury Regulations Section 1.671-5, as amended or successor provisions.

“WHMT”:  A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”:  Any of (i) the Legacy Place Whole Loan, or (ii) an AB Whole Loan.

“Withheld Amounts”:  As defined in Section 3.25(a).

“Workout-Delayed Reimbursement Amounts”:  With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Monthly Payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents.  That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”:  The fee paid to the Special Servicer with respect to each Corrected Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan) in accordance with Section 3.11(c).

“Workout Fee Rate”:  With respect to each Corrected Mortgage Loan, a fee of 1.00% of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan.

“Yield Maintenance Charge”:  With respect to any Mortgage Loan or REO Loan, the yield maintenance charge or prepayment premium set forth in the related Mortgage Loan documents; provided that no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts then due under such Mortgage Loan or REO Loan.

“YM Group”:  YM Group A or YM Group B, as applicable.

“YM Group A”:  Collectively, the Class A Certificates and the Class X-A Certificates.

“YM Group B”:  Collectively, the Class B, Class C, Class D, Class X-B and Class X-C Certificates.

Section 1.02     Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)         All calculations of interest (other than as provided in the related Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(ii)        Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer, the Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

(iii)       Any reference to the Certificate Balance of any Class of Principal Balance Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01(a) and (d), (b) any Collateral Support Deficit allocated to such Class of Principal Balance Certificates on the immediately preceding Distribution Date pursuant to Section 4.04, (c) the addition of any Certificate Deferred Interest allocated to such Class of Principal Balance Certificates and added to such Certificate Balance pursuant to Section 4.06(b) and (d) any recoveries on the related Mortgage Loans of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans that resulted in a reduction of the Principal Distribution Amount, which recoveries are allocated to such Class of Principal Balance Certificates and added to the

Certificate Balance pursuant to Section 4.04(a).  Any reference to the Certificate Balance of any Class of Loan-Specific Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Loan-Specific Certificates on such Distribution Date after giving effect to (a) any distributions made on such Distribution Date pursuant to Section 4.01A , (b) any Loan-Specific Collateral Support Deficit allocated to such Class of Loan-Specific Certificates on the immediately preceding Distribution Date pursuant to Section 4.04, and (c) the addition of any Loan-Specific Certificate Deferred Interest allocated to such Class of Loan-Specific Certificates and added to such Certificate Balance pursuant to Section 4.06(b).

(iv)       All net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made using a discount rate (a) for principal and interest payments on a Mortgage Loan or Serviced Companion Loan, as applicable, or sale of a Mortgage Loan, by the Special Servicer, the higher of (x) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination and (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan, as applicable, based on its outstanding principal balance, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)        Any reference to “expense of the trust” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of trust expenses or such Intercreditor Agreement does not prohibit the following application of trust expenses (i) with respect to any Serviced Pari Passu Mortgage Loan, pro rata and pari passu, to the Trust Fund and Serviced Pari Passu Companion Loan in accordance with the respective Stated Principal Balances of the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, or (ii) with respect to any AB Mortgage Loan, first, to the related Subordinate Companion Loan and then, to the Trust Fund.

[End of Article I]

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans.  (a)  The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Uncertificated Lower-Tier Interests) all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 1, 2, 3, 4, 5 (excluding Section 5(d)), 6(a) (excluding clauses (viii) and (xii) of Section 6(a)), 6(c), 6(d), 6(e), 6(f), 6(g), 10, 11, 13, 14, 15, 17, 18 and 19 of each of the Mortgage Loan Purchase Agreements and Sections 20 and 21 of the Mortgage Loan Purchase Agreement among the Depositor, Ladder Capital Finance LLC and Ladder Capital Finance Holdings LLLP, (iii) the Intercreditor Agreements, and (iv) all other assets included or to be included in the Trust Fund.  Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date; (ii) prepayments of principal collected on or before the Cut-off Date; and (iii)  with respect to those Mortgage Loans that were closed in April 2013 but have their first Due Date in June 2013, any interest amounts relating to the period prior to the Cut-off Date).  The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 12.07, is intended by the parties to constitute a sale.  In connection with the assignment to the Trustee of Sections 1, 2, 3, 4, 5 (excluding Section 5(d)), 6(a) (excluding clauses (viii) and (xii) of Section 6(a)), 6(c), 6(d), 6(e), 6(f), 6(g), 10, 11, 13, 14, 15, 17, 18 and 19 of each of the Mortgage Loan Purchase Agreements and Sections 20 and 21 of the Mortgage Loan Purchase Agreement among the Depositor, Ladder Capital Finance LLC and Ladder Capital Finance Holdings LLLP, it is intended that the Trustee get the benefit of Sections 10, 11 and 14 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 11 and 14 in connection therewith.

(b)        In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Custodian (or with respect to letters of credit, the Master Servicer), on or before the Closing Date, the Mortgage File for each Mortgage Loan so assigned, with copies to the Master Servicer (except for letters of credit).  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied upon such Mortgage Loan Seller’s delivery of a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee and the Trust.  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of “Mortgage File,” with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within 10 Business Days of the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian on or before the Closing Date, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company, in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred-eighty (180) days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy).  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (viii), (xi) and (xii) of the definition of “Mortgage File,” with evidence of filing or recording thereon, for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the Closing Date.  Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b).  If, on the Closing Date as to any Mortgage Loan, subject to the next sentence, the applicable Mortgage Loan Seller cannot deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v) (to the extent not already assigned pursuant to clause (iii)), clause (vii) (to the extent not already assigned pursuant to clause (iii)) or clause (xi) of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred-eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, as the Trustee in its discretion may consent to, which consent shall not be unreasonably withheld so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument).  If, in accordance with the related

Mortgage Loan Purchase Agreement and consistent with Section 2.01(c) of this Agreement, as to any Mortgage Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v) (to the extent not already assigned pursuant to clause (iii)) or clause (xi) of the definition of “Mortgage File”, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement. Notwithstanding anything herein to the contrary, with respect to letters of credit referred to in clause (xvi) of the definition of “Mortgage File”, the applicable Mortgage Loan Seller shall deliver the original to the Master Servicer (which letter of credit shall be titled in the name of, or assigned to, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11), and a copy to the Custodian or, if such original has been submitted by the applicable Mortgage Loan Seller to the issuing bank to effect a reissuance, assignment or amendment of such letter of credit (changing the beneficiary thereof to the Master Servicer (in care of the Trustee, as titled above) that may be required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents) and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering with respect to any letter(s) of credit a copy thereof to the Custodian together with an officer’s certificate of the applicable Mortgage Loan Seller certifying that such document has been delivered to the issuing bank for reissuance or an Officer’s Certificate from the Master Servicer certifying that it holds the letter(s) of credit pursuant to this Section 2.01(b), one of which shall be delivered to the Custodian on the Closing Date.  If a letter of credit referred to in the previous sentence is not in a form that would allow the Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver the appropriate assignment or amendment documents (or copies of such assignment or amendment documents if the related Mortgage Loan Seller has submitted the originals to the related issuer of such letter of credit for processing) to the Custodian within thirty (30) days of the Closing Date, provided that with respect to the Legacy Place Mortgage Loan, no such assignment shall be made until the earlier of (i) the Legacy Place Companion Loan Securitization Date, in which case such assignments shall be made in accordance with the Non-Serviced Pooling Agreement, and (ii) the earlier of 180 days after the Closing Date and such time as any such letter of credit is required to be drawn upon by the Master Servicer, in which case such assignments shall be made in favor of the Trustee for the benefit of the Certificateholders and the holder of the Legacy Place Pari Passu Companion Loan, until the occurrence of the Legacy Place Companion Loan Securitization Date.  Contemporaneous with the securitization of the Legacy Place Pari Passu Companion Loan, any such letter of credit shall be assigned to the Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, as provided in the Non-Serviced Pooling Agreement.  If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter(s) of credit required in order for the Master Servicer to draw on such letter(s) of credit on behalf of the Trust and shall cooperate with the reasonable requests of the Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is assigned or amended in order that it may be drawn by the Master Servicer on behalf of the Trust.

(c)           Pursuant to each Mortgage Loan Purchase Agreement, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, the “Assignments” and, individually, “Assignment”) relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office.  On the Closing Date, the Mortgage Loan Sellers may deliver one (1) omnibus assignment for all such Mortgage Loans to the Custodian as provided in Section 2.01(b).  Except under the circumstances provided for in the last sentence of this subsection (c), the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller’s expense will, promptly (and in any event within one hundred-twenty (120) days after the later of the Closing Date and the Custodian’s actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each assignment to the Trustee referred to in clauses (iii) and (v) of the definition of “Mortgage File” and each UCC assignment to the Trustee referred to in clause (xi) of the definition of “Mortgage File”.  Each such Assignment submitted for recording shall reflect that it should be returned by the public recording office to the Custodian or its designee following recording (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee), and each such UCC assignment submitted for recording or filing shall reflect that the file copy thereof should be returned to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee).  Any such assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt. If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred-eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate.  If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File.  In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment.  The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted.  Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of “Mortgage File,” or to file any UCC-3 to the Trustee referred to in clause (xi) of the definition of “Mortgage File,” in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee’s interest in the related Mortgage Loan against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the Master Servicer, the Special Servicer, any Sub-Servicer or the Depositor.

(d)           All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans (including, in each case, financial statements, operating statements and any other information provided by the respective Mortgagor from time to time, but excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) and underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents, attorney-client communications that are privileged communications or constitute legal or other due diligence analyses and credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File, shall be delivered by the Depositor or the applicable Mortgage Loan Seller to the Master Servicer within five (5) Business Days after the Closing Date and shall be held by the Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as holder of the Uncertificated Lower-Tier Interests) and, if applicable, on behalf of the related Companion Holder.  Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

(e)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Trustee and the Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

(f)           The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

Section 2.02     Acceptance by Trustee. (a)   The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or a Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i) of the definition of “Mortgage File” with respect to each Mortgage Loan and of all other assets included in the Trust Fund and (2) declares (a) that it or a Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders and, with respect to any original document in the Mortgage File for a Serviced Whole Loan, for any present or future Companion Holder (and for the benefit of the Trustee as holder of the Uncertificated Lower-Tier Interests), as applicable.  If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Sections 2.01 and 2.02.

(b)           Within sixty (60) days of the Closing Date, the Custodian, shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than sixty (60) days after the Closing Date), the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Rating Agencies, the Depositor, the Master Servicer, the Special Servicer, the Directing Certificateholder and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full)) that, except as specifically identified in any exception report annexed to such writing (the “Custodial Exception Report”), (i) all documents specified in clauses (i) through (v), (ix) through (xiii), (xv) and (xvi), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.  With respect to each Mortgage Loan listed on the Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).

(c)           The Custodian shall review the Mortgage Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Directing

Certificateholder and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan specifically identified in any exception report annexed to such writing) that, (i) all documents specified in clauses (i) through (v), (ix) through (xiii), (xv) and (xvi), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and relate to such Mortgage Loan and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

(d)           Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Defect in any of the documents specified in clauses (ii) through (v), (viii), (ix), (xi) and (xii) in the definition of “Mortgage File”, which Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Certificateholder, in its sole judgment, may (prior to the occurrence and continuance of a Control Event), and the Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub-account of the Certificate Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the Master Servicer a letter of credit in such amount, with a copy to the Custodian).  Such funds or letter of credit, as applicable, shall be held by the Master Servicer (i) until the date on which the Custodian determines and notifies the Master Servicer that such Defect has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time the Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller.  Notwithstanding the two immediately preceding sentences, if the Master Servicer or the Special Servicer certifies to the Trustee that it has determined in the exercise of its reasonable judgment that the document with respect to which such Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 6 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery.  In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the Master Servicer in accordance with this Section 2.02(d), the Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into the Certificate Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b).  All such funds deposited in the Certificate Account shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller.  Such funds shall be treated as an “outside reserve fund” under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

(e)           It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii), (viii), (xiv) and (xvii) through (xxv) of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (ix) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding.  Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC financing statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing).  The assignments of the UCC Financing Statements to be assigned to the Trust will be delivered on the new national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then-current laws.

(f)           If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File (1) not to have been properly executed, (2) subject to Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Directing Certificateholder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter, commencing with the quarter ending September 30, 2013 until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).

(g)           If the Master Servicer or the Special Servicer (i) receives any request or demand for repurchase or replacement of a Mortgage Loan because of a breach of or alleged breach of a representation or warranty or a Defect (any such request or demand for repurchase or replacement, a “Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request or any rejection of a Repurchase Request (or such a Repurchase Request is forwarded to the Master Servicer or Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such Repurchase Request or withdrawal or rejection of a Repurchase Request (each, a “15Ga-1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines.  The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Certificate Administrator, the Certificate Registrar or the Custodian receives a Repurchase Request, such party shall promptly forward or otherwise provide written notice of such Repurchase Request to the Master Servicer, if relating to a Non-Specially Serviced Mortgage Loan, or to the Special Servicer, if relating to a Specially Serviced Mortgage Loan or REO Property, and include the following statement in the related correspondence:  “This is a “Repurchase Request” under Section 2.02 of the Pooling and Servicing Agreement relating to the J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates Series 2013-LC11 requiring action by you as the “Repurchase Request Recipient” thereunder.”  Upon receipt of such Repurchase Request by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such Repurchase Request.  In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

If the Depositor, the Trustee, the Certificate Administrator, the Certificate Registrar or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the Master Servicer or the Special Servicer, then such party shall give notice of such withdrawal or rejection to the Master Servicer or the Special Servicer, as applicable.  Any such notice received by the Trustee, the Certificate Administrator, the Certificate Registrar or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.

In the event that a Mortgage Loan is repurchased or replaced pursuant to Section 2.03 of this Agreement, the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or Special Servicer (with respect to Specially Serviced Mortgage Loans) shall promptly notify the Depositor of such repurchase or replacement.

Section 2.03     Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties. (a)  The Depositor hereby represents and warrants that:

       (i)       The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

       (ii)       Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

       (iii)      The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

       (iv)      There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

       (v)       The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust, and the Mortgage Loans have been validly transferred to the Trust.

(b)       If any Certificateholder, the Directing Certificateholder, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee discovers (without implying any duty of such person to make, or to attempt to make, such a discovery) or receives notice alleging a Defect in any Mortgage File or a breach of any representation or warranty with respect to a Mortgage Loan set forth in Section 6(c) of the related Mortgage Loan Purchase Agreement (with respect to such Mortgage Loan, a “Breach”), which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein, such Certificateholder, the Directing Certificateholder, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable, shall give prompt written notice of such Defect or Breach, as the case may be, to the Depositor, the Master Servicer, the Special Servicer, the applicable Mortgage Loan Seller, the Trustee, the Certificate Administrator, the Senior Trust Advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and the Master Servicer (if the related Mortgage Loan is a non-Specially Serviced Mortgage Loan) or Special Servicer (if the related Mortgage Loan is a Specially Serviced Mortgage Loan), as applicable, shall request in writing that the applicable Mortgage Loan Seller, not later than ninety (90) days after (i) except in the case of the succeeding clause (ii), the applicable Mortgage Loan Seller’s receipt of such notice or (ii) in the case of a Defect or Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (x) the applicable Mortgage Loan Seller’s discovery of such Defect or Breach or (y) discovery of such Breach of Defect by any other party, provided that the related Mortgage Loan Seller receives prompt written notice thereof (such ninety (90) day period, the “Initial Cure Period”), (A) cure such Defect or Breach, as the case may be, in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional Trust Fund expenses reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable), at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Legacy Place Mortgage Loan, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the Master Servicer for deposit into the Certificate Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that if such Breach or Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Breach or Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) or substitute a Qualified Substitute Mortgage Loan (other than with respect to the Legacy Place Mortgage Loan, for which no substitution will be permitted)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer’s certificate to the Trustee, the Certificate Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the Master Servicer, the Special Servicer, the Senior Trust Advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, setting forth the reason such Breach or Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Breach or Defect will be cured within the Extended Cure Period.  Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a “qualified mortgage” (within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) shall be deemed to materially and adversely affect the interests of Certificateholders therein, and (subject to the applicable Mortgage Loan Seller’s right to cure such Defect or Breach during the Initial Cure Period) such Mortgage Loan shall be repurchased or substituted for without regard to the Extended Cure Period described in the preceding sentence.  If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be deposited by wire transfer to the Certificate Account.  If any Breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related

Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller shall cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust Fund (by wire transfer of immediately available funds) the reasonable amount of any such costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust Fund that are the basis of such Breach and have not been reimbursed by the related Mortgagor; provided, however, that in the event any such costs and expenses exceed $10,000, the related Mortgage Loan Seller shall have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses.  Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects.  To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller.  Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund.  Monthly Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Monthly Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the Master Servicer or the Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, no delay in either the discovery of a Defect or Breach shall relieve the applicable Mortgage Loan Seller of its obligation to repurchase if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement and/or this Article II unless (i) the related Mortgage Loan Seller did not otherwise discover or have knowledge of such Breach or Defect and (ii) such delay is a result of the failure by a party to the applicable Mortgage Loan Purchase Agreement, or this Agreement, to provide prompt notice as required by the terms of the applicable Mortgage Loan Purchase Agreement, or this Agreement, after such party has actual knowledge of such Defect or Breach (knowledge shall not be deemed to exist by reason of the Custodial Exception Report) and such delay precludes such Mortgage Loan Seller from curing such Defect or Breach.

(c)           Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following will cause a document in the Mortgage File to be deemed to have a “Defect” and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan (but solely with respect to clause (a)) and to be deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan:  (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by clause (ix) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the related Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (e) the absence from the Mortgage File of any required letter of credit; or (f) with respect to any related leasehold mortgage loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in subclauses (a) through (f) of this Section 2.03(c)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.  Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (ix) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Defect or Breach with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date.  Notwithstanding the foregoing, to the extent a Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above hereof of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Defect against a Mortgage Loan Seller pursuant to Section 6(e) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 8.01 hereof.

(d)           In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the Certificate Administrator, the Custodian, the Master Servicer and the Special Servicer (other than attorney-client communications that are privileged communications), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be to the applicable Mortgage Loan Seller in the same manner as provided in Section 6 of the related

Mortgage Loan Purchase Agreement and, if applicable, the definition of “Mortgage File” herein, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted Mortgage Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

(e)           Section 6(e) of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, the Master Servicer or the Special Servicer, with respect to any Defect in a Mortgage File or any Breach of any representation or warranty with respect to a Mortgage Loan set forth in or required to be made pursuant to Section 6 of any of the Mortgage Loan Purchase Agreements; provided, however, that the foregoing shall in no way limit the ability of the Master Servicer, Special Servicer or Trustee to take any action against Ladder Capital Finance Holdings LLLP to the extent provided for pursuant to the related Mortgage Loan Purchase Agreement, including, without limitation, pursuant to Sections 20 and 21 thereof.

(f)           The Master Servicer (in the case of Non-Specially Serviced Mortgage Loans) or the Special Servicer (in the case of Specially Serviced Mortgage Loans) shall, for the benefit of the Certificateholders and the Trustee (as holder of the Uncertificated Lower-Tier Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in such form, to such extent and at such time as the Master Servicer or the Special Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan(s).  Any costs incurred by the Master Servicer or the Special Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller, be deemed to be Servicing Advances to the extent not otherwise provided for herein.  The Master Servicer or the Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement:  first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(viii) herein out of general collections on the Mortgage Loans on deposit in the Certificate Account.

(g)           If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust Fund under the Mortgage Loan, to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Certificate Administrator, the Trust Fund, the Master Servicer and the Special Servicer to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan, including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Special

 Servicer, and unpaid or unreimbursed expenses of the Trustee, the Certificate Administrator, the Trust Fund, the Master Servicer or the Special Servicer allocable to such Mortgage Loan.  The Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, however, that the Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair the Master Servicer’s and/or the Special Servicer’s collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Certificateholders pursuant to the terms of this Agreement; provided, further, that the Master Servicer or, with respect to a Specially Serviced Mortgage Loan, the Special Servicer, may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.

(h)           If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Defect or Breach does not constitute a Defect or Breach, as the case may be, as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Defect or Breach, as the case may be, will be deemed to constitute a Defect or Breach, as the case may be, as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller will be required to repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria.  In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the aforementioned criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Breach or Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.  Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances.  Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i)           Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not, with respect to the Upper-Tier REMIC or the Lower-Tier REMIC created hereunder, endanger such status or result in the imposition of any tax and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(j)           With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(g) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the Master Servicer on behalf of the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral.  If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

Section 2.04     Execution of Certificates; Issuance of Uncertificated Lower-Tier Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Section 2.01 and 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust.  Concurrently with such assignment and delivery, and in exchange for the Mortgage Loans (other than Excess Interest), receipt of which is hereby acknowledged, the Trustee (i) acknowledges the issuance of the Uncertificated Lower-Tier Interests and the Class LR Interest by the Certificate Administrator to the Depositor; (ii) acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) acknowledges the contribution by the Depositor of the Uncertificated Lower-Tier Interests to the Upper-Tier REMIC; and (iv) immediately thereafter, in exchange for the Uncertificated Lower-Tier Interests (together with, in the case of the Class NR Certificates, the Depositor’s interest in the Grantor Trust), the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and has caused the Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Regular Certificates and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing the entire beneficial ownership of the Upper-Tier REMIC (and (x) additionally, in the case of the Class NR Certificates, the beneficial ownership of the respective portion of the Grantor Trust, and (y) in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest).

Section 2.05     Creation of the Grantor Trust.  The Class NR Certificates are hereby designated as undivided beneficial interests in the portion of the Trust Fund consisting of Excess Interest and the Excess Interest Distribution Account and proceeds thereof, which portion shall be treated as a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

[End of Article II]

ARTICLE III

ADMINISTRATION AND
SERVICING OF THE TRUST FUND

Section 3.01     Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans, the Companion Loans and REO Properties. (a)  Each of the Master Servicer and Special Servicer shall diligently service and administer the Mortgage Loans (other than any Non-Serviced Mortgage Loan), the Serviced Companion Loans and the REO Properties it is obligated to service pursuant to this Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Companion Loans, the Companion Holders and the Trustee (as holder of the Uncertificated Lower-Tier Interests), as a collective whole, taking into account the subordinate or pari passu nature of the Companion Loans, as the case may be (as determined by the Master Servicer or Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage Loans and, if applicable, the related Companion Loan, taking into account the subordinate or pari passu nature of the Companion Loan, as the case may be.  With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the Master Servicer or the Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause the Master Servicer or the Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions.  To the extent consistent with the foregoing, the Master Servicer and the Special Servicer shall service the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans in accordance with the higher of the following standards of care:  (1) in the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans owned by the Master Servicer or the Special Servicer, as the case may be, with a view to the maximization of timely recovery of principal and interest on a net present value basis on such Mortgage Loans or such Specially Serviced Mortgage Loans and any related Serviced Companion Loan, as applicable, and the best interests of the Trust and the Certificateholders (and in the case of a Serviced Whole Loan, the related Companion Holder, taking into account the subordinate or pari passu nature of the related Companion Loan, as applicable), as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional, multifamily and commercial mortgage loan servicers, but without regard to any conflict of interest arising from:  (i) any relationship that the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer may have with any Mortgagor or any Affiliate of such Mortgagor, any Mortgage Loan Seller or any other parties to this Agreement; (ii) the ownership of any Certificate, Companion Loan, or mezzanine loan by the Master Servicer, the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (iii) any obligation to make Advances; (iv) the adequacy of the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of any other mortgage loans, subordinate interests, subordinate debt, mezzanine loans or mortgaged properties by the Master Servicer or the Special Servicer; (vi) any option to purchase any Mortgage Loan or Companion Loan it may have; and (vii) any other debt the Master Servicer or the Special Servicer or any of its Affiliates has extended to any Mortgagor or any of its Affiliates (the foregoing, collectively referred to as the “Servicing Standard”).

Without limiting the foregoing, subject to Section 3.21, the Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non-Serviced Mortgage Loans) and related Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Mortgage Loan”) and (ii) any REO Properties (other than the Non-Serviced Mortgage Properties); provided that the Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Mortgage Loans, except for the reports specified herein as prepared by the Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein; provided, further, however, that the Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the Special Servicer to provide sufficient information to the Master Servicer to comply with such duties or failure by the Special Servicer to otherwise comply with its obligations hereunder.  The Master Servicer, in its capacity as Master Servicer, will not have any responsibility for the performance by the Special Servicer, in its capacity as Special Servicer, of its duties under this Agreement.  The Special Servicer, in its capacity as Special Servicer, will not have any responsibility for the performance by the Master Servicer, in its capacity as Master Servicer, of its duties under this Agreement.  Each Mortgage Loan and the related Companion Loan, as applicable, that becomes a Specially Serviced Mortgage Loan shall continue as such until satisfaction of the conditions specified in Section 3.21(a).  Without limiting the foregoing, subject to Section 3.21, the Master Servicer shall be obligated to service and administer any Non-Specially Serviced Mortgage Loan.  The Special Servicer shall make the inspections, use its reasonable efforts to collect the statements and forward to the Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Mortgage Loans in accordance with Section 3.12.  After notification to the Master Servicer, the Special Servicer may contact the Mortgagor of any Non-Specially Serviced Mortgage Loan if efforts by the Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved.  Such contact shall be coordinated through and with the cooperation of the Master Servicer.  No provision herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Companion Loan or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicer or the Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon).  Any provision in this Agreement for any Advance by the Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans and any related Companion Loans.  No provision hereof shall be construed to impose liability on the Master Servicer or the Special Servicer for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)           Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.07 hereof) and of the respective Mortgage Loans and any related Companion Loans and any related Intercreditor Agreement, if applicable, and applicable law, the Master Servicer and the Special Servicer each shall have full power and authority, acting alone or, in the case of the Master Servicer, subject to Section 3.22, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable.  Without limiting the generality of the foregoing, each of the Master Servicer and the Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the related Companion Holder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Companion Holder) and the Trustee or any of them, with respect to each Mortgage Loan and any related Companion Loan, it is obligated to service under this Agreement:  (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.20 and 6.07, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust (in their representative capacities). The Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.10, the Trustee shall (i) on the Closing Date, furnish to the Master Servicer and the Special Servicer original powers of attorney in the form of Exhibit R attached hereto (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the Master Servicer or the Special Servicer any powers of attorney substantially in the form of Exhibit R attached hereto (or such other form as mutually agreed to by the Trustee and the Master Servicer or the Special Servicer, as applicable) and other documents necessary or appropriate to enable the Master Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held responsible or liable for any acts of the Master Servicer or the Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by the Master Servicer or the Special Servicer.  Notwithstanding anything contained herein to the contrary, the Master Servicer or the Special Servicer, as the case may be, shall not, without the Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or the Special Servicer’s, as the case may be, representative capacity or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)           To the extent the Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action which requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), the Master Servicer shall require the costs of such Rating Agency Confirmation to be borne by the related Mortgagor.  To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), the Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor.  To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), the Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses.  The Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.

(d)           The relationship of each of the Master Servicer and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)            The Master Servicer shall, to the extent permitted by the related Mortgage Loan documents and any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)            Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the Master Servicer and (ii) the Closing Date, (x) the applicable Mortgage Loan Seller pursuant to the Mortgage Loan Purchase Agreement shall notify each provider of a letter of credit for each Mortgage Loan identified as having a letter of credit on the Mortgage Loan Schedule, that the Master Servicer (in care of the Trustee, as titled in Section 2.01(b)) for the benefit of the Certificateholders and any related Companion Holders shall be the beneficiary under each such letter of credit and (y) the Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Trust is the leasehold mortgagee and that the Master Servicer or the Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders.  If a letter of credit is required to be drawn upon earlier than the date the applicable Mortgage Loan Seller has notified the provider of such letter of credit pursuant to clause (x) of the immediately preceding sentence, such Mortgage Loan Seller shall cooperate with the reasonable requests of the Master Servicer or Special Servicer in connection with making a draw under such letter of credit.  If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement.  If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then the Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement.  The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.  Neither the Master Servicer nor the Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

(g)           Notwithstanding anything herein to the contrary, in no event shall the Master Servicer (or the Trustee, as applicable) make an Advance with respect to any Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(h)           Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the corresponding Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

(i)            The Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan, that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.21, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent the Special Servicer determines such action is in the best interests of the Trust Fund, all rights conveyed to the Trustee pursuant to any such Intercreditor Agreement.  The costs and expenses incurred by the Special Servicer in connection with such enforcement shall be paid (1) other than with respect to a Serviced Whole Loan, as a Trust Fund expense and, subject to the terms of the applicable Intercreditor Agreement, (2) with respect to a Serviced Whole Loan (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust Fund and Serviced Pari Passu Companion Loan in accordance with the respective Stated Principal Balances of the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, or (ii) with respect to an AB Mortgage Loan, first, by the related Subordinate Companion Loan and then, by the Trust Fund.

(j)            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the Master Servicer nor the Special Servicer shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.03 (and, with respect to Section 6.03, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to the Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Pari Passu Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to the Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the proviso to the preceding sentence, the Master Servicer shall, from collections on the related Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by the Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by the Master Servicer hereunder.

(k)           Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Intercreditor Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced Pooling Agreement.  The Master Servicer (or, with respect to any Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Intercreditor Agreement and Non-Serviced Pooling Agreement.

(l)            The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non-Serviced Intercreditor Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced Pooling Agreement, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the trust fund created by the related Non-Serviced Pooling Agreement and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Intercreditor Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced Pooling Agreement, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of the then current ratings of any Class of Certificates then outstanding.

(m)          Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the Master Servicer’s and the Special Servicer’s obligations and responsibilities hereunder and the Master Servicer’s and the Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement.  The Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust Fund (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement.  In the event of any conflict between this Agreement and the related Intercreditor Agreement, the provisions of the related Intercreditor Agreement shall control.

Section 3.02     Collection of Mortgage Loan Payments.(a)  Each of the Master Servicer and the Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans and the Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement; (including, without limitation, the Servicing Standard; provided that with respect to each Mortgage Loan that has an Anticipated Repayment Date, so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the Master Servicer and the Special Servicer shall not take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest, other than requests for collection, until the Maturity Date of the related Mortgage Loan or until the outstanding principal balance of such Mortgage Loan (exclusive of any portion representing accrued Excess Interest) has been paid in full); provided, further, that the Master Servicer or Special Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents.  The Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan or Serviced Companion Loan; provided that the Master Servicer or the Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional Trust Fund expense has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Companion Loan.  Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the Master Servicer or Special Servicer, as applicable, has, prior to the occurrence of a Consultation Termination Event, given notice of a proposed waiver to the Directing Certificateholder and, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder has consented to such additional waiver (provided that if the Master Servicer or Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Event, the Master Servicer or Special Servicer, as applicable, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Certificateholder.

(b)           (i)  All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents; provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement), other than with respect to the application of Liquidation Proceeds, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor or Insurance and Condemnation Proceeds under the Mortgage Loan or any proceeds (other than Liquidation Proceeds) with respect to any REO Loan (exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) will be applied in the following order of priority:

first, as a reimbursement first, to the Trustee and second, to the Master Servicer or the Special Servicer, as applicable, for any outstanding Advances related to such Mortgage Loan (or, with respect to the Componentized Mortgage Loan with respect to P&I Advances, the related Pooled Component only) or REO Loan (or, with respect to the Componentized Mortgage Loan with respect to P&I Advances, the related Pooled Component only) (including Workout-Delayed Reimbursement Amounts that have not been reimbursed to the Master Servicer or the Special Servicer, as applicable) and interest thereon as provided in this Agreement and unpaid servicing compensation and related additional Trust Fund expenses;

second, as a recovery of accrued and unpaid interest on such Mortgage Loan, that has not been the subject of a P&I Advance, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt;

third, as a recovery of Unliquidated Advances, and, without duplication, principal of such Mortgage Loan then due and owing, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount”;

fourth, as a recovery of Nonrecoverable Advances;

fifth, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance; and

sixth, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing on such Mortgage Loan, including, without limitation, late payment charges and default interest and Yield Maintenance Charges;

provided that payments or proceeds received with respect to any partial release of a Mortgaged Property or any portion thereof (including pursuant to a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan exceeds 125% (based solely on the value of the real property, and excluding the value of the personal property and going concern value, if any) must be applied to reduce the principal balance of such Mortgage Loan in the manner permitted by the REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced Pooling Agreement; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

                                (ii)           Liquidation Proceeds in respect of each Mortgage Loan or REO Loan (in the case of an REO Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a reimbursement first, to the Trustee and second, to the Master Servicer or the Special Servicer, as applicable, for any outstanding Advances related to such Mortgage Loan (or, with respect to the Componentized Mortgage Loan with respect to P&I Advances, the related Pooled Component only) or REO Loan (or, with respect to the Componentized Mortgage Loan with respect to P&I Advances, the related Pooled Component only) (including Workout-Delayed Reimbursement Amounts that have not been reimbursed to the Master Servicer or Special Servicer) and interest thereon as provided in this Agreement and unpaid servicing compensation, liquidation expenses and related additional Trust Fund expenses);

second, as a recovery of accrued and unpaid interest on such Mortgage Loan that has not been the subject of a P&I Advance, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the Due Period of receipt less any Appraisal Reduced Interest;

third, as a recovery of Unliquidated Advances and, without duplication, principal of such Mortgage Loan then due and owing, in each case, that were paid from collections on the Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Principal Distribution Amount”;

fourth, as a recovery of Nonrecoverable Advances;

fifth, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

sixth, as a recovery of Appraisal Reduced Interest; and

seventh, in accordance with the Servicing Standard, as a recovery of any other amounts due and owing on such Mortgage Loan including, without limitation, late payment charges and default interest and Yield Maintenance Charges.

With respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated, first, pursuant to the terms of the related Intercreditor Agreement and, then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

                              (iii)          Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments.  To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)           To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Companion Loan and Intercreditor Agreement) and applicable law, the Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the

Due Date immediately succeeding the month in which such Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(d)           In the event that the Master Servicer or Special Servicer receives Excess Interest prior to the Determination Date for any Due Period, or receives notice from the related Mortgagor that the Master Servicer or Special Servicer will be receiving Excess Interest prior to the Determination Date for any Due Period, the Master Servicer or Special Servicer, as the case may be, shall notify the Trustee and Certificate Administrator two (2) Business Days prior to the related Distribution Date.  None of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any such Excess Interest or prepayment penalty.  The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

(e)           With respect to any Mortgage Loan in connection with which the Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives described in the applicable Mortgage Loan documents, as applicable, the Master Servicer shall, to the extent consistent with the Servicing Standard, hold such escrows, letters of credit and proceeds thereof as additional collateral and not apply such items to reduce the principal balance of such Mortgage Loan or Serviced Companion Loan, unless otherwise required to do so pursuant to the applicable Mortgage Loan documents, applicable law or court order.

(f)            Promptly following the Legacy Place Companion Loan Securitization Date, the Trustee shall send written notice (in the form attached hereto as Exhibit T) to the related Non-Serviced Master Servicer stating that, as of the Closing Date, the Trustee is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Intercreditor Agreement and Non-Serviced Pooling Agreement.  The Master Servicer shall, within two (2) Business Days of receipt, deposit into the Certificate Account all amounts received with respect to the related Non-Serviced Mortgage Loan, Non-Serviced Mortgaged Property or any related REO Property.

Section 3.03     Collection of Taxes, Assessments and Similar Items; Servicing Accounts.(a)  The Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the Mortgage Loan documents and, if applicable, the Companion Loan documents.  Any Servicing Account related to a Serviced Whole Loan shall be held for the benefit of the Certificateholders and the related Serviced Companion Noteholder collectively, but this shall not be construed to modify respective interests of either noteholder therein as set forth in the related Intercreditor Agreement.  Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents or in Permitted Investments in accordance with the provisions of Section 3.06.  Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents.  Withdrawals of amounts so deposited from a

Servicing Account may be made only to:  (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01.  As part of its servicing duties, the Master Servicer shall pay or cause to be paid to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account.  If allowed by the related Mortgage Loan documents and applicable law, the Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)           The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the Master Servicer, in the case of all other Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof.  The Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the Master Servicer, in the case of all other Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the Master Servicer at the written direction of the Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Companion Loan.  Other than with respect to any Non-Serviced Mortgage Loan, the Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan and the Servicing Standard.  To the extent that a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all other Mortgage Loans and Companion Loan that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)            In accordance with the Servicing Standard and for each Mortgage Loan  (other than any Non-Serviced Mortgage Loans) and each Serviced Whole Loan, as applicable, the Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the Master Servicer shall not be required to make such advance until the later of five (5) Business Days after the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid or the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments.  The Special Servicer shall give the Master Servicer and the Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which the Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Mortgage Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis; provided, further, that the Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance).  The Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the Special Servicer, in which case the Special Servicer shall remit such Servicing Advances to the ultimate payees.  The Special Servicer, at its option, may make Servicing Advances for Specially Serviced Mortgage Loans and REO Properties.  In the event the Special Servicer makes a determination to make such a Servicing Advance, not more than five (5) Business Days following the request of the Special Servicer (which request shall not be made more than once per calendar month and shall be part of the same request that is otherwise made for such month pursuant to the above provisions of this paragraph), the Master Servicer shall, subject to its right to make a nonrecoverability determination as provided in the succeeding paragraph, reimburse the Special Servicer for such Servicing Advances along with interest thereon at the Reimbursement Rate and the Master Servicer shall thereafter be entitled to reimbursement of such Servicing Advances in the same manner and as if the Master Servicer had made such Servicing Advances originally.  In addition, in connection with any request by the Special Servicer for the disbursement or reimbursement of any Servicing Advance pursuant to the above provisions, the Special Servicer shall provide the Master Servicer and the Trustee with such information in its possession as the Master Servicer or the Trustee, as applicable, may reasonably request to enable the Master Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance.  Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and the Master Servicer shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on the Master Servicer or Trustee.  On the first Business Day after the Determination Date for the related Distribution Date, the Special Servicer shall report to the Master Servicer if the Special Servicer determines any Servicing Advance previously made by the Master Servicer with respect to a Specially Serviced Mortgage Loan or REO Loan is a Nonrecoverable Servicing Advance.  The Master Servicer shall be entitled to conclusively rely on such a determination, but such determination shall not be binding upon the Master Servicer, and shall in no way limit the ability of the Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance.  If the Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a).  No costs incurred by the Master Servicer or the Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans or related Serviced Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans or related Serviced Companion Loan, if applicable, so permit.  If the Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05.  Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance.  In addition, the Master Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations.  The Special Servicer shall have no obligation to make any Servicing Advances under this Agreement.

Notwithstanding the foregoing provisions of this Section 3.03(c), the Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if the Master Servicer determines that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is a Nonrecoverable Servicing Advance.  The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).

Notwithstanding anything to the contrary contained in this Section 3.03(c), the Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Loans) to make a payment from amounts on deposit in the Certificate Account (or any Companion Distribution Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the Master Servicer (or Special Servicer, as applicable) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Mortgage Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable, the Companion Holders), all as a collective whole.  The Master Servicer or Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust Fund pursuant to the terms of Section 3.19(c).  The parties acknowledge that pursuant to the applicable Non-Serviced Pooling Agreement, the applicable Non-Serviced Master Servicer is obligated to make servicing advances with respect to the related Non-Serviced Whole Loan.  The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for Nonrecoverable Servicing Advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced Pooling Agreement) in the manner set forth in the applicable Non-Serviced Pooling Agreement and the applicable Non-Serviced Intercreditor Agreement.

(d)           In connection with its recovery of any Servicing Advance out of the Certificate Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the Special Servicer and then the Master Servicer, as the case may be, shall be entitled to receive, out of any amounts then on deposit in the Certificate Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement.  Subject to Section 3.19(c), the Master Servicer shall reimburse itself, the Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the Certificate Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein.  To the extent amounts on deposit in the Companion Distribution Account with respect to the related Companion Loan are insufficient for any such reimbursement, the Master Servicer shall use its best efforts to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)           To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed.  To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), the Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to be or to have been taken or completed.  To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall report any such failure to the Special Servicer within a reasonable time after the date as of which such actions or remediations are required to be or to have been taken or completed.

Section 3.04     The Certificate Account, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account.   (a)  The Master Servicer shall establish and maintain, or cause to be established and maintained, a Certificate Account in which the Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the Business Day following receipt of available funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto:

        (i)        all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

        (ii)       all payments on account of interest on the Mortgage Loans or Serviced Companion Loans, including Excess Interest, Yield Maintenance Charges and Default Interest;

        (iii)      late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional Trust Fund expenses (other than Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);

        (iv)      all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

        (v)       any amounts required to be transferred from the REO Account pursuant to Section 3.16(c);

        (vi)     any amounts required to be deposited by the Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Certificate Account; and

        (vii)    any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

                Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Certificate Account any amount that the Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Certificate Account and then withdrawn.

                The foregoing requirements for deposit in the Certificate Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts the Master Servicer or the Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by the Master Servicer in the Certificate Account.  If the Master Servicer shall deposit in the Certificate Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Certificate Account, any provision herein to the contrary notwithstanding.  Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

                Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Mortgage Loans, the Special Servicer shall remit within one (1) Business Day such amounts to the Master Servicer for deposit into the Certificate Account, in accordance with this Section 3.04(a).  Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Certificate Account, pursuant to Section 3.16(c).  With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier. Funds in the Certificate Account may only be invested in Permitted Investments in accordance with the provisions of Section 3.06.  As of the Closing Date, the Certificate Account for the Master Servicer shall be located at the offices of PNC Bank, National Association.  The Master Servicer shall give notice to the Trustee, the Special Servicer, the Certificate Administrator and the Depositor of the new location of the Certificate Account prior to any change thereof.

                (b)           The Certificate Administrator, on behalf of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders, (ii) the

Upper-Tier REMIC Distribution Account for the benefit of the Certificateholders and the Trustee as holder of the Uncertificated Lower-Tier Interests and (iii) the Excess Interest Distribution Account for the benefit of the Class NR Certificateholders.  The Master Servicer shall deliver to the Certificate Administrator each month on or before the P&I Advance Date therein, for deposit (x) in the Lower-Tier REMIC Distribution Account, that portion of the Available Distribution Amount attributable to the Mortgage Loans (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), and (c) of the definition of Available Distribution Amount) for the related Distribution Date, (y) in the Lower-Tier REMIC Distribution Account, the portion of the Loan-Specific Certificate Available Distribution Amount attributable to the Non-Pooled Components of the Componentized Mortgage Loans, in each case, without regard to clause (a)(iii)(B) of the definition of “Loan-Specific Certificate Available Distribution Amount” for the related Distribution Date, (z) in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the Certificate Account after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii).

With respect to each Companion Loan (excluding any Non-Serviced Companion Loan), the Companion Paying Agent shall establish and maintain the Companion Distribution Account, which may be a subaccount of the Certificate Account, for distributions to each Companion Holder, to be held for the benefit of the related Companion Holder and shall, promptly upon receipt, deposit in the Companion Distribution Account any and all amounts received by the Companion Paying Agent that are required by the terms of this Agreement or the applicable Intercreditor Agreement to be deposited therein; provided, however, that the Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited with respect to such Serviced Companion Loan.  The Master Servicer shall deliver to the Companion Paying Agent each month, on or before the P&I Advance Date therein, for deposit in the Companion Distribution Account, an aggregate amount of immediately available funds, to the extent received with respect to the related Serviced Whole Loan, to the extent of available funds, equal to the amount to be distributed to the related Companion Holder pursuant to the terms of this Agreement and the related Intercreditor Agreement.  Notwithstanding the preceding, the following provisions shall apply to remittances relating to the Serviced Companion Loans that have been deposited into an Other Securitization:  (1) on each Serviced Whole Loan Remittance Date, the Master Servicer shall withdraw from the Certificate Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable to, such Serviced Companion Loans prior to such dates; provided, however, that in no event shall the Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; (2) on each Serviced Whole Loan Remittance Date, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(j) of this Agreement, which payments and remittance shall be made, in each case, on the Serviced Whole Loan Remittance Date.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Interest Reserve Account and the Companion Distribution Account may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, the Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)          any amounts required to be deposited by the Master Servicer pursuant to Section 3.19(a) as Compensating Interest Payments in connection with Prepayment Interest Shortfalls;

(ii)         any P&I Advances required to be made by the Master Servicer in accordance with Section 4.03;

(iii)        any Liquidation Proceeds paid by the Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the Certificate Account pursuant to Section 9.01);

(iv)        any Yield Maintenance Charges actually collected; and

(v)         any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) or any Excess Interest are required to be delivered hereunder, the Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance pursuant to Section 4.03(a) hereof), the Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any grace period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date allocated in payment of the Uncertificated Lower-Tier Interests as specified in Section 4.01(d), Section 4.01(f) and Section 4.01A respectively.

Funds on deposit in the Gain-on-Sale Reserve Account, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the

Upper-Tier REMIC Distribution Account or the Lower-Tier REMIC Distribution Account may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator in Permitted Investments selected by the Certificate Administrator which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand.  All such Permitted Investments shall be made in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wells Fargo Bank, National Association as Trustee for the Holders of the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 as their interests may appear.  None of the Trust, the Depositor, the Mortgagors, the Master Servicer or the Special Servicer shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time.  The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized.  If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

As of the Closing Date, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account and the Lower-Tier REMIC Distribution Account shall be located at the offices of the Certificate Administrator.  The Certificate Administrator shall give notice to the Trustee, the Master Servicer and the Depositor of the proposed location of the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and, if established, the Gain-on-Sale Reserve Account prior to any change thereof.

(c)           Prior to any Determination Date for the first Due Period during which Excess Interest is received on any Mortgage Loan, and upon notification from the Master Servicer or Special Servicer pursuant to Section 3.02(c), the Certificate Administrator, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in the name of the Trustee in trust for the benefit of the Class NR Certificateholders.  The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account).  Prior to the applicable Distribution Date, the Master Servicer shall remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received prior to the Determination Date for the applicable Due Period.

(d)           Following the distribution of Excess Interest to Class NR Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)           The Certificate Administrator shall establish (upon notice from the Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain the Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders.  The Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.18, the Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that relates to the Mortgage Loan in connection with such sale and remit such funds to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account.  Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the Non-Serviced Pooling Agreement shall be remitted to the Certificate Administrator for deposit into the Gain-on-Sale Reserve Account.

Section 3.05     Permitted Withdrawals from the Certificate Account, the Distribution Accounts and the Companion Distribution Account. (a)  Subject to Section 3.05(e), the Master Servicer may, from time to time, make withdrawals from the Certificate Account (or the applicable subaccount thereof) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

                              (i)             (A) no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited with respect to the Companion Loans;

         (ii)            (A)  to pay itself (or, with respect to any Transferable Servicing Interest, to pay Midland, if Midland is no longer the Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Companion Loan, Specially Serviced Mortgage Loan and REO Loan, as applicable, the Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Companion Loan, Specially Serviced Mortgage Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Companion Loan (whether in the form of payments,

Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Mortgage Loan or REO Loan or Corrected Mortgage Loan, as applicable, and any expense incurred by the Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan) and then out of general collections on the Mortgage Loans and REO Properties, and (C) to pay the Senior Trust Advisor any unpaid Senior Trust Advisor Fees or Senior Trust Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Mortgage Loan or REO Loan (other than any related Companion Loan), as applicable, the Senior Trust Advisor’s right to payment of the Senior Trust Advisor Fee or Senior Trust Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Mortgage Loan or REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon;

(iii)           to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loan and REO Loans with respect to which such P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Certificate Account; provided, further that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Certificate Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)          to reimburse the Trustee, the Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the Master Servicer’s, the Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Certificate Account); provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Certificate Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)           to reimburse the Trustee, the Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.19(c), out of general collections on the Mortgage Loans and REO Properties, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan related thereto, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or

(ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan; and provided, further, that, in case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this clause (v)(1) and (v)(2), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Certificate Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided, that, with respect to any Subordinate Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Certificate Account) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Certificate Account of all amounts received in connection therewith;

(vi)          at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Sections 4.03(d) and 3.11(c), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the Special Servicer or the Trustee or other servicing party, as the case may be, any interest accrued and payable thereon in accordance with Sections 3.03(d) and 3.11(c) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee or other servicing party, as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan;

(vii)         to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price or Substitution Shortfall Amount paid with respect to such Mortgage Loan that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)        in accordance with Section 2.03(f), to reimburse itself or the Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, and then out of general collections on the Mortgage Loans and REO Properties, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 6 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), in each case, prior to being payable out of general collections;

(ix)           to pay for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds, and then out of general collections on the Mortgage Loans and REO Properties; provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), in each case, prior to being payable out of general collections;

(x)            to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in the Certificate Account and the Companion Distribution Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to the Certificate Account and the Companion Distribution Account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date) and (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan and any related Serviced Companion Loan is a Specially Serviced Mortgage Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d); and (b) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.11(c), Penalty Charges collected on Specially Serviced Mortgage Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Mortgage Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust Fund (other than Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)           to recoup any amounts deposited in the Certificate Account in error;

(xii)          to pay itself, the Special Servicer, the Depositor, the Senior Trust Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 6.03(a) or Section 6.03(b); provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), in each case, prior to being payable out of general collections;

(xiii)         to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.16(a), 3.17(b), 3.20(a), 3.20(b), 3.20(d), 3.20(j) and 10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Sections 12.01(a) or Section 12.01(d) in connection with an amendment to this Agreement requested by the Trustee or the Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.16(a); provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to the Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), in each case, prior to being payable out of general collections;

(xiv)         to pay out of general collections on the Mortgage Loans and the REO Properties any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(g);

(xv)          to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund pursuant to Section 10.01(c);

(xvi)         to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xvii)       to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.25;

(xviii)      to reimburse the Senior Trust Advisor for any Senior Trust Advisor Expenses incurred by and reimbursable to it by the Trust Fund pursuant to Section 3.31(h);

(xix)         to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b) without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xx)          to clear and terminate the Certificate Account at the termination of this Agreement pursuant to Section 9.01; and

(xxi)         to pay for any expenditures to be borne by the Trust Fund pursuant to the second paragraph of Section 3.03(c).

With respect to each Componentized Mortgage Loan, subject to Section 3.05(e), any withdrawals permitted pursuant to this Section 3.05(a), other than with respect to the payment of the related Servicing Fee, Certificate Administrator Fee and Senior Trust Advisor

Fee pursuant to Section 3.05(a)(ii), shall be paid or reimbursed first, from amounts on deposit allocated to the related Non-Pooled Component, and then, from amounts on deposit allocated to the related Pooled Component.

The Master Servicer shall also be entitled to make withdrawals from time to time, from the Certificate Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee or the applicable Non-Serviced Paying Agent by the holder of a Non-Serviced Mortgage Loan pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced Pooling Agreement.

The Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property by property basis when appropriate, for the purpose of justifying any withdrawal from the Certificate Account.

The Master Servicer shall pay to the Special Servicer, the Trustee or the Certificate Administrator from the Certificate Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which the Special Servicer, the Trustee or the Certificate Administrator is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Certificate Account.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Senior Trust Advisor out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

(b)           The Certificate Administrator may, from time to time, subject to Section 3.05(e), make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)            to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(d) and the amount of any Yield Maintenance Charges distributable pursuant to Section 4.01(f) and Section 4.01A in the Upper-Tier REMIC Distribution Account and to make distributions on the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(d);

(ii)           to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person, with respect to the Mortgage Loans, pursuant to Section 8.05(b);

(iii)         to pay the Certificate Administrator and the Trustee, the Certificate Administrator Fee and the Trustee Fee, as applicable, as contemplated by Section 8.05(a) hereof with respect to the Mortgage Loans;

(iv)         to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (v) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 3.20(d), (C) the Trustee or the Certificate Administrator as contemplated by Sections 5.08(c) or 8.02(ii) to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Sections 10.01(f) or 10.01(l) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer as contemplated by Section 12.01(a) or Section 12.01(d) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to Section 12.01(h);

(v)          to pay any and all federal, state and local taxes imposed on either the Lower-Tier REMIC or Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, the Master Servicer or the Special Servicer is liable therefor pursuant to Section 10.01(g);

(vi)         to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(c);

(vii)        to pay to the Master Servicer any amounts deposited by the Master Servicer in the Distribution Accounts not required to be deposited therein; and

(viii)       to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c)          The Certificate Administrator shall, on any Distribution Date, subject to Section 3.05(e), make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(j).

(d)          The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)           to make distributions to Certificateholders holding Regular Certificates and Loan-Specific Certificates (and on the Class UR Interest in the case of the Class R Certificates) on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable, subject to the next-to-last paragraph of Section 3.04(b); and

(ii)          to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)          Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, in no event shall any amounts collected with respect to a Componentized Mortgage Loan or any related REO Property be applied to pay or reimburse any Advance or interest thereon, servicing or special servicing compensation, indemnity, liability, cost, expense or other item that does not specifically relate to such Componentized Mortgage Loan if such payment or reimbursement would reduce or delay amounts that are or would otherwise be allocable to the related Non-Pooled Component or payable on the related Class of Loan-Specific Certificates.

(f)           Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Certificate Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Senior Trust Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator Fee listed in Section 3.05(b)(ii) and (b)(iii), then the Certificate Administrator Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Senior Trust Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Certificate Account and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Certificate Account are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(iii), (a)(iv), (a)(v) and (a)(vi), then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the Special Servicer, third to the Master Servicer and then to the Senior Trust Advisor.

(g)          The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(l).

Section 3.06     Investment of Funds in the Certificate Account and the REO Account.  (a)  The Master Servicer may direct any depository institution maintaining the Certificate Account, the Companion Distribution Account or any Servicing Account (for purposes of this Section 3.06, an “Investment Account”), the Special Servicer may direct any depository institution maintaining the REO Account (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon.  All such Permitted Investments shall be held to maturity, unless payable on demand.  Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such).  The Master Servicer (in the case of the Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in the Certificate Account, the Companion Distribution Account, the Servicing Accounts or REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law.  In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC), the Master Servicer or the Special Servicer, as applicable, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (in the case of the Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for the Master Servicer) or the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall:

(i)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)          demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)           Interest and investment income realized on funds deposited in the Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for the Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.02(e) or Section 3.05(a), as the case may be.  Interest and investment income realized on funds deposited in the REO Account or any Servicing Account maintained by or for the Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(c).  In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the Master Servicer or Special Servicer, as applicable, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the Master Servicer or Special Servicer, as applicable, and on deposit in any of the Certificate Account, the Companion Distribution Account, the Servicing Account or the REO Account, the Master Servicer (in the case of the Certificate Account, the Companion Distribution Account or any Servicing Account maintained by or for the Master Servicer), the Special Servicer (in the case of the REO Account or any Servicing Account maintained by or for the Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and, with respect to the Master Servicer, such federal or state chartered depository institution or trust company is not an Affiliate of the Master Servicer unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07     Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.  (a)  The Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non-Serviced Mortgage Loan), and the Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default.  If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Companion Loan) or the Special Servicer (with respect to REO Properties other than a Non-Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to the Master Servicer or the Special Servicer and, if available, can be obtained at commercially reasonable rates, as determined ((i) prior to the occurrence and continuance of any Control Event or (ii) any determination that such insurance coverage is not available or not available at commercially reasonable rates to be made with the consent of the Directing Certificateholder) by the Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Companion Loan) or the Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Property) except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by the Special Servicer; provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, the Master Servicer or the Special Servicer, as applicable, shall impose such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, the Master Servicer will be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default (as determined by the Special Servicer with (unless a Control Event has occurred and is continuing) the consent of the Directing Certificateholder) and only in the event the Trustee has an insurable interest therein and such insurance is available to the Master Servicer and, if available, can be obtained at commercially reasonable rates.  The Master Servicer and Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates.  Subject to Section 3.17(a) and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the third-to-last sentence of this paragraph, the Special Servicer shall maintain for each REO Property (other than any Non-Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless the Special Servicer (prior to the occurrence and continuance of a Control Event, with Directing Certificateholder consent), determines that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the Master Servicer shall be entitled to conclusively rely on the Special Servicer’s determination.  All Insurance Policies maintained by the Master Servicer or the Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Companion Loan, other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (including any related Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies.  Any amounts collected by the Master Servicer or Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Certificate Account, subject to withdrawal pursuant to Section 3.05(a).  Any costs incurred by the Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by the Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Certificate Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related

Mortgage Loan and Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Companion Loan so permit.  Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the Certificate Account).  The provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”.  Notwithstanding any provision to the contrary, the Master Servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Companion Loan) reasonably requires from time to time in order to protect its interests, the Master Servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon the Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor fails to purchase the insurance requested to be purchased by the Master Servicer pursuant to clause (B) above.  If the Special Servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the Master Servicer and the Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained.  The Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations.  The Master Servicer shall be entitled to rely on insurance consultants (at the expense of such Master Servicer) in determining whether Additional Exclusions exist.  Furthermore, the Special Servicer shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust.  During the period that the Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Certificateholder, neither the Master Servicer nor the Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain such insurance and will not be in default of its obligations as a result of such failure and the Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)           (i)  If the Master Servicer or the Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties.  Such Insurance Policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Certificate Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.  In connection with its activities as administrator and Master Servicer of the Mortgage Loans, the Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy.  The Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

(ii)           If the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming the Master Servicer or the Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties.  In the event the Master Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by the Master Servicer as a Servicing Advance.  Such master single interest or force-placed policy may contain a deductible clause, in which case the Master Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Certificate Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c)           Each of the Master Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Master Servicer’s and the Special Servicer’s, as applicable, officers and employees acting on behalf of the Master Servicer and the Special Servicer in connection with its activities under this Agreement.  Notwithstanding the foregoing, so long as the long term debt or the deposit obligations or claims-paying ability of the Master Servicer (or its immediate or remote parent) or the Special Servicer (or its immediate or remote parent), as applicable, is rated at least “A-2” by Moody’s and “A” by S&P, the Master Servicer (or its public parent) or the Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an “errors and omissions” Insurance Policy. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard.  Coverage of the Master Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Master Servicer or the Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c).  The Special Servicer and the Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)          At the time the Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non-Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), the Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard.  Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.  If the cost of any insurance described above is not borne by the Mortgagor, the Master Servicer shall promptly make a Servicing Advance for such costs.

(e)           During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended.  The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.16(c) or, if the amount on deposit therein is insufficient therefor, paid by the Master Servicer as a Servicing Advance.

Section 3.08     Enforcement of Due-on-Sale Clauses; Assumption Agreements.  (a)  As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)       provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)      provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer,

then, for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the Master Servicer, on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that, (i) with respect to all Non-Specially Serviced Mortgage Loans, the Master Servicer has obtained the prior written consent (or deemed consent) of the Special Servicer, which consent shall be deemed given five (5) Business Days after the ten (10) Business Day review period of the Directing Certificateholder (or, with respect to such 10 Business Day period, such longer period as required by the related Intercreditor Agreement for review by any related Companion Loan), after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by the Special Servicer, (ii) with respect to all Specially Serviced Mortgage Loans and Non-Specially Serviced Mortgage Loans, the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, obtain, and, prior to itself taking such an action, the Special Servicer shall obtain prior to the occurrence and continuance of a Control Event, the prior written consent (or deemed consent) of the Directing Certificateholder, which consent shall be deemed given 10 Business Days after receipt (unless earlier objected to by the Directing Certificateholder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such waiver together with such other information reasonably required by the Directing Certificateholder (or, with respect to the AB Whole Loan, at all times, prior to the occurrence and continuance of an AB Control Appraisal Period, the prior consent of the AB Whole Loan

Controlling Holder, to the extent required under the related Intercreditor Agreement) and (iii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding or (z) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), the Master Servicer or the Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), provided, however, that with respect to subclauses (y) and (z) of this subclause (iii), such Mortgage Loan shall also have a Stated Principal Balance of at least $5,000,000 for such Rating Agency Confirmation requirement to apply.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be assumed or transferred without the consent of the mortgagee; provided that certain conditions are satisfied, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the Special Servicer, with respect to all Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan), on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied, or, with respect to any Non-Specially Serviced Mortgage Loan which does not allow the mortgagee discretion in approving a transfer or assumption or does not allow for discretion in determining whether conditions to a transfer or assumption have been satisfied, the Master Servicer, on behalf of the Trustee as mortgagee of record, shall make such determination with respect to whether such conditions have been satisfied.

(b)           As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)            provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)           requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan (and related Companion Loan, if applicable) is serviced under this Agreement, the Special Servicer or, with respect to all Non-Specially Serviced Mortgage Loans, the Master Servicer, on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion

Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that (i) with respect to all Non-Specially Serviced Mortgage Loans, the Master Servicer has made a recommendation and obtained the prior written consent (or deemed consent) of the Special Servicer, which consent shall be deemed given five (5) Business Days after the ten (10) Business Day review period of the Directing Certificateholder (or, with respect to such 10 Business Day period, such longer period as required by the related Intercreditor Agreement for review by any related Companion Holder), after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by the Special Servicer, (ii)  the Special Servicer has obtained prior to the occurrence and continuance of a Control Event, the prior written consent (or deemed consent) of the Directing Certificateholder, which consent shall be deemed given ten (10) Business Days after receipt by the Directing Certificateholder of the Special Servicer’s written analysis and recommendation with respect to such waiver or exercise of such rights together with such other information reasonably required by the Directing Certificateholder (or, with respect to the AB Whole Loan, at all times, prior to the occurrence and continuance of an AB Control Appraisal Period, the prior consent of the AB Whole Loan Controlling Holder, to the extent required under the Intercreditor Agreement), and (iii) the Master Servicer or the Special Servicer, as the case may be, has obtained Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30) if such Mortgage Loan (A) has an outstanding principal balance that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (B) has an LTV Ratio greater than 85% (including any existing and proposed debt) or (C) has a Debt Service Coverage Ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional lien) or (D) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (E) has a Stated Principal Balance greater than $20,000,000; provided, however, that with respect to subclauses (A), (B), (C) and (D) of this subclause (iii), such Mortgage Loan shall also have a Stated Principal Balance of at least $5,000,000 for such Rating Agency Confirmation requirement to apply.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph shall be an expense of the related Mortgagor to the extent permitted by the related Mortgage Loan documents; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the Master Servicer or the Special Servicer, as applicable, shall use reasonable efforts to make the related Mortgagor bear such costs and expenses.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee provided that certain conditions are satisfied and there is no lender discretion with respect to the satisfaction of such conditions, then for so long as such Mortgage Loan or related

Companion Loan is being serviced under this Agreement, the Special Servicer, with respect to all Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan), on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied, or, with respect to all Non-Specially Serviced Mortgage Loans which do not allow the mortgagee discretion in determining whether conditions are satisfied, the Master Servicer, on behalf of the Trustee as mortgagee of record, shall make such determination with respect to whether such conditions have been satisfied.

(c)           Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)           Except as otherwise permitted by Section 3.08(a), (b) and (e) and/or Section 3.20, neither the Master Servicer nor the Special Servicer shall agree to modify, waive or amend any term of any Mortgage Loan and related Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08.  The Master Servicer and the Special Servicer shall each provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan.

(e)           Notwithstanding any other provisions of this Section 3.08 or Section 3.20, but subject to any related Intercreditor Agreement, the Master Servicer may with respect to Non-Specially Serviced Mortgage Loans, without any Directing Certificateholder approval, Rating Agency Confirmation or Special Servicer approval (provided the Master Servicer delivers notice thereof to the Special Servicer after completion (and the Special Servicer shall promptly, prior to the occurrence of a Consultation Termination Event, deliver such notice to the Directing Certificateholder), except to the extent that the Special Servicer or the Directing Certificateholder, as the case may be, notifies the Master Servicer that such party does not desire to receive copies of such items), (i) grant waivers of non-material covenant defaults (other than financial covenants), including late financial statements; (ii) consent to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way for utilities, access, parking, public improvements or another purpose or subordinations of the lien of Mortgage Loans to easements that do not materially affect the use or value of a Mortgaged Property or a Mortgagor’s ability to make any payments with respect to the related Mortgage Loan and any related Companion Loan; (iv) grant other routine approvals, including the granting of subordination, non-disturbance and attornment agreements and leasing consents that affect less than the lesser of (a) 25% of the net rentable area of the Mortgaged Property or (b) 30,000 square feet; (v) consent to actions related to condemnation of non-material, non-income producing parcels of the Mortgaged Property that do not materially affect the use or value of the Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan or Companion Loan when due; (vi) consent to a change in property management relating to any Mortgage Loan or related Companion Loan with respect to Mortgage Loans

(including any related Companion Loans) with an outstanding principal balance of less than $5,000,000; and (vii) approve of annual operating budgets; provided that (w) any such modification, waiver or amendment would not in any way affect a payment term of the Certificates, (x) any such modification, waiver or amendment would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either the Upper-Tier REMIC or Lower-Tier REMIC to fail to qualify as a REMIC for federal income tax purposes, (y) agreeing to such modification, waiver or amendment would be consistent with the Servicing Standard, and (z) agreeing to such modification, waiver or amendment would not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement.  The foregoing is intended to be an itemization of actions the Master Servicer may take without having to obtain the approval of any other party and is not intended to limit the responsibilities of the Master Servicer hereunder.

(f)           Notwithstanding any other provision of this Agreement, the Master Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause without the consent of the Special Servicer and the Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to a Non-Specially Serviced Mortgage Loan or relating to any Specially Serviced Mortgage Loan without (prior to the occurrence and continuance of a Control Event) the consent of the Directing Certificateholder.  The Directing Certificateholder shall have ten (10) Business Days after receipt of notice along with the Master Servicer’s or Special Servicer’s recommendation and analysis with respect to such proposed waiver or proposed granting of consent and any additional information the Directing Certificateholder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due on sale” or “due on encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Certificateholder in writing within such period, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver or consent).

(g)           Notwithstanding the foregoing provisions of this Section 3.08, if the Master Servicer (with respect to Non-Specially Serviced Mortgage Loans) or Special Servicer (with respect to Specially Serviced Mortgage Loans) makes a determination under Sections 3.08(a) or 3.08(b) hereof that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to such documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09     Realization Upon Defaulted Mortgage Loans and Companion Loans.  (a)  Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan, a Componentized Mortgage Loan or a Mortgage Loan with mezzanine debt, the Master Servicer shall promptly provide written notice to the Companion Holder, Loan-Specific Certificate Representative, or mezzanine lender, as applicable, with a copy of such notice to the Special Servicer.  The Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, Section 3.29, Section 3.35 and subject to the Directing Certificateholders’ rights pursuant to Section 6.07 and any Companion Holder’s or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan), exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof.  The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the Master Servicer or Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless the Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to the Master Servicer for such Servicing Advance, and the Master Servicer or Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance.  The costs and expenses incurred by the Special Servicer in any such proceedings shall be advanced by the Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance.  Nothing contained in this Section 3.09 shall be construed so as to require the Master Servicer or the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Master Servicer or the Special Servicer in its reasonable judgment taking into account the factors described in Section 3.18(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard.  If and when the Special Servicer or the Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Mortgage Loan and related defaulted Companion Loan, if any, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer or the Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by the Master Servicer as a Servicing Advance.

(b)           The Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

(i)            such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)           the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust Fund (to the extent not allocable to the Companion Loan) will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC under the REMIC Provisions or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding.

(c)           Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.29, neither the Master Servicer nor the Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Trustee) the Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)            the Mortgaged Property is in compliance with applicable environmental laws and regulations or, if not, that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions, for such purposes taking into account any insurance coverage provided pursuant to any environmental insurance policies in effect and obtained on behalf of the mortgagee with respect to the related Mortgaged Property; and

(ii)           there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations or, if such circumstances or conditions are present for which any such action could be required, that taking such actions with respect to such Mortgaged Property is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions.

The cost of any such Environmental Assessment shall be paid by the Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust Fund and, in the case of a Serviced Whole Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the Master Servicer from the Certificate Account, including from the Companion Distribution Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust Fund as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied.  With respect to Non-Specially Serviced Mortgage Loans, the Master Servicer and, with respect to Specially Serviced Mortgage Loans, the Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Uncertificated Lower-Tier Interests).

(d)          If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Mortgage Loan and, in the case of a Serviced Mortgage Loan, any related Companion Loan, and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 6 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Mortgage Loan pursuant to Section 6 of the applicable Mortgage Loan Purchase Agreement, then the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized (prior to the occurrence and continuance of a Control Event), with the consent of the Directing Certificateholder at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate Administrator, the Master Servicer and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder, in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.15(b) and (iii) in addition to the prior written consent of the Directing Certificateholder as required above, the Holders of Certificates entitled to a majority of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of the Holders of the Certificates).  To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)          The Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Certificateholder, the Master Servicer and the 17g-5 Information Provider monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)           The Special Servicer shall notify the Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and the Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C (or any successor form), all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer.  Upon request, the Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)          The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)          The Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), defaulted Companion Loan or REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof.  Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

Section 3.10     Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files.  (a)  Upon the payment in full of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or the receipt by the Master Servicer or the Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Master Servicer or Special Servicer, as the case may be, will promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File.  Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Certificate Account pursuant to Section 3.04(a) or remitted to the Master Servicer to enable such deposit, have been or will be so deposited.  Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the Master Servicer or the Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the Master Servicer or Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan is paid in full.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Certificate Account.

(b)          From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and any related Companion Loan), the Master Servicer or the Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer.  Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the Master Servicer or the Special Servicer (or a designee), as the case may be.  Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the Master Servicer or the Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Certificate Account (including amounts related to the Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the Master Servicer or the Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)           Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity.  The Special Servicer shall be responsible for the preparation of all such documents and pleadings.  When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

(d)           If, from time to time, pursuant to the terms of the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced Pooling Agreement, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11     Servicing Compensation.  (a)  As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Companion Loan and REO Loan (including Specially Serviced Mortgage Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced mortgage loan” under any related Non-Serviced Pooling Agreement).  As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed.  The Servicing Fee with respect to any Mortgage Loan,

Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and the Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur.  The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a).  The Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).  Except as set forth in the next two sentences, the third paragraph of this Section 3.11(a), Section 6.02, Section 6.04 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof).  With respect to the Legacy Place Pari Passu Companion Loan, the Servicing Fee shall be payable to the Master Servicer from amounts payable in respect of the Legacy Place Pari Passu Companion Loan, subject to the terms of the Legacy Place Intercreditor Agreement.

The Master Servicer shall be entitled to retain, and shall not be required to deposit in the Certificate Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor:  (i) 100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Non-Specially Serviced Mortgage Loans, provided the consent of the Special Servicer is not required to take such action and, in the event that the Special Servicer’s consent is required, then the Master Servicer shall be entitled to 50% of such fees, (ii) 100% of all assumption application fees received on Non-Specially Serviced Mortgage Loans (whether or not the consent of the Special Servicer is required) and all defeasance fees, (iii) 100% of assumption, waiver, consent and earnout fees, and other processing fees pursuant to Section 3.08 and Section 3.20 or other actions performed in connection with this Agreement on the Non-Specially Serviced Mortgage Loans, provided the consent of the Special Servicer is not required to take such actions, and (iv) 50% of all assumption, waiver, consent and earnout fees, and other processing fees (other than assumption application fees), pursuant to Section 3.08 and Section 3.20 on the Non-Specially Serviced Mortgage Loans for which the Special Servicer’s consent or approval is required on the Non-Specially Serviced Mortgage Loans and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid.  In addition, the Master Servicer shall be entitled to retain as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) any charges for processing Mortgagor requests, beneficiary statements or demands, fees in connection with defeasance, if any, and other customary charges, and amounts collected for checks returned for insufficient funds, in each case only to the extent actually paid by the related Mortgagor and shall not be required to deposit such amounts in the Certificate Account or the Companion Distribution Account pursuant to Section 3.04(a) or Section 3.04(b), respectively.  Subject to Section 3.11(d), the Master Servicer shall also be entitled to additional servicing compensation in the form of:  (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust

Fund in the Certificate Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date), (iii) interest or other income earned on deposits in the Servicing Account which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor and (iv) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans during the related Due Period to the extent not required to be paid as Compensating Interest Payments.  The Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of the Certificate Account and the Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

Notwithstanding anything herein to the contrary, the Master Servicer may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.04 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction.  The Master Servicer shall pay the Transferable Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent the Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of the Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

(b)          As compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and REO Loan (other than a Non-Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property).  As to each Specially Serviced Mortgage Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Mortgage Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Loan is computed.  The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan.  The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a).  The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.

The Special Servicer shall not be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)           Additional servicing compensation in the form of (i) 100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Mortgage Loans, (ii) 100% of all assumption application fees and assumption fees received on any Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan and any successor REO Loan related thereto) and (iii) 50% of all Excess Modification Fees and assumption and consent fees pursuant to Section 3.08 or Section 3.20 and 50% of all earnout fees received with respect to all Non-Specially Serviced Mortgage Loans and, in all cases, for which the Special Servicer’s consent or approval is required, shall be promptly paid to the Special Servicer by the Master Servicer to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Certificate Account pursuant to Section 3.04(a).  Subject to Section 3.11(d), the Special Servicer shall also be entitled to additional servicing compensation in the form of:  (i) Penalty Charges to the extent provided in Section 3.11(d) and (ii) interest or other income earned on deposits relating to the Trust Fund in the REO Account in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date).  The Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Mortgage Loan at the Workout Fee Rate on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan; provided, however, that after receipt by the Special Servicer of Workout Fees with respect to such Corrected Mortgage Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the Special Servicer shall be entitled to an amount from the final payment on the Corrected Mortgage Loan that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Mortgage Loan to be $25,000.  The Workout Fee shall be reduced (but not below zero) pursuant to the preceding sentence with respect to each collection on such Corrected Mortgage Loan from which such fee would otherwise be payable until an amount equal to such Excess Modification Fee Amount has been deducted in full.  The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Mortgage Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Mortgage Loan again becomes a Corrected Mortgage Loan.  The Special Servicer shall not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan.  If the Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan that became Corrected Mortgage Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Mortgage Loan subsequently becomes a Specially Serviced Mortgage Loan.  If the Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Mortgage Loans for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Mortgage Loan solely because the Mortgagor had not had sufficient time to make three consecutive timely Monthly

Payments and which subsequently becomes a Corrected Mortgage Loan as a result of the Mortgagor making such three consecutive timely Monthly Payments.  The successor special servicer will not be entitled to any portion of such Workout Fees.  The Special Servicer will not be entitled to receive any Workout Fees after termination for cause.  A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than a Non-Serviced Mortgaged Property) as to which the Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds).  If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan.  Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan.  Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan.  Subject to Section 3.11(d), the Special Servicer will also be entitled to additional fees in the form of Penalty Charges.  The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Certificate Account or the REO Account, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

(d)           In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the Master Servicer, the Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the Servicing Advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced Pooling Agreement, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) due on such Distribution Date, (ii) the Trust Fund for all interest on Advances previously paid to the Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) hereof (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on Servicing Advances reimbursed by such trust to any party under the applicable Non-Serviced Pooling Agreement, which resulted in an additional trust fund expense for the trust, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and

(iii) the Trust Fund for costs of all additional Trust Fund expenses (other than Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan. Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the Non-Serviced Pooling Agreement) remaining thereafter shall be distributed to the Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-Specially Serviced Mortgage Loan, and to the Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Mortgage Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicer and the Special Servicer shall be distributed between the Master Servicer and the Special Servicer, on a pro rata basis, based on the Master Servicer’s and Special Servicer’s respective entitlements to such compensation described in the previous sentence.  Notwithstanding the foregoing, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional Trust Fund expenses in accordance with this Section 3.11(d).

(e)           With respect to each Distribution Date, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two (2) Business Days following the Determination Date related to such Distribution Date, an electronic report which may include HTML, word or excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the Special Servicer that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date.

(f)           The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)           If the Legacy Place Whole Loan becomes a Specially Serviced Mortgage Loan prior to the Legacy Place Companion Loan Securitization Date, the Special Servicer shall service and administer the related Legacy Place Whole Loan and any related REO Property in the same manner as any other Specially Serviced Mortgage Loan or REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as Special Servicer of such Serviced Whole Loan.  With respect to the Legacy Place Mortgage Loan, prior to the Legacy Place Companion Loan Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations.  If the Legacy Place Whole Loan is still a Specially Serviced Mortgage Loan on the Legacy Place Companion

Loan Securitization Date, the Non-Serviced Special Servicer and the Special Servicer shall be entitled to compensation with respect to the Legacy Place Whole Loan as if the Special Servicer were being terminated as Special Servicer and the Non-Serviced Special Servicer were replacing it as the successor special servicer.  Upon receipt of notice of its termination as the Special Servicer of the Legacy Place Whole Loan, the Special Servicer shall cooperate in good faith with the Non-Serviced Special Servicer in connection with the servicing transition of the Legacy Place Whole Loan on and after the Legacy Place Companion Loan Securitization Date.

(h)           For the avoidance of doubt, the Master Servicer and the Special Servicer are entitled to fees payable in respect of Componentized Mortgage Loans, including with respect to the Pooled Component and Non-Pooled Component.

Section 3.12     Inspections; Collection of Financial Statements.  (a)  The Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or a Specially Serviced Mortgage Loan) with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2013 (and each Mortgaged Property shall be inspected on or prior to December 31, 2013); provided, however, that if a physical inspection has been performed by the Special Servicer in the previous twelve (12) months and the Master Servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection, the Master Servicer will not be required to perform or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan, the Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Mortgage Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Mortgage Loan.  The cost of such inspection by the Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust Fund, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the Certificate Account pursuant to Section 3.05(a)(ii), provided that, with respect to a Serviced Whole Loan, such cost shall be payable, subject to the terms of the related Intercreditor Agreement (i) with respect to a Serviced Pari Passu Whole Loan, pro rata and pari passu, from the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective Stated Principal Balances, or (ii) with respect to an AB Whole Loan, first, from the related Subordinate Companion Loan and then, from the AB Mortgage Loan (provided, that, with respect to any Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan and Subordinate Companion Loan), in each case, prior to being payable out of general collections.  The Special Servicer or the Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy in the Mortgaged Property that the preparer of such report deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged

Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property.  The Special Servicer and the Master Servicer shall deliver a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, respectively, to the other party, to the Directing Certificateholder (prior to the occurrence and continuance of a Control Event) and to the Trustee within five (5) Business Days after completion of such report.  Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the Special Servicer or the Master Servicer, as applicable, shall deliver a copy (in electronic format) of each such report prepared by the Special Servicer and the Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website.  Prior to the occurrence of a Consultation Termination Event, the Master Servicer shall deliver a copy of each such report to the Directing Certificateholder and upon request to each Holder of a Class E, Class F or Class NR Certificate (which such request may state that such items may be delivered until further notice).

(b)           The Special Servicer, in the case of any Specially Serviced Mortgage Loans, and the Master Servicer, in the case of any Non-Specially Serviced Mortgage Loans other than any Non-Serviced Mortgage Loans, shall make reasonable efforts to collect promptly and review from each Mortgagor annual operating statements and rent rolls of the related Mortgaged Property, financial statements of such Mortgagor and any other reports required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan documents.

(c)           The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Master Servicer, in the case of any Non-Specially Serviced Mortgage Loan shall make reasonable efforts to collect promptly and review from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents.  The Master Servicer and the Special Servicer shall not be required to request such statements more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents.  In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation.  The Special Servicer shall deliver all such items to the Master Servicer within five (5) days of receipt and the Master Servicer and the Special Servicer each shall deliver copies of all the foregoing items so collected thereby to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Depositor, in electronic format, in each case within sixty (60) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing June 30, 2013.  Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the Master Servicer or the Special Servicer, as applicable, shall deliver electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website.  The Master Servicer or Special Servicer, as applicable, shall deliver copies of all the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 3.15(c).

Within forty-five (45) days after receipt by the Master Servicer, with respect to all Non-Specially Serviced Mortgage Loans it is responsible for servicing hereunder, or the Special Servicer with respect to Specially Serviced Mortgage Loans and REO Properties (other than any Non-Serviced Mortgaged Property), of any annual operating statements or rent rolls beginning with the calendar year ending December 31, 2013 with respect to any Mortgaged Property or REO Property, or if such date would be after June 30 of any year, then within thirty (30) days after receipt, such Master Servicer or Special Servicer, as applicable, shall, based upon such operating statements or rent rolls received, prepare (or, if previously prepared, update) the analysis of operations and the CREFC NOI Adjustment Worksheet and the CREFC Operating Statement Analysis Report.  Upon the occurrence and continuation of a Servicing Transfer Event, the Master Servicer shall provide the Special Servicer with all prior CREFC Operating Statement Analysis Reports and CREFC NOI Adjustment Worksheets for the related Mortgage Loan (including underwritten figures), and the Special Servicer’s obligations hereunder shall be subject to its having received all such reports.  The Master Servicer and Special Servicer shall forward to the other and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder electronically monthly all operating statements and rent rolls received from any Mortgagor from the prior month.  All CREFC Operating Statement Analysis Reports and CREFC NOI Adjustment Worksheets shall be maintained by the Master Servicer with respect to each Mortgaged Property (other than a Non-Serviced Mortgaged Property) and REO Property (other than any Non-Serviced Mortgaged Property), and the Master Servicer shall forward copies (in electronic format) thereof and the related operating statements or rent rolls (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, and with respect to any Serviced Companion Loan, the related Companion Holder, the Special Servicer and the 17g-5 Information Provider, and the 17g-5 Information Provider shall post all such items to the 17g-5 Information Provider’s Website.  The Master Servicer shall maintain a CREFC Operating Statement Analysis Report and a CREFC NOI Adjustment Worksheet with respect to each Mortgaged Property (other than a Non-Serviced Mortgaged Property) or REO Property (other than a Non-Serviced Mortgaged Property).

(d)           At or before 12:00 p.m. (New York City time) on each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder the CREFC Special Servicer Loan File with respect to the Specially Serviced Mortgage Loans and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the Special Servicer in an electronic format, reasonably acceptable to the Master Servicer as of the Business Day preceding such Determination Date, which CREFC Special Servicer Loan File shall include data, to enable the Master Servicer to produce the following supplemental CREFC reports:  (i) a CREFC Delinquent Loan Status Report, (ii) a CREFC Historical Loan Modification and Corrected Mortgage Loan Report, (iii) a CREFC REO Status Report, (iv) a CREFC Comparative Financial Status Report and (v) a CREFC NOI Adjustment Worksheet and a CREFC Operating Statement Analysis Report, in each case with the supporting financial statements submitted by the Mortgagor.

(e)           Not later than 3:00 p.m. (New York City time) on the P&I Advance Date beginning June 2013, the Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files:  (i) (A) to the extent the Master Servicer has received the CREFC Special Servicer Loan File at the time required, the most recent CREFC Delinquent Loan Status Report, CREFC Historical Loan Modification and Corrected Mortgage Loan Report and the CREFC REO Status Report, (B) CREFC Loan Setup File (with respect to the first Distribution Date), (C) the most recent CREFC Property File, and CREFC Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC Special Servicer Loan File pursuant to Section 3.12(d) by the Special Servicer and Master Servicer), (D) a CREFC Servicer Watch List with information that is current as of such Determination Date, (E) CREFC Financial File, (F) CREFC Loan Level Reserve/LOC Report, (G) the CREFC Advance Recovery Report, and (H) CREFC Total Loan Report and (ii) with respect to each Due Period and any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that permits Additional Debt or mezzanine debt in the future, a report, in substantially the format attached hereto as Exhibit KK or as otherwise reasonably acceptable to the Certificate Administrator and Master Servicer, which report shall (A) be provided following the Master Servicer’s initial knowledge of the related borrower incurring Additional Debt or mezzanine debt, as applicable, (B) setting forth, (1) the amount of Additional Debt or mezzanine debt, as applicable, that is incurred in the related Due Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and Additional Debt or mezzanine debt, as applicable, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and Additional Debt or mezzanine debt, as applicable, and (C) also be delivered to cts.sec.notifications@wellsfargo.com.  Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC Loan Periodic Update File.  In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the Master Servicer, or any payments or collections not received by the Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.

(f)           The Special Servicer shall deliver to the Master Servicer the reports required of the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d), and the Master Servicer shall deliver to the Certificate Administrator the reports and data files set forth in Section 3.12(e).  The Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Special Servicer pursuant to Section 3.12(c) and Section 3.12(d).  The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the Master Servicer pursuant to Section 3.12(e).  In the case of information or reports to be furnished by the Master Servicer to the Certificate Administrator pursuant to Section 3.12(e), to the extent that such information or reports are, in turn, based on information or reports to be provided by the Special Servicer pursuant to Section 3.12(c) or Section 3.12(d) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(c) or Section 3.12(d), the Master Servicer shall have no obligation to provide such information or reports to the Certificate Administrator until it has received the requisite information or reports from the Special Servicer, and the Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(e) caused by the Special Servicer’s failure to timely provide any information or report required under Section 3.12(c) or Section 3.12(d) of this Agreement.

(g)           Notwithstanding the foregoing, however, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent the Master Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties.  The Master Servicer and Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard.  The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(h)           Unless otherwise specifically stated herein, if the Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) except with respect to information to be provided to the Certificate Administrator or any Companion Holder and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, making such statement, report or information available on the Master Servicer’s or the Special Servicer’s Internet website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, the Master Servicer and the Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the Master Servicer or the Special Servicer, as the case may be.  The Master Servicer or the Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13     [Reserved.]

Section 3.14     [Reserved.]

Section 3.15     Access to Certain Information.  (a)  Each of the Master Servicer and the Special Servicer shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder, and to each Holder of a Non-Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust Fund within its control which may be required by applicable law.  At the election of the Master Servicer, the Special Servicer or the Certificate

Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and the Master Servicer, the Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies.  Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of the Master Servicer or Special Servicer to provide access as provided in this Section 3.15 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.15.  In connection with providing information pursuant to this Section 3.15, the Master Servicer and Special Servicer may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the Master Servicer’s or Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege.  Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.  Without limiting the generality of the foregoing, the Master Servicer or Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interest of the Certificateholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Upon the reasonable request of any Certificateholder identified to the Master Servicer’s reasonable satisfaction, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates (or an investment advisor for a Certificateholder or beneficial holder of Book-Entry Certificates) and will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Trust.

(b)           The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus Supplement, Statements to Certificateholders and the SEC EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)            The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)   the Prospectus Supplement and Prospectus and any other disclosure document relating to the Offered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)    this Agreement and any amendments and exhibits hereto; and

(C)    the CREFC Loan Setup File provided by the Master Servicer to the Certificate Administrator;

(ii)           the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)   any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system;

(iii)          The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)   all Statements to Certificateholders prepared by the Certificate Administrator pursuant to Section 4.02;

(B)    the CREFC Loan Periodic Update File, the CREFC Bond Level File, the CREFC Collateral Summary File, the CREFC Property File, each of the “surveillance reports” identified as such in the definition of “CREFC Investor Reporting Package” (including, without limitation, the CREFC Operating Statement Analysis Report and the CREFC NOI Adjustment Worksheets), the CREFC Advance Recovery Report to the extent delivered by the Master Servicer pursuant to this Agreement from time to time; and

(C)    all Senior Trust Advisor Annual Reports;

(iv)          The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)          summaries of Final Asset Status Reports or, prior to an AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.21(d);

(B)          all inspection reports delivered to the Certificate Administrator pursuant to Section 3.12(a); and

(C)          any Appraisals delivered to the Certificate Administrator pursuant to Section 3.21;

(v)          The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)          any notice with respect to a release pursuant to Section 3.09(d);

(B)          any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan pursuant to Section 3.20(h);

(C)          any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.01(i);

(D)          any notice of the occurrence of any Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.01;

(E)           any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.22(g);

(F)           any notice of resignation of the Trustee or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(G)          any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(H)          any notice of resignation or termination of the Master Servicer or Special Servicer pursuant to Section 7.03;

(I)           any notice of termination pursuant to Section 9.01;

(J)           any notice of resignation or termination of the Senior Trust Advisor and any notice of the acceptance of appointment by the successor senior trust advisor pursuant to Section 3.31;

(K)          any notice of recommendation of termination of the Special Servicer by the Senior Trust Advisor;

(L)          any assessments of compliance delivered to the Certificate Administrator; and

(M)         any attestation reports delivered to the Certificate Administrator;

(vi)         the “Investor Q&A Forum” pursuant to Section 4.08(a); and

(vii)        solely to Certificateholders and Certificate Owners, the “Investor Registry” pursuant to Section 4.08(b).

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution Date.  In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator.  In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.15(b), the Certificate Administrator may require registration and the acceptance of a disclaimer.  The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith.  Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)           The 17g-5 Information Provider shall make available solely to the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g-5informationprovider@wellsfargo.com, specifically with a subject reference of “JPMCC 2013-LC11” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)          any notices of waivers under Section 3.08(d);

(ii)         any Asset Status Report delivered by the Special Servicer under Section 3.21(d);

(iii)        any notice of final payment on the Certificates;

(iv)         any environmental reports delivered by the Special Servicer under Section 3.09(e);

(v)          any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.21;

(vi)         any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.01;

(vii)        any annual independent public accountants’ attestation reports delivered pursuant to Section 11.02;

(viii)       any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.30(a);

(ix)          copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)           any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30(a);

(xi)          any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(xii)         any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)        any notice of a Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.01;

(xiv)        any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)         any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 12.01(a)(ix);

(xvi)        any Senior Trust Advisor Annual Report pursuant to Section 3.31;

(xvii)       any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.15(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.15(f);

(xviii)      any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.19(c), Section 3.19(d), Section 3.20(h); Section 11.09 or Section 11.10; and

(xix)         any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 12.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website.  Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m., New York City time, or, if received after 12:00 p.m., New York City time, on the next Business Day.  The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be.  In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website.  The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable.  Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website).  Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g-5informationprovider@wellsfargo.com (specifically referencing “JPMCC 2013-LC11” in the subject line).

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.15.  In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall provide a mechanism to notify each Person that has signed-up for access to the 17g-5 Information Provider’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g-5informationprovider@wellsfargo.com, specifically with a subject reference of “JPMCC 2013-LC11” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)           Certain information concerning the Mortgage Loans and the Certificates (including the Statements to Certificateholders, CREFC reports and supplemental notices) shall be provided by the Certificate Administrator to third parties (including Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com and Markit) with the consent of the Depositor, and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator.  Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website.

(e)           Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.15 and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider for posting on the 17g-5 Information Provider Website in accordance with the provisions of Section 3.15(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the Master Servicer’s or Special Servicer’s website, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party.  In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information.  In connection with providing access to or copies of the information described in this Section 3.15(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be:  (i) in the case of a Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators).  In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.15 unless such information was produced by the Master Servicer or Special Servicer, as applicable.

(f)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be permitted to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement, provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 3.15(c) the same day such communication takes place; provided that the summary of such oral communications shall not identify which Rating Agency the communication was with.  The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.15(c).

(g)           The Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Senior Trust Advisor such reports and other information produced or otherwise available to the Directing Certificateholder (other than, prior to the occurrence and continuance of a Control Event, any Asset Status Reports that are not Final Asset Status Reports), or Certificateholders generally, requested by the Senior Trust Advisor in support of the performance of its obligations under this Agreement in electronic format.

(h)           The costs and expenses of compliance with this Section 3.15 by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and any other party hereto shall not be additional Trust Fund expenses, but shall be borne by the applicable party hereto.

Section 3.16     Title to REO Property; REO Account.  (a)  If title to any Mortgaged Property is acquired, the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee on behalf of the Certificateholders and, if applicable, on behalf of the related Companion Holders.  REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.16.  The Special Servicer, on behalf of the Trust Fund and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies for an extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in the then applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee, the Certificate Administrator and the Master Servicer an Opinion of Counsel, addressed to the Trustee, the Certificate Administrator and the Master Servicer, to the effect that the holding by the Trust Fund of such REO Property subsequent to the close of the third calendar year following the year in which such acquisition occurred will not cause the imposition of a tax on the Upper-Tier REMIC or the Lower-Tier REMIC or cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interest or Certificate is outstanding.  If the Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, the Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be.  Any expense incurred by the Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust Fund payable out of the Certificate Account pursuant to Section 3.05(a).

(b)           The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets.  If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee in trust for the benefit of the Certificateholders and, if applicable, on behalf of the related Companion Holder(s), as their interest shall appear, and the Trustee (as holder of the Uncertificated Lower-Tier Interests), for the retention of revenues and other proceeds derived from each REO Property.  The REO Account shall be an Eligible Account.  The Special Servicer shall deposit, or cause to be deposited, in the REO Account, within one (1) Business Day after receipt, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property.  Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06.  The Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c)           The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property.  On or prior to each Determination Date (or with respect to a Serviced Companion Note, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall withdraw from the REO Account and remit to the Master Servicer, which shall deposit into the Certificate Account (or the Companion Distribution Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Due Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that the Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property.  In addition, on or prior to each Determination Date (or with respect to a Serviced Companion Note, on the Business Day preceding each Serviced Whole Loan Remittance Date), the Special Servicer shall provide the Master Servicer with a written accounting of amounts remitted to the Master Servicer for deposit in the Certificate Account, as applicable, on such date.  The Master Servicer shall apply all such amounts as instructed by the Special Servicer on the Determination Date (or with respect to a Serviced Companion Note, on each Serviced Whole Loan Remittance Date) for the related Distribution Date.

(d)           The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or Section 3.16(c).

Section 3.17     Management of REO Property.  (a)  If title to any REO Property is acquired, the Special Servicer shall manage, consent, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders and the related Companion Holders, as applicable, and the Trustee (as holder of the Uncertificated Lower-Tier Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust Fund or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event.  Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Uncertificated Lower-Tier Interests) all as a collective whole (as determined by the Special Servicer in its reasonable judgment in accordance with the Servicing Standard).  Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.17.  Subject to this Section 3.17, the Special Servicer may allow the Trust Fund or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis.  In connection therewith, the Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than one (1) Business Day following receipt of such funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)            all insurance premiums due and payable in respect of such REO Property;

(ii)           all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)          any ground rents in respect of such REO Property, if applicable; and

(iv)          all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the Master Servicer (subject to receiving notice from the Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the Depositor, the Certificate Administrator and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder) such advances would, if made, constitute Nonrecoverable Servicing Advances.

(b)           Without limiting the generality of the foregoing, the Special Servicer shall not:

(i)            permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)          authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)          Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)           The Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)            the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)           the fees of such Independent Contractor (which shall be an expense of the Trust Fund) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)          any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

(iv)          none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)           the Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)           When and as necessary, the Special Servicer shall send to the Trustee, the Certificate Administrator and the Master Servicer a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.17(a) and 3.17(b).

Section 3.18     Sale of Defaulted Mortgage Loans and REO Properties. (a)  (i)  Within thirty (30) days after a Mortgage Loan has become a Specially Serviced Mortgage Loan with respect to any Defaulted Mortgage Loan, the Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan in accordance with the Servicing Standard; provided, however, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal.  The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard, provided that the Special Servicer shall promptly notify the Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)           If any Mortgage Loan subject to an Intercreditor Agreement is a Specially Serviced Mortgage Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the Special Servicer (with respect to a Specially Serviced Mortgage Loan) or the Master Servicer (with respect to a Non-Specially Serviced Mortgage Loan) shall promptly notify in writing the Master Servicer, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof.  Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.18 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.

(iii)          If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Mortgage Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the Special Servicer may offer to sell to any Person any Specially Serviced Mortgage Loan (to the extent consistent with any related Intercreditor Agreement) or may offer to purchase any Specially Serviced Mortgage Loan, if and when the Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust Fund on a net present value basis.  The Special Servicer is required to give the Trustee not less than five (5) days prior written notice of its intention to sell any Specially Serviced Mortgage Loan, in which case the Special Servicer is required to accept the highest offer received from any person for such Specially Serviced Mortgage Loan in an amount at least equal to the Purchase Price or, at its option, if it has received no offer at least equal to the Purchase Price therefor, purchase such Specially Serviced Mortgage Loan at such Purchase Price.

(iv)          (A)  In the case of a Specially Serviced Mortgage Loan as to which a default has occurred and is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the Special Servicer for such price), the Special Servicer shall, subject to subclause (B) below, accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Specially Serviced Mortgage Loan, if the highest offeror is a Person other than an Interested Person, a holder of a related mezzanine loan, or any known Affiliate of any such Person.  The Trustee (based upon updated Appraisals (the cost of which shall be paid by the Master Servicer as a Servicing Advance) ordered and received by the Trustee) shall determine the fair price for the Specially Serviced Mortgage Loan if the highest offeror is an Interested Person, and any such determination by the Trustee shall be binding upon all parties.  The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination.  The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the Trust Fund.  Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan.

(B)           The Special Servicer will not be obligated to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard, that the rejection of such offer would be in the best interests of the holders of Certificates.  In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that the acceptance of such offer would be in the best interests of the holders of Certificates (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer.  The Special Servicer shall use reasonable efforts to sell all Specially Serviced Mortgage Loans prior to the Rated Final Distribution Date.  For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.18, on the basis of anything other than the related Appraisal.

(v)           Unless and until any Specially Serviced Mortgage Loan is sold pursuant to this Section 3.18(a), the Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)           (i)  (A)  The Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan).  The Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust Fund and the related Companion Holders, if applicable.  The Special Servicer shall give the Trustee, the Master Servicer, each Companion Holder and the Certificate Administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, not less than five (5) Business Days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor.  To the extent permitted by applicable law, and subject to the Servicing Standard, the Master Servicer, an Affiliate of the Master Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(B)           In the absence of any such offer as set forth in subclause (A) above, the Special Servicer shall, subject to subclause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by the Special Servicer, if the highest bidder is a Person other than an Interested Person, or (2) by the Trustee, if the highest bidder is an Interested Person.  Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(C)           The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, as a collective whole.  In addition, the Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, as a collective whole (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable).

(D)           In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination.  The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the Trust Fund.  In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust Fund’s obligation to comply with REMIC Provisions.

(ii)           Subject to the Servicing Standard, the Special Servicer shall act on behalf of the Trust Fund and the related Companion Holders (if applicable) in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith.  A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Senior Trust Advisor nor the Trustee shall have any liability to the Trust Fund or any Certificateholder or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(c)           Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)           Prior to the Legacy Place Companion Loan Securitization Date, with respect to the Legacy Place Whole Loan, pursuant to the terms of the related Intercreditor Agreement, if the Legacy Place Whole Loan becomes a defaulted Whole Loan, and if the Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Mortgage Loan in accordance with this Section 3.18, then the Special Servicer will be required to sell the related Legacy Place Pari Passu Companion Loan together with such Legacy Place Mortgage Loan as one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell the Legacy Place Whole Loan if it becomes a defaulted Mortgage Loan without the written consent of the holder of the Legacy Place Pari Passu Companion Loan (provided that such consent is not required if the holder of the Legacy Place Pari Passu Companion Loan is the borrower or an affiliate of the related Mortgagor) unless the Special Servicer has delivered to the holder of the Legacy Place Pari Passu Companion Loan: (a) at least 15 Business Days prior written notice of any decision to attempt to sell such Legacy Place Whole Loan; (b) at least 10 days prior to the permitted sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for such Legacy Place Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Legacy Place Pari Passu Companion Loan that are material to the price of the Legacy Place Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale.  The holder of the Legacy Place Pari Passu Companion Loan (or its representative) will be permitted to bid at any sale of the Legacy Place Whole Loan; however, the borrower and its agents and Affiliates shall not be permitted to bid at such sale.  Notwithstanding the foregoing, the majority holder of the Legacy Place Mortgage Loan (or its representative) may waive any of the delivery or timing requirements set forth in this paragraph.

(e)           (i)  Notwithstanding anything in this Section 3.18 to the contrary, pursuant to the terms of the related Intercreditor Agreement, the holder of the Subordinate Companion Loan for each applicable Serviced Whole Loan will have the right to purchase the related Mortgage Loan or related REO Property, as applicable.  Such right of the holder of the Subordinate Companion Loan shall be given priority over any provision described in this Section 3.18 as and to the extent set forth in the related Intercreditor Agreement.  If the related Mortgage Loan or related REO Property is purchased by the holder of the Subordinate Companion Loan, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related Subordinate Companion Loan will no longer be subject to this Agreement.

(ii)           Notwithstanding anything in this Section 3.18 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.

(f)           Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.18 will be on a servicing released basis.

(g)           In the event the Master Servicer or the Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither the Master Servicer nor the Special Servicer shall exercise such right.

(h)           Notwithstanding anything to the contrary in this Section 3.18, with respect to each Componentized Mortgage Loan, the holders of the related Class of Loan-Specific Certificates will have the right to cure defaults related to the related Componentized Mortgage Loan and the right to purchase the related Componentized Mortgage Loan to the extent provided in Section 3.35(a) and Section 3.35(b) hereof.

Section 3.19     Additional Obligations of Master Servicer and Special Servicer.  (a)  The Master Servicer shall deliver all Compensating Interest Payments to the Certificate Administrator for deposit in the Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

(b)           The Master Servicer shall provide to each Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

(c)           Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Certificate Account and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one-month periods for a total period not to exceed twelve (12) months (provided that, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Event, the consent of the Directing Certificateholder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard.  If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections).  In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof); provided, however, that if, at any time the Master Servicer or the Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable

Advance during a one-month collection period will exceed the full amount of the principal portion of general collections deposited in the Certificate Account for such Distribution Date, then the Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.15(c), unless extraordinary circumstances make such notice impractical.  Notwithstanding the foregoing, failure to give notice as required by the preceding sentence shall in no way affect the Master Servicer’s or the Trustee’s election whether to refrain from obtaining such reimbursement as described in this Section 3.19(c).  Nothing herein shall give the Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the Certificate Account pursuant to Section 3.05(a)(v).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this section or to comply with the terms of this section and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to the Master Servicer or the Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder.  If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the Certificate Account for such Distribution Date (deemed first from principal and then interest).  Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  The Master Servicer’s or the Trustee’s, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders.  Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon.  In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election.

With respect to any modification or amendment of an AB Intercreditor Agreement or the Legacy Place Intercreditor Agreement (to the extent received), the Master Servicer or the Special Servicer, as applicable, shall provide (i) to the 17g-5 Information

Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c).

Section 3.20     Modifications, Waivers, Amendments and Consents.  (a)  Except as set forth in Section 3.08(a), Section 3.08(b), Section 3.08(e), this Section 3.20(a), Section 3.20(d), Section 3.20(i), Section 3.20(j) and Section 6.07, but subject to any other conditions set forth thereunder and (i) with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder to advise or consult with the Master Servicer or Special Servicer with respect to, or consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement and (ii) with respect to any Componentized Mortgage Loan, subject to the rights of the related Loan-Specific Certificate Representative to advise or consult with the Master Servicer or Special Servicer with respect to, or consent to, a modification, waiver or amendment, in each case, pursuant to Section 3.35(c) hereof, the Master Servicer shall not modify, waive or amend the terms of a Mortgage Loan and/or Companion Loan without the prior written consent of the Special Servicer (it being understood that the Master Servicer will promptly provide the Special Servicer with notice of any request for such modification, waiver or amendment, the Master Servicer’s written recommendation and analysis, and all information reasonably available to the Master Servicer that may be reasonably requested by the Special Servicer in order to grant or withhold such consent); provided that in the event that the Special Servicer does not respond within ten (10) Business Days after receipt of such recommendation and analysis and all such information reasonably requested by the Special Servicer in order to grant or withhold such consent, plus the time period provided to the Directing Certificateholder under this Agreement, the Special Servicer’s consent to such modification, waiver or amendment shall be deemed granted; and provided, further, that no extension entered into pursuant to this Section 3.20(a) shall extend the Maturity Date beyond the earlier of (i) five (5) years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured solely or primarily by a leasehold estate and not also the related fee interest, the date twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease, ten (10) years, prior to the expiration of such leasehold estate.  If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, the Master Servicer shall (1) provide the Trustee, the Certificate Administrator, the Special Servicer, the Senior Trust Advisor and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder, with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as a Trust Fund expense in accordance with Section 3.11(d) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, prior to the occurrence and continuance of a Control Event, obtain the consent of the Directing Certificateholder (which consent shall be coordinated through the Special Servicer).  Notwithstanding the foregoing, subject to the rights of the related Companion Holder to advise the Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the Master Servicer, with respect to Non-Specially Serviced Mortgage Loans, without the consent of the Special Servicer, may modify or amend the terms of any Mortgage Loan and/or related Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that, if the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a “significant modification” of the Mortgage Loan and/or related Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

Subject to Section 3.35(c) and Section 6.07 herein, applicable law and the Mortgage Loan and/or related Companion Loan documents, neither the Master Servicer nor the Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the Master Servicer or the Special Servicer, as applicable, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Certificateholder, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30) and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the Master Servicer or Special Servicer, as applicable, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust Fund) with respect thereto).

(b)           If the Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Mortgage Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of the Special Servicer), is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders as the holders of the related Companion Loan than liquidation of such Specially Serviced Mortgage Loan, then the Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Mortgage Loan, subject to (x) the provisions of this Section 3.20(b) and Section 3.20(c), (y)  with respect to any Mortgage Loan, prior to the occurrence and during the continuance of a Control Event, the approval of the Directing Certificateholder as provided in Section 6.07 or, with respect to a Componentized Mortgage Loan, the related Loan-Specific Certificate

Representative as provided in Section 3.35(c); and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Mortgage Loan with mezzanine debt, the rights of the related mezzanine lender, to advise or consult with the Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement or mezzanine intercreditor agreement, as applicable; provided that in the case of any release or substitution of collateral (other than a defeasance), the Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event.

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Mortgage Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Mortgage Loan if such modification, waiver or amendment would (1) extend the maturity date of any such Specially Serviced Mortgage Loan to a date occurring later than the earlier of (a) five (5) years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Mortgage Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (prior to the occurrence and continuance of a Control Event) with the consent of the Directing Certificateholder, ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan generally at the related Mortgage Rate.

(c)           Any provision of this Section 3.20 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.20 shall be collected by any Master Servicer or Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a

“significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)           To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.20(a), Section 3.35(c) and Section 6.07), the Master Servicer (as provided in Sections 3.08(a), Section 3.08(b) and Section 3.08(e)) or the Special Servicer may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan or Companion Loan that is not in default or as to which default is not reasonably foreseeable only if it provides the Trustee and the Certificate Administrator with an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Certificate Account pursuant to Section 3.05(a); provided that the Master Servicer or Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents) to the effect that the contemplated waiver, modification or amendment (i) will not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause (x) either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) either the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer may waive the payment of any Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Companion Loan that is not a Specially Serviced Mortgage Loan.

(e)           In the event of a modification that creates Mortgage Deferred Interest, such Mortgage Deferred Interest will be allocated to reduce the Distributable Certificate Interest of the Class or Classes of Regular Certificates (other than the Class X Certificates) with the latest sequential designation then outstanding, and to the extent so reduced, shall be added to the Certificate Balance of such Class or Classes.

(f)            Subject to Section 3.20(c), the Master Servicer and the Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer’s or the Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to the Master Servicer or the Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(g)           All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.20 shall be in writing, signed by the Master Servicer or the Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the Special Servicer in accordance with the Servicing Standard).

(h)           With respect to any modification, waiver or amendment for which it is responsible, the Special Servicer shall notify the Master Servicer, the Trustee, the Certificate Administrator (and, with respect to a Componentized Mortgage Loan, the Certificate Administrator shall forward any such notice to the Loan-Specific Certificate Representative, unless a Loan-Specific Control Appraisal Period exists with respect thereto), the Senior Trust Advisor (after the occurrence and during the continuance of a Control Event), other than following the occurrence of a Consultation Termination Event, the Directing Certificateholder, the applicable Companion Holder (unless an AB Control Appraisal Period has occurred, if applicable), the related Mortgage Loan Seller (if such Mortgage Loan Seller is not a Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder), and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof.  With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible, the Master Servicer shall provide written notice of any such modification, waiver or amendment to the Trustee, the Certificate Administrator (and, with respect to a Componentized Mortgage Loan, the Certificate Administrator shall forward any such notice to the Loan-Specific Certificate Representative, unless a Loan-Specific Control Appraisal Period exists with respect thereto), the Special Servicer (and the Special Servicer shall, prior to the occurrence of a Consultation Termination Event, forward such notice to the Directing Certificateholder), the applicable Companion Holder (unless an AB Control Appraisal Period has occurred, if applicable) and the related Mortgage Loan Seller (so long as such Mortgage Loan Seller is not a Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder), the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c)).  The party responsible for delivering notice shall deliver to the Custodian with a copy to the Master Servicer (if such notice is being delivered by the Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder, if any.  Following receipt of the Master Servicer’s or the Special Servicer’s, as applicable, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class E, Class F or Class NR Certificate upon request.

(i)           The Master Servicer shall process all defeasance transactions.  Notwithstanding the foregoing, the Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and the Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal

(including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust Fund, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor Mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor Mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30); provided, further, however, that no such confirmation from Moody’s or S&P shall be required to the extent that the Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is:  (i) a Mortgage Loan with a Cut-off Date Principal Balance less than $20,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Principal Balance of all Mortgage Loans, and (iii) a Mortgage Loan that is not one of the ten largest Mortgage Loans by Stated Principal Balance.  Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(j)           Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan or Serviced Whole Loan documents, as applicable, or Companion Loan documents; provided that such substitution is consistent with the Servicing Standard and the Master Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable, Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or

Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to either REMIC; and provided, further, that the requirements set forth in Section 3.20(i) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30).

(k)           If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents.  Notwithstanding the foregoing, in no event shall the Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by the Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii).  To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Certificate Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Available Distribution Amount”, and not as a prepayment of the related Mortgage Loan or Companion Loan.  Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Certificate Account for a period in excess of 365 days (or 366 days in the case of a leap year).

(l)           Notwithstanding anything to the contrary in this Agreement, neither the Master Servicer nor the Special Servicer, as applicable, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten largest Mortgage Loans by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to five percent (5%) of the then aggregate principal balance of all Mortgage Loans or $35,000,000.

(m)           Notwithstanding the foregoing, with respect to each Componentized Mortgage Loan, prior to the occurrence and continuance of a Loan-Specific Control Appraisal Period with respect thereto, the Special Servicer will not be required to consult with or obtain the consent of the Directing Certificateholder in connection with any modification, waiver or amendment described above, but will be required to consult with and obtain the consent of the related Loan-Specific Certificate Representative to the extent required in Section 3.35(c).

Section 3.21     Transfer of Servicing Between Master Servicer and Special Servicer; Recordkeeping; Asset Status Report.  (a)  Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, the Master Servicer or the Special Servicer, as applicable, shall promptly give notice to the Master Servicer or the Special Servicer, as applicable, the Senior Trust Advisor and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder thereof, and the Master Servicer shall deliver the related Mortgage File and Servicing File to the Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Senior Trust Advisor.  The Master Servicer shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the Master Servicer’s possession or otherwise available to the Master Servicer without undue burden or expense, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto.  The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (viii), (ix) or (x) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the Special Servicer of such Servicing Transfer Event when the Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan(s) until the Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan.  The Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Senior Trust Advisor and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder, a copy of the notice of such Servicing Transfer Event provided by the Master Servicer to the Special Servicer, or by the Special Servicer to the Master Servicer, pursuant to this Section 3.21.  Prior to the occurrence of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the Master Servicer pursuant to this Section 3.21.

Upon determining that a Specially Serviced Mortgage Loan (other than an REO Loan) has become current and has remained current for three consecutive Monthly Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Serviced Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the Master Servicer, the Senior Trust Advisor, the related Companion Loan Holder (unless with respect to an Subordinate Companion Loan an AB Control Appraisal Period has occurred) and (prior to the occurrence of a Consultation

Termination Event) the Directing Certificateholder and shall return the related Mortgage File and Servicing File to the Master Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to the Master Servicer, the Special Servicer’s obligation to service such Corrected Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Serviced Companion Loan shall recommence.

(b)           In servicing any Specially Serviced Mortgage Loans and Serviced Companion Loans, the Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the Master Servicer), and provide the Master Servicer with copies of any additional related Mortgage Loan or Serviced Companion Loan information including correspondence with the related Mortgagor.

(c)           Notwithstanding the provisions of Section 3.12(d), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the Special Servicer with any information in its possession with respect to such records to enable the Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require the Master Servicer to produce any additional reports.

(d)           No later than sixty (60) days after a Servicing Transfer Event for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, the related Companion Loan, the Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property to the Master Servicer, the Trustee, the Certificate Administrator, each Companion Holder (if applicable, only to the extent such Companion Holder is not subject to an AB Control Appraisal Period), the Loan-Specific Certificate Representative (but only with respect to the related Componentized Mortgage Loan and only if a Loan-Specific Control Appraisal Period does not exist with respect thereto), the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event and, in the case of a Componentized Mortgage Loan, only prior to the occurrence of a Consultation Termination Event and during a Loan-Specific Control Appraisal Period with respect to such Mortgage Loan), the Senior Trust Advisor (but only after the occurrence and during the continuance of a Control Event and, in the case of a Componentized Mortgage Loan, only after the occurrence and during the continuance of a Control Event and during a Loan-Specific Control Appraisal Period with respect to such Mortgage Loan) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c)).  Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)            summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Mortgagor;

(ii)          a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and Serviced Companion Loan and whether outside legal counsel has been retained;

(iii)         the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)         the Special Servicer’s recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Master Servicer for regular servicing or otherwise realized upon;

(v)          a copy of the last obtained Appraisal of the Mortgaged Property; and

(vi)         such other information as the Special Servicer deems relevant in light of the Servicing Standard.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents.  If, prior to the occurrence and continuance of any Control Event, the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Directing Certificateholder, the Master Servicer, the Trustee, the Certificate Administrator, the related Companion Holder (if applicable, only to the extent such Companion Holder is not subject to an AB Control Appraisal Period) and the 17g-5 Information Provider (which shall promptly post such revised Asset Status Report on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c)).  Prior to the occurrence and continuance of any Control Event, the Special Servicer shall revise such Asset Status Report as described above in this Section 3.21(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the Special Servicer makes one of the determinations described below.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.21(d).  Notwithstanding the foregoing, the Special Servicer (A) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report (subject to the rights of a related Companion Holder to advise the Special Servicer with respect to, or, if applicable, consent to, such action, in each case, pursuant to the terms of the related Intercreditor Agreement) before the expiration of a ten (10) Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders or, if a Serviced Whole Loan is involved, the related Companion Holder, and it has made a reasonable effort (prior to the occurrence and continuance of a Control Event) to contact the Directing Certificateholder and (B) in any case, shall determine whether such affirmative disapproval is not in the best interest of all the Certificateholders pursuant to the Servicing Standard and upon such determination shall implement the action recommended in the Asset Status Report notwithstanding any affirmative disapproval of the Asset Status Report; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.07 or Section 3.35(c), as applicable.

No direction or disapproval of the Directing Certificateholder hereunder or failure of the Directing Certificateholder to consent to or approve (including any deemed consents or approvals) any request of the Special Servicer, shall (a) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Senior Trust Advisor, the Mortgage Loan Sellers, the Trust Fund, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement.

Notwithstanding the foregoing, prior to the occurrence and continuance of an AB Control Appraisal Period with respect to an Subordinate Companion Loan, the Special Servicer shall prepare an Asset Status Report for any AB Whole Loan within sixty (60) days after it becomes a Specially Serviced Mortgage Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Certificateholder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.

Notwithstanding anything to the contrary herein, (i) the Directing Certificateholder (other than in its capacity as a Certificateholder) and the Senior Trust Advisor may only consult, to the extent it has consultation rights pursuant to the terms of this Agreement, with the Special Servicer in connection with, or provide any consent to, any Asset Status Report related to an AB Whole Loan for which the related Companion Holder is subject to an AB Control Appraisal Period, and (ii) after the occurrence and during the continuance of a Control Event, the Special Servicer shall consult with the Senior Trust Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Senior Trust Advisor shall propose, by written notice, alternative courses of action within ten (10) Business Days of receipt of each Asset Status Report only to the extent the Senior Trust Advisor determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are Holders of the Control Eligible Certificates), as a collective whole.  In addition, after the occurrence and during the continuance of a Control Event, but prior to the occurrence of a Consultation Termination Event, the Special Servicer shall also consult with the Directing Certificateholder in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Directing Certificateholder shall be permitted to propose alternative courses of action within ten (10) Business Days of receipt of each Asset

Status Report. The Special Servicer shall consider any such proposals from the Senior Trust Advisor and/or the Directing Certificateholder and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.  In the event that the Senior Trust Advisor or the Directing Certificateholder, as the case may be, does not respond to the Special Servicer within ten (10) Business Days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer; provided that such ten (10)-Business Day period shall not begin until the Senior Trust Advisor is furnished all additional information that it reasonably requests from the Special Servicer in connection with the Senior Trust Advisor’s review of an Asset Status Report.

Notwithstanding anything set forth herein to the contrary, with respect to a Componentized Mortgage Loan, unless a Loan-Specific Control Appraisal Period exists with respect thereto, the Special Servicer will prepare an Asset Status Report for the related Componentized Mortgage Loan within sixty (60) days after it becomes a Specially Serviced Mortgage Loan and the Directing Certificateholder will have no approval rights over any such Asset Status Report.  Unless a Loan-Specific Control Appraisal Period exists with respect to a Componentized Mortgage Loan, the consent, disapproval rights, and consultation rights of the Directing Certificateholder with respect to any Asset Status Reports applicable to the other Mortgage Loans described above and below will be exercisable by the related Loan-Specific Certificate Representative on behalf of the Holders of the related Class of Loan-Specific Certificates with respect to such Componentized Mortgage Loan.  During the existence of a Loan-Specific Control Appraisal Period with respect to a Componentized Mortgage Loan, the Directing Certificateholder may exercise the same consent and consultation rights with respect to such Componentized Mortgage Loan as it does with all other Mortgage Loans, in the same manner.

After the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein. After the occurrence and during the continuance of a Control Event, the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.21.

(e)           (i)  Upon receiving notice of the occurrence of the events described in clause (iv) or clause (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Mortgagor.  The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)           After the occurrence and during the continuance of a Control Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the Master Servicer shall deliver notice thereof to the Senior Trust Advisor at the same time such notice is provided to the Special Servicer pursuant to clause (i) above.

(f)           Prior to the occurrence and continuance of a Control Event, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Mortgage Loan, the Special Servicer shall deliver in electronic format a draft notice to the Certificateholders that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) to the Directing Certificateholder and each Asset Status Report, with respect to an AB Mortgage Loan prior to the occurrence and continuance of an AB Control Appraisal Period (to the extent approved by the AB Whole Loan Controlling Holder), to the Directing Certificateholder.  If, prior to the occurrence and continuance of a Control Event, within five (5) Business Days of receipt of such draft summary, the Directing Certificateholder approves of, or does not disapprove of, such draft summary, then the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.15(b).  If the Directing Certificateholder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the Special Servicer shall revise the summary and deliver such new summary to the Directing Certificateholder until the Directing Certificateholder approves such draft summary; provided, however, that if the Directing Certificateholder has not approved of the draft summary of the Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Asset Status Report, then the most recent draft summary of the Asset Status Report delivered by the Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Asset Status Report; provided, further, however, that if at any time the Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Certificateholder is not in the best interest of all the Certificateholders pursuant to the Servicing Standard, the Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.15(b) notwithstanding such disapproval.  The Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Senior Trust Advisor.  The Special Servicer shall prepare a summary of any final Asset Status Report related to the AB Whole Loan for which the related Companion Holder is not subject to an AB Control Appraisal Period, which such final Asset Status Report has been approved or deemed approved by the related Companion Holder in accordance with the related Intercreditor Agreement, and deliver in electronic format notice of such final Asset Status Report and the summary of such final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.15(b).  With respect to a Componentized Mortgage Loan, prior to the occurrence and continuance of a Loan-Specific Control Appraisal Period with respect thereto, references to the Directing Certificateholder in this paragraph should be read as references to the Loan Specific Certificate Representative with respect to the related Class of Loan-Specific Certificates, but without giving effect to references to a Control Event.

(g)           No provision of this Section 3.21 shall require the Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Senior Trust Advisor or a recommendation of the Senior Trust Advisor.

Section 3.22     Sub-Servicing Agreements. (a)  The Master Servicer and Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified:  (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Master Servicer or Special Servicer, as applicable, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 hereof under the circumstances described therein (subject to Section 3.22(g) hereof); (iii) provides that the Trustee (for the benefit of the Certificateholders and the related Companion Holder (if applicable) and the Trustee (as holder of the Uncertificated Lower-Tier Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust Fund, the Trustee, the Senior Trust Advisor, the Certificate Administrator, the Master Servicer or Special Servicer, as applicable, any successor master servicer or successor special servicer or any Certificateholder  (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.22(g) hereof and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust Fund; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the Master Servicer or Special Servicer, as applicable, is permitted hereunder to modify such Mortgage Loan and (vii) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable grace period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the Master Servicer under Article XI or under the Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to.  Any successor master servicer or special servicer, as applicable, hereunder shall, upon becoming successor master servicer or special servicer, as applicable, be assigned and shall assume any Sub-Servicing Agreements from the predecessor Master Servicer or Special Servicer, as applicable (subject to Section 3.22(g) hereof).  In addition, each Sub-Servicing Agreement entered into by the Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder shall terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Mortgage Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Mortgage Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement.  The Master Servicer or Special Servicer, as applicable, shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents.  References in this Agreement to actions taken or to be taken by the Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the Master Servicer hereunder to make Advances shall be deemed to have been advanced by the Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement.  For purposes of this Agreement, the Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment.  The Master Servicer or Special Servicer, as applicable, shall notify the Master Servicer or the Special Servicer, as applicable, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer, except that the Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

(b)           Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the Master Servicer’s obligations under this Agreement.

(c)           As part of its servicing activities hereunder, the Master Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust Fund) monitor the performance and enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, except that the Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of Article XI hereof.  Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard.  The Master Servicer shall have the right to remove a Sub-Servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement.

(d)           In the event the Trustee or its designee becomes successor master servicer and assumes the rights and obligations of the Master Servicer under any Sub-Servicing Agreement, the Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)           Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.22, except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the Master Servicer shall remain obligated and responsible to the Trustee, the Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds.  In no event shall the Trust Fund bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)           The Trustee, upon the request of the Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)           Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee.  Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)           With respect to Mortgage Loans subject to a Sub-Servicing Agreement with the Master Servicer, the Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the Master Servicer pursuant to the terms hereof.

(i)           Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations herein, without, prior to the occurrence and continuance of any Control Event, the consent of the Directing Certificateholder, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Notwithstanding anything to the contrary herein, no Sub-Servicer shall be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer or Special Servicer, as applicable.

Section 3.23     Representations, Warranties and Covenants of the Master Servicer. The Master Servicer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, the related Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Special Servicer and the Senior Trust Advisor, as of the Closing Date, that:

(i)           The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, will not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)         The Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)         No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)        The Master Servicer has errors and omissions insurance coverage that is in full force and effect and complies with the requirements of Section 3.07 hereof; and

(viii)       No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement.

(b)          The representations and warranties set forth in subsection (a) above shall survive the execution and delivery of the Agreement.

Section 3.24     Representations, Warranties and Covenants of the Special Servicer. (a)  The Special Servicer hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, the related Serviced Companion Noteholder, the Depositor, the Certificate Administrator, the Master Servicer and the Senior Trust Advisor, as of the Closing Date, that:

(i)           The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)          The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or

(B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)         The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)          The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vi)         No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)        The Special Servicer has errors and omissions coverage which is in full force and effect and complies with the requirements of Section 3.07 hereof; and

(viii)       No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(b)          The representations and warranties set forth in subsection (a) above shall survive the execution and delivery of the Agreement.

Section 3.25     Interest Reserve Account. (a)  On the P&I Advance Date occurring in each February and in any January that occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Interest Reserve Loans as of the Due Date occurring in the month preceding the month in which such P&I Advance Date occurs at the related Net Mortgage Rate (or, in the case of the Componentized Mortgage Loans, the related Pooled Component Rate), to the extent a full Monthly Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January, “Withheld Amounts”).

(b)          On each P&I Advance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.26     [Reserved.]

Section 3.27     Directing Certificateholder and Senior Trust Advisor Contact with Master Servicer and Special Servicer.  No less often than on a monthly basis, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and (b) upon the occurrence and continuance of any Control Event, the Senior Trust Advisor (with respect to the Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

Section 3.28     Controlling Class Certificateholders and Directing Certificateholder; Certain Rights and Powers of Directing Certificateholder. (a)  Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the Master Servicer, the Certificate Administrator and Special Servicer of the transfer of any Certificate of a Controlling Class, the selection of a Directing Certificateholder or the resignation or removal thereof.  The Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Master Servicer, Special Servicer and Certificate Administrator when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns.  To the extent there is only one Controlling Class Certificateholder and it is also the Special Servicer, it shall be the Directing Certificateholder.

(b)           Once a Directing Certificateholder has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Directing Certificateholder shall have notified the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder.  Upon the resignation of a Directing Certificateholder, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Directing Certificateholder.

(c)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Directing Certificateholder.

(d)           In the event that no Directing Certificateholder has been appointed or identified to the Master Servicer or the Special Servicer, as applicable, and the Master Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Master Servicer or the Special Servicer, as applicable, then the Master Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

(e)           Upon request, the Certificate Administrator shall deliver to the Trustee, the Special Servicer, the Senior Trust Advisor, the Master Servicer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, a list of each Controlling Class Certificateholder as reflected in the Certificate Registrar, including names and addresses.  In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Directing Certificateholder or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Senior Trust Advisor, the Master Servicer and the Special Servicer.  Notwithstanding the foregoing, CPUSI CMBS-B Co-Investment I LLC shall be the initial Directing Certificateholder and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs.

Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder.

(f)           If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(g)           Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class; (iii) the Directing Certificateholder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class; (iv) the Directing Certificateholder may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates; and (v) the Directing Certificateholder shall have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

(h)           All requirements of the Master Servicer and the Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related AB Mortgage Loan or a Serviced Whole Loan, as applicable.

(i)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Certificateholder and any Controlling Holder.

(j)           With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to the Serviced Whole Loan, the related Serviced Whole

Loan Controlling Holder shall exercise such rights in accordance with the related Intercreditor Agreement.

(k)           The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, Special Servicer, Certificate Administrator, Trustee, or any Certificateholder and provide such information to the requesting party.

Section 3.29     Intercreditor Agreements.  (a)  Each of the Master Servicer and Special Servicer acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern.  Notwithstanding anything contrary in this Agreement, each of the Master Servicer and Special Servicer agrees not to take any action with respect to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action.  Each of the Master Servicer and Special Servicer acknowledges and agrees that each Companion Holder and mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein.  Each of the Master Servicer and the Special Servicer further acknowledges and agrees that the AB Whole Loan Controlling Holder will have the right to replace the Special Servicer solely with respect to the related AB Whole Loan to the extent provided for herein and in the related Intercreditor Agreement.

(b)           Neither the Master Servicer nor the Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement.  Notwithstanding any provision of any Intercreditor Agreement that may otherwise require the Master Servicer or the Special Servicer to abide by any instruction or direction of a Companion Holder or mezzanine lender, neither the Master Servicer nor the Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance.  In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the Master Servicer or Special Servicer for its own account without reimbursement.  In no event shall the Master Servicer or the Special Servicer be required to consult with or obtain the consent of any Companion Holder or mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely).  As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement.  In no event shall the Master Servicer or the Special Servicer be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder if the Certificate Administrator has not delivered notice to the Master Servicer or the Special Servicer as required under Section 3.28(e) or the Master Servicer or Special Servicer does not have actual knowledge of the identity and contact information of a new Directing Certificateholder or a new Controlling Class Certificateholder.

(c)           No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the Master Servicer or Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including the Master Servicer’s or Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each of the Lower-Tier REMIC and the Upper-Tier REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the Special Servicer’s, Trustee’s, the Certificate Administrator’s or the Master Servicer’s responsibilities under this Agreement.

(d)           With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Senior Trust Advisor or the Directing Certificateholder hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Certificateholder shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Certificateholder is the Serviced Whole Loan Controlling Holder).  Additionally, notwithstanding anything in this Agreement to the contrary, the Master Servicer or Special Servicer, as applicable, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent.  In addition, notwithstanding anything to the contrary, the Master Servicer or Special Servicer, as applicable, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.

(e)           Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence of a Control Event or a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major

Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).  Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, the Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if the Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the related Companion Holder.  In no event shall the Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)           In addition to the consultation rights of the holder of a Serviced Pari Passu Companion Loan provided in the immediately preceding paragraph, such Companion Holder shall have the right to attend (in person or telephonically) annual meetings with the Special Servicer at the offices of the Special Servicer upon reasonable notice and at times reasonably acceptable to the Special Servicer in which servicing issues related to the related Whole Loan are discussed.

(g)           With respect to any Serviced Whole Loan, the Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the Master Servicer of the related Monthly Payment without the consent of the Master Servicer.

Section 3.30     Rating Agency Confirmation.  (a)  Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again.  The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario”.

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party shall be required (without providing notice to the 17g-5 Information Provider) to confirm (by direct communication and not by posting any confirmation on the 17g-5 website) that the applicable Rating Agency has received such second request and, following such confirmation, (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be considered satisfied with respect to such Rating Agency and the Master Servicer or the Special Servicer, as the case may be, may then take such action if the Master Servicer or the Special Servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be considered satisfied if (i) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, or (ii) the replacement Master Servicer or Special Servicer, as applicable, is currently on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request.  Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c).

Promptly following the Master Servicer’s or Special Servicer’s determination to take any action discussed in this Section 3.30(a) following any requirement to obtain a Rating Agency Confirmation being considered satisfied, the Master Servicer or Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.15(c).

(b)           Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the Master Servicer or Special Servicer would have been permitted to waive obtaining such Rating Agency Confirmation pursuant to Section 3.30(a) shall be deemed to have been satisfied.

(c)           For all other matters or actions not specifically discussed in Section 3.30(a) above, the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

Section 3.31     The Senior Trust Advisor.  (a)  Prior to the occurrence and continuance of a Control Event, the Senior Trust Advisor shall promptly review (i) all information made available to Privileged Persons on the Certificate Administrator’s Website (A) that relates to any Specially Serviced Mortgage Loan, and (B) that is contained in the CREFC Servicer Watch List prepared by the Master Servicer and (ii) each Final Asset Status Report delivered to the Senior Trust Advisor by the Special Servicer.

(b)           The Senior Trust Advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the Special Servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information.

(c)           (i)  After the occurrence and during the continuance of a Control Event, based on the Senior Trust Advisor’s review of any assessment of compliance report, attestation report, Asset Status Report and other information delivered to the Senior Trust Advisor by the Special Servicer, including each Asset Status Report delivered during the prior calendar year (other than any communications between the Directing Certificateholder and the Special Servicer that constitutes Privileged Information), the Senior Trust Advisor shall deliver to the Certificate Administrator and the 17g-5 Information Provider within one hundred-twenty (120) days of the end of the prior calendar year for which a Control Event was continuing as of December 31, an annual report (the “Senior Trust Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Senior Trust Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitations, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Senior Trust Advisor Annual Report contravene any provision of this Agreement), setting forth the Senior Trust Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Mortgage Loans.  With respect to a Componentized Mortgage Loan, the Senior Trust Advisor Annual Report shall not include an analysis of the Special Servicer’s performance in respect of such Componentized Mortgage Loan until after the occurrence and during the continuance of a related Loan-Specific Control Appraisal Period.  Subject to the restrictions in this Agreement, including, without limitation, Section 3.31(d) hereof, each such Senior Trust Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions).  Such

Senior Trust Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Senior Trust Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.15(b)) and the 17g-5 Information Provider (which shall promptly post such Senior Trust Advisor Annual Report on the 17g-5 Information Provider’s website in accordance with Section 3.15(c)); provided, however, that the Special Servicer shall be given an opportunity to review any annual report produced by the Senior Trust Advisor at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider.  The Senior Trust Advisor shall have no obligation to adopt any comments to the Senior Trust Advisor Annual Report that are provided by the Special Servicer.

(ii)          In the event the Senior Trust Advisor’s ability to perform its obligations in respect of the Senior Trust Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Senior Trust Advisor or because such information is inaccurate or incomplete, the Senior Trust Advisor shall set forth such limitations or prohibitions in the related Senior Trust Advisor Annual Report.

(d)          Prior to the occurrence and continuance of a Control Event, the Special Servicer will forward any Appraisal Reduction and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan to the Senior Trust Advisor after such calculations have been finalized.  The Senior Trust Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction calculations and/or net present value calculations.  In addition, with respect to a Componentized Mortgage Loan, when such Componentized Mortgage Loan is not subject to a Loan-Specific Control Appraisal Period, the Special Servicer will also deliver to the Senior Trust Advisor each Asset Status Report approved by the related Loan-Specific Certificate Representative.

(e)          (i)  After the occurrence and during the continuance of a Control Event, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reductions or (ii) net present value in accordance with Section 1.02(iv), the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Senior Trust Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Communications), to the Senior Trust Advisor promptly, but in any event no later than two (2) Business Days after preparing (or, in the case of an Appraisal Reduction calculation, not later than two (2) Business Days after receiving) such calculations, and the Senior Trust Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)          In connection with this Section 3.31(e), in the event the Senior Trust Advisor does not agree with the mathematical calculations of Appraisal Reduction (as calculated by the Master Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the

Senior Trust Advisor and the Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations.  The Master Servicer shall cooperate with the Special Servicer and provide any information regarding the calculation of the Appraisal Reduction Amount requested by the Special Servicer.  In the event the Senior Trust Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Senior Trust Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply.

(f)           The Senior Trust Advisor and its affiliates shall keep all Privileged Information confidential and shall not disclose such information to any other person (including any Certificateholders which are not then included in the Control Eligible Certificates), other than any party hereto, to the extent expressly set forth herein, and the Senior Trust Advisor shall not, without the prior written consent of the Special Servicer, disclose any Privileged Information to any other Person, except to the extent that (i) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by such parties, (ii) it is reasonable and necessary for such parties to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iii) such Privileged Information was already known to such party and otherwise not subject to a confidentiality obligation or (iv) such disclosure is required pursuant to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information, as evidenced by an Opinion of Counsel (which shall be an expense of the Trust) delivered to the Master Servicer, the Senior Trust Advisor, the Certificate Administrator, the Special Servicer, the Directing Certificateholder and the Trustee.  Notwithstanding the foregoing, the Senior Trust Advisor shall be permitted to share Privileged Information with its affiliates and any subcontractors of the Senior Trust Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Senior Trust Advisor.

(g)           Subject to the requirements of confidentiality imposed on the Senior Trust Advisor herein (including without limitation in respect of Privileged Information), the Senior Trust Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.08(a).

(h)           As compensation for its activities hereunder, the Senior Trust Advisor shall be entitled to receive the Senior Trust Advisor Fee on each Distribution Date with respect to each Mortgage Loan and each REO Loan (including Specially Serviced Mortgage Loans).  As to each Mortgage Loan (other than the Legacy Place Mortgage Loan), and each REO Loan (other than the Legacy Place Mortgage Loan), the Senior Trust Advisor Fee shall accrue from time to time at the Senior Trust Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed.

The Senior Trust Advisor shall be entitled to reimbursement of any Senior Trust Advisor Expenses provided for pursuant to Section 6.03(a) and/or 6.03(b) hereof, such amounts to be reimbursed from amounts on deposit in the Certificate Account as provided by Section 3.05(a).  Each successor senior trust advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Senior Trust Advisor Consulting Fee shall be payable to the Senior Trust Advisor with respect to each Major Decision for which the Senior Trust Advisor has consultation obligations hereunder.  The Senior Trust Advisor Consulting Fee shall be payable from funds on deposit in the Certificate Account as provided in Section 3.05(a)(ii) of this Agreement, but only to the extent such Senior Trust Advisor Consulting Fee is actually received from the related Mortgagor.  When the Senior Trust Advisor has consultation obligations with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Senior Trust Advisor Consulting Fee from the related Mortgagor in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Senior Trust Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Senior Trust Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Senior Trust Advisor prior to any such waiver or reduction.  Notwithstanding the foregoing, the Senior Trust Advisor will have no obligations or consultation rights with respect to the Legacy Place Whole Loan and no Senior Trust Advisor Consulting Fee shall be payable with respect to the Legacy Place Whole Loan.

(i)           After the occurrence of a Consultation Termination Event, the Senior Trust Advisor may be removed upon (i) the written direction of holders of Certificates evidencing not less than 25% of the aggregate Certificate Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reductions to notionally reduce the Certificate Balances of Classes to which such Appraisal Reductions are allocable) requesting a vote to replace the Senior Trust Advisor with a replacement Senior Trust Advisor selected by such Certificateholders (provided that the proposed replacement Senior Trust Advisor meets the criteria set forth in Section 3.31(k)), (ii) payment by such requesting Holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which confirmations will be obtained by the Certificate Administrator at the expense of such Holders and will not constitute an additional Trust Fund expense).  The Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.15(b), and by mail, and conduct the solicitation of votes of all Certificates in such regard.  Upon the vote or written direction of Holders of at least 75% of the aggregate Certificate Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reductions to notionally reduce the Certificate Balances of Classes to which such

Appraisal Reductions are allocable), the Trustee shall immediately replace the Senior Trust Advisor with the replacement Senior Trust Advisor.

(j)           In the event that the Senior Trust Advisor fails to duly observe or perform in any material respect any of its duties, covenants or obligations under this Agreement, then the Trustee may, and upon the written direction of Certificateholders representing at least 51% of the Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall terminate the Senior Trust Advisor for cause.  In the event (i) (A) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Senior Trust Advisor and such decree or order shall have remained in force, undischarged, undismissed or unstayed for a period of sixty (60) days, (B) the Senior Trust Advisor shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Senior Trust Advisor or of or relating to all or substantially all of its property, or (C) the Senior Trust Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing, or (ii) the Senior Trust Advisor acknowledges in writing that such party’s duties hereunder are no longer permissible under applicable law and provides an Opinion of Counsel to such effect to the Trustee, then the Trustee shall terminate the Senior Trust Advisor for cause.  Upon the termination of the Senior Trust Advisor, a replacement Senior Trust Advisor satisfying the conditions for such replacement in Section 3.31(k) below shall be selected by the Certificate Administrator.  The Certificate Administrator may rely on a certification by the replacement Senior Trust Advisor that it meets such criteria.  If the Certificate Administrator is unable to find a replacement Senior Trust Advisor within thirty (30) days of the termination of the Senior Trust Advisor, the Depositor shall be permitted to find a replacement.  Unless and until a replacement Senior Trust Advisor is appointed, no party shall act as the Senior Trust Advisor and the provisions relating to consultation and consent with respect to the Senior Trust Advisor shall not be applicable until a replacement Senior Trust Advisor is appointed hereunder.

(k)           Any replacement Senior Trust Advisor shall (or all of the personnel responsible for supervising the obligations of the Senior Trust Advisor shall) meet either of the following criteria:  (A) (i) be regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least five (5) years of experience in collateral analysis and loss projections, and (ii) have at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, or (B) be an institution that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by S&P, Fitch, Moody’s, Morningstar Credit Ratings, LLC, KBRA or DBRS (including, in the case of Pentalpha Surveillance LLC, this transaction) but has not been special servicer on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or a material factor in such rating action.

(l)           Prior to the occurrence and continuance of a Control Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Senior Trust Advisor appointed pursuant to this Section 3.31.

(m)         In the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, the holders of a majority of the senior-most Class of Control Eligible Certificates outstanding may elect to terminate the Senior Trust Advisor without payment of any penalty or termination fee.

(n)          The Senior Trust Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Directing Certificateholder, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor senior trust advisor meeting the eligibility requirements set forth in Section 3.31(k) and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency.  No such resignation by the Senior Trust Advisor shall become effective until the replacement Senior Trust Advisor shall have assumed the resigning Senior Trust Advisor’s responsibilities and obligations.  The resigning Senior Trust Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.31.

(o)          In the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then all of the rights and obligations of the Senior Trust Advisor shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). In connection with any termination pursuant to this Section 3.31(o), no successor senior trust advisor shall be appointed. The Trustee shall provide the Senior Trust Advisor with prompt notice upon its termination pursuant to this Section 3.31(o).

(p)          In the event the Senior Trust Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Senior Trust Advisor Fees and reimbursement of accrued and unpaid Senior Trust Advisor Expenses pursuant to Section 3.31(h) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)          The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.03, the Senior Trust Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Senior Trust Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Senior Trust Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Certificates or particular

Certificateholders, and (iv) the Senior Trust Advisor does not constitute an investment adviser within the meaning of the Investment Advisers Act of 1940, as amended.

(r)           The Senior Trust Advisor shall not make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker-dealer Affiliate of the Senior Trust Advisor or (ii) investments by an Affiliate of the Senior Trust Advisor if the Senior Trust Advisor and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Senior Trust Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust Fund and the Senior Trust Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 3.32     Companion Paying Agent.  (a)  With respect to each of the Serviced Companion Loans, the Master Servicer shall be the Companion Paying Agent hereunder.  The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)          No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement.  The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against Companion Paying Agent.  In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)          In the case of each of the Companion Loans, upon the resignation or removal of the Master Servicer pursuant to Article VII of this Agreement, the Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)          This Section 3.32 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards rights accrued prior to such resignation or removal.

Section 3.33     Companion Register.  The Companion Paying Agent shall maintain a register (the “Companion Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Companion Holders from time to time, to the extent such information is provided in writing to it by each Companion Holder.  The initial Companion Holders, along with their respective name and address, are listed on Exhibit S hereto.  In the event a Companion Holder transfers a Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in the Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of the Companion Holder to any party hereto or any successor Companion Holder upon written request and any such Person may, without further investigation, conclusively rely upon such information.  The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

Section 3.34     Certain Matters Relating to the Non-Serviced Mortgage Loan. (a)  In the event that any of the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced Pooling Agreement, the Master Servicer and the Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)           Following the Legacy Place Companion Loan Securitization Date, if any of the Trustee, the Certificate Administrator or the Master Servicer receive notice from a Rating Agency that the Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or the Master Servicer, as applicable, shall promptly notify the Non-Serviced Master Servicer of the same.

(c)           Prior to the Legacy Place Companion Loan Securitization Date, the Custodian shall hold the Mortgage File with respect to the Legacy Place Whole Loan.  On the Legacy Place Companion Loan Securitization Date (i) the Custodian shall, upon receipt of a Request for Release, transfer the Mortgage File (other than the promissory note evidencing the Legacy Place Mortgage Loan, the original of which shall be retained by the Custodian) for the Legacy Place Whole Loan to the Non-Serviced Trustee and (ii) the Master Servicer shall transfer the Servicing File for the Legacy Place Whole Loan to the Non-Serviced Master Servicer.

Section 3.35     Certain Matters Relating to the Componentized Mortgage Loans.

(a)          Cure Rights.  (i)  Upon a monetary event of default or non-monetary event of default beyond applicable notice and grace periods (a “Trigger Event”) with respect to a Componentized Mortgage Loan, the Master Servicer shall promptly notify in writing the Trustee of such Trigger Event and the Trustee shall promptly notify in writing the related Loan-Specific Certificate Representative (a “Loan-Specific Cure Option Notice”).  Upon any such Trigger Event, the applicable Loan Specific Certificate Representative (on behalf of the related holders of the related Loan-Specific Certificates) shall have the right to cure such event of default, which shall be exercisable by giving written notice (a “Loan-Specific Cure Intent Notice”) to the Master Servicer and the Special Servicer of their intent to cure such default; provided the default must be cured by such Holder within, in the case of a monetary event of default, five (5) Business Days after receipt of such Loan-Specific Cure Option Notice or, in the case of a non-monetary default, thirty (30) days after receipt of such Loan-Specific Cure Option Notice.

(ii)          If the related Loan-Specific Certificate Representative is attempting to cure a non-monetary event of default, the foregoing cure period of thirty (30) days may be extended for an additional thirty (30) days after receipt of such Loan-Specific Cure Option Notice (for a total of up to sixty (60) days for a non-monetary default), but only for so long as (A) such Holder is diligently and expeditiously proceeding to cure such non-monetary default,

(B) such Loan-Specific Certificate Representative makes all Loan-Specific Cure Payments that it is permitted to make in accordance with this Section, (C) such non-monetary event of default is not the result of a bankruptcy of the related borrower or other insolvency-related event, and no bankruptcy commences or other insolvency-related event occurs during the applicable cure period, (D) there is no material adverse effect on the Certificateholders, the Trust, the related borrower, the value, use or operation of the related Mortgaged Property (as a whole) as a result of such non-monetary event of default or the attempted cure thereof and (E) prior written notice of such attempt is provided to the Master Servicer and Special Servicer prior to the end of the thirty (30)-day cure period.  In the event that the Loan-Specific Certificate Representative elects to cure a monetary default (each such payment, a “Loan-Specific Cure Payment”), such Loan-Specific Certificate Representative shall make such Loan-Specific Cure Payment as directed by the Master Servicer and each such Loan-Specific Cure Payment shall include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the Trust (including, without limitation, all unreimbursed Advances (without regard to whether such Advance would be a Nonrecoverable Advance) and any interest charged thereon and any unpaid Servicing Fees and Special Servicing Fees with respect to the Componentized Mortgage Loan, but excluding any default interest and late fees) during the period of time from the expiration of the grace period for such default under the Componentized Mortgage Loan until such Loan-Specific Cure Payment is made or such other cure is otherwise effected.

(iii)         The Loan-Specific Cure Intent Notice shall identify the Holder(s) of the related Class of Loan-Specific Certificates making the Loan-Specific Cure Payment and the related amount(s) of the Loan-Specific Cure Payment, and which Holder(s) shall have a right to reimbursement of such Loan-Specific Cure Payment in accordance with Sections 3.35(d) and 4.01A of this Agreement.  So long as an event of default exists that is being cured by the Loan-Specific Certificate Representative pursuant to this Section 3.35(a) and such Holders are permitted to cure under the terms of this Section 3.35(a), the Master Servicer, the Special Servicer and the Trustee shall not (unless directed otherwise in writing by the Loan-Specific Certificate Representative) treat such default as a default or an event of default (w) for purposes of allocating amounts received or collected with respect to the Componentized Mortgage Loan as provided in Section 3.35(d), (x) for purposes of accelerating the related Mortgage Loan, modifying, amending or waiving any provisions of the related Mortgage Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the related Mortgaged Property; (y) for purposes of treating the related Componentized Mortgage Loan as a Specially Serviced Mortgage Loan; or (z) for purposes of determining whether an Appraisal Reduction Event has occurred; provided that such limitations shall not prevent the Master Servicer or the Special Servicer from sending notices of default to, or making demands on, the related borrower or any related guarantor or from collecting Default Interest or late payment charges from the related borrower.

(iv)         Notwithstanding anything to the contrary contained in this Section 3.35(a), (A) the right of the related Loan Specific Certificate Representative (on behalf of the Holders of the related Class of Loan-Specific Certificates) to cure any such event of default as set forth above shall be limited to a total of six (6) Loan-Specific Cure Events over the life of the related Componentized Mortgage Loan and (B) no single Loan-Specific Cure Event may exceed three (3) consecutive months.  For the avoidance of doubt, it is intended that if a single event of default (e.g., the failure to pay monthly debt service) is cured for three (3) consecutive months, that same event of default may not be cured in the succeeding (fourth) month, although a different event of default is permitted to be cured.  “Loan-Specific Cure Event” means the exercise by the Loan-Specific Certificate Representative of cure rights, whether for one (1) month or for consecutive months in the aggregate (and such cure for such consecutive months shall constitute one Loan-Specific Cure Event).  Notwithstanding the foregoing, no Loan-Specific Certificate Representative that is the related borrower, a guarantor of the related Componentized Mortgage Loan or a key principal or an Affiliate of the related borrower may exercise the cure rights set forth in this Section 3.35(a).  A Loan-Specific Cure Payment shall not constitute an Advance for purposes of this Agreement.

(b)              Par Purchase Right.  (i)  In the event (A) a monetary event of default has occurred and is continuing under a Componentized Mortgage Loan or (B) a non-monetary event of default which causes a Componentized Mortgage Loan to become a Specially Serviced Mortgage Loan has occurred and is continuing (each, a “Purchase Option Trigger”), the Master Servicer shall provide written notice of such event (a “Loan-Specific Purchase Option Notice”) to the Special Servicer and the Certificate Administrator (who shall forward such notice to the Holders of the related Class of Loan-Specific Certificates).  Such notice shall include a direction by the Master Servicer to the Certificate Administrator to forward such notice to the Holders of the related Class of Loan-Specific Certificates.  Upon receipt of such notice by the Holders of the related Class of Loan-Specific Certificates, all Holders of the related Loan-Specific Certificates shall have the right (but shall be under no obligation) to purchase (the “Loan-Specific Par Purchase Right”), on a pro rata basis, the applicable Componentized Mortgage Loan from the Trust, prior to any other party, by written notice to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Senior Trust Advisor (a “Loan-Specific Purchase Notice”).  Such option may be exercised at any time after a Purchase Option Trigger and prior to the earliest to occur of (w) the cure of the Purchase Option Trigger by or on behalf of the related borrower (but not a cure by the Holders of the related Class of Loan-Specific Certificates), and (x) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the related Mortgaged Property (except that, if the Special Servicer intends to accept a deed in lieu of foreclosure, it shall notify the Holders of the related Class of Loan-Specific Certificates, who shall have the option, within ten (10) Business Days from the date it receives such notice, to deliver a Loan-Specific Purchase Notice to the Special Servicer, the Master Servicer, the Trustee and the Certificate Administrator) (the “Loan-Specific Purchase Right Cut-off Date”).

(ii)          The Holders may exercise such option by the payment of the Loan-Specific Par Purchase Price and the surrender to the Certificate Administrator of all the Loan-Specific Certificates of such Class then outstanding by all Holders of such Class, and, upon the delivery of the Loan-Specific Purchase Notice, the Special Servicer (on behalf of the Trust) shall sell and the Holders of the related Class of Loan-Specific Certificates shall purchase all of the respective right, title and interest in and to the related Componentized Mortgage Loan (without recourse or warranty, except that the Trustee (at the direction of the Special Servicer and on behalf of the Trust) shall represent and warrant (A) that it owns (solely as Trustee and not its individual capacity) the related Componentized Mortgage Loan, (B) such Mortgage Loan is free and clear of liens, claims and encumbrances, and (C) that the Trust has the power and authority to deliver, and has executed an assignment of, and delivered the related Mortgage Loan) at the related Loan-Specific Par Purchase Price.  The Holders of the related Class of Loan Specific Certificates shall deliver the related Loan-Specific Par Purchase Price to the Master Servicer for deposit into the Certificate Account together with the delivery to the Certificate Administrator of all of the related Class of Loan-Specific Certificates then outstanding, on a date (the “Loan-Specific Purchase Date”) not less than ten (10) Business Days nor more than thirty (30) Business Days after the date of the Loan-Specific Purchase Notice.

(iii)         The related Loan-Specific Par Purchase Price shall be calculated by the Special Servicer three (3) Business Days prior to the related Loan-Specific Purchase Date (and such calculation shall be accompanied by reasonably detailed back-up documentation explaining how such price was determined) and shall, absent manifest error, be binding upon the Holders of the related Class of Loan-Specific Certificates.  The right of the Holders of such Class of Loan-Specific Certificates to consummate the purchase option shall automatically terminate upon a Loan-Specific Purchase Right Cut-off Date, subject to the possibility that such right will be reinstated if another Loan-Specific Purchase Trigger subsequently occurs, except that no Loan-Specific Purchase Right Cut-off Date shall occur if the Holders of the related Class of Loan-Specific Certificates shall have submitted a Loan-Specific Purchase Notice so long as it consummates the purchase option by the Loan-Specific Purchase Date.  Upon the consummation of the purchase option contemplated by this Section 3.35(b), the Custodian shall, upon receipt of a Request for Release from the Master Servicer, deliver all original Mortgage Loan documents and other applicable materials in its possession and the Master Servicer and/or Special Servicer shall deliver the related Servicing File to the purchasing Holders of the related Class of Loan-Specific Certificates.  Notwithstanding the foregoing, no Holder of Loan-Specific Certificates that is the related borrower or a guarantor, key principal or Affiliate of the related borrower may exercise the purchase option set forth in this Section 3.35(b).  For federal income tax purposes, the Holders of the Loan-Specific Certificates shall be deemed to have purchased their respective interests in the related Non-Pooled Component at fair market value, and such amount shall be deemed to be distributed to such Holders in accordance with Section 4.01A of this Agreement in full payment thereof.

(iv)         In order for the Holders of a Class of Loan-Specific Certificates to exercise the foregoing purchase option, all Holders of such Class must participate in such purchase and pay their pro rata share, based on each Holder’s respective Certificate Balance, of the Loan-Specific Par Purchase Price.

(c)           Consent Rights.  (i)  For so long as no Loan-Specific Control Appraisal Period has occurred and is continuing with respect to any particular Componentized Mortgage Loan, (a) the Master Servicer shall not make any Loan Specific Major Decision with respect to such Componentized Mortgage Loan unless it has obtained the consent of the Special Servicer, (b) the related Loan-Specific Certificate Representative shall be entitled to advise the Special

Servicer with respect to such Componentized Mortgage Loan upon such Componentized Mortgage Loan becoming a Specially Serviced Mortgage Loan and (c) the Special Servicer shall not consent to the Master Servicer making a Loan-Specific Major Decision with respect to such Componentized Mortgage Loan, nor will the Special Servicer itself be permitted to make any Loan-Specific Major Decision or otherwise consent to any other matter for which the Master Servicer must obtain the consent of the Special Servicer with respect to such Componentized Mortgage Loan under this Agreement, if the related Loan-Specific Certificate Representative has objected to such action in writing within ten (10) Business Days after receipt of the written recommendation and analysis of the Master Servicer and Special Servicer as set forth in clause (ii) below; provided that in the event the Master Servicer or the Special servicer determines that immediate action is necessary to protect the interests of the Holders of the Certificates (other than the Loan-Specific Certificates) (as a collective whole as if such Certificateholders constituted a single lender), the Master Servicer or Special Servicer, as the case may be, may take any such action without waiting for the related Loan-Specific Certificate Representative’s response; provided, further, that neither the Master Servicer nor the Special Servicer shall take or refrain from taking any action pursuant to instructions or objections from the Loan-Specific Certificate Representative that would cause it to violate applicable law, the related Mortgage Loan documents, this Agreement, including the Servicing Standard, or the REMIC Provisions of the Code.

(ii)          Unless a Loan-Specific Control Appraisal Period has occurred and is continuing with respect to any Componentized Mortgage Loan, the Special Servicer shall promptly provide to the related Loan-Specific Certificate Representative, at its address set forth in the Certificate Register (with a simultaneous copy to the Loan-Specific Certificate Representative at its address for notices set forth in Section 12.05 hereof), notice of any request or intent to make a Loan-Specific Major Decision with respect to such Componentized Mortgage Loan accompanied by the Special Servicer’s (and the Master Servicer’s, as applicable) written recommendation and analysis with respect thereto and all information reasonably available to the Special Servicer that may be reasonably requested by the related Loan-Specific Certificate Representative in order to grant or withhold such consent.  In the event that the related Loan-Specific Certificate Representative does not respond in writing within ten (10) Business Days after receipt of such recommendation and analysis and all such information reasonably requested by the related Loan-Specific Certificate Representative, the related Loan-Specific Certificate Representative’s consent to such Loan-Specific Major Decision shall be deemed granted.

(iii)         If a Loan-Specific Control Appraisal Period has occurred and is continuing with respect to any Componentized Mortgage Loan, the Loan-Specific Certificate Representative shall have no consent or consultation rights and the Directing Certificateholder will be entitled to exercise such rights as it has with respect to the other Mortgage Loans in the Trust, as provided in this Agreement.

(iv)         Notwithstanding the foregoing, no Holder of a Class of Loan-Specific Certificates that is a borrower with respect to (or a guarantor of) the related Componentized Mortgage Loan, or a key principal or Affiliate of the such borrower, may exercise the consent and consultation rights set forth in this Section 3.35(c).

(v)          Neither the Loan-Specific Certificate Representatives nor the other Holders of the Loan-Specific Certificates shall have any liability to the Trust Fund or any other Certificateholders for any action taken, or for refraining from the taking of any action in the exercise of its consent rights, or for errors in judgment; provided, however, that a Loan-Specific Certificate Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of any duties owed to the Holders of the related Class of Loan-Specific Certificates or by reason of reckless disregard of obligations or duties owed to such Certificateholders.  By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that a Loan-Specific Certificate Representative and the other holders of the Loan-Specific Certificates may take actions that favor the interests of one or more Holders of Certificates, and that a Loan-Specific Certificate Representative may have special relationships and interests that conflict with those of other Holders of Certificates, that a Loan-Specific Certificate Representative shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the related Class of Loan-Specific Certificates, and that a Loan-Specific Certificate Representative shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Loan-Specific Certificate Representative or any director, officer, employee, agent or principal thereof for having so acted.

(d)           Allocation of Componentized Mortgage Loan Amounts.  On each Distribution Date, the Certificate Administrator shall allocate amounts received or collected with respect to each Componentized Mortgage Loan or any related REO Property received in respect of the related Componentized Mortgage Loan after the Determination Date for the prior Distribution Date but on or prior to the Determination Date for the subject Distribution Date, or with respect to the initial Distribution Date, after the Closing Date, but on or prior to the Determination Date for the subject Distribution Date (net of amounts payable or reimbursable therefrom to the Master Servicer, Special Servicer, Trustee, Certificate Administrator, Senior Trust Advisor or other party hereto, in each case, in accordance with Sections 3.05(a) and (b) hereof with respect to the related Componentized Mortgage Loan or any related REO Property), between the related Pooled Component and Non-Pooled Component as follows:

(i)           For so long as no (a) monetary event of default or (b) non-monetary event of default that causes the applicable Componentized Mortgage Loan to become a Specially Serviced Mortgage Loan has occurred and is continuing:

(A)           first, to the related Pooled Component, as part of the Available Distribution Amount, in respect of interest, up to an amount equal to the amount of accrued and unpaid interest for the related Due Date at the related Net Pooled Component Rate, and, to the extent not previously collected and distributed, interest for all prior Due Dates;

(B)           second, to the related Pooled Component, as part of the Available Distribution Amount, in reduction of its principal balance, up to an amount equal to its pro rata portion (based on the outstanding principal balances of the related Pooled Component and the related Non-Pooled Component) of principal collections received in respect of the related Componentized Mortgage Loan after the Determination Date for the prior Distribution Date (or, if the subject Distribution Date is the initial Distribution Date, after the Closing Date) but on or prior to the Determination Date for the subject Distribution Date, until the principal balance of related Pooled Component is reduced to zero;

(C)           third, to the related Pooled Component, as part of the Available Distribution Amount, as reimbursement for any unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component, an amount equal to the aggregate of such unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component;

(D)           fourth, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, as reimbursement for any cure payments previously made by the holders of the related Loan-Specific Certificates in respect of the related Componentized Mortgage Loan, up to an amount equal to the amount of such unreimbursed cure payments;

(E)           fifth, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in respect of interest, up to an amount equal to its amount of accrued and unpaid interest for the related Due Date at the related Net Non-Pooled Component Rate and, to the extent not previously collected and distributed, interest for all prior Due Dates;

(F)           sixth, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in reduction of its principal balance, up to an amount equal to its pro rata portion (based on the outstanding principal balances of the related Pooled Component and the related Non-Pooled Component) of principal collections received in respect of the related Componentized Mortgage Loan after the Determination Date for the prior Distribution Date (or, if the subject Distribution Date is the initial Distribution Date, after the Closing Date) but on or prior to the Determination Date for the subject Distribution Date, until the principal balance of related Non-Pooled Component is reduced to zero;

(G)          seventh, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, as reimbursement for any unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component, an amount equal to the aggregate of such unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component;

(H)          eighth, to the related Pooled Component, as part of the Available Distribution Amount, and the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in an amount equal to their respective pro rata shares of the amount of any assumption or transfer fees actually received from the related borrower which are not required to be paid to the Master Servicer or the Special Servicer, as applicable, as provided for in this Agreement; and

(I)           ninth, to the related Pooled Component, as part of the Available Distribution Amount, and the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in an amount equal to their respective pro rata shares (based on their respective initial principal balances) of any amount available to be distributed in connection with the Componentized Mortgage Loan that is not otherwise distributable in accordance with the foregoing.

(ii)           For so long as (a) a monetary event of default or (b) non-monetary event of default that causes a Componentized Mortgage Loan to become a Specially Serviced Mortgage Loan has occurred and is continuing:

(A)           first, to the related Pooled Component, as part of the Available Distribution Amount, in respect of interest, up to an amount equal to the amount of accrued and unpaid interest for the related Due Date at the related Net Pooled Component Rate, and, to the extent not previously collected and distributed, interest for all prior Due Dates;

(B)           second, to the related Pooled Component, as part of the Available Distribution Amount, in reduction of its principal balance, until the principal balance of related Pooled Component is reduced to zero;

(C)           third, to the related Pooled Component, as part of the Available Distribution Amount, as reimbursement for any unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component, an amount equal to the aggregate of such unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component;

(D)           fourth, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, as reimbursement for any cure payments previously made by the holders of the related Loan-Specific Certificates in respect of the Componentized Mortgage Loan, up to an amount equal to the amount of such unreimbursed cure payments;

(E)           fifth, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in respect of interest, up to an amount equal to its amount of accrued and unpaid interest for the related Due Date at the related Net Non-Pooled Component Rate and, to the extent not previously collected and distributed, interest for all prior Due Dates;

(F)           sixth, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in reduction of its principal balance, until the principal balance of related Non-Pooled Component is reduced to zero;

(G)           seventh, to the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, as reimbursement for any unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component, an amount equal to the aggregate of such unreimbursed Loan-Specific Collateral Support Deficits previously allocated to such component;

(H)           eighth, to the related Pooled Component, as part of the Available Distribution Amount, and the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in an amount equal to their respective pro rata shares of the amount of any assumption or transfer fees actually received from the related borrower which are not required to be paid to the Master Servicer or the Special Servicer, as applicable, as provided for in this Agreement; and

(I)           ninth, to the related Pooled Component, as part of the Available Distribution Amount, and the related Non-Pooled Component, as part of the related Loan-Specific Certificate Available Distribution Amount, in an amount equal to their respective pro rata shares (based on their respective initial principal balances) of any amount available to be distributed in connection with the Componentized Mortgage Loan that is not otherwise distributable in accordance with the foregoing.

(iii)         All Loan-Specific Collateral Support Deficits on a Componentized Mortgage Loan and all other shortfalls in principal collections on such Componentized Mortgage Loan will be allocated, first, to the related Non-Pooled Component, up to its principal balance, and then, to the related Pooled Component.  In addition, all amounts of Mortgage Deferred Interest on a Componentized Mortgage Loan allocated to the respective Pooled Component and Non-Pooled Component will reduce the amount of interest entitlement distributable pursuant to the allocations described above.

(iv)         The amounts to be applied to a Pooled Component pursuant to clauses (d)(i)(A), (B), (C), (H) and (I) and (d)(ii)(A), (B), (C), (H) and (I) above will be included as part of the related Available Distribution Amount, and amounts to be applied to a Non-Pooled Component pursuant to clauses (d)(i)(D), (E), (F), (G), (H) and (I) and (d)(ii) (D), (E), (F), (G), (H) and (I) above will be included as part of the related Loan-Specific Certificate Available Distribution Amount.

(e)           Replacement of Special Servicer.  So long as no Loan-Specific Control Appraisal Period exists, the Loan-Specific Class Representative (on behalf of Holders of a majority of the related Loan-Specific Certificates) will be entitled to terminate, at their expense, the Special Servicer with respect to the related Componentized Mortgage Loan at any time, with or without cause, and to appoint a replacement Special Servicer for the Componentized Mortgage Loan.  If a Loan-Specific Control Appraisal Period exists, or if 50% or more of the outstanding Certificate Balance of the related Loan-Specific Certificates is held by the related borrower or an affiliate of the related borrower, the Directing Certificateholder will (prior to the occurrence and continuance of a Control Event) be entitled to appoint a replacement Special Servicer of the related Componentized Mortgage Loan.  Any successor Special Servicer must satisfy the ratings requirement and other qualifications specified in this Agreement, and such appointment will be subject to receipt of a Rating Agency Confirmation from each Rating Agency.

(f)           Avoidance of a Loan-Specific Control Appraisal Period.  The Loan-Specific Certificate Representative of each Class of Loan-Specific Certificates shall be entitled to avoid a Loan-Specific Control Appraisal Period caused by application of an Appraisal Reduction with respect to the applicable Loan-Specific Certificates upon satisfaction of the following

(which must be completed within thirty (30) days of the receipt of an Appraisal delivered by the Special Servicer in accordance with Section 4.05 indicating that a Loan-Specific Control Appraisal Period has occurred):  (i) the Loan-Specific Certificate Representative of the applicable Class of Loan-Specific Certificates shall have delivered to the Master Servicer (for Non-Specially Serviced Mortgage Loans) or the Special Servicer (for Specially Serviced Mortgage Loans), as a supplement to the appraised value of the related Mortgaged Property, (1) cash collateral for the benefit of, and acceptable to, the Master Servicer (for Non-Specially Serviced Mortgage Loans) or the Special Servicer (for Specially Serviced Mortgage Loans), or (2) an unconditional and irrevocable standby letter of credit payable on sight demand issued by a bank or other financial institutions the long-term unsecured debt obligations of which are rated at least “A” by S&P and “A1” by Moody’s or the short-term obligations of which are rated at least “A-1” by S&P and “P-2” by Moody’s (either (1) or (2), the “Loan-Specific Threshold Event Collateral”) (in each case together with documentation reasonably acceptable to the Master Servicer (for Non-Specially Serviced Mortgage Loans) or the Special Servicer (for Specially Serviced Mortgage Loans) in accordance with the Servicing Standard to create and perfect a security interest in favor of the lender in such collateral), and (ii) the Loan-Specific Threshold Event Collateral shall be in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to Sections 3.18 and 4.05 of this Agreement, would cause the Loan-Specific Control Appraisal Period not to occur.  If the requirements of this paragraph are satisfied by the Loan-Specific Certificate Representative (a “Loan-Specific Threshold Event Cure”), no Loan-Specific Control Appraisal Period caused by application of an Appraisal Reduction shall be deemed to have occurred.  If a letter of credit is furnished as Loan-Specific Threshold Event Collateral, the Loan-Specific Certificate Representative shall be required to renew such letter of credit not later than thirty (30) days prior to expiration thereof or to replace such letter of credit with a substitute letter of credit or other Loan-Specific Threshold Event Collateral with an expiration date that is greater than forty-five (45) days from the date of substitution; provided, however, that if a letter of credit is not renewed prior to thirty (30) days prior to the expiration date of such letter of credit, the letter of credit shall provide that the Master Servicer (for Non-Specially Serviced Mortgage Loans) or the Special Servicer (for Specially Serviced Mortgage Loans) may draw upon such letter of credit and hold the proceeds thereof as Loan-Specific Threshold Event Collateral.  If a letter of credit is initially furnished as Loan-Specific Threshold Event Collateral and the issuer of such letter of credit at any time no longer satisfies the unsecured debt rating requirements set forth above, the applicable Loan-Specific Certificate Representative shall be required within thirty (30) days of such event to replace such original letter of credit with a replacement letter of credit from an issuer meeting the above rating requirements.  If a replacement letter of credit from an issuer meeting the above requirements is not delivered to the Master Servicer (for Non-Specially Serviced Mortgage Loans) or the Special Servicer (for Specially Serviced Mortgage Loans), a Loan-Specific Control Appraisal Period will be deemed to immediately commence.  The Loan-Specific Threshold Event Cure shall continue until (i) the appraised value of the related Mortgaged Property plus the value of the Loan-Specific Threshold Event Collateral is no longer sufficient to prevent a Loan-Specific Control Appraisal Period from occurring; or (ii) the occurrence of a Final Recovery Determination.  Upon the written request of the Loan-Specific Certificate Representative, if the appraised value of the related Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Loan-Specific Control Appraisal Period without taking into consideration all or any portion of the Loan-Specific Threshold Event Collateral previously delivered by the Loan-Specific Certificate Representative of the applicable Class Loan-Specific Certificates, the portion of such Loan-Specific Threshold Event Collateral held by the Master Servicer (for Non-Specially Serviced Mortgage Loans) or the Special Servicer (for Specially Serviced Mortgage Loans) which is no longer necessary to avoid the occurrence of the Loan-Specific Control Appraisal Period shall promptly be returned to the posting Loan-Specific Certificate Representative or, if applicable, the face amount of the letter of credit shall be reduced.  In each case, such reduction shall be completed at the Loan-Specific Certificate Representative’s sole expense.  Upon a Final Recovery Determination with respect to the Componentized Mortgage Loan, such Loan-Specific Threshold Event Collateral shall be available to reimburse the related Pooled Component for any Loan-Specific Collateral Support Deficits allocated to the such Pooled Component pursuant to Section 4.04(a) of this Agreement, after application of the net Liquidation Proceeds, plus accrued and unpaid interest on the Pooled Component at the Pooled Component Rate and all other additional Trust Fund expenses, Servicing Fees, Special Servicing Fees, Workout Fees, Liquidation Fees and Advances (and interest thereon) relating to the Componentized Mortgage Loan reimbursable under this Agreement.

Any Loan-Specific Threshold Event Collateral shall be treated as an “outside reserve fund” for purposes of the REMIC Provisions and such property (and the right to reimbursement of any amounts with respect thereto from a Trust REMIC) shall be beneficially owned by the posting Loan-Specific Certificate Representative who shall be taxed on all income or gain with respect thereto.

[End of Article III]

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions.  (a)  On each Distribution Date, to the extent of the Available Distribution Amount for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(d) with respect to each Class of Uncertificated Lower-Tier Interests, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)            first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates, the Class A-SB Certificates, the Class X-A Certificates and the Class X-B Certificates, pro rata (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates for such Distribution Date;

(ii)           second, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates and the Class A-SB Certificates in reduction of the Certificate Balances thereof:  (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Planned Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, to the Holders of the Class A-3 Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero; (5) fifth, to the Holders of the Class A-4 Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-4 Certificates has been reduced to zero; (6) sixth, to the Holders of the Class A-5 Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-5 Certificates has been reduced to zero; and (7) seventh, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero; and (II) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, pro rata (based on their respective Certificate Balances) in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates is reduced to zero;

(iii)          third, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-4 Certificates, the Class A-5 Certificates and the Class A-SB Certificates, pro rata (based upon the aggregate unreimbursed Collateral Support Deficit allocated to each such Class), until all amounts of Collateral Support Deficit previously allocated to such Classes, but not previously reimbursed, have been reimbursed in full;

(iv)          fourth, to the Holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(v)           fifth, after the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates and Class A-SB Certificates have been reduced to zero, to the Holders of the Class A-S Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class A-S Certificates has been reduced to zero;

(vi)         sixth, to the Holders of the Class A-S Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class A-S Certificates, but not previously reimbursed, have been reimbursed in full;

(vii)        seventh, to the Holders of the Class B Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(viii)       eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Holders of the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Certificates has been reduced to zero;

(ix)          ninth, to the Holders of the Class B Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class B Certificates, but not previously reimbursed, have been reimbursed in full;

(x)           tenth, to the Holders of the Class C Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xi)          eleventh, after the Certificate Balances of the Class A Certificates and Class B Certificates have been reduced to zero, to the Holders of the Class C Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates and Class B Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class C Certificates has been reduced to zero;

(xii)         twelfth, to the Holders of the Class C Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class C Certificates, but not previously reimbursed, have been reimbursed in full;

(xiii)        thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xiv)        fourteenth, after the Certificate Balances of the Class A Certificates, Class B Certificates and Class C Certificates have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates and Class C Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)         fifteenth, to the Holders of the Class D Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class D Certificates, but not previously reimbursed, have been reimbursed in full;

(xvi)        sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)       seventeenth, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates and Class D Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)      eighteenth, to the Holders of the Class E Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class E Certificates, but not previously reimbursed, have been reimbursed in full;

(xix)        nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)         twentieth, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)        twenty-first, to the Holders of the Class F Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class F Certificates, but not previously reimbursed, have been reimbursed in full;

(xxii)       twenty-second,  to the Holders of the Class NR Certificates in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)      twenty-third, after the Certificate Balances of the Class A Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates and Class F Certificates have been reduced to zero, to the Holders of the Class NR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Certificates, Class C Certificates, Class D

Certificates, Class E Certificates and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class NR Certificates has been reduced to zero;

(xxiv)      twenty-fourth, to the Holders of the Class NR Certificates, until all amounts of Collateral Support Deficit previously allocated to the Class NR Certificates, but not previously reimbursed, have been reimbursed in full; and

(xxv)       twenty-fifth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Available Distribution Amount remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Monthly Payments, balloon payments or unscheduled principal payments are subsequently received by the Master Servicer and required to be part of the Available Distribution Amount for such Distribution Date, the Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date.  None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

(b)           [Reserved]

(c)           [Reserved]

(d)           On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of principal or reimbursement of Collateral Support Deficit or Loan-Specific Collateral Support Deficit, as applicable, in an amount equal to the amount of principal or reimbursement of Collateral Support Deficit or Loan-Specific Collateral Support Deficit, as applicable, actually distributable to the holders of the respective Related Certificates as provided in Sections 4.01(a), (e), 4.01(g), 4.01(j) and 4.01A such that at all times the Lower-Tier Principal Amount of each Class of Uncertificated Lower-Tier Interests is equal to the Certificate Balance of the Class of Related Certificates.  On each Distribution Date, each Uncertificated Lower-Tier Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount in respect of its Class of Related Certificates plus a pro rata portion of the Interest Distribution Amount in respect of (i) in the case of the Class LA1, Class LA2, Class LA3, Class LA4, Class LA5, Class LASB and Class LAS Uncertificated Lower-Tier Interests, the Class X-A Certificates, (ii) in the case of the Class LB and Class LC Uncertificated Interests, the Class X-B Certificates and (iii) in the case of the Class E, Class F and Class NR Uncertificated Interests, the Class X-C Certificates, in each case, computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate of the Related Certificates and a notional amount equal to its related Lower-Tier Principal Amount, in each case to the extent actually distributable thereon as provided in Section 4.01(a).  Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Uncertificated Lower-Tier Interest shall equal the Certificate Balance of the Related Certificates with respect thereto, as adjusted for the allocation of Collateral Support Deficits or Loan-Specific Collateral Support Deficit, as applicable, as provided in Sections 4.04(b) and 4.04(c), of Certificate Deferred Interest as provided in Section 4.06.  The initial principal balance of each Uncertificated Lower-Tier Interest shall equal the respective Original Lower-Tier Principal Amount.  The pass through rate with respect to each Uncertificated Lower-Tier Interest shall be the rate per annum set forth in the Preliminary Statement hereto.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Yield Maintenance Charges pursuant to Section 4.01(f) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Available Distribution Amount for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(e)           On and after the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all been reduced to zero, any amounts representing reimbursements of Collateral Support Deficits previously allocated to such Classes, if available, will be distributed to the Senior Certificates pro rata based on their respective Certificate Balances.

(f)           (i)  On each Distribution Date, Yield Maintenance Charges payable with respect to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof) calculated by reference to a U.S. treasury rate collected during the related Due Period will be distributed by the Certificate Administrator to the Holders of each Class of Regular Certificates (excluding the Class E, Class F and Class NR Certificates) in the following manner:  (1) pro rata, between (x) the Certificates in YM Group A, and (y) the Certificates in YM Group B, based upon the aggregate of principal distributed to the Classes of Principal Balance Certificates in each such YM Group on such Distribution Date, and (2) as among the Classes of Certificates in each YM Group, in the following manner:  (A) the Holders of each Class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of Yield Maintenance Charges payable with respect to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof) equal to the sum, for all Mortgage Loan prepayments (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof), of the product of (a) a fraction whose numerator is the amount of principal distributed to such Class of Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Regular Certificates in that YM Group representing principal payments in respect of the Mortgage Loans on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Regular Certificates, and (c) the Yield Maintenance Charges payable with respect to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof) collected during the related Due Period and allocated to such YM Group, and (B) any Yield Maintenance Charges payable with respect to the Mortgage Loans (or, with respect to the

Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof) allocated to such YM Group collected during the related Due Period remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one such Class of Certificates entitled to distributions of principal on any particular Distribution Date on which Yield Maintenance Charges payable with respect to the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, allocable to the related Pooled Component pursuant to Section 3.35(d) hereof) are distributable, the aggregate amount of such Yield Maintenance Charges payable with respect to the Mortgage Loans will be allocated among all such Classes of Certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

(ii)         No Yield Maintenance Charge will be distributed to the Holders of the Class E Certificates, Class F Certificates, Class NR Certificates or Class R Certificates.  After the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-SB Certificates, Class A-S Certificates, Class B Certificates, Class C Certificates, Class D Certificates and Class E Certificates have been reduced to zero, all Yield Maintenance Charges with respect to the Mortgage Loans shall be distributed to the Holders of the Class X-B Certificates.

(iii)         All distributions of Yield Maintenance Charges made in respect of the respective Classes of Regular Certificates on each Distribution Date pursuant to this Section 4.01(f) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Uncertificated Lower-Tier Interests for such Distribution Date pursuant to Section 4.01(d) above.

(g)          On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Gain-on-Sale Reserve Account (other than amounts with respect to a Non-Serviced Mortgage Loan) and shall distribute such amounts to reimburse the Holders of the Regular Certificates (in order of distribution priority) (first deeming such amounts to be distributed with respect to the Related Uncertificated Lower-Tier Interests) up to an amount equal to all Collateral Support Deficits, if any, previously deemed allocated to them and unreimbursed after application of the Available Distribution Amount for such Distribution Date.  Amounts paid from the Gain-on-Sale Reserve Account will not reduce the Certificate Balances of the Classes of Certificates receiving such distributions.  Any amounts remaining in the Gain-on-Sale Reserve Account after such distributions shall be applied to offset future Collateral Support Deficits with respect to the Principal Balance Certificates and related Collateral Support Deficits in each case allocable to the Regular Certificates and, upon termination of the Trust Fund, any amounts remaining in the Gain-on-Sale Reserve Account shall be distributed to the Class R Certificateholders from the Lower-Tier REMIC in respect of the Class LR Interest.

(h)          All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests.  Except as otherwise specifically provided in Sections 4.01(i), 4.01(j) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register.  The final distribution on each Certificate (determined without regard to any possible future reimbursement of Collateral Support Deficit previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures.  Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent.  Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents.  None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicer, the Special Servicer or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(i)           Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Collateral Support Deficit previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.15(b) a notice in electronic format to the effect that:

(i)           the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

(ii)          no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders.  If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto.  If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(i).

(j)           Distributions in reimbursement of Collateral Support Deficit previously allocated to the Regular Certificates shall be made in the amounts and manner specified in Section 4.01(a), Section 4.01(b) or Section 4.01(g), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided that all distributions in reimbursement of Collateral Support Deficit previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register.  Notice of any such distribution to a prior Holder shall be made in accordance with Section 12.05 at such last address.  The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby.  If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Certificate Administrator shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(i) as if such Holder had failed to surrender its Certificates.

(k)          On each Distribution Date, any Excess Interest received during the related Due Period with respect to the Mortgage Loans shall be distributed solely to the Holders of the Class NR Certificates from the Excess Interest Distribution Account.  Excess Interest will not be available to pay any other amounts except for distributions on Class NR Certificates set forth in the prior sentence.

(l)           On the Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loans, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

(i)          to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

(ii)          to pay to the Master Servicer any amounts deposited by the Master Servicer in the Companion Distribution Account not required to be deposited therein;

(iii)         to pay all amounts remaining in the Companion Distribution Account related to such Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

(iv)         to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01 (or after servicing has been transferred to another securitization following the Legacy Place Pari Passu Companion Loan Securitization Date).

All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the Companion Holder by wire transfer in immediately available funds on the Serviced Whole Loan Remittance Date to the account of such Companion Holder or an agent therefor appearing on the Companion Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Companion Register).  Any such account shall be located at a commercial bank in the United States.

Section 4.01A     Distributions on the Loan-Specific Certificates.  On each Distribution Date with respect to each Class of Loan-Specific Certificates, to the extent of the related Loan-Specific Certificate Available Distribution Amount for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower Tier Distribution Amount from the Lower Tier REMIC Distribution Account to the Upper Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(d) with respect to the related Class of Uncertificated Lower Tier Interest, and immediately thereafter, shall make distributions thereof from the Upper Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)           first, to distributions to the Holders of the related Class of Loan-Specific Certificates to reimburse such Holders for any unreimbursed cure payments made by such Holders pursuant to Section 3.35(a);

(ii)          second, to the Holders of the related Class of Loan-Specific Certificates, up to an amount equal to the Loan-Specific Interest Distribution Amount in respect of the related Class of Loan-Specific Certificates for such Distribution Date;

(iii)         third, to the Holders of the related Class of Loan-Specific Certificates, in reduction of the Certificate Balance thereof, an amount equal to the related Loan-Specific Principal Distribution Amount for such Distribution Date, until the outstanding

Certificate Balance of the related Class of Loan-Specific Certificates has been reduced to zero;

(iv)         fourth, to the Holders of the related Class of Loan-Specific Certificates, until all Loan-Specific Collateral Support Deficits previously allocated to the related Class of Loan-Specific Certificates, but not previously reimbursed, have been reimbursed in full; and

(v)          fifth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Loan-Specific Available Distribution Amount remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

Section 4.02     Statements to Certificateholders; CREFC Investor Reporting Packages; Grant of Power of Attorney.  (a)  On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.15(b) on the Certificate Administrator’s Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC Investor Reporting Package in accordance with CREFC guidelines) as to the distributions made on such Distribution Date (each, a “Statement to Certificateholders”) which shall include:

(i)          the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

(ii)         the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to Distributable Certificate Interest or Loan-Specific Distributable Certificate Interest, as applicable;

(iii)        the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

(iv)         the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the Master Servicer and the Special Servicer and compensation paid to the Senior Trust Advisor, in each case, with respect to the Due Period for such Determination Date together with detailed calculations of servicing compensation paid to Master Servicer and Special Servicer;

(v)          the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(vi)         the aggregate amount of unscheduled payments received;

(vii)       the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans,

with respect to the pool of Mortgage Loans, as of the end of the related Due Period for such Distribution Date;

(viii)       the number and aggregate principal balance of Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 119 days (and for each thirty (30) day period thereafter until liquidation), (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(ix)         the value of any REO Property (including, with respect to any Serviced Whole Loan, the trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(x)          the Available Distribution Amount for such Distribution Date and the Loan-Specific Certificate Available Distribution Amount for each class of Loan-Specific Certificates;

(xi)         the Accrued Certificate Interest or Loan-Specific Accrued Certificate Interest, as applicable, in respect of such Class of Certificates for such Distribution Date, separately identifying any Certificate Deferred Interest or Loan-Specific Certificate Deferred Interest, as applicable, for such Distribution Date allocated to such Class of Certificates;

(xii)        the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates allocable (A) to Yield Maintenance Charges and (B) Excess Interest;

(xiii)       the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

(xiv)       the Scheduled Principal Distribution Amount or Loan-Specific Scheduled Principal Distribution Amount, as applicable, and the Unscheduled Principal Distribution Amount or Loan-Specific Unscheduled Principal Distribution Amount, as applicable, for such Distribution Date, with respect to the pool of Mortgage Loans;

(xv)        the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Collateral Support Deficit or Loan-Specific Collateral Support Deficit, as applicable, on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Collateral Support Deficits in respect of the Principal Balance Certificates to date;

(xvi)       the Certificate Factor for each Class of Regular Certificates immediately following such Distribution Date;

(xvii)      the amount of any Appraisal Reductions effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and

Companion Loan and, with respect to any Componentized Mortgage Loan, the amount allocable to the related Pooled Component and Non-Pooled Component) in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction effected in connection with such Distribution Date (excluding any amounts allocated to any applicable Non-Pooled Components), together with a detailed worksheet showing the calculation of each Appraisal Reduction on a current and cumulative basis;

(xviii)     the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)        the amount of any remaining Class Unpaid Interest Shortfall or Loan-Specific Class Unpaid Interest Shortfall, as applicable, for such Class as of such Distribution Date;

(xx)         a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xxi)        a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxii)      all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

(xxiii)     in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Sections 4.01(a), 4.01(d), 4.01(g) and 4.01A;

(xxiv)     the amount of the distribution on the Distribution Date to the holders of each class of Principal Balance Certificates or Loan-Specific Certificates in reimbursement of Collateral Support Deficit or Loan-Specific Collateral Support Deficit, as applicable;

(xxv)      the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxvi)     with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Collateral Support Deficit allocated to the Principal Balance Certificates in connection with such Liquidation Event;

(xxvii)   with respect to any REO Property (including, with respect to the Non-Serviced Whole Loan, the Trust Fund’s interest therein) included in the Trust as to which the Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion allocable to distributions on the certificates) and (C) the amount of any realized loss or Loan-Specific Collateral Support Deficit, as applicable, in respect of the related REO Loan in connection with that determination;

(xxviii)  the aggregate amount of interest on P&I Advances paid to the Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxix)    the aggregate amount of interest on Servicing Advances paid to the Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxx)      the then-current credit support levels for each Class of Certificates;

(xxxi)    the aggregate amount of Yield Maintenance Charges on the Mortgage Loans collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxxii)   a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxiii)  a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(xxxiv)   an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates with respect to the related Distribution Date; and

(xxxv)    the amount of any Excess Interest actually received.

In the case of information furnished pursuant to clauses (i), (ii), (xi), (xii), (xix), (xxiv) and (xxxv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i), (ii) and (xi) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder or

Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

(b)           [Reserved.]

(c)           Each of the Master Servicer and the Special Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information the Master Servicer or the Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.15 hereof (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law.  Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein.  In connection with providing access to the Master Servicer’s or Special Servicer’s Internet website, the Master Servicer or the Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer.  The Master Servicer or the Special Servicer, as applicable, shall not be liable for dissemination of this information in accordance with this Agreement, and neither the Master Servicer nor the Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Sections 3.15 and 4.02(c), other than information produced by the Master Servicer or Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports.  The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator.  Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer.  Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the Statement to Certificateholders required by Section 4.02(a) and allocating Collateral Support Deficit to the Certificates in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent the Master Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Master Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties.  The Master Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)           As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act.  Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)           The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

Section 4.03     P&I Advances. (a)  On or before 4:00 p.m., New York City time, on each P&I Advance Date, the Master Servicer shall either (i) remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Certificate Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made.  Any amounts held in the Certificate Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Certificate Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made).  The Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date.  If the Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless the Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00 a.m., New York City time, on such Distribution Date.  In the event that the Master Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date.

(b)           Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date and each Mortgage Loan (and, with respect to each Componentized Mortgage Loan, only on the related Pooled Component) shall be equal to:  (i) the Monthly Payments (net of related Servicing Fees, and in the case of each Non-Serviced Mortgage Loan, the applicable servicing fees payable under this Agreement, and in the case of any Componentized Mortgage Loan, only in respect of the related Pooled Component) other than Balloon Payments, that were due during the related Due Period and delinquent as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan as to which the related Balloon Payment was due during or prior to the related Due Period and was delinquent as of the end of the related Due Period (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor.  Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loan and, in the case of any Componentized Mortgage Loan, only in respect of the related Pooled Component) or REO Loan, shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed.  No P&I Advances shall be made with respect to any Companion Loan.

(c)           Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  With respect to each Non-Serviced Mortgage Loan, the Master Servicer will be required to make its determination (based on information provided by the Other Master Servicer and Other Special Servicer) that it has made a P&I Advance on such Non-Serviced Mortgage Loan that is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, under the applicable Non-Serviced Pooling Agreement in respect of the related Non-Serviced Companion Loan.  If the Master Servicer or Special Servicer determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer shall provide the applicable Non-Serviced Master Servicer, written notice of such determination within one (1) Business Day of the date of such determination.  If the Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined in accordance with the applicable Non-Serviced Pooling Agreement with respect to a Non-Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced Pooling Agreement that is similar to a P&I Advance would be, or any outstanding advance under such

Non-Serviced Pooling Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the Master Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan, will be a Nonrecoverable P&I Advance.  Thereafter, in either case, the Master Servicer shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until the Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise.  For the avoidance of doubt, the Master Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)           In connection with the recovery of any P&I Advance out of the Certificate Account, pursuant to Section 3.05(a), the Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be out of any amounts then on deposit in the Certificate Account (but in no event from any funds allocable to a Serviced Companion Noteholder, except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) made with respect to a Mortgage Loan until after the related Due Date has passed and any applicable grace period has expired or (ii) if the related Monthly Payment is received after the Determination Date but on or prior to the related P&I Advance Date.  The Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.19 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Certificate Account.

(e)           Notwithstanding the foregoing, (i) neither the Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest, late payment charges, prepayment premiums, Balloon Payment or any P&I Advance with respect to any Companion Loan or Non-Pooled Component and (ii) if an Appraisal Reduction has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loan, an Appraisal Reduction has been made in accordance with the Non-Serviced Pooling Agreement) or, in the case of any Componentized Mortgage Loan, allocated to the related Pooled Component, then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan (or Pooled Component) for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan (or Pooled Component) for such Distribution Date without regard to this clause (ii), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan (or Pooled Component) immediately prior to such Distribution Date, net of the related Appraisal Reduction (or, in the case of a Serviced Whole Loan, the portion of such Appraisal Reduction allocated to the related Mortgage Loan, or in the case of any Componentized Mortgage Loan, with respect to the related Pooled Component), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan (or Pooled Component) immediately prior to such Distribution Date.  For purposes of the immediately preceding sentence, the Monthly Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

(f)           In no event shall either the Master Servicer or the Trustee be required to make a P&I Advance with respect to any Companion Loan or Non-Pooled Component.

Section 4.04     Allocation of Collateral Support Deficit. (a)  On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01 and the allocation of Certificate Deferred Interest pursuant to Section 4.06, the Certificate Administrator shall calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, excluding the related Non-Pooled Components) that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans (or, with respect to the Componentized Mortgage Loans, excluding the related Non-Pooled Components) and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the Loan-Specific Certificates) after giving effect to distributions of principal on such Distribution Date and the allocation of Certificate Deferred Interest pursuant to Section 4.06 (any such deficit, the “Collateral Support Deficit”).  Any allocation of Collateral Support Deficit to a Class of Regular Certificates shall be made by reducing the Certificate Balance thereof by the amount so allocated.  Any Collateral Support Deficit allocated pursuant to the preceding two sentences to a Class of Regular Certificates shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.  The allocation of Collateral Support Deficit shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund.  Reimbursement of previously allocated Collateral Support Deficit will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certificates in respect of which any such reimbursement is made.  With respect to any Class of Principal Balance Certificates, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Principal Balance Certificates that previously were allocated Collateral Support Deficit, in sequential order, in each case up to the amount of the unreimbursed Collateral Support Deficit allocated to such Class of Principal Balance Certificates.  Loan-Specific Collateral Support Deficits with respect to a Componentized Mortgage Loan will be allocated, first, to the related Non-Pooled Component up to its principal balance and, then, to the related Pooled Component, with any such amounts allocated to the Pooled Component reducing the Stated Principal Balance of the related Componentized Mortgage Loan for purposes of the above calculation of Collateral Support Deficit.  Loan-Specific Collateral Support Deficits will be applied to reduce the Certificate Balance of the related Class of Loan-Specific Certificates.

(b)       On each Distribution Date, the Certificate Balances of the Principal Balance Certificates will be reduced without distribution, as a write-off to the extent of any Collateral Support Deficit, if any, allocable to such Certificates with respect to such Distribution Date.  Any such write off shall be allocated first, to the Class NR Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-S Certificates, and then, pro rata (based on their respective Certificate Balances), to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, in each case until the remaining Certificate Balances of such Classes of Certificates have been reduced to zero.

(c)       With respect to any Distribution Date, any Collateral Support Deficit or Loan-Specific Collateral Support Deficit, as applicable, allocated to a Class of Principal Balance Certificates or Class of Loan-Specific Certificates, pursuant to Section 4.04(a) or Section 4.04(b), respectively, with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest with respect thereto as a write-off.

Section 4.05     Appraisal Reductions. (a)  For purposes of (x) determining the Controlling Class (and whether a Control Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer or the Senior Trust Advisor, Appraisal Reductions (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan and, with respect to the Componentized Mortgage Loans, to the extent allocated to the related Pooled Component) will be allocated to each Class of Certificates (other than the Class X Certificates and the Class R Certificates) in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class NR Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, and seventh, to the Class A-S Certificates.  The Master Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction with respect to each Mortgage Loan.  Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class.  Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer, Special Servicer and the Senior Trust Advisor of such event, including the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust).  The Certificate Administrator shall notify the Senior Trust Advisor within ten (10) Business Days of the existence or cessation of (i) any Control Event, (ii)  any Consultation Termination Event, (iii) any AB Control Appraisal Period or (iv) any Loan-Specific Control Appraisal Period.

(b)           (i)  The Holders of the majority of Voting Rights of any Class of Control Eligible Certificates (or, with respect to any Class of Loan-Specific Certificates, the Holders of such Class of Loan-Specific Certificates) that is determined at any time of determination to no longer be the Controlling Class (or, in the case of such Class of Loan-Specific Certificates, to have become subject to a Loan-Specific Control Appraisal Period (such Class, an “Appraised-Out Class”) as a result of an Appraisal Reduction in respect of such Class shall have the right, or, in the case of a Class of Loan-Specific Certificates that is an Appraised-Out Class, the related Loan-Specific Certificate Representative shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal with respect to any Mortgage Loan for which an Appraisal Reduction Event has occurred (such Holders, the “Requesting Holders”).  The Special Servicer shall use its reasonable best efforts to ensure that such second Appraisal is delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal).

(ii)           Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction is warranted, and if so warranted shall deliver such second Appraisal to the Master Servicer and the Master Servicer shall recalculate the Appraisal Reduction based on such supplemental appraisal.  If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class or the Loan-Specific Control Appraisal Period shall cease to exist, as applicable, and each other Appraised-Out Class, if applicable, shall have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction.  The Holders of an Appraised-Out Class requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Class or Loan-Specific Certificate Representative, as applicable, until such time, if any, as the Class is reinstated as the Controlling Class or the applicable Loan-Specific Control Appraisal Period ceases, as applicable (such period beginning upon receipt by the Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the Special Servicer determines that no recalculation of the Appraisal Reduction is warranted or (B) the Master Servicer recalculates the Appraisal Reduction based on the supplemental Appraisal, the “Appraisal Review Period”).  The rights of the Controlling Class or the related Loan-Specific Certificate Representative during each Appraisal Review Period shall be exercised by the most senior Control Eligible Certificates, if any, or, with respect to such Loan-Specific Certificate Representative, by the Directing Certificateholder.

(c)           With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and with respect to each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the Special Servicer shall (1) within thirty (30) days of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination by the Special Servicer that the value of the related Mortgaged Property has materially changed, notify the Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Master Servicer as a Servicing Advance and to the extent it would be a Nonrecoverable Advance, a Trust expense, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the Master Servicer, the Certificate Administrator, the Trustee and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder (or, with respect to a Componentized Mortgage Loan, the applicable Loan-Specific Certificate Representative).  Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the Master Servicer from the Special Servicer reasonably necessary to calculate the Appraisal Reduction, the Master Servicer shall determine or redetermine, as applicable, and report to the Special Servicer, the Certificate Administrator, the Trustee and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder (or, with respect to a Componentized Mortgage Loan, the applicable Loan-Specific Certificate Representative), the amount and calculation or recalculation of the Appraisal Reduction with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable.  If the Master Servicer is required to redetermine the Appraisal Reduction, such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable.  With respect to any Mortgage Loan other than a Componentized Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction.  With respect to any Componentized Mortgage Loan, unless a Loan-Specific Control Appraisal Period exists with respect thereto, the Special Servicer shall consult with the Loan-Specific Certificate Representative with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction.  Notwithstanding the foregoing but subject to Section 4.05(b), the Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan, any related Companion Loan or Serviced Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event.  Instead, the Master Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction with respect to such Mortgage Loan, any related Companion Loan or Serviced Whole Loan; provided that the Special Servicer has not notified the Master Servicer of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation, as applicable and has informed the Master Servicer of such. The Special Servicer shall provide (via electronic delivery) the Master Servicer with any Appraisal, valuation and downward adjustment determined by the Special Servicer after consultation with the Directing Certificateholder (or, with respect to a Componentized Mortgage Loan, the applicable Loan-Specific Certificate Representative) and such other information in its possession that is reasonably requested to calculate or recalculate any Appraisal Reduction pursuant to the definition thereof, using reasonable efforts to deliver such information within four (4) Business Days of the Master Servicer’s written request (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Master Servicer’s receipt from the Special Servicer of the applicable Appraisal or preparation of the applicable internal valuation); provided, however, the Master Servicer’s failure to timely make such a request shall not relieve the Special Servicer of its obligation to provide such information to the Master Servicer in the manner and timing set forth in this sentence. The Special Servicer shall not calculate Appraisal Reductions.

(d)           Any Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable, previously subject to an Appraisal Reduction, which has become a Corrected Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction.  Any Appraisal Reduction in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced Pooling Agreement.

(e)           Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction with respect to the Mortgage Loans that comprise such Serviced Whole Loan.  Any Appraisal Reduction in respect of an AB Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related Subordinate Companion Loan (until the principal balance thereof is notionally reduced to zero by such Appraisal Reductions) and second, to the related AB Mortgage Loan.  Any Appraisal Reduction in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan.

Section 4.06     Certificate Deferred Interest. (a)  (i) On each Distribution Date, the amount of interest distributable to a Class of Regular Certificates shall be reduced by an amount equal to the amount of Mortgage Deferred Interest for all Mortgage Loans (or, with respect to the Componentized Mortgage Loans, to the extent allocable to the related Pooled Component pursuant to clause (ii) below) for the Due Dates occurring in the related Due Period allocated to such Class of Certificates, such Mortgage Deferred Interest to be allocated first, to the Class NR Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-S Certificates, and then pro rata (based upon Accrued Certificate Interest) to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, in each case up to the respective Accrued Certificate Interest for each such Class of Certificates for such Distribution Date.

(ii)       With respect to each Componentized Mortgage Loan, the amount of interest distributable to the related Pooled Component and Non-Pooled Component shall be reduced by an amount equal to the amount of Mortgage Deferred Interest for the related Componentized Mortgage Loan for the Due Date occurring in the related Due Period, which will be allocated, first, to the related Non-Pooled Component, and then, to the related Pooled Component, in each case up to the amount of interest distributable to such component for such Distribution Date.

(b)           On each Distribution Date, the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates, Class A-5 Certificates, Class A-SB Certificates, Class A-S Certificates, Class B Certificates, Class C Certificates, Class D Certificates, Class E Certificates, Class F Certificates and Class NR Certificates shall be increased by the amount of the Certificate Deferred Interest allocated to such Class of Certificates on such Distribution Date pursuant to Section 4.06(a) above.

(c)           With respect to any Distribution Date, any Certificate Deferred Interest with respect to such Distribution Date allocated pursuant to Section 4.06(a) to a Class of Principal Balance Certificates shall be allocated in reduction of the amount of interest distributable to the Related Uncertificated Lower-Tier Interests with respect thereto.  On each Distribution Date, to the extent provided in Section 4.06(b) with respect to the Related Certificates, Certificate Deferred Interest will be added to the Lower-Tier Principal Amount of the Uncertificated Lower-Tier Interests in the same manner as the interest thereon was reduced pursuant to the preceding sentence.

Section 4.07     Grantor Trust Reporting. (a)  The parties intend that the portion of the Trust Fund constituting the Grantor Trust, which consists of the Excess Interest, the Excess Interest Account and proceeds thereof, shall constitute, and that the affairs of the Trust Fund (exclusive of the Lower-Tier REMIC and the Upper-Tier REMIC) shall be conducted so as to qualify such portion as, a “grantor trust” under subpart E, part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention.  In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Class NR Certificateholders in the Grantor Trust so as to improve their rate of return.  The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust.  In addition, the Certificate Administrator shall (A) file, or cause to be filed, Internal Revenue Service Form 1041 (or, in the event the Grantor Trust is a WHFIT, information will be provided on Form 1099) or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause and (B) furnish, or cause to be furnished, to the Class NR Certificateholders, their allocable share of income and expense with respect to the Excess Interest and Excess Interest Distribution Account, respectively, in the time or times and in the manner required by the Code.

(b)           The Grantor Trust is a WHFIT that is a WHMT.  The Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis.  The Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless the Depositor provides the Certificate Administrator with the identities of other “middlemen” that are Certificateholders.  The Certificate Administrator shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

(c)           The Certificate Administrator shall report required WHFIT information using the accrual method, except to the extent the WHFIT Regulations specifically require a different method.  The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method.  The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders annually.  In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(d)           The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to:  (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator.  Each holder of Class NR Certificates, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Class NR Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(e)           To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIP for the Class NR Certificates.  The CUSIP so published will represent the Rule 144A CUSIP.  The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent such CUSIP has been received.  Absent the receipt of such CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP.  The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 4.08     Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Servicer Document Request Tool. (a)  The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and beneficial owners of Certificates may submit questions to (A) the Certificate Administrator relating to the Statement to Certificateholders, (B) the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 3.15(b), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Senior Trust Advisor relating to the Senior Trust Advisor Annual Report or actions by the Special Servicer referenced in any Senior Trust Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto.  Upon receipt of an Inquiry for the Master Servicer, the Special Servicer, Certificate Administrator or the Senior Trust Advisor, as applicable, and in the case of any Inquiry relating to the Non-Serviced Mortgage Loan, to the Non-Serviced Mortgage Loan Master Servicer or Non-Serviced Loan Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof.  Following receipt of an Inquiry, the Master Servicer, the Special Servicer, the Certificate Administrator or the Senior Trust Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Senior Trust Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail.  In the case of an Inquiry relating to the Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer.  The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website.  If the Certificate Administrator, the Master Servicer, the Special Servicer or the Senior Trust Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust Fund and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Master Servicer, the Special Servicer, the Certificate Administrator or the Senior Trust Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Senior Trust Advisor, shall promptly notify the Certificate Administrator of such determination.  In addition, no party shall post or otherwise disclose any direct communications with the Directing Certificateholder as part of its response to any Inquiries.  The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered.  Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement:  “Because the Pooling and Servicing Agreement provides that the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator or Senior Trust Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that the Master Servicer, the Special Servicer, the Certificate Administrator or the Senior Trust Advisor has declined to answer the Inquiry.”  Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates.  None of the Underwriters, Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Senior Trust Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information.  The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature.  The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website.  Notwithstanding the foregoing, the Senior Trust Advisor shall not be required to respond to any Inquiries from Certificateholders for which its response would require the Senior Trust Advisor to provide information to such inquiring Certificateholders that they are otherwise not entitled to receive under the terms of this Agreement.

(b)           The Certificate Administrator shall make available to any Certificateholder and any Certificate Owner, the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners can register and thereafter obtain information with respect to any other Certificateholder or Certificate Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Certificate Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to persons entitled to access to the Investor Registry.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned.  If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry.  The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)           The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Servicer Document Request Tool.  The “Rating Agency Q&A Forum and Servicer Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Statements to Certificateholders, or submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto.  In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the Master Servicer for loan-level reports and other related information.  Upon receipt of a Rating Agency Inquiry for the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof.  Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Certificate Administrator.  The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Servicer Document Request Tool.  Any reports posted by the 17g-5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website.  If the Certificate Administrator, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by email of such determination.  The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Servicer Document Request Tool.  The 17g-5 Information Provider will not be liable for the failure by any other such Person to so answer.  Questions posted on the Rating Agency Q&A Forum and Servicer Document Request Tool shall not be attributed to the submitting NRSRO.  Answers posted on the Rating Agency Q&A Forum and Servicer Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person.  None of the Underwriters, the Depositor, nor any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Servicer Document Request Tool and no such party shall have any responsibility or liability for the content of any such information.  The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.  The Rating Agency Q&A Forum and Servicer Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

[End of Article IV]

ARTICLE V

THE CERTIFICATES

Section 5.01     The Certificates. (a)  The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-19, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.  The Class X-A, Class X-B and Class X-C Certificates will be issuable only in minimum

Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof.  The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof.  The Non-Registered Certificates (other than the Class X-C and Class R Certificates) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $100,000, and in integral multiples of $1.00 in excess thereof.  If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount.  The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.

(b)           One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature.  If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless.  A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate.  The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02     Form and Registration. No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification.  If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to CPUSI CMBS-B Co-Investment I LLC or Affiliates of CPUSI CMBS-B Co-Investment I LLC) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then either:

(a)           Each Class of the Non-Registered Certificates sold to non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act shall initially be represented by a temporary book-entry certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream.  Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream.  After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f).  During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification.  After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused.  The aggregate Certificate Balance of a Temporary Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.  Wells Fargo Bank, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided.  If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent.  If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)           Certificates of each Class of Non-Registered Certificates offered and sold to Qualified Institutional Buyers in reliance on Rule 144A under the Act (“Rule 144A”) shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository.  The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)           Other than with respect to the initial transfer of the Class E, Class F and Class NR Certificates to CPUSI CMBS-B Co-Investment I LLC, Certificates of each Class of Non-Registered Certificates that are offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.  For the avoidance of doubt, the Class R Certificates shall only be in the form of Definitive Certificates.

(d)           Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless:  (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry

Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate.  Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Book-Entry Certificate, the same legends regarding transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.  Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(e)           Each Person who has acquired or acquires a Class PF Certificate shall be deemed by the acceptance or acquisition of such Certificate to have agreed to be bound by the following provisions and the rights of each Person acquiring a Class PF Certificate are expressly subject to the following provisions:

(i)           No Class PF Certificate held as a Definitive Certificate may be transferred, and no such transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the transfer, and such proposed transfer shall not be effective, without such consent with respect thereto.  The Certificate Registrar shall consent to such transfer provided that the purchaser of a Class PF Certificate is a Qualified Institutional Buyer or delivers a Qualified Holder Certificate meeting the requirements hereunder and, in each case, otherwise complies with all other applicable requirements hereunder related to the transfer of a Class PF Certificate.

(ii)           Each purchaser of a Class PF Certificate that is not a Qualified Institutional Buyer will be required to provide the Certificate Registrar a certification substantially in the form of Exhibit JJ (a “Qualified Holder Certificate”) certifying that such purchaser is a Qualified Holder.  If the purchaser of a Class PF Certificate that is not Qualified Institutional Buyer fails to provide the Certificate Registrar with a Qualified

Holder Certificate, such transfer shall be void ab initio and the transferee shall not be deemed to be a Certificateholder for any purpose of this Agreement until such certificate is delivered.

Section 5.03     Registration of Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the

Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”).  In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Master Servicer and the Special Servicer any notices from the Certificateholders.

(b)           Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)           Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate.  If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)           Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate.  If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)           Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate.  If a holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)           Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate.  Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class.  The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate.  The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate.  Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby.  Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)           Non-Book Entry Certificate to Book-Entry Certificate.  If a holder of a Non-Book Entry Certificate (other than a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class.  Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07 hereof, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)           Non-Book Entry Certificates.

      (i)          Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate.

      (ii)    If a Transfer of any Non-Book Entry Certificate (other than a Class PF Certificate) is to be made to an Institutional Accredited Investor that is not a Qualified Institutional Buyer (other than in connection with the initial issuance of the Non-Book Entry Certificates or a Transfer of such Certificate by the Depositor, any Initial Purchaser or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit C.

(i)           Other Exchanges.  In the event that a Book-Entry Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)           Restricted Period.  Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.

(k)           If Non-Registered Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act.  Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)           All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)           With respect to the ERISA Restricted Certificates, no sale, transfer, pledge or other disposition of any such Certificate shall be made unless the Trustee and Certificate Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or transferee is not (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of

Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 or (ii) if such Certificate which may be held only by a person not described in clauses (A) or (B) above, is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers, the Underwriters, the Senior Trust Advisor, or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement.  The Trustee and Certificate Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate unless the Trustee and Certificate Administrator have received either the representation letter described in clause (i) above or in the case of an ERISA Restricted Certificate, the Opinion of Counsel described in clause (ii) above.  The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Senior Trust Advisor or the Trust Fund.  Each Certificate Owner of an ERISA Restricted Certificate shall be deemed to represent that it is not a Person specified in clauses (A) or (B) above.  Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.03(m) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(n)           No Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code that is subject to Similar Law, or any person acting on behalf of any such plan or using the assets of a Plan to purchase such Class R Certificate.  Each prospective transferee of a Class R Certificate shall deliver to the transferor and the Certificate Administrator a representation letter, substantially in the form of Exhibit F-2, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan.  Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)             Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee.  Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee.  Any acquisition described in the first sentence of this Section 5.03(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)            No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, other than in connection with the initial Transfer thereof to the Initial Purchasers and any subsequent transfer thereof by the Initial Purchasers to any of its Affiliates, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(1) or (3) are false.

(iii)           Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.  Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer.  At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(o)           The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(p)           Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code.  The consent of Certificateholders shall not be required for such withholding.  If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

(q)           With respect to the Class PF Certificates, no sale, transfer, pledge or other disposition of any such Certificate shall be made to an Institutional Accredited Investor that is not a Qualified Institutional Buyer unless the Certificate Administrator and Certificate Registrar shall have received a certificate in the form of Exhibit JJ hereto given by the prospective purchaser, pledgee or transferee of such Class PF Certificates that such prospective purchaser, pledgee or transferee is a Qualified Holder, at which time the Certificate Administrator shall transfer the applicable Class PF Certificates in accordance with the terms hereof.

Section 5.04     Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust Fund.  In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith.  Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05     Persons Deemed Owners. The Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

Section 5.06     Access to List of Certificateholders’ Names and Addresses; Special Notices. The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders.  If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to a current list of the Certificateholders related to the Class of Certificates held by such Certificateholder.  Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.  The Master Servicer, the Special Servicer, the Trustee and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

Upon the written request of any Certificateholder that (a) has provided an Investor Certification, (b) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register.  The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice.  Every Certificateholder, by receiving and holding a Certificate, agrees that neither the

Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.07     Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served.  The Certificate Registrar initially designates its office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113 as its office for such purposes.  The Certificate Registrar shall give prompt written notice to the Certificateholders and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08     Appointment of Certificate Administrator. (a)  Wells Fargo Bank, National Association is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement.  If the Certificate Administrator resigns or is terminated, the Trustee shall appoint a successor certificate administrator which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must be (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) an institution whose long-term senior unsecured debt is rated “AA-” by S&P and “Aa3” by Moody’s; provided that the Certificate Administrator shall not cease to be eligible to serve as such based on a failure to satisfy such rating requirements so long as the Certificate Administrator maintains a long-term unsecured debt rating of no less than “A+” from S&P and Fitch and the short-term debt obligations of the Certificate Administrator have a short-term rating of not less than “A-1” from S&P and “A2” by Moody’s.

(b)           The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)           The Certificate Administrator, at the expense of the Trust Fund (but only if such amount constitutes “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)           The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)           The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder.

(f)            The Certificate Administrator shall not be responsible for any act or omission of the Trustee, the Master Servicer, the Special Servicer or of the Depositor.

[End of Article V]

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
SENIOR TRUST ADVISOR AND THE DIRECTING CERTIFICATEHOLDER

Section 6.01     Liability of the Depositor, the Master Servicer, the Senior Trust Advisor and the Special Servicer. The Depositor, the Master Servicer, the Senior Trust Advisor and the Special Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer, the Senior Trust Advisor and the Special Servicer herein.

Section 6.02     Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Senior Trust Advisor or the Special Servicer. (a)  Subject to subsection (b) below, the Depositor, the Master Servicer and the Special Servicer each will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)           The Depositor, the Master Servicer, the Special Servicer and the Senior Trust Advisor each may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor, shall be the successor of the Depositor, the Master Servicer, the Special Servicer and the Senior Trust Advisor (such Person, in the case of the Master Servicer or the Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates as described in Section 3.30); provided, further, that if the Master Servicer, the Special Servicer or the Senior Trust Advisor enters into a merger and the Master Servicer, the Special Servicer or the Senior Trust Advisor, as applicable, is the surviving entity under applicable law, the Master Servicer,  the Special Servicer or the Senior Trust Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Trust, and, with respect to any Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if the Master Servicer, the Special Servicer or the Senior Trust Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies the Master Servicer, the Special Servicer or the Senior Trust Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity.  If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify the Master Servicer or the Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent.  If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the second preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 7.01.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor and Others. (a)  None of the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor and their respective Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that (i) this provision shall not protect the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor and their respective Affiliates or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.  The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer, the Senior Trust Advisor and their respective Affiliates and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer or the Senior Trust Advisor and their respective Affiliates may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.  The Depositor, the Master Servicer (including in its capacity as Companion Paying Agent), the Special Servicer and the Senior Trust Advisor and their respective Affiliates and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense:  (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law.  Each of the Master Servicer, the Special Servicer and the Senior Trust Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Master Servicer, the Special Servicer or the Senior Trust Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)           None of the Depositor, the Master Servicer, the Special Servicer and the Senior Trust Advisor shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust Fund; provided, however, that each of the Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders and the holders of a Serviced Pari Passu Companion Loan (as a collective whole)); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Certificate Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities.  In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer, the Special Servicer and the Senior Trust Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans and the Companion Loans on deposit in the Certificate Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)           Each of the Master Servicer and the Special Servicer, as applicable, agrees to indemnify the Depositor, the Trustee, the Serviced Companion Noteholder, the Certificate Administrator, the Senior Trust Advisor, the Master Servicer (in the case of the Special Servicer), the Special Servicer (in the case of the Master Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Master Servicer or the Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Master Servicer or the Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Trustee, the Certificate Administrator, the Depositor, or the Senior Trust Advisor, as the case may be, shall immediately notify the Master Servicer or the Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Master Servicer or the Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Master Servicer or the Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Master Servicer’s or the Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

(d)           Each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Senior Trust Advisor and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, the Master Servicer, the Special Servicer or the Senior Trust Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)           The Depositor agrees to indemnify the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Senior Trust Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer or the Special Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)           The Senior Trust Advisor agrees to indemnify the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Depositor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Senior Trust Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Senior Trust Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages.  The Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, or the Depositor, as the case may be, shall immediately notify the Senior Trust Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Senior Trust Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.  Any failure to so notify the Senior Trust Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Senior Trust Advisor’s defense of such claim is materially prejudiced thereby.

(g)           Neither the Senior Trust Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Senior Trust Advisor shall be under any liability to any Certificateholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Senior Trust Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)           The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Paying Agent and Non-Serviced Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents (collectively, the “Non-Serviced Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Intercreditor Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to a Non-Serviced Mortgage Loan under the applicable Non-Serviced Pooling Agreement or this Agreement, reasonably requiring the use of counsel or the incurring of expenses, other than any losses incurred by reason of any Non-Serviced Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of its duties or by reason of negligent disregard of its obligations and duties under the applicable Non-Serviced Pooling Agreement or the applicable Non-Serviced Intercreditor Agreement.

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Senior Trust Advisor.

Section 6.04     Depositor, Master Servicer and Special Servicer Not to Resign. Subject to the provisions of Section 6.02, neither the Master Servicer nor the Special Servicer shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or (b) in the case of the Master Servicer or the Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any

Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30).  Any such determination permitting the resignation of the Master Servicer or the Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence of a Consultation Termination Event) the Directing Certificateholder.  No such resignation by the Master Servicer or the Special Servicer shall become effective until the Trustee or a successor master servicer or successor special servicer, as applicable, shall have assumed the Master Servicer’s or Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02.  Upon any termination or resignation of the Master Servicer or the Special Servicer hereunder, the Master Servicer or the Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.04; provided that, (prior to the occurrence and continuance of a Control Event) such successor special servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld.  The resigning party shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.04.

Section 6.05     Rights of the Depositor in Respect of the Master Servicer and the Special Servicer. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer and the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Master Servicer and the Special Servicer hereunder or exercise the rights of the Master Servicer or Special Servicer, as applicable, hereunder; provided, however, that the Master Servicer and the Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee.  The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Trustee, the Master Servicer or the Special Servicer under this Agreement or otherwise.

Section 6.06     The Master Servicer and the Special Servicer as Certificate Owner. The Master Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Master Servicer, the Special Servicer or an Affiliate thereof.

Section 6.07     The Directing Certificateholder. (a)  Other than with respect to any AB Whole Loan for which the related Companion Holder is not subject to an AB Control Appraisal Period, for so long as no Control Event has occurred and is continuing, the Directing Certificateholder shall be entitled to advise (1) the Special Servicer with respect to all Specially Serviced Mortgage Loans, (2) the Special Servicer with respect to Non-Specially Serviced Mortgage Loans, as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to all Mortgage Loans, for which an extension of maturity is being considered by the Special Servicer or by the Master Servicer subject to consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 6.07, both (i) the Master Servicer shall not be permitted to take any of the following actions (each, a “Major Decision”) unless it has obtained the consent of the Special Servicer and (ii) with respect to any Mortgage Loan, for so long as no Control Event has occurred and is continuing, the Special Servicer shall not be permitted to consent to the Master Servicer’s taking any of the following actions nor will the Special Servicer itself be permitted to take any of the following actions as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Master Servicer or the Special Servicer, as applicable, within such ten (10) Business Day (or thirty (30) day) period, then the Directing Certificateholder will be deemed to have waived its right to object):

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding waiver of Default Interest or late payment charges) of a Mortgage Loan or any extension of the maturity date of any Mortgage Loan;

(iii)      any sale of a Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Purchase Price;

(iv)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)    any property management company changes (with respect to a Mortgage Loan with a Stated Principal Balance greater than $2,500,000) or franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve under the Mortgage Loan documents;

(viii)   releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan and for which there is no lender discretion;

(ix)      any acceptance of an assumption agreement releasing a Mortgagor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(x)       any determination of an Acceptable Insurance Default;

(xi)      any modification, consent to a modification or waiver of any material term of any Intercreditor Agreement related to a Mortgage Loan, or any action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the Controlling Class Certificateholders;

(xii)     any exercise of a material remedy on a Mortgage Loan following a default or event of default under the related Mortgage Loan documents; and

(xiii)    any consent to incurrence of additional debt by a Mortgagor or mezzanine debt by a direct or indirect parent of a Mortgagor, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

provided that, in the event that the Special Servicer or Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Event in this Agreement, is necessary to protect the interests of the Certificateholders (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders and the holders of the Serviced Pari Passu Companion Loan) (as a collective whole), the Special Servicer or Master Servicer, as applicable may take any such action without waiting for the Directing Certificateholder’s response.  The Special Servicer is not required to obtain the consent of the Directing Certificateholder for any of the foregoing actions after the occurrence and during the continuance of a Control Event; provided, however, that, after the occurrence and during the continuance of a Control Event but, with respect to the Directing Certificateholder only, prior to the occurrence of a Consultation Termination Event, the Special Servicer shall consult with the Directing Certificateholder in connection with any Major Decision (and any other actions which otherwise require consultation with the Directing Certificateholder prior to a Consultation Termination Event hereunder) and consider alternative actions recommended by the Directing Certificateholder, in respect thereof.  In addition, after the occurrence and during the continuance of a Control Event, the Special Servicer will also be required to consult with the Senior Trust Advisor in connection with any proposed action described in clause (i) through (xiii) of this Section 6.07 (and any other actions which otherwise require consultation with the Senior Trust Advisor after the occurrence and during the continuance of a Control Event hereunder) and consider alternative actions recommended by the Senior Trust Advisor, in respect thereof.  In the event that the Special Servicer receives no response from the Senior Trust Advisor within ten (10) days following its written request for input on any required consultation and delivery of all information reasonably requested by the Senior Trust Advisor related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with the Senior Trust Advisor on the specific matter; provided, however, that the failure of the Senior Trust Advisor to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with the Senior Trust Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan.

In addition, for so long as no Control Event has occurred and is continuing, the Directing Certificateholder subject to any rights, if any, of the related Companion Holder to advise the Special Servicer with respect to the related Serviced Whole Loan pursuant to the terms of the related Intercreditor Agreement, may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction, and no objection contemplated by the preceding paragraph or this paragraph, may require or cause the Special Servicer to violate any provision of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor, the Trust Fund or the Trustee to liability, or materially expand the scope of the Special Servicer’s responsibilities hereunder or cause the Special Servicer to act, or fail to act, in a manner which in the reasonable judgment of the Special Servicer is not in the best interests of the Certificateholders.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder, would cause the Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder, the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate any law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

The Directing Certificateholder shall have no liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.  By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class, including the Holders of the Controlling Class that the Directing Certificateholder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Directing Certificateholder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

The Non-Serviced Whole Loan Controlling Holder, with respect to the Non-Serviced Whole Loan, shall have no liability to the Trust Fund or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.  By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Non-Serviced Whole Loan Controlling Holder, with respect to the Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the certificates issued under the related Non-Serviced Pooling Agreement including the holders of the controlling class under such Non-Serviced Pooling Agreement over other Classes of the Certificates, and that the Non-Serviced Whole Loan Controlling Holder, with respect to the Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Non-Serviced Whole Loan Controlling Holder, with respect to the Non-Serviced Whole Loan, may act solely in the interests of the holders of the controlling class under the related Non-Serviced Pooling Agreement, that the Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the holders of the controlling class under the related Non-Serviced Pooling Agreement, and that the Non-Serviced Whole Loan Controlling Holder, with respect to the Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Non-Serviced Whole Loan Controlling Holder, with respect to the Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

(b)           Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Event, the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Certificateholder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) after the occurrence of a Consultation Termination Event, the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder.

(c)           Notwithstanding anything to the contrary contained herein, with respect to each Componentized Mortgage Loan, unless a Loan-Specific Control Appraisal Period exists with respect thereto, the Directing Certificateholder will have no consent, consultation or direction rights with respect to such Componentized Mortgage Loan.  For so long as no Loan-Specific Control Appraisal Period exists with respect to a Componentized Mortgage Loan, the applicable Loan-Specific Certificate Representative shall have control, consent, disapproval and consultation rights with respect to such Componentized Mortgage Loan in accordance with the terms of this Agreement, including, without limitation, Section 3.35(c).

[End of Article VI]

ARTICLE VII

SERVICER TERMINATION EVENTS

Section 7.01     Servicer Termination Events; Master Servicer and Special Servicer Termination. (a)  “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)            (A) any failure by the Master Servicer to make any deposit required to be made by the Master Servicer to the Certificate Account, or remit to the Companion Paying Agent for deposit into the related Companion Distribution Account, on the day and by the time such deposit or remittance is required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)           any failure by the Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the Master Servicer for deposit into the Certificate Account or any other required account hereunder, any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)          any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement which continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of the Master Servicer’s or Special Servicer’s, as applicable, obligations contemplated by Article XI, (B) fifteen (15) days in the case of the Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto, or (B) to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25% or, solely as it relates to the servicing of the Serviced Pari Passu Whole Loan, by the related Serviced Companion Noteholder; provided, however, if such failure is capable of being cured and the Master Servicer or Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)          any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in Section 3.23 or Section 3.24, as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25% or, solely as it relates to the servicing of a Serviced Pari Passu Whole Loan, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)          the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or the Special Servicer or of or relating to all or substantially all of its property; or

(vii)         the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)        Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (B) placed one or more Classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such “watch status” placement shall not have been withdrawn within sixty (60) days of such actual knowledge by the Master Servicer or the Special Servicer, as the case may be) and, in the case of either of clauses (A) or (B), cited servicing concerns with the Master Servicer or Special Servicer, as applicable, as the sole or a material factor in such rating action; or

(ix)           (i) the Master Servicer is removed from S&P’s Select Servicer list as a “U.S. Commercial Mortgage Master Servicer”, and is not reinstated to the S&P’s Select Servicer list within 60 days of such removal; or (ii) the Special Servicer is removed from S&P’s Select Servicer list as a “U.S. Commercial Mortgage Special Servicer”, and is not reinstated within 60 days of such removal.

(b)           If any Servicer Termination Event with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee or the Depositor may, and at the written direction of (prior to the occurrence and continuance of a Control Event) the Directing Certificateholder (solely with respect to the Special Servicer) or the Holders of Certificates entitled to at least 51% of the Voting Rights, the Trustee shall, terminate, by notice in writing to the Affected Party, with a copy of such notice to the Depositor, all of the rights (subject to Section 3.11 and Section 6.03) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred.  From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of the Master Servicer, or the Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.  The Master Servicer and Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume the Master Servicer’s or the Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer’s or the Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.03) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer to the Certificate Account or any Servicing Account (if it is the Affected Party), by the Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the Mortgage Loans or any REO Property (provided, however, that the Master Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of the Special Servicer or the Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.03 notwithstanding any such termination).  Notwithstanding the foregoing, the direction of (i) the Directing Certificateholder or (ii) the Holders of the required Voting Rights of Principal Balance Certificates to remove the Special Servicer will not apply to any Componentized Mortgage Loan that is not subject to a Loan-Specific Control Appraisal Period.

(c)           If the Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii) or (ix), the Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.02 and Section 7.02 and to which the Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period the Master Servicer may continue to serve as Master Servicer hereunder. In the event that the Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of the Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of the Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the Special Servicer is not otherwise terminated, the Holder of the Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the Special Servicer with respect to the related Serviced Whole Loan.  Any Special Servicer appointed to replace the Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of the Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the Serviced Pari Passu Companion Loan.  Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02.  Any appointment of a replacement Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30).

(d)           Subject to the rights of the related holder of an Subordinate Companion Loan pursuant to the related Intercreditor Agreement at any time prior to the occurrence and continuance of a Control Event, the Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.03(d)) and obligations of the Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Certificate Administrator and the Trustee; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 7.01(d); provided, however, that Directing Certificateholder’s direction to remove the Special Servicer will not apply to any Componentized Mortgage Loan that is not subject to a Loan-Specific Control Appraisal Period.  Upon a termination or resignation of such Special

Servicer, the Directing Certificateholder shall appoint a successor special servicer; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02 and (ii) each Rating Agency delivers Rating Agency Confirmation and, in the case of any class of any Serviced Companion Loan Securities the applicable rating agencies deliver a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30).

Pursuant to the Legacy Place Intercreditor Agreement, the Non-Serviced Whole Loan Controlling Holder (which, unless a control event or consultation termination event exists under the Non-Serviced Pooling Agreement, will be the Non-Serviced Whole Loan Controlling Holder) will have the right, with or without cause, to replace the Non-Serviced Special Servicer then acting with respect to the Legacy Place Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the Legacy Place Mortgage Loan.  The directing certificateholder under the Non-Serviced Pooling Agreement (prior to a control event under the Non-Serviced Pooling Agreement), and the applicable certificateholders with the requisite percentage of voting rights (after a control event) will have the right, with or without cause, to replace the special servicer then acting with respect to the Legacy Place Whole Loan and appoint a replacement special servicer in lieu thereof, pursuant to terms substantially similar to those herein governing replacement of the Special Servicer.

After the occurrence and during the continuance of a Control Event and upon (a) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balances pursuant to Section 4.06(b) hereof) of the Principal Balance Certificates requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional Trust Fund expenses and (c) delivery by such holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such holders), the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 3.15(b) and by mail, and conduct the solicitation of votes of all Certificates in such regard, which such vote shall occur within one hundred-eighty (180) days of the posting of such notice.  Upon the written direction of Holders of Certificates evidencing at least 75% of a Certificateholder Quorum of Certificates, the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders.  The Certificate Administrator shall include on each Statement to Certificateholders a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholders’ direction to remove the Special Servicer shall not apply to the AB Whole Loan for which the related Serviced Companion Noteholder is not subject to an AB Control Appraisal Period.  Notwithstanding the foregoing, the Certificateholders’ direction to remove the Special Servicer as provided above in this paragraph will not apply to any Componentized Mortgage Loan that is not subject to a Loan-Specific Control Appraisal Period.

An AB Whole Loan Controlling Holder shall have the right, prior to the occurrence and during the continuance of an AB Control Appraisal Period, to replace the Special Servicer solely with respect to the related AB Whole Loan, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under this Agreement from and after the date it becomes the Special Servicer as they relate to the AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to the AB Whole Loan and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

Notwithstanding anything to the contrary contained in this section, if a servicer termination event on the part of the Non-Serviced Special Servicer remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the holder of the Non-Serviced Mortgage Loan (or, if applicable, the Non-Serviced Trustee, acting at the direction of the Non-Serviced Whole Loan Controlling Holder) will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Legacy Place Whole Loan.  The appointment (or replacement) of a special servicer with respect to the Legacy Place Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency.  A replacement special servicer will be selected by the Non-Serviced Trustee or, prior to a consultation termination event under the Non-Serviced Pooling Agreement, by the Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to the Legacy Place Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of the Non-Serviced Mortgage Loan, without the prior written consent of such holder of the Non-Serviced Mortgage Loan.

Following the occurrence of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Senior Trust Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Senior Trust Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Trustee and the Special Servicer, a written recommendation in the form of Exhibit W attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer, which shall be a Qualified Replacement

Special Servicer.  In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation on the Certificate Administrator’s Website in accordance with Section 3.15(b), and by mail conduct the solicitation of votes of all Certificates in such regard.  Upon (i) the written direction of Holders of each Class of Principal Balance Certificates evidencing greater than 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balances of such Certificates) of each Class of Principal Balance Certificates on an aggregate basis and (ii) receipt of Rating Agency Confirmation from each Rating Agency by the Certificate Administrator following satisfaction of the foregoing clause (i), the Trustee shall (i) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint a successor special servicer approved by the Certificateholders and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable fees and out-of-pocket costs associated with obtaining such Rating Agency Confirmations and administering such vote shall be an additional Trust Fund expense.  In the event that the Trustee does not receive at least 50% of the requested votes, then the Trustee shall have no obligation to remove the Special Servicer.  Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.  Notwithstanding the foregoing, the Senior Trust Advisor shall not be permitted to recommend the replacement of the Special Servicer with respect to an AB Whole Loan so long as the related Serviced Companion Noteholder is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement.  Notwithstanding the foregoing, the Senior Trust Advisor will not be permitted to recommend the replacement of the Special Servicer with respect to a Componentized Mortgage Loan for which no Loan-Specific Control Appraisal Period exists.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d).  All costs and expenses of any such termination made by the Directing Certificateholder without cause shall be paid by the Holders of the Controlling Class.

(e)           The Master Servicer and Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency.  In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 7.01(a)(viii) and the resulting operation of Section 7.01(b) and (c).  The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii) or (ix).

Section 7.02     Trustee to Act; Appointment of Successor. On and after the time the Master Servicer or the Special Servicer, as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 6.04 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to the Master Servicer and the Master Servicer shall be the successor to the Special Servicer, until such successor to the Master Servicer or the Special Servicer is appointed as provided in this Section 7.02 or by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as Master Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.03) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of the Master Servicer or Special Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder.  The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer.  The Trustee or Master Servicer, as applicable, in its capacity as successor to the Master Servicer or the Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of the Master Servicer or the Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or Special Servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee or the Master Servicer, as applicable, be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be.  Subject to Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, the Master Servicer as successor to the Special Servicer shall be entitled to the Special Servicing Fees to which the Special Servicer would have been entitled if the Special Servicer had continued to act hereunder.  Should the Trustee or the Master Servicer, as applicable, succeed to the capacity of the Master Servicer or the Special Servicer, as the case may be, the Trustee or the Master Servicer, as applicable, shall be afforded the same standard of care and liability as the Master Servicer or the Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee or Master Servicer, as applicable, hereunder.  Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to the Master Servicer, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder or the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.04 and otherwise herein, as the successor to the Master Servicer or the Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder.  No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until the assumption in writing by the successor to the Master Servicer or the Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter and upon receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), and which appointment has been approved (prior to the occurrence and continuance of a Control Event) by the Directing Certificateholder, such approval not to be unreasonably withheld.  Pending appointment of a successor to the Master Servicer or the Special Servicer hereunder, unless the Trustee or the Master Servicer, as applicable, shall be prohibited by law from so acting, the Trustee or the Master Servicer, as applicable, shall act in such capacity as herein above provided.  In connection with such appointment and assumption of a successor to the Master Servicer or Special Servicer as described herein, the Trustee or the Master Servicer, as applicable, may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder.  The Trustee, the Master Servicer or the Special Servicer (whichever is not the terminated party) and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.  Any costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable.

Section 7.03     Notification to Certificateholders. (a)  Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04, any termination of the Master Servicer or the Special Servicer pursuant to Section 7.01 or any appointment of a successor to the Master Servicer or the Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

(b)           Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(vii), the Certificate Administrator shall transmit by mail to the Depositor and all Certificateholders (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04     Waiver of Servicer Termination Events. The Holders of Certificates representing at least 66 2/3% of the Voting Rights allocated to each Class of Certificates affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the Certificate Administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (i) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes.  Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder.  Upon any such waiver of a Servicer Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Trust Fund.  No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived.  Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

Section 7.05     Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by the Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) hereof to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured.  With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances.  The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

[End of Article VII]

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of the Trustee and the Certificate Administrator. (a)  The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement.  If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.  Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)           The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), shall examine them to determine whether they conform to the requirements of this Agreement.  If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof.  The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)           No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

(i)            Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

(ii)            Neither the Trustee nor the Certificate Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, respectively, was negligent in ascertaining the pertinent facts; and

(iii)           The Trustee and the Certificate Administrator shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)           The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Companion Holders all reports that the Certificate

Administrator has made available to Certificateholders under this Agreement to the extent such reports relate to the related Companion Loan.

Section 8.02     Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)             The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)            The Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)          Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to more than 50% of the

Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require reasonable indemnity from such requesting Holders against such expense or liability as a condition to taking any such action.  The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)           The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder;

(vii)         For all purposes under this Agreement, neither the Trustee nor the Certificate Administrator shall be deemed to have notice of any Servicer Termination Event unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates or this Agreement;

(viii)        Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless the Trustee is acting as Master Servicer or Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as Master Servicer or Special Servicer) or of the Depositor; and

(ix)           Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency.

Section 8.03     Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Sections 2.02 and 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall be taken as the statements of the Depositor, the Master Servicer or the Special Servicer, as the case may be, and the Trustee or the Certificate Administrator assume no responsibility for their correctness.  Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document.  Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such

Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust Fund, or any funds deposited in or withdrawn from the Certificate Account or any other account by or on behalf of the Depositor, the Master Servicer, the Special Servicer or in the case of the Trustee, the Certificate Administrator.  The Trustee and the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer or the Special Servicer and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04     Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, the Master Servicer, the Special Servicer, the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05     Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator.  (a)  As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee, and the Certificate Administrator will be paid the Certificate Administrator Fee equal to the Certificate Administrator’s portion of one month’s interest at the Certificate Administrator Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator.  The Trustee Fee and Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis.  As to each Mortgage Loan and REO Loan, the Trustee Fee shall accrue from time to time at the Certificate Administrator Fee Rate and the Certificate Administrator Fee shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan and a 360-day year consisting of twelve 30-day months.  The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee shall be payable with respect to any Companion Loan.

(b)           The Trustee, the Certificate Administrator (in each case, including in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust Fund (to the extent of amounts on deposit in the Certificate Account or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid hereunder) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers and duties of the Trustee or the Certificate Administrator, respectively, hereunder; provided, however, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation, warranty or covenant of the Trustee or the Certificate Administrator, respectively, made herein.  The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto.  The foregoing indemnity shall also apply to the Certificate Administrator in its capacities of Custodian, Certificate Registrar and Authenticating Agent.

(c)           The Certificate Administrator shall indemnify and hold harmless the Depositor and Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to provide information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) gross negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to provide information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06     Eligibility Requirements for Trustee and Certificate Administrator.  The Trustee and the Certificate Administrator hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Trustee is acting as, or has become successor to, the Master Servicer or the Special Servicer, as the case may be, pursuant to Section 7.02), (ii) an institution insured by the Federal Deposit Insurance Corporation and (iii) with respect to the Trustee only, an institution whose long-term senior unsecured debt is rated “Aa3” by Moody’s and “AA-” by S&P; provided that the Trustee shall not cease to be eligible to serve as such based on a failure to satisfy such rating requirements so long as the Trustee maintains a long-term unsecured debt rating of no less than

“A2” from Moody’s and “A+” from S&P and the short-term debt obligations of the Trustee have a short-term rating of not less than “P-1” from Moody’s and “A-1” from S&P.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  In the event the place of business from which the Certificate Administrator administers the Upper-Tier REMIC and the Lower-Tier REMIC or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust Fund on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Upper-Tier REMIC and the Lower-Tier REMIC from a state and local jurisdiction that does not impose such a tax.

Section 8.07     Resignation and Removal of the Trustee and Certificate Administrator.  (a)  The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Special Servicer and the Trustee or the Certificate Administrator, as applicable, the Senior Trust Advisor, 17g-5 Information Provider and to all Certificateholders.  The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.15(b) and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.15(c).  Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or Certificate Administrator acceptable to the Master Servicer and, prior to the occurrence and continuance of a Control Event, the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator.  A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer, the Certificateholders and the Trustee or Certificate Administrator, as applicable, by the Depositor.  If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee.

(b)           If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail (other than by reason of the failure of either the Master Servicer or the Special Servicer to timely perform its obligations hereunder or as a result of other circumstances beyond the Trustee’s or Certificate Administrator’s, as applicable, reasonable control), to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator.  A copy of such instrument shall be delivered to the Master Servicer, the Special Servicer and the Certificateholders by the Depositor.

(c)           The Holders of Certificates entitled to at least 75% of the Voting Rights may at any time remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed.  A copy of such instrument shall be delivered to the Depositor, the Special Servicer and the remaining Certificateholders by the Master Servicer. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)           Any resignation or removal of the Trustee or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, any removal of either such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances).  No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)           Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing

Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the Master Servicer and the Depositor shall cooperate with any successor Trustee to ensure that such Mortgage Loan document is assigned to such successor Trustee; and (d) in any case, such successor Trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

Section 8.08     Successor Trustee or Certificate Administrator.  (a)  Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein.  The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)           No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)           Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor and the Certificateholders.  If the Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the Master Servicer.

Section 8.09     Merger or Consolidation of Trustee or Certificate Administrator.  Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.15(b) and shall provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.15(c).

Section 8.10     Appointment of Co-Trustee or Separate Trustee.  (a)  Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable.  If the Master Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment.  No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.  All co-trustee fees shall be payable out of the Trust Fund.

(b)           In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer or the Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then-separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  Every such instrument shall be filed with the Trustee.

(d)           Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)           The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11     Appointment of Custodians.  The Trustee may, with the consent of the Master Servicer, appoint one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee.  Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File.  Each Custodian shall be subject to the same obligations and standard of care as would be imposed on the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee.  The appointment of one or more Custodians by the Trustee shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian.  Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.  The Certificate Administrator is hereby appointed as the Custodian.

Section 8.12     Representations and Warranties of the Trustee.  (a)  The Trustee hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders, as of the Closing Date, that:

(i)            The Trustee is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)           The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)          The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)           The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee;

(vi)          No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee; and

(vii)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

Section 8.13     [Reserved.]

Section 8.14     Representations and Warranties of the Certificate Administrator.  (a)  The Certificate Administrator hereby represents and warrants to the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders, as of the Closing Date, that:

(i)            The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)           The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)         The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)           The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)         No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the

Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

[End of Article VIII]

ARTICLE IX

TERMINATION

Section 9.01     Termination upon Repurchase or Liquidation of All Mortgage Loans.  Subject to this Section 9.01 and Section 9.02, the Trust Fund and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth), the Depositor, the Master Servicer, the Special Servicer, the Senior Trust Advisor, and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject thereto, (ii) the purchase or other liquidation by the Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, of all the Mortgage Loans and the Trust Fund’s portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) included in the Trust Fund, (2) the Appraised Value of the Trust Fund’s portion of each REO Property, if any, included in the Trust Fund (such Appraisals in clause (a)(2) to be conducted by an Independent MAI-designated appraiser selected by the Master Servicer and agreed upon by the Trustee, and approved by more than 50% of the Voting Rights of the Classes of Certificates then outstanding (other than the Controlling Class unless the Controlling Class is the only Class of Certificates then outstanding)) (which approval shall be deemed given unless more than 50% of such Certificateholders object within twenty (20) days of receipt of notice thereof) and (3) the reasonable out-of-pocket expenses of the Master Servicer with respect to such termination, unless the Master Servicer is the purchaser of such Mortgage Loans, minus (b) solely in the case where the Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the Master Servicer in respect of such Advances in accordance with Sections 3.03(d) and 4.03(d) and any unpaid

Servicing Fees, remaining outstanding and payable solely to the Master Servicer (which items shall be deemed to have been paid or reimbursed to the Master Servicer in connection with such purchase) or (iii) so long as the Class A Certificates are no longer outstanding, the voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class R Certificates) for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder shall have the right, with the consent of the Master Servicer, to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange.  In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and the Trust Fund’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Certificate Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Certificate Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(a), but only to the extent that such amounts are not already on deposit in the Certificate Account.  In addition, the Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account and Excess Interest Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Certificate Account pursuant to the first paragraph of Section 3.04(b) (provided, however, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust Fund’s portion of REO Property shall initially be deposited into the related REO Account).  Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class R Certificates) on the final Distribution Date, the Custodian shall, upon receipt of a Request for Release from the Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with Section 9.02.  Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of the Principal Balance Certificates, plus accrued, unpaid interest with respect thereto, and the

Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates and Related Uncertificated Lower-Tier Interests.

The obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust Fund’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust Fund’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of any REO Loans remaining in the Trust Fund is less than 1% of the aggregate Cut-off Date Principal Balance of the Mortgage Loans as set forth in the Preliminary Statement.  In the event that the Master Servicer or the Special Servicer purchases, or the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust Fund’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, shall deposit in the Lower-Tier REMIC Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Certificate Account).  In addition, the Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from the Certificate Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Certificate Account that would otherwise be held for future distribution.  Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Master Servicer, the Special Servicer, the Holders of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund.

For purposes of this Section 9.01, the Holders of the majority of the Controlling Class shall have the first option to terminate the Trust Fund, then the Special Servicer, then the Master Servicer, and then the Holders of the Class R Certificates.  For purposes of this Section 9.01, the Directing Certificateholder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, the Serviced Companion Noteholder and the 17g-5 Information Provider in accordance with the provisions of Section 3.15(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.15(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

After transferring the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributable to the Regular Certificates pursuant to Section 4.01(f) to the Upper-Tier REMIC Distribution Account, pursuant to Section 3.04(b), and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates (i) such Certificateholder’s Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the Class of Regular Certificates so presented, (ii) to Holders of the Class NR Certificates so presented, any amounts remaining on deposit in the Excess Interest Distribution Account and (iii) any remaining amount shall be distributed to the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable.  Amounts transferred from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination and liquidation of the Uncertificated Lower-Tier Interests and the Class LR Interest in accordance with Sections 4.01(a), 4.01(d), 4.01(e), 4.01(f) and 4.01(g).  Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the

Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(i).

Section 9.02     Additional Termination Requirements.  (a)  In the event the Master Servicer or the Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust Fund’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)            the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in Section 9.01) in a statement attached to each of the Upper-Tier REMIC’s and the Lower-Tier REMIC’s final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)           during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the Trust Fund to the Master Servicer, the Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)          within such 90-day liquidation period and immediately following the making of the final payment on the Uncertificated Lower-Tier Interests and the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC) and the Class R Certificates in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust Fund and each of the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate at that time.

[End of Article IX]

ARTICLE X

ADDITIONAL REMIC PROVISIONS

Section 10.01     REMIC Administration.  (a)  The Certificate Administrator shall make elections or cause elections to be made to treat each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law.  Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Uncertificated Lower-Tier Interests and the Certificates are issued.  For the purposes of the REMIC election in respect of the Upper-Tier REMIC, (i) each Class of the Regular Certificates (exclusive of the portion of the Class NR Certificates representing an interest in the Grantor Trust) and the Loan-Specific Certificates shall be designated as the “regular interests” and the Class UR Interest shall be designated as the sole class of “residual interests” in the Upper-Tier REMIC.  For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Uncertificated Lower-Tier Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC.  None of the Special Servicer, the Master Servicer nor the Trustee shall permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the Lower-Tier REMIC or the Upper-Tier REMIC other than the foregoing interests.

(b)           The Closing Date is hereby designated as the “startup day” of each of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)           The Certificate Administrator shall act on behalf of each of the Upper-Tier REMIC and Lower-Tier REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto.  The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust Fund and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Certificate Account as provided by Section 3.05(a) unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence.  The Holder of the largest Percentage Interest in the Class R Certificates shall be designated, in the manner provided under Treasury Regulations Section 1.860F-4(d) and temporary Treasury Regulations Section 301.6231(a)(7)-1T, as the “tax matters person” of the Upper-Tier REMIC and the Lower-Tier REMIC.  By their acceptance thereof, the Holders of the largest Percentage Interest in the Class R Certificates hereby agrees to irrevocably appoint the Certificate Administrator as their agent to perform all of the duties of the “tax matters person” for the Upper-Tier REMIC and the Lower-Tier REMIC.

(d)           The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner.  The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor.

(e)           The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within thirty (30) days after the Closing Date, the name, title, address and telephone number of the “tax matters person” who will serve as the representative of each of the Lower-Tier REMIC and the Upper-Tier REMIC created hereunder.

(f)           The Certificate Administrator shall take such actions and shall cause the Trust Fund to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so.  Neither the Master Servicer nor the Special Servicer shall knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (ii) result in the imposition of a tax upon the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of  the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust Fund and the Certificateholders, at the expense of the Trust Fund, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC created hereunder, endanger such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust Fund against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”).  The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action.  The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee.  At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each of the Lower-Tier REMIC and the Upper-Tier REMIC as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(g)           In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the Master Servicer such reserved amounts as the Master Servicer shall request in order to pay such taxes.  Except as provided in the preceding sentence, the Master Servicer shall withdraw from the Certificate Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by the Lower-Tier REMIC or the Upper-Tier REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings).  The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax.  To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Uncertificated Lower-Tier Interests, to the Upper-Tier  REMIC to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(d) and (y) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates in the manner specified in Section 4.01(a), to the extent they are fully reimbursed for any Collateral Support Deficit arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR Interest.  None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(h)           The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each of the Lower-Tier REMIC and the Upper-Tier REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(i)            Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to the Lower-Tier REMIC and the Upper-Tier REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in the Lower-Tier REMIC or the Upper-Tier REMIC will not (i) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Uncertificated Lower-Tier Interests or Certificates are outstanding or (ii) subject any of the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(j)            Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC will receive a fee or other compensation for services nor permit the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)          Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates representing a “regular interest” in the Upper-Tier REMIC and by which the Lower-Tier Principal Amount of each Class of Uncertificated Lower-Tier Interests representing a “regular interest” in the Lower-Tier REMIC would be reduced to zero is the Rated Final Distribution Date.

(l)            None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of the Trust Fund pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or Article III of this Agreement) or acquire any assets for the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC or sell or dispose of any investments in the Certificate Account or the REO Account for gain unless it has received an Opinion of Counsel that such sale, disposition or substitution will not (a) affect adversely the status of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, has determined in its sole discretion to indemnify the Trust Fund against such tax, cause the Trust Fund or the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

Section 10.02     Use of Agents.  (a)  The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office.  The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys.  The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

(b)           The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys.  The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

Section 10.03     Depositor, Master Servicer and Special Servicer to Cooperate with Certificate Administrator.  (a)  The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

(b)           The Master Servicer and the Special Servicer shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04     Appointment of REMIC Administrators.  (a)  The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein.  The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which such REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein.  The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator.  Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities.  In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof.  If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

(b)           Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)           Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, the Master Servicer, the Special Servicer and the Depositor.  The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicer, the Certificate Registrar and the Depositor.  Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to the Master Servicer, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04.  Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator.  No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

[End of Article X]

ARTICLE XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01     Intent of the Parties; Reasonableness.  The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission.  The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder.  The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”).  In connection with the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, each of the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, as applicable, to deliver or make available to the Depositor or the Certificate Administrator (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Special Servicer, the Senior Trust Advisor, the Trustee, the Custodian and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans, reasonably believed by the Depositor to be necessary in order to effect such compliance.  Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor to satisfy any related filing requirements.  For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02     Succession; Subcontractors.  (a)  As a condition to the succession to the Master Servicer and Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a Servicing Function Participant and a servicer as contemplated by Item 1108(a)(2)) as servicer or sub-servicer under this Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Master Servicer and Special Servicer or to any such Sub-Servicer, the person removing and replacing the Master Servicer and Special Servicer shall provide to the Depositor and the Certificate Administrator, at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, all information relating to such successor reasonably requested by the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicer, the Special Servicer or any Additional Servicer, as the case may be, shall submit such disclosure to the Depositor no later than the first Business Day after the effective date of such succession or appointment.

(b)           Each of the Master Servicer, the Special Servicer, the Sub-Servicer, the Trustee, the Senior Trust Advisor and the Certificate Administrator (each of the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder.  If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller a written description (in form and substance satisfactory to the Depositor or such Mortgage Loan Seller, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor.  As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer.  With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered.  For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)           Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB.  If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Subservicing Agreement.  Other than with respect to the Initial Sub-Servicer, no Subservicing Agreement shall be effective until fifteen (15) days after such written notice is received by the

Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor).  Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)           In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider Website pursuant to Section 3.15(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)           Notwithstanding anything to the contrary contained in this Article XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

Section 11.03     Filing Obligations.  (a)  The Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act.  Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D and 10-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”)) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus Supplement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)           In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator will promptly notify the Depositor.  In the case of Forms 10-D and 10-K, the Depositor, the Master Servicer, the Certificate Administrator, the Senior Trust Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A or

Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust.  In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A.  Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an officer of the Depositor.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.16 of this Agreement.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04     Form 10-D Filings.  (a)  Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act.  The Certificate Administrator shall file each Form 10-D with a copy of the related Statement to Certificateholders attached thereto.  Any disclosure in addition to the Statement to Certificateholders that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the Master Servicer), to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable, (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D

Disclosure on Form 10-D.  Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn:  CTS SEC Notifications.  Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.  The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b) and (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.  The Depositor and the Mortgage Loan Sellers, in accordance with Section 6(b) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days.  The Depositor shall notify the Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.”  The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Due Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of the Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

(b)           After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day.  Within two (2) Business Days after receipt of such copy, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such

Form 10-D and, a duly authorized officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D, in which case the Certificate Administrator shall sign such Forms 10-D as attorney in fact for the Depositor.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b).  Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-D filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at Bianca Russo, Managing Director and Secretary, J.P. Morgan Chase Commercial Mortgage Securities Corp., 277 Park Avenue, 13th Floor, New York, New York 10172-0003, telecopy number:  (917) 464-6116, with a copy to Kunal Singh, Executive Director, J.P. Morgan Chase Commercial Mortgage Securities Corp., 383 Madison Avenue, 31st Floor, New York, New York 10179, telecopy number:  (212) 834-6029.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(b) related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b).  Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.05     Form 10-K Filings.  (a)  Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2014, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)          an annual compliance statement for the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and each Additional Servicer, as described under Section 11.09;

(ii)         (A)           the annual reports on assessment of compliance with servicing criteria for the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Senior Trust Advisor, each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)           if any such report on assessment of compliance with servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)        (A)           the registered public accounting firm attestation report for the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Senior Trust Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)           if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K,  disclosure that such report is not included and an explanation why such report is not included; and

(iv)          a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval.  Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn:  CTS SEC Notifications.

As set forth on Exhibit CC hereto, no later than March 15 of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2014, (i) the parties listed on Exhibit CC shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K.  Neither the Trustee nor the

Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.  The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding twelve (12) months and that it has been subject to such filing requirement for the past ninety (90) days.  The Depositor shall notify the Certificate Administrator in writing, no later than March 15th with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.”  The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

(b)           After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline.  Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b).  Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at Bianca Russo, Managing Director and Secretary, J.P. Morgan Chase Commercial Mortgage Securities Corp., 277 Park Avenue, 13th Floor, New York, New York 10172-0003, telecopy number:  (917) 464-6116, with a copy to Kunal Singh, Executive Director, J.P. Morgan Chase Commercial Mortgage Securities Corp., 383 Madison Avenue, 31st Floor, New York, New York 10179, telecopy number:  (212) 834-6029.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05.  Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties)

needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)           Upon written request from any Mortgage Loan Seller, the Master Servicer or the Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Master Servicer or Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller, the Master Servicer or the Special Servicer, if known to the Certificate Administrator, the identity of the new party.

Section 11.06     Sarbanes-Oxley Certification.  Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act.  For so long as the Trust is subject to the reporting requirements of the Exchange Act, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian and the Senior Trust Advisor shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the Master Servicer or the Special Servicer, as applicable, that is a Servicing Function Participant use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Senior Trust Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), on or before March 15 of each year commencing in March 2014, a certification in the form attached hereto as Exhibits Z-1, Z-2, Z-3, Z-4, Z-5 or Z-6 (each, a “Performance Certification”), as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  In addition, in the event that any Companion Loan (other than a Non-Serviced Companion Loan) is deposited into a commercial mortgage securitization (an “Other Securitization”), each Reporting Servicer, upon not less than 30 days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization a certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely.  With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley back-up certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification.  The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust.  In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11.  In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.  Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties.  Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a Significant Obligor, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.22), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07     Form 8-K Filings.  Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure

Information on Form 8-K.  Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.  The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.  Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn:  CTS SEC Notifications.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph.  Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K.  No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b).  Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the Certificate Administrator.  The signing party at the Depositor can be contacted at Bianca Russo, Managing Director and Secretary, J.P. Morgan Chase Commercial Mortgage Securities Corp., 277 Park Avenue, 13th Floor, New York, New York 10172-0003, telecopy number:  (917) 464-6116, with a copy to Kunal Singh, Executive Director, J.P. Morgan Chase Commercial Mortgage Securities Corp., 383 Madison Avenue, 31st Floor, New York, New York 10179, telecopy number:  (212) 834-6029.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07.  Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall promptly notify (and the Master Servicer and the Special Servicer, as applicable, shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer or Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify)

the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Section 11.08     Form 15 Filing.  On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law, to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act or any form necessary to be filed with the Commission to suspend such reporting obligations.  With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, 11.10 and 11.11 shall not be due until April 15th of each year.  The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed.  If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-K, 10-D and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this Article XI shall recommence.

Section 11.09     Annual Compliance Statements.  The Master Servicer, the Special Servicer, the Custodian, the Trustee and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to deliver to), on or before March 15th of each year, commencing in March 2014, deliver to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.  Such Officer’s Certificate shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties.  Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Certificateholder and the 17g-5 Information Provider.  With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH.  Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement.  The obligations of the Certifying Servicer and each Additional Servicer under this Section apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered.  None of the Master Servicer, Special Servicer or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

In the event the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Section 11.10     Annual Reports on Assessment of Compliance with Servicing Criteria.  (a)  On or before March 15th of each year, commencing in March 2014, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Senior Trust Advisor and the Certificate Administrator, each at its own expense, shall furnish (and each such party shall (i)  with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Senior Trust Advisor, Custodian or Certificate Administrator that is a Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function

Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to the Special Servicer, also to the Senior Trust Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.  With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit II.  Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date.  Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions.  None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor that a report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.

(b)           The Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicer, Special Servicer, Trustee, Senior Trust Advisor or Certificate Administrator has entered into a servicing relationship.

(c)           No later than ten (10) Business Days after the end of each fiscal year for the Trust, the Master Servicer and the Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Senior Trust Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Senior Trust Advisor submit their assessments pursuant to Section 11.10(a), the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Senior Trust Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the Master Servicer and the Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)           The Senior Trust Advisor may at any time request from the Certificate Administrator confirmation of whether a Control Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Senior Trust Advisor within fifteen (15) days of such request.

Section 11.11     Annual Independent Public Accountants’ Attestation Report.  On or before March 15th of each year, commencing in March 2014, the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Senior Trust Advisor and the Certificate Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicer, Special Servicer, Trustee, Senior Trust Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Senior Trust Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee (who will promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.15(b)), the Certificate Administrator and the Depositor, the 17g-5 Information Provider and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects.  In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion.  Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act.  Such report must be available for general use and not contain restricted use language.  With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee.  Copies of such statement will be provided by the Certificate Administrator in accordance with Section 3.15(b).  Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor, the Custodian or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian, the Certificate Administrator, or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the Master Servicer’s, the Special Servicer’s, the Trustee’s, the Certificate Administrator’s, the Senior Trust Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions.  None of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor, the Custodian nor any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Section 11.12     Indemnification.  Each of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian and the Senior Trust Advisor shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian or the Certificate Administrator, as the case may be, of its obligations under this Article XI or (ii) negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian or the Certificate Administrator in the performance of such obligations.

The Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by the Master Servicer, Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance reports or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations or (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c).

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Senior Trust Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Sections 11.06, 11.09 (if applicable), 11.10, 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.  The Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by the Master Servicer, Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations.  This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Trustee, the Senior Trust Advisor, the Custodian or the Certificate Administrator.

Section 11.13     Amendments.  This Article XI may be amended with the written consent of the parties hereto pursuant to Section 12.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30), or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Sections 3.15, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency Confirmation with respect to the Certificates or, with respect to the Serviced Companion Loan Securities, without a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30).

Section 11.14     Regulation AB Notices.  Any notice, report or certificate required to be delivered by any of the Master Servicer, the Special Servicer, the Certificate Administrator, the Senior Trust Advisor, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this Article XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 12.05, to J.P. Morgan Chase Commercial Mortgage Securities Corp., 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention:  Kunal Singh, telecopy number:  (212) 834-6029, telephone number:  (212) 834-5491 and email:  kunal.k.singh@jpmorgan.com, with a copy to Bianca Russo, Managing Director and Associate General Counsel, J.P. Morgan Chase Commercial Mortgage Securities Corp., 277 Park Avenue, 13th Floor, New York, New York 10172, telecopy number:  (917) 464-6116, telephone number:  (212) 648-0946 and email:  russo_bianca@jpmorgan.com.

Section 11.15     Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans.  (a)  Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Subordinate Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(3), (c)(4) and (c)(5) of Item 1108 of Regulation AB and shall cooperate with such Mortgage Loan Seller to provide such other information as may be necessary to comply with the requirements of Regulation AB.  Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer understands that such information may be included in the offering material related to a Regulation AB Subordinate Companion Loan Securitization and agrees to negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related Certificates harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator  (where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), the Master Servicer (where such information pertains to the Master Servicer individually and not to any specific aspect of the Master Servicer’s duties or obligations under this Agreement) and the Special Servicer (where such information pertains to the Special Servicer individually and not to any specific aspect of the Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this clause (a).  Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator the Master Servicer or the Special Servicer, as applicable, for inclusion in the offering materials related to such Regulation AB Subordinate Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB, such party shall be deemed to be in compliance with this Section 11.15(a).  Any indemnification agreement executed by the Trustee, the Certificate Administrator the Master Servicer or Special Servicer in connection with the Regulation AB Subordinate Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement.  It shall be a condition precedent to any party’s obligations otherwise set forth above that the applicable Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than 10 Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

(b)           Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such parties (which request or notice may be given once at the closing of such Regulation AB Subordinate Companion Loan Securitization instead of each time a filing is required), cooperate with the depositor, trustee, certificate administrator, master servicer or special servicer for any Regulation AB Subordinate

Companion Loan Securitization in preparing each Form 10-D and Form 10-K required to be filed by such Regulation AB Subordinate Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Subordinate Companion Loan Securitization files a Form 15 Suspension Notice with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator or master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Subordinate Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Subordinate Companion Loan Securitization to comply with the reporting requirements of Regulation AB and the Exchange Act; provided, however, that any parties to any Regulation AB Subordinate Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer (and Master Servicer shall consult with any sub-servicer appointed with respect to the related  Serviced Whole Loan), and the Trustee, the Certificate Administrator, such Master Servicer and the Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D reports in the documentation for such Regulation AB Subordinate Companion Loan Securitization.  Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Subordinate Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)           Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, upon request or notice from such trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Subordinate Companion Loan Securitization instead of each time a filing is required), provide the trustee or certificate administrator, as applicable, under a Regulation AB Subordinate Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Subordinate Companion Loan Securitization files a Form 15 Suspension Notice with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two Business Days after the occurrence of such event of which it has knowledge.

(d)           On or before March 15 of each year (or March 14 if a leap year) during which a Regulation AB Subordinate Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Subordinate Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notice with respect to the related trust was filed), each of the Trustee, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a

Serviced Securitized Companion Loan to, upon request or notice from such trustee or certificate administrator (which request or notice may be given once at the closing of such Regulation AB Subordinate Companion Loan Securitization instead of each time a filing is required), provide, with respect to itself, to the trustee or certificate administrator, as applicable, under such Regulation AB Subordinate Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB.

(e)           On or before March 15 of each year (or March 14 if a leap year) during which a Regulation AB Subordinate Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Subordinate Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notice with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall, and the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the trustee or certificate administrator under the such Regulation AB Subordinate Companion Loan Securitization, upon request or notice from such trustee (which request or notice may be given once at the closing of such Regulation AB Subordinate Companion Loan Securitization instead of each time a filing is required), under such Regulation AB Subordinate Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB.

(f)           Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer shall use commercially reasonable efforts to cause a sub-servicer to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Subordinate Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (c) or (e) above.

Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the Master Servicer or Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the Master Servicer or Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB.  Such information, reports or certificates shall be provided to the Master Servicer or Special Servicer, as applicable, no later than two Business Days prior to the date on which the Master

Servicer or Special Servicer, as applicable, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15

Section 11.16     [Reserved].

[End of Article XI]

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01     Amendment.  (a)  This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)            to correct any defect or ambiguity in this Agreement in order to address any manifest error in any provision of this Agreement;

(ii)           to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)          to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)           to modify, eliminate or add to the provisions of Section 5.03(n) or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of

Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)          to make any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30);

(vii)         to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30); provided that such amendment shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Sections 3.05 and 3.19 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30);

(ix)          to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by

(x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.15(c); and

(x)            in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement to (A) such extent as shall be necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform this Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

(b)           This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)            reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage

Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)          amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30); or

(vi)          amend this Agreement in any manner that adversely affects a Class of Loan–Specific Certificates, without the consent of the majority Holders of such Loan-Specific Certificates.

(c)           [Reserved.]

(d)           Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

(e)           Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.15(b) and Section 3.15(c), as applicable, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder and the Serviced Companion Noteholder, the Depositor, the Master Servicer, the Special Servicer, the Mortgagors, the Underwriters and the Rating Agencies.

(f)           It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(g)           The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 12.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(h)           The cost of any Opinion of Counsel to be delivered pursuant to Section 12.01(a) or (d) shall be borne by the Person seeking the related amendment, except that if the Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 12.01(a) or (d) shall be payable out of the Certificate Account.

(i)           The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30).

(j)           To the extent the Senior Trust Advisor, the Trustee, Certificate Administrator, Master Servicer, Special Servicer or Depositor obtains an Opinion of Counsel as provided for in Section 12.01(d) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(k)           Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(l)           This Agreement may not be amended without the consent of any holder of an Subordinate Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.

Section 12.02     Recordation of Agreement; Counterparts.  (a)  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

(b)           For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

(c)           The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 12.03     Limitation on Rights of Certificateholders.  (a)  The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)           No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)           No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Certificate Administrator a written notice of default hereunder, and of the continuance thereof, as herein before provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.  The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee reasonable security against the costs, expenses and liabilities which may be incurred therein or hereby.  It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders.  For the protection and enforcement of the provisions of this Section 12.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.04     Governing Law; Submission to Jurisdiction.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

Section 12.05     Notices.  (a)  Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given if personally delivered at or couriered, sent by facsimile transmission (other than with respect to the Mortgage Loan Sellers) or mailed by registered mail, postage prepaid (except for notices to the Mortgage Loan Sellers, the Master Servicer the Certificate Administrator and the Trustee which shall be deemed to have been duly given only when received), to:

In the case of the Depositor:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue
31st Floor
New York, New York 10179
Attention: Kunal K. Singh
E-mail: kunal.k.singh@jpmorgan.com

with a copy to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
277 Park Avenue
13th Floor
New York, New York 10172
Attention: Bianca A. Russo
Managing Director and Associate General Counsel
Telecopy number: (917) 464-6116
E-mail: russo_bianca@jpmorgan.com

In the case of the Master Servicer:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Telecopy number: (913) 253-9001

with a copy to:

Andrascik & Tita LLC
1425 Locust Street, Suite 26B
Philadelphia, PA 19102
Attention: Stephanie M. Tita
Email: stephanie@kanlegal.com

In the case of the Special Servicer:

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland 20814
Attention: Brian Hanson, Managing Director
Fax number: (212) 715-9699

Email:  with respect to e-mail pursuant to Section 3.15, at cwcamrainquiries@cwcapital.com; with respect to e-mail pursuant to Section 4.02, at cwcaminvestorinquiries @cwcapital.com; and for all other purposes, at cwcamnoticesJPMC2013-LC11@cwcapital.com, unless otherwise provided herein with a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street
Suite 2900
Kansas City, Missouri 64106-2150
Fax Number: (816) 412-9338
Attention: Kenda K. Tomes
Email: ktomes@stinson.com

In the case of the Directing Certificateholder:

CPUSI CMBS-B Co-Investment I LLC
c/o CBRE Global Investors
200 Park Avenue, East Mezzanine
New York, New York 10166
Attention: Jenna Gerstenlauer

E-mail: jenna.gerstenlauer@cbreglobalinvestors.com

with a copy to:

CPUSI CMBS-B Co-Investment I LLC
c/o CBRE Global Investors
200 Park Avenue, East Mezzanine
New York, New York 10166
Attention: Andrew Glanzman
E-mail: andrew.glanzman@cbreglobalinvestors.com

with a copy to:

CPUSI CMBS-B Co-Investment I LLC
c/o CBRE Global Investors
200 Park Avenue, East Mezzanine
New York, New York 10166
Attention: Ji Won Sin
E-mail: jiwon.sin@cbreglobalinvestors.com

In the case of the Loan-Specific Certificate Representative (Class AN):

One William Street Capital Master Fund, Ltd.
c/o One William Street Capital Management, L.P.
1271 Sixth Avenue, 39th Floor
New York, New York 10020
Attention: Christopher Epes, Esquire
E-Mail: cepes@owslp.com

with a copy to:

One William Street Capital Master Fund, Ltd.
c/o One William Street Capital Management, L.P.
1271 Sixth Avenue, 39th Floor
New York, New York 10020
Attention: Michael Santini
E-Mail: msantini@owslp.com

In the case of the Loan Certificate Representative (Class PF)

B and S 1 LLC c/o Steeprock Capital, LLC 54 Thompson Street, 4th Floor New York, New York 10012 Attention: John Bucci E-Mail: bucci@steeprockcapital.com

In the case of the Trustee

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013- LC11
Telecopy Number: (410) 715-2380
E-Mail: cts.cmbs.bond.admin@wellsfargo.com, except as otherwise set forth herein

In the case of the Certificate Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust (CMBS)
J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11
Telecopy Number: (410) 715-2380
E-Mail: cts.cmbs.bond.admin@wellsfargo.com, except as otherwise set forth herein

In the case of the Mortgage Loan Sellers:

JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Joseph E. Geoghan
E-mail: joseph.geoghan@jpmorgan.com

Ladder Capital Finance LLC
345 Park Avenue, 8th Floor
New York, New York 10154
Attention: Pamela McCormack
E-mail: pamela.mccormack@laddercapital.com

with a copy to:

Ladder Capital Finance LLC
345 Park Avenue, 8th Floor
New York, New York 10154
Attention: Robert Perelman
E-mail: robert.perelman@laddercapital.com

In the case of the Senior Trust Advisor:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: Don Simon, Chief Operating Officer
With a copy sent via email to: don.simon@pentalphasurveillance.com and notices@pentalphasurveillance.com

In the case of any mezzanine lender:

The address set forth in the related Intercreditor Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing.  Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.  Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)           Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.15(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof.  The Master Servicer or Special Servicer, as applicable, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.15(c); provided, further, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information.  Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement.  Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses:

Standard & Poor’s Ratings Services
55 Water Street, 41st Floor
New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
E-mail: cmbs_info_17g5@standardandpoors.com

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York  10007
Attention: Commercial Mortgage Surveillance Group
E-mail:  Moody’sRecordManag@moodys.com and
  CMBSSurveillance@moodys.com

Section 12.06     Severability of Provisions.   If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.07     Grant of a Security Interest.  The Depositor intends that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans pursuant to this Agreement shall constitute a sale and not a pledge of security for a loan.  If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement.  The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in and to the assets comprising the Trust Fund, including without limitation, the Mortgage Loans, all principal and interest received or receivable with respect to the Mortgage Loans (other than principal and interest payments due and payable prior to the Cut-off Date and Principal Prepayments received prior to the Cut-off Date), all amounts held from time to time in the Certificate Account, the Distribution Accounts, the Gain-on-Sale Reserve Account, the Interest Reserve Account and, if established, the REO Account, and all reinvestment earnings on such amounts, and all of the Depositor’s right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans and (ii) this Agreement shall constitute a security agreement under applicable law.  This Section 12.07 shall constitute notice to the Trustee pursuant to any of the requirements of the applicable UCC.

Section 12.08     Successors and Assigns; Third Party Beneficiaries.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders.  Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB

Subordinate Companion Loan Securitization and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder.  No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

(b)           Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder.  Each of the Other Servicers and the Other Trustee shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Trustee.

(c)           Each of the applicable Non-Serviced Trustee, Non-Serviced Master Servicer and Non-Serviced Special Servicer in respect to a Non-Serviced Companion Loan shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Intercreditor Agreement.

Section 12.09     Article and Section Headings.  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 12.10     Notices to the Rating Agencies.  (a)  The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.15(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)            any material change or amendment to this Agreement;

(ii)           the occurrence of a Servicer Termination Event that has not been cured;

(iii)          the resignation or termination of the Certificate Administrator, the Master Servicer or the Special Servicer; and

(iv)          the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 6 of the related Mortgage Loan Purchase Agreement.

(b)           The Master Servicer shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website pursuant to Section 3.15(c), with respect to each of the following of which it has actual knowledge:

(i)            the resignation or removal of the Trustee or the Certificate Administrator;

(ii)           any change in the location of the Certificate Account;

(iii)          any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)          any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)           any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than

5% of the then aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)          any material damage to any Mortgaged Property;

(vii)         any assumption with respect to a Mortgage Loan; and

(viii)        any release or substitution of any Mortgaged Property.

(c)            [Reserved.]

(d)           The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.15(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(e)           The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.15(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Master Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents.  The Trustee, the Certificate Administrator, the Master Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information.  Notwithstanding anything to the contrary herein, nothing in this Section 12.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

Section 12.11    Precautionary Trust Indenture Act Provisions.  In the event that the Depositor notifies the parties to this Agreement that it has determined that the TIA applies to this Agreement or that that qualification under the Trust Indenture Act of 1939, as amended (the “TIA”) or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect),  the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person are part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in

Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments, at the sole cost and expense of the Depositor, to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file, at the sole cost and expense of the Depositor, a Form T-1 or such other form as the Depositor informs the Trustee is required, with the SEC or other appropriate institution.

[End of Article XII]

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., Depositor

By:	/s/ Bradley J. Horn
Name: Bradley J. Horn
Title: Vice President

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, Master Servicer

By:	/s/ Lawrence D. Ashley
Name: Lawrence D. Ashley
Title: Senior Vice President

CWCAPITAL ASSET MANAGEMENT LLC, Special Servicer

By:	/s/ Brian Hanson
Name: Brian Hanson
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Certificate Administrator

By:	/s/ Amy Doyle
Name: Amy Doyle
Title: Vice President

JPM 2013-LC11 – Pooling and Servicing Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Amy Doyle
Name: Amy Doyle
Title: Vice President

PENTALPHA SURVEILLANCE LLC, Senior Trust Advisor

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely Authorized Signatory for Pentalpha Surveillance, LLC

JPM 2013-LC11 – Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 3rd day of May, 2013, before me, a notary public in and for said State, personally appeared Bradley J. Horn known to me to be a Vice President of J.P. Morgan Chase Commercial Mortgage Securities Corp., that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.
/s/ Michael A. Cuomo
Notary Public

[SEAL]

My commission expires:

August 27, 2016

JPM 2013-LC11 – Pooling and Servicing Agreement

STATE OF KANSAS	)
) ss.:
COUNTY OF JOHNSON	)

On the 8th day of May, 2013, before me, a notary public in and for said State, personally appeared Lawrence D. Ashley known to me to be a Senior Vice President of Midland Loan Services, a Division of PNC Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Brent Kinder
Notary Public

[SEAL]

My commission expires:

January 30, 2014

JPM 2013-LC11 – Pooling and Servicing Agreement

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the 7th day of May, 2013, before me, a notary public in and for said State, personally appeared Brian Hanson known to me to be a Managing Director of CWCapital Asset Management LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Elizabeth Anne Battle
Notary Public

[SEAL]

My commission expires:

April 4, 2015

JPM 2013-LC11 – Pooling and Servicing Agreement

STATE OF MARYLAND	)
) ss.:
COUNTY OF BALTIMORE	)

On the 3rd day of May, 2013, before me, a notary public in and for said State, personally appeared Amy Doyle known to me to be a Vice President of Wells Fargo Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Joan Clark
Notary Public

[SEAL]

My commission expires:

February 8, 2015

JPM 2013-LC11 – Pooling and Servicing Agreement

STATE OF MARYLAND	)
) ss.:
COUNTY OF BALTIMORE	)

On the 3rd day of May, 2013, before me, a notary public in and for said State, personally appeared Amy Doyle known to me to be a Vice President of Wells Fargo Bank, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Joan Clark
Notary Public

[SEAL]

My commission expires:

February 8, 2015

JPM 2013-LC11 – Pooling and Servicing Agreement

STATE OF CONNECTICUT	)
) ss.:
COUNTY OF FAIRFIELD	)

On the 6th day of May, 2013, before me, a notary public in and for said State, personally appeared James Callahan known to me to be an Executive of Pentalpha Surveillance LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Melonie S. Williams
Notary Public

[SEAL]

My commission expires:

July 31, 2014

JPM 2013-LC11 – Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

CLASS A-1

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

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INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[__________]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-1 CERTIFICATES
AS OF THE CLOSING DATE:  $61,803,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR:  PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-1-1]

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CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

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Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-1 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-1 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

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in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

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Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-2

FORM OF CLASS A-2 CERTIFICATE

CLASS A-2

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-2

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE. AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-2-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-2-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-2 CERTIFICATES
AS OF THE CLOSING DATE:  $79,253,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-2-1]

A-2-3

CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-2 Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-2-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-2 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-2-5

Subject to the terms of the Pooling and Servicing Agreement, the Class A-2 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-2-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)         in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-2-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-2-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-2-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-2-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-2-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-2-12

EXHIBIT A-3

FORM OF CLASS A-3 CERTIFICATE

CLASS A-3

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-3

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-3-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-3-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-3 CERTIFICATES
AS OF THE CLOSING DATE:  $23,000,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-3-1]

A-3-3

CLASS A-3 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-3 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-3-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-3 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-3-5

Subject to the terms of the Pooling and Servicing Agreement, the Class A-3 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-3-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-3-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-3-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-3-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-3 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-3-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-3-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:
Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-3-12

EXHIBIT A-4

FORM OF CLASS A-4 CERTIFICATE

CLASS A-4

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-4

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-4-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-4-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-4 CERTIFICATES
AS OF THE CLOSING DATE:  $250,000,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-4-1]

A-4-3

CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-4 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-4-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-4 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-4-5

Subject to the terms of the Pooling and Servicing Agreement, the Class A-4 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-4-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-4-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-4-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-4-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-4-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto________________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-4-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-4-12

EXHIBIT A-5

FORM OF CLASS A-5 CERTIFICATE

CLASS A-5

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-5

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-5-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-5-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-5 CERTIFICATES
AS OF THE CLOSING DATE:  $389,304,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-5-1]

A-5-3

CLASS A-5 CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-5 Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-1 Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-5-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-5 Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-5-5

Subject to the terms of the Pooling and Servicing Agreement, the Class A-5 Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)      to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-5-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)       in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-5-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)      adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-5-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-5-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-5 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-5-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_______________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-5-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-5-12

EXHIBIT A-6

FORM OF CLASS A-SB CERTIFICATE

CLASS A-SB

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-SB

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-6-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-6-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-SB CERTIFICATES
AS OF THE CLOSING DATE:  $117,844,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-SB-1]

A-6-3

CLASS A-SB CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-SB Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-SB Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-6-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-SB Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-SB Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)      to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

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in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)      reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)     adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)     change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)      amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)     adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-6-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-6-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-SB CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-6-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-6-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-6-12

EXHIBIT A-7

FORM OF CLASS X-A CERTIFICATE

CLASS X-A

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS X-A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CLASS X-A CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCES OF THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-SB AND CLASS A-S CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-A CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS.  ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-7-1

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-7-2

PASS-THROUGH RATE: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE NOTIONAL AMOUNT OF THE CLASS X-A CERTIFICATES AS OF THE CLOSING DATE:  $1,028,130,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:  [            ]

ISIN NO.:  [            ]

COMMON CODE: [            ]

CERTIFICATE NO.:  [X-A-1] [X-A-2]

A-7-3

CLASS X-A CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-A Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class X-A Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-7-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X-A Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class X-A Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

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in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

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Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_______________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-7-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-7-12

EXHIBIT A-8

FORM OF CLASS X-B CERTIFICATE

CLASS X-B

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS X-B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CLASS X-B CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCES OF THE CLASS B AND CLASS C CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-B CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS.  ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-8-1

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-8-2

PASS-THROUGH RATE: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE NOTIONAL AMOUNT OF THE CLASS X-B CERTIFICATES AS OF THE CLOSING DATE:  $139,825,000

MASTER SERVICER: MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:  [            ]

ISIN NO.:  [            ]

COMMON CODE: [            ]

CERTIFICATE NO.:  [X-B-1]

A-8-3

CLASS X-B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-B Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class X-B Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-8-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X-B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-8-5

Subject to the terms of the Pooling and Servicing Agreement, the Class X-B Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-8-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-8-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_______________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-8-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-8-12

EXHIBIT A-9

FORM OF CLASS X-C CERTIFICATE

CLASS X-C

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS X-C

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

1      Temporary Regulation S Book-Entry Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Book-Entry Certificate legend.

A-9-1

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CLASS X-C CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTION OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCES OF THE CLASS E, CLASS F AND CLASS NR CERTIFICATES.  ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS X-C CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS.  ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

A-9-2

PASS-THROUGH RATE: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE NOTIONAL
AMOUNT OF THE CLASS X-C CERTIFICATES
AS OF THE CLOSING DATE:  $95,410,830

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.:  [            ]

ISIN NO.:  [            ]

COMMON CODE: [            ]

CERTIFICATE NO.:  [X-C-1] [X-C-2] [X-C-S-1] [X-C-S-2]

A-9-3

CLASS X-C CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class X-C Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class X-C Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-9-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class X-C Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-9-5

Subject to the terms of the Pooling and Servicing Agreement, the Class X-C Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000,000 initial Certificate Balance, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-9-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-9-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-9-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-9-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS X-C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-9-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenant in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_______________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ________________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-9-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-9-12

Exhibit A-10

FORM OF CLASS A-S CERTIFICATE

CLASS A-S

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES
TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS A-S

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-10-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-10-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING
AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE
POOLING AND SERVICING AGREEMENT (AS
DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS A-S CERTIFICATES
AS OF THE CLOSING DATE:  $106,926,000

MASTER SERVICER:     MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:     CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [A-S-1]

A-10-3

CLASS A-S CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class A-S Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class A-S Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-10-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class A-S Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class A-S Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)          to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)         to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

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in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)          in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-10-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)         amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)        adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-10-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-10-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS A-S CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-10-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_______________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
______________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-10-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

A-10-12

EXHIBIT A-11
FORM OF CLASS B CERTIFICATE

CLASS B

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-11-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-11-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS B CERTIFICATES
AS OF THE CLOSING DATE:  $92,120,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL  ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL
                                                                 ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [B-1]

A-11-3

CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class B Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-11-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class B Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class B Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)          to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)         to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-11-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)        to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)         in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)         amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)        adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-11-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-11-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-11-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
___________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-11-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-11-12

EXHIBIT A-12

FORM OF CLASS C CERTIFICATE

CLASS C

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS C

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-12-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-12-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS C CERTIFICATES
AS OF THE CLOSING DATE: $47,705,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL  ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL
                                                                 ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [C-1]

A-12-3

CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class C Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-12-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class C Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-12-5

Subject to the terms of the Pooling and Servicing Agreement, the Class C Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)          to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)         to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-12-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)          in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-12-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)         amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)        adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-12-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-12-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-12-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
___________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-12-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-12-12

EXHIBIT A-13

FORM OF CLASS D CERTIFICATE

CLASS D

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS D

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-13-1

INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-13-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS D CERTIFICATES
AS OF THE CLOSING DATE: $52,640,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL  ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL
                                                                 ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [D-1]

A-13-3

CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class D Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-13-4

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class D Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-13-5

Subject to the terms of the Pooling and Servicing Agreement, the Class D Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $10,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)          to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)         to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-13-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)          in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-13-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)          reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)         amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)        adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-13-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-13-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-13-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM TEN ENT JT TEN	- as tenant in common - as tenants by the entireties - as joint tenants with rights of survivorship and not as tenants in common	UNIF GIFT MIN ACT __________ Custodian (Cust) Under Uniform Gifts to Minors Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
___________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-13-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-13-12

EXHIBIT A-14

FORM OF CLASS E CERTIFICATE

CLASS E

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS E

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

1      Temporary Regulation S Book-Entry Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Book-Entry Certificate legend.

A-14-1

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-14-2

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-SB, CLASS X-A, CLASS X-B, CLASS X-C, CLASS A-S, CLASS B, CLASS C, AND CLASS D CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A-14-3

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS E CERTIFICATES
AS OF THE CLOSING DATE:  $24,676,000

MASTER SERVICER:   MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER: CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [E-1] [E-S-1]

A-14-4

CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class E Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-14-5

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class E Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

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Subject to the terms of the Pooling and Servicing Agreement, the Class E Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

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in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)         in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-14-8

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-14-9

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-14-10

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-14-11

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of survivorship and not as tenants in common	Under Uniform Gifts to Minors
Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-14-12

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-14-13

EXHIBIT A-15

FORM OF CLASS F CERTIFICATE

CLASS F

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS F

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

1      Temporary Regulation S Book-Entry Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Book-Entry Certificate legend.

A-15-1

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

A-15-2

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-SB, CLASS X-A, CLASS X-B, CLASS X-C, CLASS A-S, CLASS B, CLASS C, CLASS D AND CLASS E CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A-15-3

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS F CERTIFICATES
AS OF THE CLOSING DATE:  $24,675,000

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [F-1] [F-S-1]

A-15-4

CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class F Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

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Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class F Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-15-6

Subject to the terms of the Pooling and Servicing Agreement, the Class F Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

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in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)         in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

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The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-15-9

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-15-11

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of survivorship and not as tenants in common	Under Uniform Gifts to Minors
Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto____________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-15-13

EXHIBIT A-16

FORM OF CLASS NR CERTIFICATE

CLASS NR

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS NR

[THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

1      Temporary Regulation S Book-Entry Certificate legend.

2      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3      Book-Entry Certificate legend.

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PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION” AS DEFINED IN AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (3) TO AN INSTITUTION THAT IS AS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS (A) A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE AND (B) AN UNDIVIDED BENEFICIAL INTEREST IN A PORTION OF A GRANTOR TRUST THAT HOLDS THE EXCESS INTEREST AND RELATED AMOUNTS IN THE EXCESS INTEREST DISTRIBUTION ACCOUNT.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF COLLATERAL SUPPORT DEFICIT ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CERTIFICATE DEFERRED INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN

A-16-2

THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE IS SUBORDINATED TO THE CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4, CLASS A-5, CLASS A-SB, CLASS X-A, CLASS X-B, CLASS X-C, CLASS A-S, CLASS B, CLASS C, CLASS D, CLASS E AND CLASS F CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A-16-3

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS NR CERTIFICATES
AS OF THE CLOSING DATE:  $46,059,830

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.: [            ]

CERTIFICATE NO.:  [NR-1] [NR-S-1]

A-16-4

CLASS NR CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class NR Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class NR Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents (A) a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended, and (B) an undivided beneficial interest in a portion of a grantor trust that holds the Excess Interest and related amounts in the Excess Interest Distribution Account.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling

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and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class NR Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Collateral Support Deficit, Certificate Deferred Interest and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.  All Collateral Support Deficit or Certificate Deferred Interest on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in

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writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class NR Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

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(vi)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)        in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party

A-16-8

beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of

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the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS NR CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of survivorship and not as tenants in common	Under Uniform Gifts to Minors
Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto___________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

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EXHIBIT A-17

FORM OF CLASS AN CERTIFICATE

CLASS AN

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS AN

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, J.P. MORGAN SECURITIES LLC, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE ANDAZ WALL STREET MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER," WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, IN ACCORDANCE WITH ANY

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

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APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF LOAN-SPECIFIC COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF LOAN-SPECIFIC CERTIFICATE DEFERRED INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE ANDAZ WALL STREET MORTGAGE LOAN FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE ANDAZ WALL STREET MORTGAGE LOAN THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE WILL ONLY RECEIVE DISTRIBUTIONS FROM, AND WILL ONLY INCUR LOSSES WITH RESPECT TO, THE NON-POOLED COMPONENT OF THE ANDAZ WALL STREET MORTGAGE LOAN, AND WILL ONLY PROVIDE SUBORDINATION WITH RESPECT TO LOSSES AND SHORTFALLS ON THE ANDAZ WALL STREET MORTGAGE LOAN.

A-17-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS AN CERTIFICATES
AS OF THE CLOSING DATE:  $16,984,009

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR:  PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.:  [            ]

CERTIFICATE NO.:  AN-1

A-17-3

CLASS AN CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class AN Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class AN Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-17-4

Interest on this Certificate will accrue (computed on the basis of the actual number of days in the Interest Accrual Period and a 360-day year) during the Interest Accrual Period relating to such Distribution Date at the Class AN Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Loan-Specific Collateral Support Deficits related to the Class AN Certificates, Loan-Specific Certificate Deferred Interest related to the Class AN Certificates and certain other amounts on the Andaz Wall Street Mortgage Loan shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Andaz Wall Street Mortgage Loan, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-17-5

Subject to the terms of the Pooling and Servicing Agreement, the Class AN Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)     to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)      to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)     to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-17-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)    to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)   to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)       in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-17-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)       adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-17-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-17-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS AN CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-17-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of survivorship and not as tenants in common	Under Uniform Gifts to Minors
Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-17-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-17-12

EXHIBIT A-18

FORM OF CLASS PF CERTIFICATE

CLASS PF

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS PF

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]2

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, J.P. MORGAN SECURITIES LLC, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE PORTOFINO HOTEL AND YACHT CLUB MORTGAGE LOAN ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, OR TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” (EACH, AN “INSTITUTIONAL ACCREDITED INVESTOR” ), WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”), OR TO A PERSON PURCHASING FOR THE ACCOUNT OF A QIB OR AN INSTITUTIONAL ACCREDITED INVESTOR, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR

1      Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

2      Book-Entry Certificate legend.

A-18-1

OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR REGULATION D, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY PURCHASER OR PROSPECTIVE PURCHASER OF THIS CERTIFICATE WHO IS A QUALIFIED INSTITUTIONAL BUYER BUT NOT A QIB SHALL BE REQUIRED TO, OR A PERSON THAT OWNS OR CONTROLS SUCH PURCHASER OR PROSPECTIVE PURCHASER SHALL BE REQUIRED TO, (1) HAVE TOTAL ASSETS OF AT LEAST $150,000,000, (2) HAVE A NET WORTH OF AT LEAST $75,000,000 AND (3) BE REGULARLY ENGAGED IN THE BUSINESS OF OWNING OR OPERATING COMMERCIAL REAL ESTATE PROPERTIES OR MAKING INVESTMENTS IN COMMERCIAL REAL ESTATE, AND SUCH PURCHASER OR PROSPECTIVE PURCHASER SHALL BE REQUIRED TO DELIVER A CERTIFICATION TO THE CERTIFICATE ADMINISTRATOR TO SUCH EFFECT SUBSTANTIALLY IN THE FORM PROVIDED IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY GOVERNMENTAL PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH GOVERNMENTAL PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF CLASS PF COLLATERAL SUPPORT DEFICITS ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY THE PORTION OF CLASS PF CERTIFICATE DEFERRED INTEREST ALLOCABLE TO THIS CERTIFICATE AND BY RECOVERIES ON THE PORTOFINO HOTEL AND YACHT CLUB MORTGAGE LOAN FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE PORTOFINO HOTEL AND YACHT CLUB MORTGAGE LOAN THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT.  ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.  ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

THIS CERTIFICATE WILL ONLY RECEIVE DISTRIBUTIONS FROM, AND WILL ONLY INCUR LOSSES WITH RESPECT TO, THE NON-POOLED COMPONENT OF THE PORTOFINO HOTEL AND YACHT CLUB MORTGAGE LOAN, AND WILL ONLY PROVIDE SUBORDINATION WITH RESPECT TO LOSSES AND SHORTFALLS ON THE PORTOFINO HOTEL AND YACHT CLUB MORTGAGE LOAN.

A-18-2

PASS-THROUGH RATE:  [          ]%

DENOMINATION:  $[            ]

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE
OF THE CLASS PF CERTIFICATES
AS OF THE CLOSING DATE:  $1,998,198

MASTER SERVICER:  MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:  CWCAPITAL ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR:  PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

COMMON CODE NO.:  [            ]

CERTIFICATE NO.:  PF-1

A-18-3

CLASS PF CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT CEDE & CO.

is the registered owner of the interest evidenced by this Certificate in the Class PF Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class PF Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

A-18-4

Interest on this Certificate will accrue (computed on the basis of the actual number of days in the Interest Accrual Period and a 360-day year) during the Interest Accrual Period relating to such Distribution Date at the Class PF Pass-Through Rate specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date.  Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Distribution Amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Loan-Specific Collateral Support Deficits related to the Class PF Certificates, Loan-Specific Certificate Deferred Interest related to the Class PF Certificates and certain other amounts on the Portofino Hotel and Yacht Club Mortgage Loan shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Portofino Hotel and Yacht Club Mortgage Loan, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

A-18-5

Subject to the terms of the Pooling and Servicing Agreement, the Class PF Certificates will be issued in book-entry form through the facilities of DTC in minimum denominations of $100,000, and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)     to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)      to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)     to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect

A-18-6

in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)    to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)   to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

(x)       in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

A-18-7

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)     adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)     change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)      amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)     adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

A-18-8

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

A-18-9

IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS PF CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

A-18-10

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of survivorship and not as tenants in common	Under Uniform Gifts to Minors
Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: ____________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

A-18-11

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of _______________ _______________ account number ______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to ____________________.  This information is provided by assignee named above, or _______________________, as its agent.

A-18-12

EXHIBIT A-19

FORM OF CLASS R CERTIFICATE

CLASS R

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2013-LC11, CLASS R

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAWS OR THE LAWS OF ANY OTHER JURISDICTION.  NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE SENIOR TRUST ADVISOR, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

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THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(2) AND 860D.  EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, “NON-U.S. PERSONS” OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT.  ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  THIS CERTIFICATE REPRESENTS ONE OR MORE “NON-ECONOMIC RESIDUAL INTERESTS”, AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE:  100%

DATE OF POOLING AND SERVICING AGREEMENT:  AS OF MAY 1, 2013

CUT-OFF DATE:  AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE:  MAY 14, 2013

FIRST DISTRIBUTION DATE: JUNE 17, 2013

CLASS R PERCENTAGE INTEREST:  100%

MASTER SERVICER:   MIDLAND LOAN SERVICES,  A DIVISION OF PNC BANK,
                                          NATIONAL  ASSOCIATION

SPECIAL SERVICER:   CWCAPITAL  ASSET MANAGEMENT LLC

TRUSTEE:  WELLS FARGO BANK, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:  WELLS FARGO  BANK, NATIONAL ASSOCIATION

SENIOR TRUST ADVISOR: PENTALPHA  SURVEILLANCE LLC

CUSIP NO.: [            ]

ISIN NO.:  [            ]

CERTIFICATE NO.:  R-1

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CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Certificate Account, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.

THIS CERTIFIES THAT [_____]

is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust Fund created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Master Servicer, the Special Servicer, the Certificate Administrator and the Senior Trust Advisor.  A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter.  To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the Class R Certificates.  The Certificates are designated as the J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement.  The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound.  In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class R Certificate represents a “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class R Certificates shall be the “tax matters person” for the Upper-Tier REMIC and the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Master Servicer is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date.  All sums distributable on this Certificate are payable in the coin or

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currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

The Certificates are limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, the Certificate Account and the Distribution Accounts will be held on behalf of the Trustee on behalf of the Holders of Certificates specified in the Pooling and Servicing Agreement and the Master Servicer (with respect to the Certificate Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom.  Amounts on deposit in such accounts may be invested in Permitted Investments.  Interest or other investment income earned on funds in the Certificate Account will be paid to the Master Servicer as set forth in the Pooling and Servicing Agreement.  As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor.  The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the final Distribution Date because of the failure of Certificateholders to tender their Certificates shall be set aside and held uninvested in trust for the benefit of the non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice has been given pursuant to Section 4.01(i) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator shall, directly or through an agent, take steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates as it shall deem appropriate.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(i) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under Section 5.03(n) of the Pooling and Servicing Agreement to deliver payments to a Person other than such Person.  The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:  (A) no Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an “Agent”), a Plan or a Person acting on behalf of or investing the assets of a Plan (such Plan or Person, an “ERISA Prohibited Holder”) or a Non-U.S. Tax Person and shall promptly notify the Master Servicer, the Trustee and the Certificate Registrar of any change or impending change to such status; (B) in connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until

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the Certificate Registrar receives, an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a “Transferee Affidavit”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Tax Person, and that it has reviewed the provisions of Section 5.03(n) of the Pooling and Servicing Agreement and agrees to be bound by them; (C) notwithstanding the delivery of a Transferee Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Tax Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected; and (D) each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transferee Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 (a “Transferor Letter”) certifying that, among other things, it has no actual knowledge that such prospective Transferee is a Disqualified Organization, an Agent thereof, an ERISA Prohibited Holder or a Non-U.S. Tax Person.

The Class R Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.03 of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Master Servicer, the Special Servicer and the Certificate Registrar and any of their agents may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Trustee, the Master Servicer, the Special Servicer, the Certificate Registrar nor any such agents shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)        to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus Supplement with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Certificate Account, the Distribution Accounts or any REO Account; provided that (a) the Master Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the Grantor Trust as a grantor trust at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust; provided that the Trustee and the Certificate

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Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(n) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust Fund, the Lower-Tier REMIC, the Upper-Tier REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Non-U.S. Tax Person;

(vi)      to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting thereto as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(vii)     to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by Rating Agency Confirmation from such Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Sections 3.05 and 3.19 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicer, the Trustee, the Certificate Administrator and, for so long as a Control Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the status of the Grantor Trust as a grantor trust, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement);

(ix)      to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g 5 Information Provider’s Website pursuant to Section 3.15(c) of the Pooling and Servicing Agreement; and

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(x)       in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) such extent as shall be necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions as are necessary to conform the Pooling and Servicing Agreement and be consistent with the modifications made pursuant to the preceding clause (A); provided, that any amendment pursuant to this clause (x) shall be at the sole cost and expense of the Depositor.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary thereunder, without the consent of such Mortgage Loan Seller or (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the mortgage loans that are required to be distributed on a Certificate of any class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of each Companion Holder, in any such case, without the consent of the Holders of all Certificates of such Class then outstanding or the Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller;

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to the Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.30 of the Pooling and Servicing Agreement); or

(vi)      adversely affect a Class of Loan-Specific Certificates, without the consent of the majority of the Holders of such Loan-Specific Certificates.

Further, notwithstanding the foregoing, none of the Senior Trust Advisor, the Trustee, the Certificate Administrator, the Depositor, the Master Servicer nor the Special Servicer will be required to consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator or any other specified person in accordance with such

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amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust.

The Holders of the majority of the Controlling Class, the Special Servicer, the Master Servicer or the Holders of the Class R Certificates may, in that order of priority, at their option, upon 60 days’ prior notice given to the Trustee, the Certificate Administrator and each of the other parties to the Pooling and Servicing Agreement, purchase all, but not less than all, of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) remaining in the Trust Fund and the Trust Fund’s portion of each REO Property remaining in the Trust Fund, and thereby effect termination of the Trust Fund and early retirement of the then outstanding Certificates, on or after any Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the Trust Fund’s portion of each REO Loan remaining in the Trust Fund is reduced to less than 1% of the aggregate Cut-off Date Principal Balance of all the Mortgage Loans.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates are retired (and provided that there is only one Holder of the then outstanding Certificates (other than the Class R Certificates)), the Sole Certificateholder may, at its option exchange (subject to the Master Servicer’s consent) all of its Certificates (other than the Class R Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust Fund created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust Fund due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement.  In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.  The Certificate Registrar has executed this Certificate on behalf of the Trust Fund as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated:	May 14, 2013

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________ Custodian
TEN ENT	-	as tenants by the entireties	(Cust)
JT TEN	-	as joint tenants with rights of survivorship and not as tenants in common	Under Uniform Gifts to Minors
Act __________________________ (State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_________________________________________

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.
________________________________
SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.  Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of __________________________________ account number _______________ or, if mailed by check, to _______________________________________.  Statements should be mailed to _______________________________________________________________.  This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT B

MORTGAGE LOAN SCHEDULE

B-1

JPMCC 2013-LC11
Combined Mortgage Loan Schedule

Loan ID #	Originator/Loan Seller	Mortgagor Name	Property Address	City	State	Zip Code	County
1	JPMCB	Grand Prairie Outlets, LLC	2950 West Interstate 20	Grand Prairie	TX	75052	Tarrant
2	JPMCB	Rosemont WTC Denver Operating LLC	1625 & 1675 Broadway	Denver	CO	80202	Denver
3	JPMCB	Pecanland Mall, LLC	4700 Millhaven Road	Monroe	LA	71203	Ouachita
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	Various	East Lansing	MI	48823	Clinton
4.01	JPMCB		3839 Hunsaker Street	East Lansing	MI	48823	Clinton
4.02	JPMCB		16789 Chandler Road	East Lansing	MI	48823	Clinton
4.03	JPMCB		3850 Coleman Road	East Lansing	MI	48823	Clinton
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	4600 & 4601 Touchton Road East and 10151 Deerwood Park Boulevard	Jacksonville	FL	32246, 32256	Duval
6	JPMCB	Legacy Place Properties LLC	680 Legacy Place	Dedham	MA	02026	Norfolk
7	JPMCB	Rosemont Dulles View Operating LLC	2551 & 2553 Dulles View Drive	Herndon	VA	20171	Fairfax
8	JPMCB
UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC
			Various	Various	Various	Various	Various
8.01	JPMCB		1081 North Easton Road	Doylestown	PA	18902	Bucks
8.02	JPMCB		148 Broadmore Estates	Goshen	IN	46528	Elkhart
8.03	JPMCB		1875 Osolo Road	Elkhart	IN	46514	Elkhart
8.04	JPMCB		1201 County Road 15	Elkhart	IN	45616	Elkhart
8.05	JPMCB		2011 West Wilden Avenue	Goshen	IN	46528	Elkhart
8.06	JPMCB		1 Mark Lane	Honey Brook	PA	19344	Chester
8.07	JPMCB		885 East Mishawaka Road	Elkhart	IN	46517	Elkhart
8.08	JPMCB		9555 Struthers Road	New Middletown	OH	44442	Mahoning
8.09	JPMCB		2901 West Ridge Pike	Eagleville	PA	19403	Montgomery
8.10	JPMCB		1229 State Route 164	Columbiana	OH	44408	Columbiana
8.11	JPMCB		917 Two Ridge Road	Wintersville	OH	43953	Jefferson
8.12	JPMCB		8057 Birchwood Drive	Birch Run	MI	48415	Saginaw
8.13	JPMCB		2 Erica Circle	Honey Brook	PA	19344	Chester
9	LCF	North York of Virginia LLC, West James of Virginia LLC	Various	Richmond	VA	Various	Henrico
9.01	LCF		9001 Patterson Avenue	Richmond	VA	23229	Henrico
9.02	LCF		1121 Westbriar Drive	Richmond	VA	23238	Henrico
9.03	LCF		9101 Patterson Avenue	Richmond	VA	23229	Henrico
9.04	LCF		9264 Three Chopt Road	Richmond	VA	23229	Henrico
9.05	LCF		9016 Patterson Avenue	Richmond	VA	23229	Henrico
9.06	LCF		1201 Lauderdale Drive	Richmond	VA	23238	Henrico
9.07	LCF		9012 Patterson Avenue	Richmond	VA	23229	Henrico
9.08	LCF		1201 Careybrook Drive	Richmond	VA	23238	Henrico
9.09	LCF		1200 Careybrook Drive	Richmond	VA	23238	Henrico
9.10	LCF		9010 Patterson Avenue	Richmond	VA	23229	Henrico
9.11	LCF		9014 Patterson Avenue	Richmond	VA	23229	Henrico
9.12	LCF		1301 Devers Road	Richmond	VA	23226	Henrico
9.13	LCF		8527 Patterson Avenue	Richmond	VA	23229	Henrico
9.14	LCF		1302 Devers Road	Richmond	VA	23226	Henrico
9.15	LCF		1101 & 1103 Bevridge Road	Richmond	VA	23226	Henrico
9.16	LCF		1000 Keller Drive	Richmond	VA	23229	Henrico
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	11000, 11300, & 11400 Westmoor Circle	Westminster	CO	80021	Jefferson
11	JPMCB	75 Wall Hotel, LLC	75 Wall Street	New York	NY	10005	New York
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	8056 Country Squire Lane	Memphis	TN	38018	Shelby
13	JPMCB	Tysons Commerce Center LL, LLC	8219 Leesburg Pike	Tysons Corner	VA	22182	Fairfax
14	LCF	BRIT-WBP Holding LLC	4816-4881 Walden Lane, 4640 Forbes Boulevard, 4850 Forbes Boulevard, 5000 Philadelphia Way, 5200 Philadelphia Way, 5001 Forbes, 9901 Business Parkway	Lanham	MD	20706	Prince George’s
15	LCF	Scannell Properties #131, LLC	920 West Taylor Road	Romeoville	IL	60446	Will
16	LCF	Cliffpass SPE Corp.	11-85 Ackerman Avenue	Clifton	NJ	07011	Passaic
17	JPMCB	BVK Courtyard Commons, LLC	23631-23741 Calabasas Road	Calabasas	CA	91302	Los Angeles
18	JPMCB	Fifty East Forty Second Company LLC	315 Madison Avenue	New York	NY	10017	New York
19	LCF	Portofino Hotel Partners, L.P.	260 Portofino Way	Redondo Beach	CA	90277	Los Angeles
20	LCF	Vesper Forum LLC	3019 Sam Houston Avenue	Huntsville	TX	77340	Walker
21	LCF	Parkway Village Associates Limited Partnership	1 Ellen Street	Laurel	MD	20724	Anne Arundel
22	LCF	BRIT - BECO Building LLC	11140 Rockville Pike, 5410 Edson Lane	Rockville	MD	20852	Montgomery
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	4320-4370 North Oracle Road	Tucson	AZ	85705	Pima
24	JPMCB	Memorial Square DST	13700-13860 North Pennsylvania Avenue	Oklahoma City	OK	73134	Oklahoma
25	LCF	ONP Owner LLC	28411 Northwestern Highway	Southfield	MI	48034	Oakland
26	JPMCB	Albany Road-Braintree LLC	100-150 Grossman Drive	Braintree	MA	02184	Norfolk
27	LCF	Rolling Hills MHC, LLC	721 27th Street Northwest	Massillon	OH	44647	Stark
28	LCF	Heritage North, LLC	2895 Henry Lakes Boulevard	Columbus	IN	47201	Bartholomew
29	LCF	Heartland Venice Partners, L.P.	881 Venetia Bay Boulevard	Venice	FL	34285	Sarasota
30	LCF	N. Star Associates Limited Partnership	3001 Country Drive	Little Canada	MN	55117	Ramsey
31	LCF	CYCC Property, L.P.	5133 Flynn Parkway	Corpus Christi	TX	78411	Nueces
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	24 Industrial Park Road West	Tolland	CT	06084	Tolland
33	LCF	Sacco of Macedonia, LLC	290 East Aurora Road	Northfield	OH	44067	Summit
34	JPMCB	Federation LLC	71 West 47th Street	New York	NY	10036	New York
35	LCF	SBV-Kansas City-Royal Ridge, LLC	7350 State Avenue	Kansas City	KS	66112	Wyandotte
36	LCF	Castillo Real, LLC	530 A1A Beach Boulevard	St. Augustine	FL	32080	St. Johns
37	LCF	SBV-Galveston-Ashton Place, LLC	6904 Lasker Drive	Galveston	TX	77551	Galveston
38	LCF	Maslavi 5 LLC	1177 Flushing Avenue	Brooklyn	NY	11237	Kings
39	LCF	Kollias-Kimball Creek LLC	7328-7329 Better Way Southeast, 37624 Southeast Fury Street	Snoqualmie	WA	98065	King
40	LCF	Melino Properties, LLC	50 Northeast Catawba Road	Port Clinton	OH	43452	Ottawa
41	JPMCB	Hertz SM One, LLC	1522-1524 2nd Street	Santa Monica	CA	90401	Los Angeles
42	JPMCB	JP-One St. Louis, L.P.	1 Saint Louis Street	Mobile	AL	36602	Mobile
43	LCF	Gale Garden Apartments, L.L.C.	30 Gale Boulevard	Melvindale	MI	48122	Wayne
44	LCF	Landmark Square Apartmens II, LLC	1426 West 10th Street	Erie	PA	16502	Erie
45	LCF	Interra-Habitat Point West, LLC	10161 Harwin Drive, 10165 Harwin Drive, 10175 Harwin Drive	Houston	TX	77036	Harris
46	LCF	Kaw Parks, LLC	Various	Various	MN	Various	Sherburne
46.01	LCF		126 Office Street	Big Lake	MN	55309	Sherburne
46.02	LCF		204 Pawnee Street	Princeton	MN	55371	Sherburne
47	LCF	PH Hospitality Inc.	1655 Yeager Street	Port Huron	MI	48060	St. Clair
48	LCF	Super AB, LLC	3190 East Tulare Street	Fresno	CA	93702	Fresno
49	LCF	407 Bleecker Street LLC	407 Bleecker Street	New York	NY	10014	New York
50	LCF	Cottage Grove MHC, LLC	7385 99th Street South	Cottage Grove	MN	55016	Washington
51	LCF	Anish Dev, Inc.	22455 Katy Freeway	Katy	TX	77450	Harris
52	LCF	Rosewood Manor MHC, LLC	9151 North 1200 West	DeMotte	IN	46310	Newton

JPMCC 2013-LC11
Combined Mortgage Loan Schedule

Loan ID #	Originator/Loan Seller	Mortgagor Name	Property Name	Size	Measure	Mortgage Rate in Effect at Origination (%)	Net Mortgage Rate in Effect at the Cut-off Date (%)	Original Principal Balance	Cut-off Principal Balance
1	JPMCB	Grand Prairie Outlets, LLC	Grand Prairie Premium Outlets	417,423	Square Feet	3.66000	3.64945	120,000,000	120,000,000.00
2	JPMCB	Rosemont WTC Denver Operating LLC	World Trade Center I & II	770,221	Square Feet	4.24915	4.23860	114,400,000	114,400,000.00
3	JPMCB	Pecanland Mall, LLC	Pecanland Mall	433,200	Square Feet	3.87500	3.86445	90,000,000	90,000,000.00
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	Chandler Crossings Portfolio	2,772	Beds	4.16900	4.15845	85,000,000	85,000,000.00
4.01	JPMCB		The Village	1,068	Beds	4.16900		32,933,849	32,933,848.80
4.02	JPMCB		The Landings	936	Beds	4.16900		28,406,357	28,406,357.39
4.03	JPMCB		The Club	768	Beds	4.16900		23,659,794	23,659,793.81
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	Deerwood Office Park	1,018,218	Square Feet	3.92200	3.90395	84,500,000	84,500,000.00
6	JPMCB	Legacy Place Properties LLC	Legacy Place	483,569	Square Feet	3.99000	3.97195	75,000,000	75,000,000.00
7	JPMCB	Rosemont Dulles View Operating LLC	Dulles View	355,543	Square Feet	4.62500	4.61445	60,000,000	60,000,000.00
8	JPMCB	UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC	UMH Acquisition Portfolio	2,268	Pads	4.06500	4.05445	53,760,000	53,612,701.38
8.01	JPMCB		Danboro	230	Pads	4.06500		9,000,000	8,975,340.63
8.02	JPMCB		Broadmore	382	Pads	4.06500		7,500,000	7,479,450.53
8.03	JPMCB		Highland	246	Pads	4.06500		5,245,000	5,230,629.07
8.04	JPMCB		Oak Ridge	205	Pads	4.06500		5,100,000	5,086,026.36
8.05	JPMCB		Twin Pines	232	Pads	4.06500		5,056,000	5,042,146.92
8.06	JPMCB		Honey Brook	144	Pads	4.06500		4,833,000	4,819,757.92
8.07	JPMCB		Forest Creek	167	Pads	4.06500		4,400,000	4,387,944.31
8.08	JPMCB		Meadowood	134	Pads	4.06500		2,677,000	2,669,665.21
8.09	JPMCB		Sunnyside	67	Pads	4.06500		2,550,000	2,543,013.18
8.10	JPMCB		Southern Terrace	118	Pads	4.06500		2,528,000	2,521,073.46
8.11	JPMCB		Colonial Heights	162	Pads	4.06500		1,859,000	1,853,906.47
8.12	JPMCB		Birchwood Farms	142	Pads	4.06500		1,762,000	1,757,172.24
8.13	JPMCB		Gregory Courts	39	Pads	4.06500		1,250,000	1,246,575.09
9	LCF	North York of Virginia LLC, West James of Virginia LLC	Wilton Multifamily Portfolio	970	Units	4.72100	4.71045	49,870,000	49,806,922.38
9.01	LCF		Yorktown Apartments	158	Units	4.72100		9,020,000	9,008,591.13
9.02	LCF		Westmoreland Square Apartments	150	Units	4.72100		7,175,000	7,165,924.77
9.03	LCF		Jamestown Apartments	132	Units	4.72100		6,875,000	6,866,304.22
9.04	LCF		Three Chopt Apartments	96	Units	4.72100		4,900,000	4,893,802.28
9.05	LCF		Cambridge Apartments	73	Units	4.72100		3,800,000	3,795,193.60
9.06	LCF		Tuckahoe West Apartments	70	Units	4.72100		3,425,000	3,420,667.92
9.07	LCF		Gayton Manor Apartments	68	Units	4.72100		3,000,000	2,996,205.48
9.08	LCF		Stoneycreek Apartments	45	Units	4.72100		2,625,000	2,621,679.79
9.09	LCF		Careybrook Apartments	28	Units	4.72100		1,775,000	1,772,754.91
9.10	LCF		Berkley Apartments	32	Units	4.72100		1,625,000	1,622,944.63
9.11	LCF		Westchester Apartments	32	Units	4.72100		1,475,000	1,473,134.36
9.12	LCF		Wilton Apartments	22	Units	4.72100		1,375,000	1,373,260.84
9.13	LCF		West Briar Apartments	32	Units	4.72100		1,275,000	1,273,387.33
9.14	LCF		Westwood Terrace Apartments	18	Units	4.72100		865,000	863,905.91
9.15	LCF		Bevridge Road Duplexes	6	Units	4.72100		335,000	334,576.28
9.16	LCF		West Colony Apartments	8	Units	4.72100		325,000	324,588.93
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	Westmoor Place	428,029	Square Feet	3.86800	3.84745	45,460,000	45,460,000.00
11	JPMCB	75 Wall Hotel, LLC	Andaz Wall Street	253	Rooms	5.78878	5.77823	45,000,000	44,957,671.39
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	Country Squire	972	Units	3.99600	3.98545	39,600,000	39,600,000.00
13	JPMCB	Tysons Commerce Center LL, LLC	Tysons Commerce Center	181,542	Square Feet	3.92250	3.89195	35,350,000	35,350,000.00
14	LCF	BRIT-WBP Holding LLC	Washington Business Park	448,752	Square Feet	4.25100	4.19045	34,000,000	33,910,194.20
15	LCF	Scannell Properties #131, LLC	FedEx Distribution Facility	238,643	Square Feet	5.27600	5.23545	26,780,000	26,749,431.02
16	LCF	Cliffpass SPE Corp.	Botany Plaza	197,377	Square Feet	3.93800	3.92745	23,100,000	23,035,120.04
17	JPMCB	BVK Courtyard Commons, LLC	Courtyard at the Commons	89,074	Square Feet	3.91700	3.90645	23,000,000	23,000,000.00
18	JPMCB	Fifty East Forty Second Company LLC	315 Madison Avenue	153,912	Square Feet	3.50300	3.49245	22,000,000	22,000,000.00
19	LCF	Portofino Hotel Partners, L.P.	Portofino Hotel and Yacht Club	161	Rooms	6.02073	6.01018	22,000,000	21,980,185.02
20	LCF	Vesper Forum LLC	The Forum at Sam Houston	450	Beds	4.30900	4.29845	16,800,000	16,800,000.00
21	LCF	Parkway Village Associates Limited Partnership	Parkway Village	275	Pads	4.22400	4.21345	16,080,000	16,080,000.00
22	LCF	BRIT - BECO Building LLC	BECO Office Buildings	113,069	Square Feet	4.18600	4.12545	16,000,000	15,910,336.66
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	The Corner	80,155	Square Feet	4.10150	4.09095	14,750,000	14,750,000.00
24	JPMCB	Memorial Square DST	Memorial Square	123,825	Square Feet	4.36250	4.35195	13,800,000	13,800,000.00
25	LCF	ONP Owner LLC	One Northwestern Plaza	240,900	Square Feet	5.02500	4.96695	12,350,000	12,303,754.05
26	JPMCB	Albany Road-Braintree LLC	Braintree Executive Park	125,641	Square Feet	4.09050	4.07995	10,690,000	10,690,000.00
27	LCF	Rolling Hills MHC, LLC	Rolling Hills MHC	311	Pads	4.33600	4.32545	7,150,000	7,131,430.69
28	LCF	Heritage North, LLC	Heritage Heights North MHC	298	Pads	4.33600	4.32545	3,350,000	3,337,972.02
29	LCF	Heartland Venice Partners, L.P.	Hampton Inn & Suites Venice	109	Rooms	5.74000	5.72945	9,300,000	9,281,986.97
30	LCF	N. Star Associates Limited Partnership	North Star Estates	209	Pads	4.21800	4.20745	9,110,000	9,059,238.47
31	LCF	CYCC Property, L.P.	Marriott Courtyard Corpus Christi	105	Rooms	4.83700	4.82645	9,000,000	8,988,856.13
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	Gerber Scientific Headquarters	237,400	Square Feet	4.29800	4.28745	9,000,000	8,967,491.03
33	LCF	Sacco of Macedonia, LLC	Giant Eagle Northfield Center	62,973	Square Feet	5.04200	5.03145	8,600,000	8,589,746.67
34	JPMCB	Federation LLC	71 West 47th Street	87,126	Square Feet	3.50300	3.49245	7,500,000	7,500,000.00
35	LCF	SBV-Kansas City-Royal Ridge, LLC	Royal Ridge Apartments	345	Units	4.46700	4.45645	7,300,000	7,300,000.00
36	LCF	Castillo Real, LLC	The Ascend Collection - Castillo Real	60	Rooms	5.05000	5.03945	7,200,000	7,187,999.51
37	LCF	SBV-Galveston-Ashton Place, LLC	Ashton Place Apartments	174	Units	4.45700	4.44645	7,000,000	7,000,000.00
38	LCF	Maslavi 5 LLC	1177 Flushing Avenue	83,969	Square Feet	4.47000	4.45945	6,900,000	6,882,554.11
39	LCF	Kollias-Kimball Creek LLC	Kimball Creek Village	30,138	Square Feet	4.59900	4.58845	6,800,000	6,783,248.82
40	LCF	Melino Properties, LLC	Holiday Inn Express & Suites Port Clinton	102	Rooms	5.48000	5.46945	6,600,000	6,589,689.02
41	JPMCB	Hertz SM One, LLC	1522 2nd Street	15,534	Square Feet	4.35500	4.34445	6,500,000	6,491,212.67
42	JPMCB	JP-One St. Louis, L.P.	One St. Louis Centre	97,532	Square Feet	4.14800	4.09745	6,500,000	6,482,478.37
43	LCF	Gale Garden Apartments, L.L.C.	Gale Gardens Apartments	234	Units	4.35000	4.33945	6,440,000	6,403,368.54
44	LCF	Landmark Square Apartmens II, LLC	Landmark Square Apartments	205	Units	4.30900	4.25845	6,100,000	6,091,684.68
45	LCF	Interra-Habitat Point West, LLC	Harwin Point West Business Center	145,765	Square Feet	4.64200	4.63145	6,000,000	5,992,300.55
46	LCF	Kaw Parks, LLC	Big Lake Estates & Sherburne MHC Portfolio	218	Pads	4.87000	4.85945	5,500,000	5,490,583.58
46.01	LCF		Big Lake Estates MHC	124	Pads	4.87000		3,200,000	3,194,521.36
46.02	LCF		Sherburne MHC	94	Pads	4.87000		2,300,000	2,296,062.22
47	LCF	PH Hospitality Inc.	Hampton Inn Port Huron	70	Rooms	5.15000	5.13945	5,000,000	4,988,044.82
48	LCF	Super AB, LLC	El Super Supermarket - Fresno CA	52,400	Square Feet	4.70500	4.69445	5,000,000	4,987,945.66
49	LCF	407 Bleecker Street LLC	Jimmy Choo on Bleecker	1,700	Square Feet	4.19000	4.17945	4,500,000	4,500,000.00
50	LCF	Cottage Grove MHC, LLC	Cottage Grove Estates MHC	102	Pads	4.33600	4.32545	4,355,000	4,343,689.60
51	LCF	Anish Dev, Inc.	La Quinta Inn & Suites - Katy, Texas	71	Rooms	5.83700	5.82645	3,900,000	3,889,066.64
52	LCF	Rosewood Manor MHC, LLC	Island Grove MHC	225	Pads	4.28600	4.27545	3,060,000	3,048,925.96

JPMCC 2013-LC11
Combined Mortgage Loan Schedule

Loan ID #	Originator/Loan Seller	Mortgagor Name	Original Term	Remaining Term	Maturity/ARD Date	Amortiziation Term	Remaining Amortization Term for Balloon Loans	Monthly Payment	Servicing Fee Rate	Accrual Type
1	JPMCB	Grand Prairie Outlets, LLC	120	119	04/01/23	360	360	549,628.21	0.00500	Actual/360
2	JPMCB	Rosemont WTC Denver Operating LLC	120	120	05/01/23	360	360	562,722.56	0.00500	Actual/360
3	JPMCB	Pecanland Mall, LLC	120	118	03/01/23	360	360	423,213.38	0.00500	Actual/360
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	120	117	02/01/23	360	360	414,128.11	0.00500	Actual/360
4.01	JPMCB		120	117		360	360
4.02	JPMCB		120	117		360	360
4.03	JPMCB		120	117		360	360
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	120	119	04/01/23	360	360	399,625.40	0.01250	Actual/360
6	JPMCB	Legacy Place Properties LLC	120	120	05/01/23	360	360	357,629.22	0.01250	Actual/360
7	JPMCB	Rosemont Dulles View Operating LLC	120	119	04/01/23	360	360	308,483.71	0.00500	Actual/360
8	JPMCB	UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC	120	118	03/01/23	360	358	258,677.11	0.00500	Actual/360
8.01	JPMCB		120	118		360	358
8.02	JPMCB		120	118		360	358
8.03	JPMCB		120	118		360	358
8.04	JPMCB		120	118		360	358
8.05	JPMCB		120	118		360	358
8.06	JPMCB		120	118		360	358
8.07	JPMCB		120	118		360	358
8.08	JPMCB		120	118		360	358
8.09	JPMCB		120	118		360	358
8.10	JPMCB		120	118		360	358
8.11	JPMCB		120	118		360	358
8.12	JPMCB		120	118		360	358
8.13	JPMCB		120	118		360	358
9	LCF	North York of Virginia LLC, West James of Virginia LLC	120	119	04/06/23	360	359	259,274.52	0.00500	Actual/360
9.01	LCF		120	119		360	359
9.02	LCF		120	119		360	359
9.03	LCF		120	119		360	359
9.04	LCF		120	119		360	359
9.05	LCF		120	119		360	359
9.06	LCF		120	119		360	359
9.07	LCF		120	119		360	359
9.08	LCF		120	119		360	359
9.09	LCF		120	119		360	359
9.10	LCF		120	119		360	359
9.11	LCF		120	119		360	359
9.12	LCF		120	119		360	359
9.13	LCF		120	119		360	359	-
9.14	LCF		120	119		360	359
9.15	LCF		120	119		360	359
9.16	LCF		120	119		360	359
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	120	119	04/01/23	360	360	213,587.80	0.01500	Actual/360
11	JPMCB	75 Wall Hotel, LLC	60	59	04/01/18	360	359	259,252.80	0.00500	Actual/360
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	120	119	04/01/23	360	360	188,965.15	0.00500	Actual/360
13	JPMCB	Tysons Commerce Center LL, LLC	120	119	04/01/23	360	360	167,190.71	0.02500	Actual/360
14	LCF	BRIT-WBP Holding LLC	120	118	03/06/23	360	358	167,279.47	0.05500	Actual/360
15	LCF	Scannell Properties #131, LLC	120	119	04/06/23	360	359	148,311.71	0.03500	Actual/360
16	LCF	Cliffpass SPE Corp.	120	118	03/06/23	360	358	109,458.85	0.00500	Actual/360
17	JPMCB	BVK Courtyard Commons, LLC	84	83	04/01/20	0	0	76,118.55	0.00500	Actual/360
18	JPMCB	Fifty East Forty Second Company LLC	120	119	04/01/23	0	0	65,113.63	0.00500	Actual/360
19	LCF	Portofino Hotel Partners, L.P.	60	59	04/06/18	360	359	130,117.81	0.00500	Actual/360
20	LCF	Vesper Forum LLC	120	118	03/06/23	360	360	83,227.21	0.00500	Actual/360
21	LCF	Parkway Village Associates Limited Partnership	120	117	02/06/23	360	360	78,859.37	0.00500	Actual/360
22	LCF	BRIT - BECO Building LLC	120	116	01/06/23	360	356	78,112.06	0.05500	Actual/360
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	120	118	03/01/23	0	0	51,114.47	0.00500	Actual/360
24	JPMCB	Memorial Square DST	120	119	04/01/23	0	0	50,865.54	0.00500	Actual/360
25	LCF	ONP Owner LLC	60	57	02/06/18	360	357	66,486.29	0.05250	Actual/360
26	JPMCB	Albany Road-Braintree LLC	120	120	05/01/23	360	360	51,595.01	0.00500	Actual/360
27	LCF	Rolling Hills MHC, LLC	120	118	03/06/23	360	358	35,534.61	0.00500	Actual/360
28	LCF	Heritage North, LLC	120	118	03/06/23	300	298	18,309.92	0.00500	Actual/360
29	LCF	Heartland Venice Partners, L.P.	120	118	03/06/23	360	358	54,213.21	0.00500	Actual/360
30	LCF	N. Star Associates Limited Partnership	120	116	01/06/23	360	356	44,645.23	0.00500	Actual/360
31	LCF	CYCC Property, L.P.	120	119	04/06/23	360	359	47,421.37	0.00500	Actual/360
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	120	118	03/01/23	300	298	48,998.64	0.00500	Actual/360
33	LCF	Sacco of Macedonia, LLC	120	119	04/06/23	360	359	46,387.66	0.00500	Actual/360
34	JPMCB	Federation LLC	120	119	04/01/23	0	0	22,197.83	0.00500	Actual/360
35	LCF	SBV-Kansas City-Royal Ridge, LLC	120	118	03/06/23	240	240	46,053.47	0.00500	Actual/360
36	LCF	Castillo Real, LLC	120	119	04/06/23	300	299	42,300.49	0.00500	Actual/360
37	LCF	SBV-Galveston-Ashton Place, LLC	120	118	03/06/23	276	276	40,588.12	0.00500	Actual/360
38	LCF	Maslavi 5 LLC	120	118	03/06/23	360	358	34,838.40	0.00500	Actual/360
39	LCF	Kollias-Kimball Creek LLC	120	118	03/06/23	360	358	34,855.75	0.00500	Actual/360
40	LCF	Melino Properties, LLC	120	119	04/01/23	300	299	40,450.98	0.00500	Actual/360
41	JPMCB	Hertz SM One, LLC	120	119	04/01/23	360	359	32,376.91	0.00500	Actual/360
42	JPMCB	JP-One St. Louis, L.P.	120	118	03/01/23	360	358	31,589.15	0.04500	Actual/360
43	LCF	Gale Garden Apartments, L.L.C.	120	117	02/06/23	300	297	35,249.52	0.00500	Actual/360
44	LCF	Landmark Square Apartmens II, LLC	120	119	04/06/23	360	359	30,219.40	0.04500	Actual/360
45	LCF	Interra-Habitat Point West, LLC	120	119	04/06/23	360	359	30,909.45	0.00500	Actual/360
46	LCF	Kaw Parks, LLC	60	59	04/06/18	300	299	31,737.25	0.00500	Actual/360
46.01	LCF		60	59		300	299
46.02	LCF		60	59		300	299
47	LCF	PH Hospitality Inc.	120	119	04/06/23	240	239	33,413.51	0.00500	Actual/360
48	LCF	Super AB, LLC	120	118	03/06/23	360	358	25,946.92	0.00500	Actual/360
49	LCF	407 Bleecker Street LLC	120	118	03/06/23	360	360	21,979.52	0.00500	Actual/360
50	LCF	Cottage Grove MHC, LLC	120	118	03/06/23	360	358	21,643.81	0.00500	Actual/360
51	LCF	Anish Dev, Inc.	120	118	03/06/23	300	298	24,740.60	0.00500	Actual/360
52	LCF	Rosewood Manor MHC, LLC	120	118	03/06/23	300	298	16,638.93	0.00500	Actual/360

JPMCC 2013-LC11
Combined Mortgage Loan Schedule

Loan ID #	Originator/Loan Seller	Mortgagor Name	ARD Loan (Y/N)	Revised Rate (%)	Title Type	Crossed Collateralized Loan	Cross Defaulted Loan
1	JPMCB	Grand Prairie Outlets, LLC	No		Fee	No	No
2	JPMCB	Rosemont WTC Denver Operating LLC	No		Fee	No	No
3	JPMCB	Pecanland Mall, LLC	No		Fee	No	No
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	No		Fee	No	No
4.01	JPMCB				Fee
4.02	JPMCB				Fee
4.03	JPMCB				Fee
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	No		Fee	No	No
6	JPMCB	Legacy Place Properties LLC	No		Fee/Leasehold	No	No
7	JPMCB	Rosemont Dulles View Operating LLC	No		Fee	No	No
8	JPMCB
UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC
			No		Fee/Leasehold	No	No
8.01	JPMCB				Fee
8.02	JPMCB				Fee
8.03	JPMCB				Fee
8.04	JPMCB				Fee
8.05	JPMCB				Fee
8.06	JPMCB				Fee
8.07	JPMCB				Fee
8.08	JPMCB				Fee
8.09	JPMCB				Fee
8.10	JPMCB				Fee
8.11	JPMCB				Fee
8.12	JPMCB				Leasehold
8.13	JPMCB				Fee
9	LCF	North York of Virginia LLC, West James of Virginia LLC	No		Fee	No	No
9.01	LCF				Fee
9.02	LCF				Fee
9.03	LCF				Fee
9.04	LCF				Fee
9.05	LCF				Fee
9.06	LCF				Fee
9.07	LCF				Fee
9.08	LCF				Fee
9.09	LCF				Fee
9.10	LCF				Fee
9.11	LCF				Fee
9.12	LCF				Fee
9.13	LCF				Fee
9.14	LCF				Fee
9.15	LCF				Fee
9.16	LCF				Fee
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	No		Fee	No	No
11	JPMCB	75 Wall Hotel, LLC	No		Fee	No	No
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	No		Fee	No	No
13	JPMCB	Tysons Commerce Center LL, LLC	No		Fee	No	No
14	LCF	BRIT-WBP Holding LLC	No		Fee	No	No
15	LCF	Scannell Properties #131, LLC	Yes	500 basis points plus the greater of i) the Initial Term Interest Rate or ii) the sum of the 10-year offered side swap rate as of the Anticipated Repayment Date plus 319 basis points	Fee	No	No
16	LCF	Cliffpass SPE Corp.	No		Fee	No	No
17	JPMCB	BVK Courtyard Commons, LLC	No		Fee	No	No
18	JPMCB	Fifty East Forty Second Company LLC	No		Fee	No	No
19	LCF	Portofino Hotel Partners, L.P.	No		Leasehold	No	No
20	LCF	Vesper Forum LLC	No		Fee	No	No
21	LCF	Parkway Village Associates Limited Partnership	No		Fee	No	No
22	LCF	BRIT - BECO Building LLC	No		Fee	No	No
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	No		Fee	No	No
24	JPMCB	Memorial Square DST	Yes	300 basis points plus the greater of i) the Initial Interest Rate (4.3625%) or ii) the 10 year swap yield; but in no event shall the Revised Interest Rate exceed 9.3625%	Fee	No	No
25	LCF	ONP Owner LLC	Yes	Initial Term Interest rate plus two percent (2%) per annum	Fee/Leasehold	No	No
26	JPMCB	Albany Road-Braintree LLC	No		Fee	No	No
27	LCF	Rolling Hills MHC, LLC	No		Fee	Yes (Heritage Heights North MHC)	Yes (Heritage Heights North MHC)
28	LCF	Heritage North, LLC	No		Fee	Yes (Rolling Hills MHC)	Yes (Rolling Hills MHC)
29	LCF	Heartland Venice Partners, L.P.	No		Fee	No	No
30	LCF	N. Star Associates Limited Partnership	No		Fee	No	No
31	LCF	CYCC Property, L.P.	No		Fee	No	No
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	Yes	300 basis points plus the greater of i) the Initial Interest Rate (4.298%) or ii) the 10 year swap yield; but in no event shall the Revised Interest Rate exceed 9.298%	Fee	No	No
33	LCF	Sacco of Macedonia, LLC	No		Fee	No	No
34	JPMCB	Federation LLC	No		Fee	No	No
35	LCF	SBV-Kansas City-Royal Ridge, LLC	No		Fee	No	No
36	LCF	Castillo Real, LLC	No		Fee	No	No
37	LCF	SBV-Galveston-Ashton Place, LLC	No		Fee	No	No
38	LCF	Maslavi 5 LLC	No		Fee	No	No
39	LCF	Kollias-Kimball Creek LLC	No		Fee	No	No
40	LCF	Melino Properties, LLC	No		Fee	No	No
41	JPMCB	Hertz SM One, LLC	No		Fee	No	No
42	JPMCB	JP-One St. Louis, L.P.	No		Fee	No	No
43	LCF	Gale Garden Apartments, L.L.C.	No		Fee	No	No
44	LCF	Landmark Square Apartmens II, LLC	No		Fee	No	No
45	LCF	Interra-Habitat Point West, LLC	No		Fee	No	No
46	LCF	Kaw Parks, LLC	No		Fee	No	No
46.01	LCF				Fee
46.02	LCF				Fee
47	LCF	PH Hospitality Inc.	No		Fee	No	No
48	LCF	Super AB, LLC	No		Fee	No	No
49	LCF	407 Bleecker Street LLC	No		Fee	No	No
50	LCF	Cottage Grove MHC, LLC	No		Fee	No	No
51	LCF	Anish Dev, Inc.	No		Fee	No	No
52	LCF	Rosewood Manor MHC, LLC	No		Fee	No	No

JPMCC 2013-LC11
Combined Mortgage Loan Schedule					UPFRONT ESCROW

Loan ID #	Originator/Loan Seller	Mortgagor Name	Guarantor	Letter of Credit	Upfront CapEx Reserve	Upfront Eng. Reserve	Upfront Envir. Reserve	Upfront TI/LC Reserve	Upfront RE Tax Reserve	Upfront Ins. Reserve	Upfront Other Reserve
1	JPMCB	Grand Prairie Outlets, LLC	Simon Property Group, L.P.	No	0	0	0	0	0	0	0
2	JPMCB	Rosemont WTC Denver Operating LLC	Rosemont Realty, LLC	No	16,667	1,331,250	0	108,333	0	0	3,943,551
3	JPMCB	Pecanland Mall, LLC	GGP Limited Partnership	No	0	0	0	0	0	0	0
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	Patrick N. Smith, Harold Rosenblum	No	28,875	64,313	0	0	374,994	197,646	8,903,668
4.01	JPMCB
4.02	JPMCB
4.03	JPMCB
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	Parkway Properties LP	No	0	0	0	0	0	0	2,736,026
6	JPMCB	Legacy Place Properties LLC	SDM Holdings LLC	No	5,996	0	0	32,916	305,225	0	0
7	JPMCB	Rosemont Dulles View Operating LLC	Rosemont Realty, LLC	No	5,926	0	0	2,675,000	632,173	0	705,248
8	JPMCB	UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC	UMH Properties, Inc.	No	11,907	228,680	0	0	216,645	0	9,058
8.01	JPMCB
8.02	JPMCB
8.03	JPMCB
8.04	JPMCB
8.05	JPMCB
8.06	JPMCB
8.07	JPMCB
8.08	JPMCB
8.09	JPMCB
8.10	JPMCB
8.11	JPMCB
8.12	JPMCB
8.13	JPMCB
9	LCF	North York of Virginia LLC, West James of Virginia LLC	The Wilton Companies, LLC, The Wilton Companies, Inc., Richard S. Johnson, Rodney M. Poole	No	259,502	138,476	0	0	191,544	93,302
9.01	LCF
9.02	LCF
9.03	LCF
9.04	LCF
9.05	LCF
9.06	LCF
9.07	LCF
9.08	LCF
9.09	LCF
9.10	LCF
9.11	LCF
9.12	LCF
9.13	LCF
9.14	LCF
9.15	LCF
9.16	LCF
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	Investcorp US Real Estate, LLC	No	7,134	0	0	1,200,000	494,904	0	0
11	JPMCB	75 Wall Hotel, LLC	Behrouz Ben Hakimian, Joe Hakimian	No	0	0	0	0	632,223	30,361	0
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	Craig Koenigsberg, Michael Boxer, Jay Anderson	No	24,300	0	0	0	256,680	0	2,488,758
13	JPMCB	Tysons Commerce Center LL, LLC	Investcorp US Real Estate, LLC	No	3,329	0	0	7,565	255,901	0	437,632
14	LCF	BRIT-WBP Holding LLC	Vingarden Associates	No	0	57,281	0	800,000	365,699	8,926	0
15	LCF	Scannell Properties #131, LLC	The Revocable Trust of Robert J. Scannell Dated September 9, 2002, Robert J. Scannell	No	0	0	0	0	0	0	150,000
16	LCF	Cliffpass SPE Corp.	Mike M. Nassimi	No	0	57,610	0	0	0	63,925	0
17	JPMCB	BVK Courtyard Commons, LLC	BVK Courtyard Commons, LLC	No	0	0	0	0	0	0	0
18	JPMCB	Fifty East Forty Second Company LLC	Alan Abramson	No	0	0	0	0	529,624	0	0
19	LCF	Portofino Hotel Partners, L.P.	Patrick R. Colee, Diane F. Colee, The Colee Family Trust	No	0	0	52,125	0	64,441	28,426	150,000
20	LCF	Vesper Forum LLC	Isaac Sitt, Elliot Tamir	No	115,938	34,063	0	0	107,081	36,253	0
21	LCF	Parkway Village Associates Limited Partnership	Ross H. Partrich	No	0	12,725	0	0	92,766	9,663	0
22	LCF	BRIT - BECO Building LLC	BRIT Limited Partnership	No	0	0	0	500,000	69,142	23,726	0
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	Inland Diversified Real Estate Trust, Inc.	No	0	0	0	0	0	0	0
24	JPMCB	Memorial Square DST	Inland Private Capital Corporation	No	0	0	0	0	0	0	0
25	LCF	ONP Owner LLC	Gabriel Schuchman, Michael Schuchman	No	0	0	0	47,395	45,960	26,391	14,500
26	JPMCB	Albany Road-Braintree LLC	Christopher J. Knisley	No	2,825	77,250	0	17,083	25,216	0	0
27	LCF	Rolling Hills MHC, LLC	Daniel T. Van Voorhis, Karen Fitzgerald, Robert Fitzgerald	No	0	3,000	0	0	19,141	1,095	0
28	LCF	Heritage North, LLC	Daniel T. Van Voorhis, Karen Fitzgerald, Robert Fitzgerald	No	0	25,898	0	0	17,139	1,060	0
29	LCF	Heartland Venice Partners, L.P.	Steven J. Kaplan, Timothy Baydala, John W. Balliet	No	500,000	0	0	0	38,453	61,914	50,000
30	LCF	N. Star Associates Limited Partnership	Ross H. Partrich	No	0	0	0	0	38,637	4,654	0
31	LCF	CYCC Property, L.P.	W.I.Realty I, L.P.	No	400,000	0	0	0	50,703	49,695	50,000
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	Corporate Property Associates 16 - Global Incorporated	No	0	0	0	0	0	0	858,367
33	LCF	Sacco of Macedonia, LLC	Carmelo Polito, Anthony Belviso	No	0	30,000	0	0	0	0	0
34	JPMCB	Federation LLC	Alan Abramson	No	0	0	0	0	208,487	0	0
35	LCF	SBV-Kansas City-Royal Ridge, LLC	Scott Asner, Michael Gortenburg, Amit Raizada	No	0	13,695	0	0	20,522	65,000	0
36	LCF	Castillo Real, LLC	Edward Kobel, Dilip Kanji	No	0	0	0	0	43,235	18,916	50,000
37	LCF	SBV-Galveston-Ashton Place, LLC	Scott Asner, Michael Gortenburd, Amit Raizada	No	0	60,000	0	0	43,282	149,918	0
38	LCF	Maslavi 5 LLC	Abraham Maslavi, Saul Maslavi	No	0	13,000	0	0	42,410	0	0
39	LCF	Kollias-Kimball Creek LLC	James G. Karambelas	No	0	0	0	0	30,887	2,248	31,902
40	LCF	Melino Properties, LLC	George R. Ruta	No	0	0	0	0	19,537	27,082	159,500
41	JPMCB	Hertz SM One, LLC	William Hertz, Isaac Hertz, Sarah Hertz	No	267	0	0	0	0	0	0
42	JPMCB	JP-One St. Louis, L.P.	Mark D. Jordan	No	1,625	18,750	0	7,500	35,505	0	239,778
43	LCF	Gale Garden Apartments, L.L.C.	Ross H. Partrich	No	0	31,876	0	0	44,350	34,071	50,000
44	LCF	Landmark Square Apartmens II, LLC	Peter Wells, Simon Fuchs	No	0	0	0	0	23,512	6,142	0
45	LCF	Interra-Habitat Point West, LLC	Jacob S.Polatsek, Alejandro Messing	No	0	3,910	0	182,000	56,425	11,110	90,756
46	LCF	Kaw Parks, LLC	Kent S. Titcomb	No	0	637,915	0	0	3,006	1,483	62,189
46.01	LCF
46.02	LCF
47	LCF	PH Hospitality Inc.	Saad Kassab, Lahkman Al-Hakim	No	0	0	0	0	26,512	4,670	30,000
48	LCF	Super AB, LLC	Armand A. Behpour	No	0	0	0	0	19,670	1,929	0
49	LCF	407 Bleecker Street LLC	Gabriel Chehebar, Elliot Chehebar, Isaac Chehebar, Rueben Chehebar	No	0	0	0	0	0	0	0
50	LCF	Cottage Grove MHC, LLC	Daniel T. Van Voorhis, Robert Fitzgerald	No	0	2,020	0	0	23,433	667	0
51	LCF	Anish Dev, Inc.	Kiran K. Shah, Krushnakumar D. Patel	No	0	0	0	0	25,909	18,000	80,000
52	LCF	Rosewood Manor MHC, LLC	Daniel T. Van Voorhis, Karen Fitzgerald, Robert Fitzgerald	No	0	10,134	0	0	20,159	890	0

JPMCC 2013-LC11
Combined Mortgage Loan Schedule
			PERIODIC ESCROW

Loan ID #	Originator/Loan Seller	Mortgagor Name	Monthly Capex Reserve	Monthly Envir. Reserve	Monthly TI/LC Reserve	Monthly RE Tax Reserve	Monthly Ins. Reserve	Monthly Other Reserve
1	JPMCB	Grand Prairie Outlets, LLC	0	0	0	0	0	0
2	JPMCB	Rosemont WTC Denver Operating LLC	16,667	0	108,333	224,474	0	0
3	JPMCB	Pecanland Mall, LLC	0	0	0	0	0	0
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	28,875	0	0	147,613	0	0
4.01	JPMCB
4.02	JPMCB
4.03	JPMCB
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	0	0	0	0	0	0
6	JPMCB	Legacy Place Properties LLC	5,996	0	32,917	305,225	0	0
7	JPMCB	Rosemont Dulles View Operating LLC	5,926	0	33,333	126,435	0	0
8	JPMCB	UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC	11,907	0	0	44,571	0	9,058
8.01	JPMCB
8.02	JPMCB
8.03	JPMCB
8.04	JPMCB
8.05	JPMCB
8.06	JPMCB
8.07	JPMCB
8.08	JPMCB
8.09	JPMCB
8.10	JPMCB
8.11	JPMCB
8.12	JPMCB
8.13	JPMCB
9	LCF	North York of Virginia LLC, West James of Virginia LLC	0	0	0	31,924	18,660	0
9.01	LCF
9.02	LCF
9.03	LCF
9.04	LCF
9.05	LCF
9.06	LCF
9.07	LCF
9.08	LCF
9.09	LCF
9.10	LCF
9.11	LCF
9.12	LCF
9.13	LCF
9.14	LCF
9.15	LCF
9.16	LCF
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	7,134	0	0	113,671	0	0
11	JPMCB	75 Wall Hotel, LLC	0	0	0	158,056	30,361	0
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	24,300	0	0	85,560	0	0
13	JPMCB	Tysons Commerce Center LL, LLC	3,329	0	7,565	51,181	0	0
14	LCF	BRIT-WBP Holding LLC	7,480	0	0	45,712	2,975	0
15	LCF	Scannell Properties #131, LLC	1,989	0	0	0	0	0
16	LCF	Cliffpass SPE Corp.	4,112	0	13,754	101,847	6,393	0
17	JPMCB	BVK Courtyard Commons, LLC	0	0	0	0	0	0
18	JPMCB	Fifty East Forty Second Company LLC	0	0	0	132,406	0	0
19	LCF	Portofino Hotel Partners, L.P.	4% of Gross Hotel Revenues plus $4,750 annually	0	0	64,441	28,426	240,000 (annually); June - 15,500; July - 24,250; August - 61,750; September - 60,500; October - 49,000; November - 29,000
20	LCF	Vesper Forum LLC	6,125	0	0	30,595	7,251	0
21	LCF	Parkway Village Associates Limited Partnership	1,146	0	0	13,252	1,933	0
22	LCF	BRIT - BECO Building LLC	0	0	0	23,047	1,825	0
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	0	0	0	0	0	0
24	JPMCB	Memorial Square DST	0	0	0	0	0	0
25	LCF	ONP Owner LLC	5,019	0	54,100	45,960	4,399	14,500
26	JPMCB	Albany Road-Braintree LLC	2,825	0	17,083	25,216	0	0
27	LCF	Rolling Hills MHC, LLC	2,333	0	0	4,785	548	0
28	LCF	Heritage North, LLC	1,242	0	0	2,857	530	0
29	LCF	Heartland Venice Partners, L.P.	4% of Gross Revenues	0	0	9,613	5,629
On or before May 1, 2013 an amount of $60,000; On each Monthly payment date occuring in the months January, February, March and April an amount of
(i) $110,000.00, less (ii) balance of Seasonal Reserve Account as of January
1st each calander year (commmencing January 1, 2014), divided by (iii) 4

30	LCF	N. Star Associates Limited Partnership	871	0	0	9,659	1,163	0
31	LCF	CYCC Property, L.P.	4% of Gross Revenues	0	0	10,141	8,283	0
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	0	0	0	0	0	0
33	LCF	Sacco of Macedonia, LLC	1,050	0	1,937.00 (until Primary Lease Renewal prior to 04/06/22)	0	0	0
34	JPMCB	Federation LLC	0	0	0	52,122	0	0
35	LCF	SBV-Kansas City-Royal Ridge, LLC	7,763	0	0	4,104	5,000	0
36	LCF	Castillo Real, LLC	4% of Gross Revenues	0	0	6,176	6,305	25% of Net Operating Income until minimum balance of 50,000
37	LCF	SBV-Galveston-Ashton Place, LLC	3,727	0	0	10,821	12,282	0
38	LCF	Maslavi 5 LLC	1,399	0	0	10,602	0	0
39	LCF	Kollias-Kimball Creek LLC	628	0	2,786	6,177	749	0
40	LCF	Melino Properties, LLC	4% of Gross Revenues	0	0	3,907	2,708
35,000.00 on May and June 2013, thereafter the lesser of (x) 25% of Seasonality Reserve Cap or (y) available cash flow (Seasonlity Reserve); 125% of estimated costs to complete PIP Work (PIP Reserve Funds)

41	JPMCB	Hertz SM One, LLC	267	0	0	9,527	0	0
42	JPMCB	JP-One St. Louis, L.P.	1,625	0	7,500	7,089	0	0
43	LCF	Gale Garden Apartments, L.L.C.	4,875	0	0	14,783	6,814	0
44	LCF	Landmark Square Apartmens II, LLC	4,271	0	0	7,837	3,071	0
45	LCF	Interra-Habitat Point West, LLC	3,523	0	0	14,106	2,778	0
46	LCF	Kaw Parks, LLC	1,635	0	0	1,503	742	0
46.01	LCF
46.02	LCF
47	LCF	PH Hospitality Inc.	4% of Gross Revenues	0	0	3,787	934	Seasonality Reserve; PIP Reserve
48	LCF	Super AB, LLC	0	0	0	3,278	643	0
49	LCF	407 Bleecker Street LLC	0	0	0	0	0	0
50	LCF	Cottage Grove MHC, LLC	425	0	0	3,906	334	0
51	LCF	Anish Dev, Inc.	4% of Gross Revenues	0	0	8,636	2,000	Lesser of (x) 25% of Seasonality Reserve Cap or (y) available cash flow (Seasonality Reserve Funds); 125% of estimated costs to complete PIP Work (PIP Reserve Funds)
52	LCF	Rosewood Manor MHC, LLC	921	0	0	3,360	445	0

JPMCC 2013-LC11
Combined Mortgage Loan Schedule

			Grace Period
Loan ID #	Originator/Loan Seller	Mortgagor Name	(Late Payment)	Cash-Management Agreement or Lockbox In-place	General Property Type	Defeasance Permitted	Interest Accrual Period	Final Maturity Date
1	JPMCB	Grand Prairie Outlets, LLC	5	Yes	Retail	Yes	Actual/360
2	JPMCB	Rosemont WTC Denver Operating LLC	0	Yes	Office	Yes	Actual/360
3	JPMCB	Pecanland Mall, LLC	0	Yes	Retail	No	Actual/360
4	JPMCB	The Village at MSU, LLC, The Landings at MSU, LLC, The Clubspa at MSU, LLC	0	Yes	Multifamily	No	Actual/360
4.01	JPMCB		0		Multifamily
4.02	JPMCB		0		Multifamily
4.03	JPMCB		0		Multifamily
5	JPMCB	FDG Deerwood North, LLC, FDG Deerwood South LLC	0	Yes	Office	No	Actual/360
6	JPMCB	Legacy Place Properties LLC	0	Yes	Retail	No	Actual/360
7	JPMCB	Rosemont Dulles View Operating LLC	0	Yes	Office	Yes	Actual/360
8	JPMCB	UMH IN Broadmore, LLC, UMH IN Forest Creek, LLC, UMH IN Oak Ridge Estates, LLC, UMH IN Twin Pines, LLC, UMH IN Highland, LLC, UMH OH Meadowood, LLC, UMH OH Southern Terrace, LLC, UMH OH Colonial Heights, LLC, UMH MI Birchwood Farms, LLC, UMH PA Valley View-Honey Brook, LLC, UMH PA Valley View-Danboro, LLC, UMH PA Gregory Courts, LLC, UMH PA Sunnyside, LLC	0	Yes	Manufactured Housing	No	Actual/360
8.01	JPMCB		0		Manufactured Housing
8.02	JPMCB		0		Manufactured Housing
8.03	JPMCB		0		Manufactured Housing
8.04	JPMCB		0		Manufactured Housing
8.05	JPMCB		0		Manufactured Housing
8.06	JPMCB		0		Manufactured Housing
8.07	JPMCB		0		Manufactured Housing
8.08	JPMCB		0		Manufactured Housing
8.09	JPMCB		0		Manufactured Housing
8.10	JPMCB		0		Manufactured Housing
8.11	JPMCB		0		Manufactured Housing
8.12	JPMCB		0		Manufactured Housing
8.13	JPMCB		0		Manufactured Housing
9	LCF	North York of Virginia LLC, West James of Virginia LLC	0	No	Multifamily	Yes	Actual/360
9.01	LCF				Multifamily
9.02	LCF				Multifamily
9.03	LCF				Multifamily
9.04	LCF				Multifamily
9.05	LCF				Multifamily
9.06	LCF				Multifamily
9.07	LCF				Multifamily
9.08	LCF				Multifamily
9.09	LCF				Multifamily
9.10	LCF				Multifamily
9.11	LCF				Multifamily
9.12	LCF				Multifamily
9.13	LCF				Multifamily
9.14	LCF				Multifamily
9.15	LCF				Multifamily
9.16	LCF				Multifamily
10	JPMCB	Westmoor 11000 LL, LLC, Westmoor 11300 LL, LLC, Westmoor 11400 LL, LLC	0	Yes	Office	Yes	Actual/360
11	JPMCB	75 Wall Hotel, LLC	0	Yes	Hotel	Yes	Actual/360
12	JPMCB	CLK LV NRFC Country Squire Owner LLC	0	No	Multifamily	No	Actual/360
13	JPMCB	Tysons Commerce Center LL, LLC	0	Yes	Office	Yes	Actual/360
14	LCF	BRIT-WBP Holding LLC	0	Yes	Mixed Use	Yes	Actual/360
15	LCF	Scannell Properties #131, LLC	0	Yes	Industrial	Yes	Actual/360	04/06/43
16	LCF	Cliffpass SPE Corp.	0	Yes	Retail	Yes	Actual/360
17	JPMCB	BVK Courtyard Commons, LLC	0	Yes	Retail	No	Actual/360
18	JPMCB	Fifty East Forty Second Company LLC	5 (two per year)	Yes	Office	No	Actual/360
19	LCF	Portofino Hotel Partners, L.P.	0	Yes	Hotel	Yes	Actual/360
20	LCF	Vesper Forum LLC	0	Yes	Multifamily	Yes	Actual/360
21	LCF	Parkway Village Associates Limited Partnership	0	Yes	Manufactured Housing	Yes	Actual/360
22	LCF	BRIT - BECO Building LLC	0	Yes	Office	Yes	Actual/360
23	JPMCB	Inland Diversified Tucson Corner, L.L.C.	0	No	Retail	No	Actual/360
24	JPMCB	Memorial Square DST	0	No	Retail	No	Actual/360	12/01/25
25	LCF	ONP Owner LLC	0	Yes	Office	Yes	Actual/360	02/06/38
26	JPMCB	Albany Road-Braintree LLC	0	Yes	Office	No	Actual/360
27	LCF	Rolling Hills MHC, LLC	0	No	Manufactured Housing	Yes	Actual/360
28	LCF	Heritage North, LLC	0	No	Manufactured Housing	Yes	Actual/360
29	LCF	Heartland Venice Partners, L.P.	3	Yes	Hotel	Yes	Actual/360
30	LCF	N. Star Associates Limited Partnership	0	Yes	Manufactured Housing	Yes	Actual/360
31	LCF	CYCC Property, L.P.	0	No	Hotel	Yes	Actual/360
32	JPMCB	Gerb Tolland QRS (CT) 16 Inc.	0	No	Industrial	Yes	Actual/360	07/01/27
33	LCF	Sacco of Macedonia, LLC	0	Yes	Retail	Yes	Actual/360
34	JPMCB	Federation LLC	5 (two per year)	Yes	Office	No	Actual/360
35	LCF	SBV-Kansas City-Royal Ridge, LLC	0	No	Multifamily	Yes	Actual/360
36	LCF	Castillo Real, LLC	0	Yes	Hotel	Yes	Actual/360
37	LCF	SBV-Galveston-Ashton Place, LLC	0	No	Multifamily	Yes	Actual/360
38	LCF	Maslavi 5 LLC	0	Yes	Industrial	Yes	Actual/360
39	LCF	Kollias-Kimball Creek LLC	0	Yes	Mixed Use	Yes	Actual/360
40	LCF	Melino Properties, LLC	5	Yes	Hotel	Yes	Actual/360
41	JPMCB	Hertz SM One, LLC	0	Yes	Office	No	Actual/360
42	JPMCB	JP-One St. Louis, L.P.	0	Yes	Office	No	Actual/360
43	LCF	Gale Garden Apartments, L.L.C.	0	Yes	Multifamily	Yes	Actual/360
44	LCF	Landmark Square Apartmens II, LLC	0	No	Multifamily	Yes	Actual/360
45	LCF	Interra-Habitat Point West, LLC	0	Yes	Mixed Use	Yes	Actual/360
46	LCF	Kaw Parks, LLC	0	No	Manufactured Housing	Yes	Actual/360
46.01	LCF				Manufactured Housing
46.02	LCF				Manufactured Housing
47	LCF	PH Hospitality Inc.	0	Yes	Hotel	Yes	Actual/360
48	LCF	Super AB, LLC	0	Yes	Retail	Yes	Actual/360
49	LCF	407 Bleecker Street LLC	0	No	Retail	No	Actual/360
50	LCF	Cottage Grove MHC, LLC	0	No	Manufactured Housing	Yes	Actual/360
51	LCF	Anish Dev, Inc.	0	Yes	Hotel	Yes	Actual/360
52	LCF	Rosewood Manor MHC, LLC	0	No	Manufactured Housing	No	Actual/360

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association
as Certificate Administrator
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Services (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust, Series 2013-LC11

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention: Real Estate Structured Finance – Securitization Group

Re:	Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 (the “Certificates”) in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate Certificate Balance of Class ___ Certificates (the “Certificate”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

1.           Check one of the following:*

☐
The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institution that is an “accredited investor” (an “Institutional Accredited Investor”) within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and has such

* Purchaser must include one of the following two certifications.

Exhibit C-1

knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust Fund for any costs incurred by it in connection with this transfer.

☐
The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act.  The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.           The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to Institutional Accredited Investors, subject in the case of clause (ii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Trustee and Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer.  The Purchaser understands that the Certificate (and any subsequent Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Certificate only to certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser has reviewed the Prospectus and the Prospectus Supplement relating to the Offered Certificates (collectively, the “Prospectus”) (and, with respect to Offered Private Certificates, the Preliminary Private Placement Memorandum and the Final Private Placement Memorandum related to such Offered Private Certificates) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.

4.           The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

Exhibit C-2

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.  This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.           Check one of the following:**

☐	The Purchaser is a U.S. Tax Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐
The Purchaser is not a U.S. Tax Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificate.  The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Tax Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business.  The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent

** Each Purchaser must include one of the two alternative certifications.

*** Does not apply to a transfer of Class R Certificates.

Exhibit C-3

provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

	8.	Please make all payments due on the Certificates:****

☐	(a)	by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank:
ABA #:
Account #:
Attention:

☐	(b)	by mailing a check or draft to the following address:

        9.           If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a non-U.S. Person.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Dated:

****  Only to be filled out by Purchasers of Definitive Certificates.  Please select (a) or (b). For holders of the Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

Exhibit C-4

EXHIBIT D-1

FORM OF TRANSFEREE AFFIDAVIT

[Date]

Wells Fargo Bank, National Association
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of May 1, 2013, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor

STATE OF	)
	)	ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.           I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.           The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the (i)  “Lower-Tier REMIC” and (ii) ”Upper-Tier REMIC,” respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.           The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization.  For the purposes hereof, a Disqualified Organization is any of the following:  (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and a

Exhibit D-1-1

majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Code Section 521) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Code Section 521), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person.  The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.           The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.           The Purchaser is a Permitted Transferee and, to the extent applicable, the Purchaser’s U.S. taxpayer identification number is [__________].

6.           No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.           The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.           Check the applicable paragraph:

☐          The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)          the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)         the present value of the expected future distributions on such Class R Certificate; and

(iii)        the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

Exhibit D-1-2

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐           The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)           the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)          at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)         the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)         the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐           None of the above.

9.           The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.          The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.          The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement.  The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

Exhibit D-1-3

12.          The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.          The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.          The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.          The Purchaser consents to the designation of the Certificate Administrator as the agent of the “tax matters person” of the  Lower-Tier REMIC and the Upper-Tier REMIC pursuant to Section 10.01 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

Exhibit D-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the
State of _______________

[SEAL]

My Commission expires:

Exhibit D-1-5

EXHIBIT D-2

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”).  The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)           No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)           The Transferor understands that the Transferee has delivered to you a Transferee Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit D-1.  The Transferor does not know or believe that any representation contained therein is false.

(3)           The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future.  The Transferor understands that the transfer of the Residual Certificates may not be

Exhibit D-2-1

respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

Exhibit D-2-2

EXHIBIT E

FORM OF REQUEST FOR RELEASE
(for Custodian)

Loan Information

Name of Mortgagor:

[Master Servicer]
[Special Servicer] Loan No.:

Custodian

Name:	Wells Fargo Bank, N.A.

Address:	1015 10th Avenue SE Minneapolis, MN 55414 Attention: CMBS – JPM 2013-LC11

Custodian/Trustee Mortgage File No.:

Depositor

Name:	J.P. Morgan Chase Commercial Mortgage Securities Corp.

Address:	383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: Joseph E. Geoghan

Certificates:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

The undersigned [Master Servicer] [Special Servicer] hereby requests delivery from Wells Fargo Bank, N.A., as custodian (the “Custodian”) on behalf of Wells Fargo Bank, National Association, as trustee (the “Trustee”), for the Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, the documents referred to below (the “Documents”).  All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of May 1, 2013, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate

Exhibit E-1

Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor (the “Pooling and Servicing Agreement”).

( )

( )

( )

( )

The undersigned [Master Servicer] [Special Servicer] hereby acknowledges and agrees as follows:

(1)           The [Master Servicer] [Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)           The [Master Servicer] [Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Master Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)           The [Master Servicer] [Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans have been liquidated or the Mortgage Loans have been paid in full and the proceeds thereof have been remitted to the Certificate Account except as expressly provided in the Pooling and Servicing Agreement.

(4)           The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [Master Servicer] [Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [Master Servicer] [Special Servicer] shall keep the Documents separate and distinct from all other property in the [Master Servicer’s] [Special Servicer’s] possession, custody or control.

[____________]

By:
Name:
Title:

Date:

Exhibit E-2

EXHIBIT F-1

FORM OF ERISA REPRESENTATION
LETTER REGARDING ERISA RESTRICTED CERTIFICATES

Wells Fargo Bank, National Association
as Certificate Administrator
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust Services (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2013-LC11

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention:  Real Estate Structured Finance-Securitization Group

Re:	Transfer of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase US$[____] aggregate [Notional Amount][Certificate Balance] in the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [X-B][E][F][NR][AN][PF] Certificates issued pursuant to that certain Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.           The Purchaser is not (a) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or a church plan (as defined in Section 3(33) of ERISA) for which no election has been made under Section 410(d) of the Code, subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each a “Plan”) or (b) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101), other than an insurance company using the

Exhibit F-1-1

assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances whereby the purchase and holding of Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60.

2.           The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Trustee and Certificate Administrator an Opinion of Counsel in form and substance satisfactory to the Trustee and Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a “prohibited transaction” within the meaning of ERISA, Section 4975 of the Code or any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Initial Purchasers, the Underwriters, the Senior Trust Advisor or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Initial Purchasers, the Underwriters, the Senior Trust Advisor or the Trust Fund.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date:

Exhibit F-1-2

EXHIBIT F-2

FORM OF ERISA REPRESENTATION LETTER
REGARDING CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	CMBS – JPMorgan Chase, 2013-LC11

[Transferor]
[______]
[______]
Attention:  [______]

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [__]% Percentage Interest in the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class R Certificates (the “Class R Certificate”) issued pursuant to that certain Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the Class R Certificate, the Purchaser is not an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such plan or using the assets of a Plan to purchase such Class R Certificate.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____, 20__.

Exhibit F-2-1

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Exhibit F-2-2

EXHIBIT G

FORM OF STATEMENT TO CERTIFICATEHOLDERS

See Annex B to the Prospectus Supplement dated May 3, 2013

Exhibit G-1

EXHIBIT H

FORM OF OMNIBUS ASSIGNMENT

[NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto “Wells Fargo Bank, National Association, as Trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11” (the “Assignee”), having an office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attn: CMBS – JPM 2013-LC11, its successors and assigns, all right, title and interest of the Assignor in and to:

That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the “Security Instrument”), and that certain Promissory Note (the “Mortgage Note”), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Mortgage Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Mortgage Note.

IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 20[__].

[NAME OF CURRENT ASSIGNOR]

By:
Name:
Title:

Exhibit H-1

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A BOOK-ENTRY CERTIFICATE
TO TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE
DURING RESTRICTED PERIOD

(Exchanges or transfers pursuant to
Section 5.03(c) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*      Select appropriate depository.

Exhibit I-1

(1)           the offer of the Certificates was not made to a person in the United States;

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)            no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Senior Trust Advisor, the Master Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A BOOK-ENTRY CERTIFICATE
TO REGULATION S BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.03(d) of the Pooling and Servicing Agreement)
Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)            the offer of the Certificates was not made to a person in the United States,

Exhibit J-1

[(2)           at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)             no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)             the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Senior Trust Advisor, the Master Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE
TO RULE 144A BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.03(e) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount]of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*      Select appropriate depository.

Exhibit K-1

Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Senior Trust Advisor, the Master Servicer, the Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Exhibit K-2

EXHIBIT L

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE
TO REGULATION S BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

(Exchanges pursuant to
Section 5.03(f) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

*      Select, as applicable.

Exhibit L-1

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor and the Initial Purchasers.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit L-2

EXHIBIT M

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK-ENTRY CERTIFICATE
TO TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book-Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such Non-Book-Entry Certificates for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States;

*      Select appropriate depository.

Exhibit M-1

[(2)          at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)          the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)             no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit M-2

EXHIBIT N

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK-ENTRY CERTIFICATE
TO REGULATION S BOOK-ENTRY CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book-Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such Non-Book-Entry Certificates for a beneficial interest in the Regulation S Book-Entry Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a person in the United States,

Exhibit N-1

[(2)           at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)           the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)           no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*      Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-2

EXHIBIT O

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK-ENTRY CERTIFICATE
TO RULE 144A BOOK-ENTRY CERTIFICATE

(Exchange or transfers pursuant to
Section 5.03(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
as Certificate Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book-Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States.  In connection therewith, if administrative or legal proceedings are

Exhibit O-1

commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding.  This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Senior Trust Advisor and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Exhibit O-2

EXHIBIT P-1

FORM OF INVESTOR CERTIFICATION

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Class [__] Certificates

In accordance with the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.  The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class [__] Certificates.

2.           In the case that the undersigned is a certificateholder, beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

3.           The undersigned is not a Borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Mortgagor.

4.           The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement.  In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee or the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall

Exhibit P-1-1

expire one year following the date that the undersigned is no longer a Certificateholder or a beneficial owner of the Class of Certificates referenced above.  The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s website.

7.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1-2

EXHIBIT P-2

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Attention:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates; or

2.	The undersigned, a Nationally Recognized Statistical Rating Organization (“NRSRO”);

a.           has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e);

b.           has access to the Depositor’s 17g-5 website; and

c.           agrees that any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s website.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s website and the 17g-5 Information Provider’s website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-2-1

EXHIBIT P-3

ONLINE MARKET DATA PROVIDER CERTIFICATION

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:	Corporate Trust (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust Series 2013-LC11

Attention:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.  If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.
The undersigned is an employee or agent of Bloomberg L.P., Intex Solutions, Inc., Trepp, LLC, BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc. or Markit, a market data provider that has been given access to the Statements to Certificateholders, CREFC Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.
The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.
The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Senior Trust Advisor and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

Exhibit P-3-1

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-3-2

EXHIBIT Q

TRUSTEE CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(e) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (i) all documents specified in clauses (i) through (v), (ix) through (xii) and (xvi) (or, with respect to clause (xvi), a copy of such letter of credit and the required officer’s certificate), if any, of the definition of “Mortgage File,” as applicable, with respect to the Mortgage Loans are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Seller have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit Q-1

SCHEDULE A

JPMorgan Chase Bank, National Association
270 Park Avenue
New York, New York 10017-2070

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179

Midland Loan Services
10851 Mastin Street
 Overland Park, Kansas  66210
Attention:  Executive Vice President – Division Head
Telecopy number:  (913) 253-9001

CWCapital Asset Management LLC
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland  20814
Attention:  Brian Hanson, Managing Director
Telecopy number:  (212) 715-9699

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York  10007
Attention:  Commercial Mortgage Surveillance Group
E-mail:  MoodysRecordManag@moodys.com and
            CMBSSurveillance@moodys.com

Standard & Poor’s Ratings Services
55 Water Street, 41st Floor
New York, New York  10041
Attention:  Commercial Mortgage Surveillance Manager
E mail:  cmbs_info_17g5@standardandpoors.com

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0113
Attention: JPM 2013-LC11

Exhibit Q-2

EXHIBIT R

FORM OF POWER OF ATTORNEY

When recorded return to:
[                                        ]
[                                        ]
[                                        ]
Attention: [                     ]

LIMITED POWER OF ATTORNEY

Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States and having an office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, not in its individual capacity but solely as Trustee (the “Trustee”), hereby constitutes and appoints [_________________] (“[_______________]”), and in its name, aforesaid Attorney-In-Fact, by and through any officer appointed by the [Board of Directors] of [______________________], to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate for the tasks described in the items (1) through (7) below; provided however, that the documents described below may only be executed and delivered by such Attorneys-In-Fact if such documents are required or permitted under the terms of the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Agreement”) by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as the Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the Master Servicer (in such capacity, the “Master Servicer”), CWCapital Asset Management LLC (the “Special Servicer”), Wells Fargo Bank, National Association, as the Trustee and the certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as the senior trust advisor (the “Senior Trust Advisor”) in connection with the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11 and no power is granted hereunder to take any action that would be adverse to the interests of Wells Fargo Bank, National Association.

This Limited Power of Attorney is being issued in connection with the [Master][Special] Servicer’s responsibilities to service certain mortgage loans (the “Loans”) held by Wells Fargo Bank, National Association, as Trustee. The Loans are comprised of mortgages or deeds of trust (the “Mortgages” and “Deeds of Trust” respectively), and other forms of security instruments (collectively, the “Security Instruments”) and the Mortgage Notes secured thereby. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

1.           Demand, sue for, recover, collect and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by Wells Fargo Bank, National Association, as Trustee, and to use or take any lawful means for recovery by legal process or otherwise, including but not limited to the substitution of trustee serving under a Deed of Trust, the preparation and issuance of statements

Exhibit R-1

of breach, notices of default, and/or notices of sale, taking deeds in lieu of foreclosure, evicting (to the extent allowed by federal, state or local laws) and foreclosing on the properties under the Security Instruments.

2.           Execute and/or file such documents and take such other action as is proper and necessary to defend Wells Fargo Bank, National Association, as Trustee, in litigation and to resolve any litigation where the [Master][Special] Servicer has an obligation to defend Wells Fargo Bank, National Association, as Trustee.

3.           Transact business of any kind regarding the Loans and the Properties.

4.           Obtain an interest in the Property and/or building thereon, as Wells Fargo Bank, National Association, Trustee’s act and deed, to contract for, purchase, receive and take possession and evidence of title in and to the property and/or to secure payment of a promissory note or performance of any obligation or agreement.

5.           Execute bonds, notes, Mortgages, Deeds of Trust and other contracts, agreements and instruments regarding the Borrowers and/or the Properties, including but not limited to the execution of estoppel certificates, financing statements, continuation statements, releases, satisfactions, assignments, loan modification agreements, loan assumption agreements, subordination agreements, property adjustment agreements, non-disturbance and attornment agreements, leasing agreements, management agreements, listing agreements, purchase and sale agreements, and other instruments pertaining to Mortgages or Deeds of Trust, and execution of deeds and associated instruments, if any, conveying the Properties, in the interest of Wells Fargo Bank, National Association, as Trustee.

6.           Endorse on behalf of the undersigned all checks, drafts and/or other negotiable instruments made payable to the undersigned and draw upon, replace, substitute, release or amend letters of credit as property securing the loans.

7.           Such other actions and file such other instruments and certifications as are reasonably necessary to complete or accomplish the [Master][Special] Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do as of [date].

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

The [Master][Special] Servicer hereby agrees to indemnify and hold Wells Fargo Bank, National Association, as Trustee, and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Trustee by reason or result of the misuse of this Limited Power of Attorney by the

Exhibit R-2

[Master][Special] Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of Wells Fargo Bank, National Association, as Trustee under the Agreement.

IN WITNESS WHEREOF, Wells Fargo Bank, National Association, as Trustee has caused these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___ day of ___________, 2013.

NO CORPORATE SEAL	Wells Fargo Bank, National Association,
as Trustee,
For J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11

By:
Witness:		, Vice President
By:
Witness:		, Vice President

Attest: Trust Officer

Exhibit R-3

EXHIBIT S

INITIAL COMPANION HOLDERS

Loan	Companion Holder
Legacy Place Whole Loan

JPMorgan Chase Bank, National Association

Notice Address:
JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention:  Joseph E. Geoghan
Facsimile No.: (212) 272-7047

-and-

JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention:  Nancy Alto
Facsimile No.: (212) 623-4779

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281

Attention:  Lisa Pauquette
Facsimile No.: (212) 504-6666

Exhibit S-1

EXHIBIT T

FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOAN

[Date]

[Insert name and address of the [_____] Master Servicer]
Telecopy number:  [____]

VIA FACSIMILE

Attention: Executive Vice President – Division Head

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Dear Executive Vice President – Division Head:

[_____], is the master servicer (the “[_____] Master Servicer”) for the Legacy Place Whole Loan, as such term is defined under the Pooling and Servicing Agreement, dated May 1, 2013 (the “2013-LC11 Pooling Agreement”) by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Legacy Place Mortgage Loan Master Servicer”), CWCapital Asset Management LLC, as special servicer and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”).  The Trustee hereby directs the [_____] Master Servicer, as follows:

The [_____] Master Servicer shall remit to the Legacy Place Mortgage Loan Master Servicer all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the Legacy Place Mortgage Loan Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to the holder of the Legacy Place Mortgage Loan (as such term is defined in the 2013-LC11 Pooling Agreement) under the Legacy Place Intercreditor Agreement (as defined in the 2013-LC11 Pooling Agreement).

Thank you for your attention to this matter.

Exhibit T-1

Wells Fargo Bank, National Association, as Trustee for the Holders of the J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Date:

Wells Fargo Bank, National Association

By:
[Name]
[Title]

Exhibit T-2

EXHIBIT U

FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group E-mail: MoodysRecordManag@moodys.com and CMBSSurveillance@moodys.com

Standard & Poor’s Ratings Services
55 Water Street, 41st Floor
New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
E mail: cmbs_info_17g5@standardandpoors.com

From:
Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as Master Servicer under the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

Date:	_________, 20___

Re:	J.P. Morgan Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________

____________________

Reference is made to the Pooling and Servicing Agreement described above.  Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As Servicer under the Pooling and Servicing Agreement, we hereby:

Exhibit U-1

(a)     Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____   a full defeasance of the entire principal balance of the Mortgage Loan; or

____   a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b) Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)          The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)         The defeasance was consummated on __________, 20__.

(iii)        The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.

(iv)        The Master Servicer received an opinion of counsel (from counsel approved by the Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

(v)         The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)        The Master Servicer received written confirmation of the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee.

(vii)       The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the

Exhibit U-2

amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)       The Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

(ix)         The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below).  The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Statement to Certificateholders received by us (the “Current Report”).

(x)          The Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

(c)          Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)         Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

Exhibit U-3

(e)         Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[____________]

By:
Name:
Title:

Exhibit U-5

EXHIBIT V

FORM OF SENIOR TRUST ADVISOR ANNUAL REPORT1

Report Date: After the occurrence and during the continuance of a Control Event, this report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement.
Transaction: J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2013-LC11
Senior Trust Advisor: Pentalpha Surveillance LLC
Special Servicer: CWCapital Asset Management LLC
Directing Certificateholder: [_________________________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Senior Trust Advisor that [●] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.
Asset Status Reports were issued with respect to [●] of such Specially Serviced Mortgage Loans. This report is based only on the Specially Serviced Mortgage Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Senior Trust Advisor (in accordance with the Senior Trust Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard. Based on such limited review, the Senior Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Senior Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year.  The Senior Trust Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

In connection with the assessment set forth in this report, the Senior Trust Advisor:

1.
Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Mortgage Loans: [List applicable Mortgage Loans]

2.
Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Senior Trust Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Mortgage Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower.

III.	Specific Items of Review

1.	The Senior Trust Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.
During the prior year, the Senior Trust Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans: [LIST]. The Senior Trust Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Senior Trust Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.
The Senior Trust Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the special servicer.

a.
The senior trust advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

Exhibit V-2

b.
After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Senior Trust Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Senior Trust Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.
The Senior Trust Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Senior Trust Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Senior Trust Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.
The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Senior Trust Advisor has no responsibility or authority to alter the standards set forth therein.

3.
Confidentiality and other contractual limitations limit the Senior Trust Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Mortgage Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Senior Trust Advisor is given access to by the Special Servicer.

4.
There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Senior Trust Advisor does not participate in any discussions regarding such actions. As such, Senior Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.
The Senior Trust Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated May 1, 2013.

Exhibit V-3

EXHIBIT W

FORM OF NOTICE FROM SENIOR TRUST ADVISOR RECOMMENDING REPLACEMENT OF SPECIAL SERVICER

Wells Fargo Bank, National Association
as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:	Corporate Trust Services (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2013-LC11

CWCapital Asset Management LLC
  as Special Servicer
7501 Wisconsin Avenue, Suite 500 West
Bethesda, Maryland  20814
Attention:  Brian Hanson, Managing Director
Telecopy number:  (212) 715-9699

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.01(d) of the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11 (the “Certificates”) regarding the replacement of the Special Servicer.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.31 of the Pooling and Servicing Agreement, it is our assessment that CWCapital Asset Management LLC, in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard].  The following factors support our assessment:  [________].

Exhibit W-1

Based upon such assessment, we further hereby recommend that CWCapital Asset Management LLC be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Senior Trust Advisor]

By:
Name:
Title:

Dated:

Exhibit W-2

EXHIBIT X

FORM OF CONFIDENTIALITY AGREEMENT

Midland Loan Services
10851 Mastin Street
Overland Park, Kansas 66210
Attention:  Executive Vice President – Division Head
Telecopy number:  (913) 253-9001

CWCapital Asset Management LLC
730 NW 107th Avenue, Suite 400
Miami, Florida 33172
Attention:  Liat Heller
Telecopy number:  (305) 229-6425

Re:	Access to Certain Information Regarding J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass-Through Certificates, Series 2013-LC11

Ladies and Gentlemen:

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among the J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.  Defined terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

[Midland Loan Services/CWCapital Asset Management LLC] ([“Midland”]/”[CWCAM]”) understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the Mortgage Loans to which the Company has continuing rights as a Certificateholder.  The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”).  The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Pooling and Servicing Agreement or the related mortgage loan documents.

[Midland/CWCAM] will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the related Mortgaged Properties and borrowers.  The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to [Midland/CWCAM] by third parties, (b) may not have been verified by [Midland /CWCAM], and (c) may be incomplete or contain inaccuracies.  The Company agrees that [Midland/CWCAM], the [“Master

Exhibit X-1

Servicer”/”Special Servicer”] (as defined in the Pooling and Servicing Agreement) and their respective Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) [Midland/CWCAM]’s failure or inability to provide the Confidential Information to the Company for any reason.  Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement:  (a) information that was already in Company’s possession prior to its receipt from [Midland/CWCAM]; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to [Midland/CWCAM]; (c) information that is or becomes publicly available through no fault of Company; and (d) information that is independently developed by Company.  The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at [Midland/CWCAM]’s election):  (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with [Midland/CWCAM]’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”).  [Midland/CWCAM] may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) [Midland/CWCAM] determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Pooling and Servicing Agreement, the related Mortgage Loan documents, or any applicable law.  [Midland/CWCAM] shall cease to provide the Company with Confidential Information if [Midland/CWCAM] has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and [Midland/CWCAM] determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Pooling and Servicing Agreement.  The Company’s obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information.  [Midland/CWCAM]’s remedies hereunder, at law or at equity, are cumulative and may be combined.

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator.  The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws.  The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential.  The Company shall be liable for any breach of this letter agreement by its Representatives.  Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential

Exhibit X-2

Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this Agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles.  Anything herein to the contrary notwithstanding, [Midland/CWCAM] intends at all times to comply with the terms and provisions of the Pooling and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of [Midland/CWCAM]’s rights or obligations under the Pooling and Servicing Agreement.  This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate one year after the Company ceases to be a Certificateholder.  Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-3

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of and agreement to the matters set forth herein.

Very truly yours, [MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:]

[CWCAPITAL ASSET MANAGEMENT LLC

By:
Name:
Title:]

CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name:
Title:

Exhibit X-4

EXHIBIT Y

FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATION

J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11
Commercial Mortgage Pass-Through Certificates Series 2013-LC11 (the “Trust”)

I, [identifying the certifying individual], the President and Chief Executive Officer of J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor into the above-referenced Trust, certify that:

1.
I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of period covered by this report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.
Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.
Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the Master Servicer and the Special Servicer have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects; and

5.
All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Midland Loan Services, a Division of PNC Bank, National Association, CWCapital Asset Management LLC, Wells Fargo Bank, National Association and Pentalpha Surveillance LLC.

Exhibit Y-1

Date:

President and Chief Executive Officer
J.P. Morgan Chase Commercial Mortgage Securities Corp.
(Senior officer in charge of the securitization of the depositor)

Exhibit Y-2

EXHIBIT Z-1

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention:  Chief Executive Officer

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11, issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I (or an officer under my supervision) have reviewed the annual report on Form 10-K for the period ended December 31, 20[__] (the “Form 10-K”) and all reports on Form 10-D and Form 8-K filed in respect of the period covered by the Form 10-K of the Trust (collectively, with the Form 10-K, the “Reports”);

2.           Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.           Based on my knowledge, all of the distribution and other information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports and all of the distribution, servicing and other information provided to the Certificate Administrator by the trustee, the custodian, the master servicer, the special servicer and the senior trust advisor under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports;

Exhibit Z-1-1

4.           I (or an officer under my supervision) am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Certificate Administrator compliance statement required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Certificate Administrator has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required to be included in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Form 10-K.  Any material instances of noncompliance described in such reports have been disclosed in the Form 10-K and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Certificate Administrator responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-1-2

EXHIBIT Z-2

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York  10179
Attention:  Chief Executive Officer

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11, issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Master Servicer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Master Servicer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively, with the Form 10-K, the “Reports”) (such information provided by the Master Servicer, collectively, the “Master Servicer Periodic Information”);

2.           Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, the Master Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

Exhibit Z-2-1

3.           Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the relevant period, all of servicing and other information required to be provided by the Master Servicer under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Master Servicer Periodic Information;

4.           I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Master Servicer compliance statement required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Master Servicer Periodic Information, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

5.           The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Master Servicer or any Servicing Function Participant retained by the Master Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Master Servicer responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-2-2

EXHIBIT Z-3

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention:  Chief Executive Officer

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11, issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Special Servicer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Special Servicer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Special Servicer, collectively, the “Special Servicer Periodic Information”);

2.           Based on my knowledge, the Special Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.           Based on my knowledge, all servicing and other information required to be provided by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the

Exhibit Z-3-1

Reports for the period covered by the Form 10-K is included in the Special Servicer Periodic Information;

4.           I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Special Servicer’s compliance statement required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Information, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

5.           The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Special Servicer or any Servicing Function Participant retained by the Special Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Special Servicer responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-3-2

EXHIBIT Z-4

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY TRUSTEE

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention:  Chief Executive Officer

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11, issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I (or officers under my supervision) have reviewed the information required to be provided by the Trustee in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Trustee in accordance with the Pooling and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Trustee, collectively, the “Trustee Periodic Information”);

2.           Based on my knowledge, the Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

Exhibit Z-4-1

3.           Based on my knowledge, all information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Trustee Periodic Information;

4.           I (or officers under my supervision) am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Trustee’s compliance statement to be delivered under Article XI of the Pooling and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Trustee Periodic Information, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Trustee or any Servicing Function Participant retained by the Trustee (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Trustee responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-4-2

EXHIBIT Z-5

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SENIOR TRUST ADVISOR

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention:  Chief Executive Officer

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11, issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I (or officers under my supervision) have reviewed the information required to be provided by the Senior Trust Advisor in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Senior Trust Advisor in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Senior Trust Advisor, collectively, the “Senior Trust Advisor Periodic Information”);

2.           Based on my knowledge, the Senior Trust Advisor Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.           Based on my knowledge, all information required to be provided by the Senior Trust Advisor under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Senior Trust Advisor Periodic Information;

Exhibit Z-5-1

4.           The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Senior Trust Advisor with respect to the Trust’s fiscal year _____ have been provided all information relating to the Senior Trust Advisor’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Senior Trust Advisor or any Servicing Function Participant retained by the Senior Trust Advisor (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Senior Trust Advisor responsible for reviewing the activities performed by the Senior Trust Advisor under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-5-2

EXHIBIT Z-6

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CUSTODIAN

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention:  Chief Executive Officer

Re:
J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11, Commercial Mortgage Pass Through Certificates, Series 2013-LC11, issued pursuant to the Pooling and Servicing Agreement dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and its officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.           I (or officers under my supervision) have reviewed the information required to be provided by the Custodian in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K  for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Custodian in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Custodian, collectively, the “Custodian Periodic Information”);

2.           Based on my knowledge, the Custodian Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

Exhibit Z-6-1

3.           Based on my knowledge, all information required to be provided by the Custodian under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Custodian Periodic Information;

4.           I (or officers under my supervision) am responsible for reviewing the activities performed by the Custodian under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Custodian’s compliance statement to be delivered under Article XI of the Pooling and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Custodian Periodic Information, the Custodian has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Custodian or any Servicing Function Participant retained by the Custodian (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement.  All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Custodian responsible for reviewing the activities performed by the Custodian under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Z-6-2

EXHIBIT AA

SERVICING CRITERIA
TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB).  For the avoidance of doubt, for purposes of this Exhibit AA, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer Custodian (as applicable)
Cash Collection and Administration
1122(d)(2)(i)

Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Master Servicer Special Servicer Trustee
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.
Certificate Administrator Master Servicer Special Servicer

Exhibit AA-1

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator Master Servicer Special Servicer
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Certificate Administrator Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Certificate Administrator Senior Trust Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Trustee Master Servicer Special Servicer
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Senior Trust Advisor

Exhibit AA-2

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA
Reference	Criteria
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Certificate Administrator and the Trustee are the same entity, the Trustee and Certificate Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

Exhibit AA-3

EXHIBIT BB

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date.  In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the Master Servicer or the Special Servicer, as the case may be.  For this Series 2013-LC11 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1B: Distribution and Pool Performance Information: ● Item 1121(a)(14) of Regulation AB	● Certificate Administrator ● Depositor
Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)	● Master Servicer (as to itself) ● Special Servicer (as to itself) ● Certificate Administrator (as to itself) ● Trustee (as to itself)

Exhibit BB-1

●      Depositor (as to itself)

●      Senior Trust Advisor (as to itself)

●      Any other Reporting Servicer (as to itself)

●      Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●      Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●      Originators under Item 1110 of Regulation AB

●      Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator ● Trustee
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator
Item 6:  Significant Obligors of Pool Assets:

●      Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus Supplement;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO
● Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Properties)

Exhibit BB-2

Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

Item 7: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor
Item 8:  Other Information, but only to the extent of any information that meets all the following conditions:  (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●      Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Item 9: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Certificate Administrator ● Depositor provided, in each case, that this shall in no event be construed to make such party responsible for the

Exhibit BB-3

initial filing of this Pooling and Servicing Agreement
provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 9: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)
●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 9:  Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible”  with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.
● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.
Item 9:  Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.
● Depositor
Item 9: Exhibits (no. 24) Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D	● Certificate Administrator

Exhibit BB-4

on behalf of a party, is signed pursuant to a power of attorney.
Item 9: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 9: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 9:  Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions:  (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 9.

Exhibit BB-5

EXHIBIT CC

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date.  In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be.  For this Series 2013-LC11 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Item 9B:  Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K

●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Exhibit CC-1

Disclosure” or as “Additional Form 10-D Disclosure”
Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW
Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus Supplement, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Mortgage Loan Seller.
Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus Supplement and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● The Depositor
Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus Supplement;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO
● Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Properties)

Exhibit CC-2

Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

Instruction J(2)(c) (Significant Enhancement Provider Information): ● Items 1114(b)(2) and 1115(b) of Regulation AB	● Depositor
Instruction J(2)(d) (Legal Proceedings):

●      Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Master Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Trustee/Certificate Administrator /Master Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

Exhibit CC-3

● Party under Item 1100(d)(1) of Regulation AB
Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other:  (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●      1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”) or any of  its affiliates, on the one hand, and any one or more of the following, on the other:  (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be

●      Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).
●      Special Servicer
●      Certificate Administrator
●      Trustee
●      Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus Supplement as an “originator” of one or more Mortgage Loans, if the Prospectus Supplement specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus Supplement (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).
●      Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.
●      Each party (if any) that is identified in the Prospectus Supplement as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes a material party for

Exhibit CC-4

reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●      1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of  its affiliates, on the one hand, and any one or more of the following, on the other:  (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

purposes of Regulation AB.
●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be
● The Depositor ● Each Mortgage Loan Seller

Exhibit CC-5

disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●      1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other;  provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●      1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of  its affiliates, on the one hand, and any one or more of the parties

Exhibit CC-6

listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus Supplement or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)
●      Trustee
●      Certificate Administrator
●      Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)
●     Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have

Exhibit CC-7

been executed on behalf of the Trust.
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	● Not applicable.
Item 15: Exhibits (no. 23) – Part 1 of 2 Parts: Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K),	● Depositor

Exhibit CC-8

where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 11.13 of this Pooling and Servicing Agreement.

Item 15:  Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 11.13 of this Pooling and Servicing Agreement.

●      Master Servicer
●      Special Servicer
●      Depositor
●      Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15:  Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.
● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 11.08 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities	● Delivery of this exhibit (annual compliance assessment) is governed by Section 11.12 (and Section 11.07) of this Pooling and Servicing Agreement.

Exhibit CC-9

(Exhibit No. 33 of Item 601 of Regulation S-K).
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 11.13 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 11.10 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15:  Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions:  (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).

Exhibit CC-10

EXHIBIT DD

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific notice to the contrary from the Depositor or a Mortgage Loan Seller.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus Supplement and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date.  In no event shall the Master Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Master Servicer or the Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be.  For this Series 2013-LC11 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement	●
Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●	Certificate Administrator, Trustee, Master Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement

Exhibit DD-1

that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	●
Certificate Administrator, Trustee, Master Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions:  (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	●	Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	●	Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	●	Depositor
	●	Certificate Administrator

Exhibit DD-2

Item 3.03: Material Modification to Rights of Security Holders	●	Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	●	Depositor
Item 6.01: ABS Informational and Computational Material	●	Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	●	Trustee
	●	Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	●	Certificate Administrator
	●	Master Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts):  Change of Servicer or Trustee , but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.
	●	Master Servicer
	●	Special Servicer
	●	Certificate Administrator
	●	Depositor
Item 6.03: Change in Credit Enhancement or External Support	●	Depositor
	●	Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	●	Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	●	Depositor
Item 7.01: Regulation FD Disclosure	●	Depositor
Item 8.01: Other Events	●	Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	●	Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	●	Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	●	Depositor
Item 9.01(d): Exhibits (no. 4):	●	Certificate Administrator
With respect to instruments defining the rights of security holders (Exhibit No. 4 of	provided, in each case, that this shall in no

Exhibit DD-3

Item 601 of Regulation S-K)	event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement
Item 9.01(d):  Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)
	●	Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	●	Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	●	Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	●	Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	●	Not Applicable
Item 9.01(d):  Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.
	●	Depositor
Item 9.01(d):  Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.
	●	Certificate Administrator
Item 15: Exhibits (no. 99)	●	Not Applicable.

Exhibit DD-4

Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	●	Not Applicable.

Exhibit DD-5

EXHIBIT EE

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attn:  Corporate Trust Services (CMBS) J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2013-LC11—SEC REPORT PROCESSING

RE:  **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.04] [11.05] [11.07] of the Pooling and Servicing Agreement, dated as of May 1, 2013 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Pentalpha Surveillance LLC, as Senior Trust Advisor, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number:  [         ]; email address:  [                   ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc:  Depositor

Exhibit EE-1

EXHIBIT FF

INITIAL SUB-SERVICERS

1. GEMSA Loan Services (Cashiering Sub-Servicer) – Deerwood Office Park

2. Holliday Fenoglio Fowler ( Non-Cashiering Sub-Servicer) – Westmoor Place

3. Holliday Fenoglio Fowler (Non-Cashiering Sub-Servicer) – Tysons Commerce Center

4. John B. Levy and Company (Non-Cashiering Sub-Servicer) – Washington Business Park

5. Holliday Fenoglio Fowler (Non-Cashiering Sub-Servicer) – FedEx Distribution Facility

6. John B. Levy and Company (Non-Cashiering Sub-Servicer) – BECO Office Buildings

7. Bernard Financial (Cashiering Sub-Servicer) – One Northwestern Place

8. Holliday Fenoglio Fowler (Non-Cashiering Sub-Servicer) – One St. Louis Centre

9. Pinnacle Financial (Non-Cashiering Sub-Servicer) – Landmark Square Apartments

Exhibit FF-1

EXHIBIT GG

SERVICING FUNCTION PARTICIPANTS

None.

Exhibit GG-1

EXHIBIT HH

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

J.P. Morgan Chase Commercial Mortgage Securities Trust 2013-LC11
Commercial Mortgage Pass-Through Certificates
Series 2013-LC11 (the “Trust”)

I, [identifying the certifying individual], on behalf of [Midland Loan Services, a Division of PNC Bank, National Association, as master servicer] [Wells Fargo Bank, National Association, as certificate administrator] [CWCapital Asset Management LLC, as special servicer] [Wells Fargo Bank, National Association, as trustee] (the “Certifying Servicer”), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

2.
To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects [throughout such year] [between [__] and [__]].  [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement:  [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date:

[MIDLAND LOAN SERVICES, A DIVISION OF PNC
BANK, NATIONAL ASSOCIATION as master servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION
as certificate administrator]
[CWCAPITAL ASSET MANAGEMENT LLC as special
servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION
as trustee]

By:
Name:
Title:

Exhibit HH-1

EXHIBIT II

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE WITH SERVICING CRITERIA

1.
[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement.  The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

Exhibit II-1

1 Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset-backed securities that were not required to be issued), if applicable.

[Date of Certification]
[NAME OF REPORTING SERVICER]

By:
Name:
Title:

Exhibit II-2

EXHIBIT JJ

[Reserved]

Exhibit JJ-1

EXHIBIT KK

FORM OF NOTICE OF ADDITIONAL
INDEBTEDNESS NOTIFICATION

	Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
1	JPM 2013-LC11			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
2	JPM 2013-LC11			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$
3	JPM 2013-LC11			$			$		%
	Outside the Trust			$			$		%
	Outside the Trust			$			$		%
	Total			$

Exhibit KK-1

SCHEDULE 1

MORTGAGE LOANS WITH ADDITIONAL DEBT

1.	World Trade Center I & II

2.	Chandler Crossing Portfolio

3.	Legacy Place

4.	Dulles View

5.	Andaz Wall Street

6.	Courtyard at the Commons

7.	Portofino Hotel and Yacht Club

Schedule 1-1

SCHEDULE 2

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

See Annex E to the Prospectus Supplement.

Schedule 2-1